As filed with the Securities and Exchange Commission on September 1, 2015

Registration No. 333-206056

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACE LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Switzerland	6331	98-0091805
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Baerengasse 32

Zurich, Switzerland CH-8001

Telephone: +41 (0)43 456 76 00

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Christopher J. Kearns

Deputy General Counsel

ACE Group Holdings, Inc.

1133 Avenue of the Americas

New York, New York 10036

1-212-827-4400

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

H. Rodgin Cohen C. Andrew Gerlach Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 1-212-558-4000	Joseph F. Wayland General Counsel and Secretary ACE Limited Baerengasse 32 Zurich, Switzerland CH-8001 +41 (0)43 456 76 00	Maureen A. Brundage Executive Vice President, General Counsel and Corporate Secretary The Chubb Corporation 15 Mountain View Road Warren, New Jersey 07059 1-908-903-2000	Edward D. Herlihy Nicholas G. Demmo Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 1-212-403-1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and upon completion of the merger described in the joint proxy statement/prospectus contained herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer ☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, par value of CHF 24.15 per share	139,384,132 shares	N/A	$14,009,043,117.15(1)	$1,627,850.81(2)

(1)	Computed in accordance with Rule 457(f) under the Securities Act to be $14,009,043,117.15.
(2)	Previously paid in connection with the initial filing of this registration statement on August 3, 2015.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to the ACE common shares to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS

DATED SEPTEMBER 1, 2015, SUBJECT TO COMPLETION

Dear Shareholders:

On June 30, 2015, ACE Limited (“ACE”), a company organized under the laws of Switzerland, entered into an Agreement and Plan of Merger (the “merger agreement”) with The Chubb Corporation, a New Jersey corporation (“Chubb”), and William Investment Holdings Corporation, a New Jersey corporation and a wholly owned indirect subsidiary of ACE (“Merger Sub”). Pursuant to the merger agreement, Merger Sub will merge with and into Chubb, with Chubb continuing as the surviving corporation (the “surviving corporation”) and a wholly owned indirect subsidiary of ACE (the “merger”).

In the merger, each share of Chubb common stock owned by a Chubb shareholder (except for certain shares held by ACE, Chubb, or their subsidiaries) will be converted into the right to receive 0.6019 of an ACE common share and $62.93 in cash. For a description of the consideration that Chubb shareholders will receive, see “The Merger—Merger Consideration.” It is anticipated that ACE shareholders and Chubb shareholders, in each case as of immediately prior to the merger, will hold approximately 70 percent and 30 percent, respectively, of the issued and outstanding ACE common shares immediately after completion of the merger, in each case as determined on a fully diluted basis and without giving effect to any ACE common shares held by Chubb shareholders prior to the merger. If the merger is completed, it is currently estimated, based on the number of shares of Chubb common stock outstanding as of August 27, 2015, that payment of the stock component of the merger consideration will require ACE to issue approximately 137 million ACE common shares in connection with the merger and that the cash consideration required to be paid in the merger for the cash portion of the merger consideration will be approximately $14.3 billion. The exact value of the stock portion of the merger consideration that Chubb shareholders receive will depend on the price of ACE common shares at the time the merger is completed. Based on the closing price of ACE common shares on [                    ], 2015, the last practicable date before the date of this joint proxy statement/prospectus, the value of the per share merger consideration payable to the holders of Chubb common stock is $[    ]. The ultimate value of the merger consideration may differ from this estimated value based on the price per ACE common share. We urge you to obtain current market quotations for ACE common shares and Chubb common stock. ACE common shares trade on the NYSE under the symbol “ACE,” and Chubb common stock trades on the NYSE under the symbol “CB.”

ACE will hold an extraordinary general meeting of shareholders and Chubb will hold a special meeting of shareholders to consider the proposed merger and related matters. ACE and Chubb cannot complete the proposed merger unless, among other things, ACE’s shareholders approve the issuance of ACE common shares and certain other matters related to the merger and Chubb shareholders approve the merger agreement.

Your vote is very important. To ensure your representation at your company’s shareholders’ meeting, please complete and return the enclosed proxy card or submit your proxy through the Internet or, if applicable, by telephone. Please vote promptly whether or not you expect to attend your company’s shareholders’ meeting. Submitting a proxy now will not prevent you from being able to vote in person at your company’s shareholders’ meeting.

The ACE board of directors (the “ACE board”) determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of the ACE shareholders, and has unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger and the issuance of ACE common shares, and unanimously recommends that ACE shareholders vote (1) “FOR” the amendment of ACE’s Articles of Association relating to authorized share capital for general purposes, (2) “FOR” the amendment of ACE’s Articles of Association to change ACE’s name to “Chubb Limited” effective as of the completion of the merger, (3) “FOR” the issuance of ACE common shares pursuant to the merger agreement in accordance with NYSE requirements and ACE’s commitment in its 2014 Proxy Statement not to issue more than 68,000,000 ACE common shares pursuant to Article 6 of its Articles of Association without either providing ACE’s shareholders with the opportunity to exercise preemptive rights or seeking specific shareholder approval for such issuance, (4) “FOR” the election of four current directors of Chubb as new directors of ACE effective as of the completion of the merger, and (5) “FOR” an increase in the aggregate compensation for members of the ACE board to provide compensation for the four new directors.

The Chubb board of directors (the “Chubb board”) has determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Chubb, its shareholders and its other constituencies, and has unanimously adopted and approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that Chubb shareholders vote (1) “FOR” the approval of the merger agreement and the transactions contemplated thereby, including the merger, (2) “FOR” the approval, by advisory (non-binding) vote, of certain compensation arrangements for Chubb’s named executive officers in connection with the merger and (3) “FOR” the approval of a proposal for adjournment of the Chubb special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the Chubb special meeting.

The obligations of ACE and Chubb to complete the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement, a copy of which is included as Appendix A. The joint proxy statement/prospectus provides you with detailed information about the proposed merger. It also contains or references information about ACE and Chubb and certain related matters. You are encouraged to read this joint proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 33 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

Sincerely,

Evan G. Greenberg Chairman and Chief Executive Officer ACE Limited	John D. Finnegan Chairman, President and Chief Executive Officer The Chubb Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The attached joint proxy statement/prospectus is dated [                    ], 2015 and is first being mailed to shareholders of ACE and Chubb on or about [                    ], 2015.

-ii-

NOTICE OF ACE’S EXTRAORDINARY GENERAL MEETING TO BE HELD ON

OCTOBER 22, 2015

TO THE SHAREHOLDERS OF ACE LIMITED:

A special meeting of shareholders of ACE Limited, called an extraordinary general meeting, will be held at 2:45 p.m. Central European Time (doors open at 1:45 p.m. Central European Time) on October 22, 2015, at the offices of ACE Limited, Baerengasse 32, CH-8001 Zurich, Switzerland.

The proposals of the ACE board to be considered at the extraordinary general meeting are as follows:

1.	To approve the amendment of ACE’s Articles of Association relating to authorized share capital for general purposes (the “ACE authorized share capital proposal”);
2.	To approve the amendment of ACE’s Articles of Association to change ACE’s name to “Chubb Limited” effective as of the completion of the merger (the “ACE name change proposal”);
3.	To approve the issuance of ACE common shares pursuant to the merger agreement in accordance with NYSE requirements and ACE’s commitment in its 2014 Proxy Statement not to issue more than 68,000,000 ACE common shares pursuant to Article 6 of its Articles of Association without either providing ACE’s shareholders with the opportunity to exercise preemptive rights or seeking specific shareholder approval for such issuance (the “ACE issuance proposal”);
4.	To elect four current directors of Chubb as new directors of ACE effective as of the completion of the merger (the “ACE director election proposal”); and
5.	To increase the aggregate compensation for members of the ACE board to provide compensation for the four new directors (the “ACE new director compensation proposal”).

Shareholder approval of the ACE authorized share capital proposal, the ACE issuance proposal, the ACE director election proposal and the ACE new director compensation proposal is required to complete the merger. ACE shareholders will also be asked to approve the ACE name change proposal. ACE will transact no other business at the ACE extraordinary general meeting, except for business properly brought before the ACE extraordinary general meeting or any adjournment or postponement thereof.

The record date for the ACE extraordinary general meeting has been set as the close of business on September 10, 2015. See “ACE Extraordinary General Meeting of Shareholders—ACE Shareholders Entitled to Vote” in the joint proxy statement/prospectus for additional information.

The full agenda items and proposals of the board of directors are contained in the accompanying joint proxy statement/prospectus, which you should read carefully in its entirety before you vote. A copy of the merger agreement is attached as Appendix A to the following joint proxy statement/prospectus. A copy of the proposed amendments to ACE’s Articles of Association is attached as Appendix B to the following joint proxy statement/prospectus.

If you plan to attend the extraordinary general meeting in person, you must request an admission ticket by following instructions in the accompanying joint proxy statement/prospectus by October 15, 2015.

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PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE JOINT PROXY STATEMENT/ PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE AGENDA ITEMS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS.

By Order of the Board of Directors,

Joseph F. Wayland

Executive Vice President, General Counsel and

Secretary

[                    ], 2015, Zurich, Switzerland

-iv-

NOTICE OF SPECIAL MEETING OF CHUBB SHAREHOLDERS TO BE HELD ON

OCTOBER 22, 2015

TO THE SHAREHOLDERS OF THE CHUBB CORPORATION:

A special meeting of shareholders of The Chubb Corporation, called the Chubb special meeting, will be held at 8:00 a.m. local time, at the Amphitheater at The Chubb Corporation, 15 Mountain View Road, Warren, NJ 07059, on October 22, 2015.

The proposals of the Chubb board to be considered at the Chubb special meeting are as follows:

1.	To approve the agreement and plan of merger (as it may be amended from time to time, the “merger agreement”) by and among ACE Limited, William Investment Holdings Corporation and Chubb (the “Chubb merger agreement proposal”);

2.	To approve, by advisory (non-binding) vote, certain compensation arrangements for Chubb’s named executive officers in connection with the merger (the “Chubb merger-related compensation proposal”); and

3.	To adjourn the Chubb special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the Chubb special meeting (the “Chubb adjournment proposal”).

Shareholder approval of the Chubb merger agreement proposal is required to complete the merger. Chubb shareholders will also be asked to approve the non-binding Chubb merger-related compensation proposal and the Chubb adjournment proposal. Chubb will transact no other business at the Chubb special meeting, except for business properly brought before the Chubb special meeting or any adjournment or postponement thereof.

The record date for the Chubb special meeting has been set as of the close of business on September 10, 2015. Only Chubb shareholders of record as of the close of business on such record date are entitled to notice of, and to vote at, the Chubb special meeting or any adjournments and postponements thereof. See “Chubb Special Meeting of Shareholders” in the joint proxy statement/prospectus for additional information.

The shareholder proposals are described in more detail in the accompanying joint proxy statement/prospectus, which you should read carefully in its entirety before you vote. A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus.

PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE CHUBB SPECIAL MEETING. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE PROPOSALS

-v-

BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ATTACHED JOINT PROXY STATEMENT/PROSPECTUS.

Sincerely,

Maureen A. Brundage

Executive Vice President, General Counsel &

Corporate Secretary

[                    ], 2015

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WHERE YOU CAN FIND MORE INFORMATION

Both ACE and Chubb file annual, quarterly and current reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials that either ACE or Chubb files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the Public Reference Room. In addition, ACE and Chubb file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from ACE at http://www.acegroup.com under the “Investor Information” link and then under the link “SEC—Section 16 Filings,” or from Chubb by accessing Chubb’s website at http://www.chubb.com under the “Investors” link and then under the link “SEC Filings.” The information contained on, or that may be accessed through, ACE’s and Chubb’s websites is not incorporated by reference into, and is not a part of, this joint proxy statement/prospectus.

ACE has filed a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part with respect to the ACE common shares to be issued in the merger. This joint proxy statement/prospectus constitutes the prospectus of ACE filed as part of the registration statement. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits in the SEC’s reading room at the address set forth above. Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This joint proxy statement/prospectus incorporates by reference documents that ACE and Chubb have previously filed with the SEC and documents that ACE and Chubb may file with the SEC after the date of this joint proxy statement/prospectus and prior to the date of the extraordinary general meeting of ACE shareholders and the special meeting of Chubb shareholders. These documents contain important information about the companies and their financial condition. See “Incorporation of Certain Documents by Reference.” These documents are available without charge to you upon written or oral request to the applicable company directed to:

For ACE Shareholders: ACE Limited 17 Woodbourne Avenue Hamilton, HM08 Bermuda 1-441-299-9283 Attn: Investor Relations Email: investorrelations@acegroup.com	For Chubb Shareholders: The Chubb Corporation 15 Mountain View Road Warren, New Jersey 07059 1-908-903-2000 Attn: Investor Relations Email: investorrelations@chubb.com

This joint proxy statement/prospectus does not constitute an issuance prospectus within the meaning of article 652a of the Swiss Code of Obligations. The information required under article 652a of the Swiss Code of Obligations will be contained in a separate Swiss issuance prospectus, which will be available to shareholders and other interested persons free of charge upon written request from ACE Limited, Baerengasse 32, CH-8001 Zurich, Switzerland, about 10 days before ACE’s capital increase required to implement the merger.

In addition, if you have questions about the merger, the ACE extraordinary general meeting or the Chubb special meeting, or if you need to obtain copies of the accompanying joint proxy statement/prospectus, proxy cards or other documents incorporated by reference in this joint proxy statement/prospectus, you may contact the appropriate contact listed below. You will not be charged for any of the documents you request.

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For ACE Shareholders: D.F. King & Co., Inc. 48 Wall Street New York, New York 10005 ace@dfking.com ACE shareholders: 1-866-751-6309 Banks and Brokerage Firms: +1 212-269-5550	For Chubb Shareholders: Georgeson Inc. 480 Washington Boulevard Jersey City, New Jersey 07310 chubb@georgeson.com All shareholder inquiries: 866-482-5136

To obtain timely delivery of these documents before ACE’s extraordinary general meeting and Chubb’s special meeting, you must request the information no later than October 9, 2015.

ACE common shares are traded on the NYSE under the symbol “ACE,” and Chubb common stock is traded on the NYSE under the symbol “CB.”

-viii-

-ix-

-x-

Appendix A	Agreement and Plan of Merger, dated as of June 30, 2015, by and among ACE Limited, William Investment Holdings Corporation and The Chubb Corporation	A- i

Appendix B	Text of Proposed Amendments to ACE’s Articles of Association	B-1

Appendix C	Opinion of Guggenheim Securities, LLC	C-1

Appendix D	Opinion of Morgan Stanley & Co. LLC	D-1

Appendix E	ACE Current Directors, Corporate Governance and Director and Executive Compensation	E- i

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QUESTIONS AND ANSWERS ABOUT THE MERGER, THE ACE EXTRAORDINARY GENERAL

MEETING AND THE CHUBB SPECIAL MEETING

The following are answers to certain questions that you may have regarding the merger, the ACE extraordinary general meeting and the Chubb special meeting. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section may not provide all of the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference into, this joint proxy statement/prospectus.

Q:	WHAT IS THE MERGER?

A:	ACE, Chubb and Merger Sub have entered into a merger agreement pursuant to which ACE will acquire Chubb through the merger of Merger Sub with and into Chubb, with Chubb continuing as the surviving corporation and a wholly owned subsidiary of ACE. A copy of the merger agreement is attached as Appendix A to this joint proxy statement/prospectus. In order for ACE and Chubb to complete the merger, each company needs its respective shareholders to approve certain proposals relating to the merger as described below.

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A:	Each of ACE and Chubb is sending these materials to its respective shareholders to help them decide how to vote their ACE common shares or shares of Chubb common stock, as the case may be, with respect to matters to be considered at the ACE extraordinary general meeting and the Chubb special meeting.

The merger cannot be completed unless Chubb shareholders approve the merger agreement and ACE shareholders (1) approve the amendment of ACE’s Articles of Association relating to authorized share capital for general purposes, (2) approve the issuance of ACE common shares pursuant to the merger agreement, (3) elect four current directors of Chubb as new directors of ACE effective as of the completion of the merger, and (4) approve an increase in the aggregate compensation for members of the ACE board to provide compensation for the four new directors. ACE shareholders will also be asked to approve the amendment of ACE’s Articles of Association to change ACE’s name to “Chubb Limited” effective as of the completion of the merger. ACE is holding an extraordinary general meeting of its shareholders and Chubb is holding a special meeting of its shareholders to vote on the proposals necessary to complete the merger. Information about the ACE extraordinary general meeting, the Chubb special meeting, the merger and the other business to be considered by shareholders at each of the ACE extraordinary general meeting and the Chubb special meeting is contained in this joint proxy statement/prospectus.

This document constitutes both a joint proxy statement of ACE and Chubb and a prospectus of ACE. It is a joint proxy statement because each of the ACE board and the Chubb board is soliciting proxies from its respective shareholders using this document. It is a prospectus because ACE, in connection with the merger, is offering ACE common shares in partial consideration for the outstanding shares of Chubb common stock in the merger.

Q:	WHAT WILL CHUBB SHAREHOLDERS RECEIVE IN THE MERGER?

A:	In the merger, each share of Chubb common stock owned by a Chubb shareholder will be converted into the right to receive 0.6019 of an ACE common share and $62.93 in cash.

The exact value of the stock portion of the merger consideration that Chubb shareholders will receive will depend on the price of ACE common shares at the time the merger is completed. Based on the closing price of ACE common shares on [                    ], 2015, the last practicable date before the

date of this joint proxy statement/prospectus, the value of the per share merger consideration payable to the holders of Chubb common stock was $[        ]. We urge you to obtain current market quotations for ACE common shares and Chubb common stock.

Q:	WHEN WILL THE MERGER BE COMPLETED?

A:	The parties currently expect that the merger will be completed during the first quarter of 2016. Neither ACE nor Chubb can predict, however, the actual date on which the merger will be completed, or whether it will be completed, because it is subject to factors beyond each party’s control, including whether or when the required regulatory approvals will be received. See “The Merger Agreement—Conditions to the Merger.”

Q:	WHAT ARE CHUBB SHAREHOLDERS BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:	Chubb shareholders are being asked to vote on the following matters:

1.	a proposal to approve the merger agreement, a copy of which is attached as Appendix A to this joint proxy statement/prospectus (the “Chubb merger agreement proposal”);

2.	a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements for Chubb’s named executive officers in connection with the merger discussed under the section titled “The Merger—Interests of Chubb Directors and Executive Officers in the Merger” (the “Chubb merger-related compensation proposal”); and

3.	a proposal for adjournment of the Chubb special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the Chubb special meeting (the “Chubb adjournment proposal”).

Chubb shareholder approval of the Chubb merger agreement is required for completion of the merger. Chubb will transact no other business at the Chubb special meeting, except for business properly brought before the Chubb special meeting or any adjournments or postponements thereof.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE CHUBB SPECIAL MEETING?

A:	The Chubb merger agreement proposal: The affirmative vote of two-thirds of the votes cast on the Chubb merger agreement proposal is required to approve this proposal.

The Chubb merger-related compensation proposal: The affirmative vote of the holders of a majority of the votes cast on the Chubb merger-related compensation proposal is required to approve this proposal. The vote on the Chubb merger-related compensation proposal is advisory in nature and, therefore, is not binding on Chubb or on ACE or the boards of directors or the compensation committees of Chubb or ACE, regardless of whether the Chubb merger agreement proposal is approved. If the merger is completed, the merger-related compensation may be paid to Chubb’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements, and the outcome of this advisory (non-binding) vote will not necessarily affect Chubb’s or ACE’s obligations to make these payments even if Chubb shareholders do not approve, by advisory (non-binding) vote, this proposal.

The Chubb adjournment proposal: The affirmative vote of the holders of a majority of votes cast on the Chubb adjournment proposal is required to approve this proposal.

Q:	HOW DOES THE CHUBB BOARD RECOMMEND I VOTE?

A:	The Chubb board unanimously recommends that you vote your shares of Chubb common stock:

1.	“FOR” the Chubb merger agreement proposal;

2.	“FOR” the Chubb merger-related compensation proposal; and

3.	“FOR” the Chubb adjournment proposal.

Q:	WHAT ARE ACE SHAREHOLDERS BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:	ACE shareholders are being asked to vote on the following proposals:

1.	To approve the amendment of ACE’s Articles of Association relating to authorized share capital for general purposes (the “ACE authorized share capital proposal”);

2.	To approve the amendment of ACE’s Articles of Association to change ACE’s name to “Chubb Limited” effective as of the completion of the merger (the “ACE name change proposal”);

3.	To approve the issuance of ACE common shares pursuant to the merger agreement in accordance with NYSE requirements and ACE’s commitment in its 2014 Proxy Statement not to issue more than 68,000,000 ACE common shares pursuant to Article 6 of its Articles of Association without either providing ACE’s shareholders with the opportunity to exercise preemptive rights or seeking specific shareholder approval for such issuance (the “ACE issuance proposal”);

4.	To elect four current directors of Chubb as new directors of ACE effective as of the completion of the merger (the “ACE director election proposal”); and

5.	To increase the aggregate compensation for members of the ACE board to provide compensation for the four new directors (the “ACE new director compensation proposal”).

Shareholder approval of the ACE authorized share capital proposal, the ACE issuance proposal, the ACE director election proposal and the ACE new director compensation proposal is required to complete the merger. ACE shareholders will also be asked to approve the ACE name change proposal. ACE will transact no other business at the ACE extraordinary general meeting, except for business properly brought before the ACE extraordinary general meeting or any adjournment or postponement thereof.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE ACE EXTRAORDINARY GENERAL MEETING?

A:	The ACE authorized share capital proposal; The affirmative vote of two-thirds of the votes present (in person or by proxy) at the ACE extraordinary general meeting is required to approve the ACE authorized share capital proposal.

The ACE name change proposal; The affirmative vote of the majority of the votes cast (in person or by proxy) at the ACE extraordinary general meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve the ACE name change proposal.

The ACE issuance proposal; The affirmative vote of the majority of the votes cast (in person or by proxy) at the ACE extraordinary general meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve the ACE issuance proposal.

The ACE director election proposal; The affirmative vote of the majority of the votes cast (in person or by proxy) at the ACE extraordinary general meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve the ACE director election proposal.

The ACE new director compensation proposal; The affirmative vote of the majority of the votes cast (in person or by proxy) at the ACE extraordinary general meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve the ACE new director compensation proposal.

Q:	HOW DOES THE ACE BOARD RECOMMEND I VOTE?

A:	The ACE board unanimously recommends that you vote your ACE common shares:

1.	“FOR” the ACE authorized share capital proposal;

2.	“FOR” the ACE name change proposal;

3.	“FOR” the ACE issuance proposal;

4.	“FOR” the ACE director election proposal; and

5.	“FOR” the ACE new director compensation proposal.

Q:	WHAT DO I NEED TO DO NOW?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at the ACE extraordinary general meeting or the Chubb special meeting, as the case may be. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

Q:	HOW DO I VOTE?

A:	September 10, 2015 is the record date for ACE’s extraordinary general meeting. Beneficial owners of shares held in “street name” and shareholders of record with voting rights at the close of business on that date are entitled to vote at ACE’s extraordinary general meeting, except as provided in the section titled “ACE Extraordinary General Meeting of Shareholders.” You may vote over the Internet or by completing an ACE proxy card and mailing it in the return envelope provided. You may also vote in person at the ACE extraordinary general meeting. Additional details can be found in the section titled “ACE Extraordinary General Meeting of Shareholders.”

If you are a shareholder of record of Chubb as of the close of business on September 10, 2015, you may have your shares of Chubb common stock voted on matters presented at the Chubb special meeting in any of the following ways:

•	By Internet: by following the Internet voting instructions on the Chubb proxy card if you received a paper copy of the proxy materials at any time up until 11:59 p.m. on October 21, 2015;

•	By Telephone: by following the telephone voting instructions included in the Chubb proxy card at any time up until 11:59 p.m. on October 21, 2015;

•	By Mail: by marking, dating and signing your Chubb proxy card in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials. The Chubb proxy card must be received prior to the Chubb special meeting; or

•	In Person: you may attend the Chubb special meeting and cast your vote there. Attendance at the Chubb special meeting will not, in and of itself, constitute a vote or a revocation of a prior proxy, however.

Additional details can be found in the section titled “Chubb Special Meeting of Shareholders.”

If you are a participant in the Capital Accumulation Plan of The Chubb Corporation (“CCAP”), your proxy will include all shares allocated to you in the CCAP (“Plan Shares”), which you may vote in person at the Chubb special meeting or over the Internet, by telephone or, provided that you have not delivered a written consent to receive materials electronically, by completing and mailing the proxy card accompanying your paper copy of the Chubb special meeting materials. Your proxy will serve as a voting instruction for the trustee of the CCAP. If your voting instructions are not received by October 19, 2015, any Plan Shares you hold will not be voted by the trustee.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” Your broker, bank or other nominee should forward the proxy materials to you, since they are considered, with respect to those shares, the shareholder of record. Your broker, bank or other nominee should enclose directions for you to use in directing your broker, bank or other nominee as to how to vote your shares, which may contain instructions for voting by telephone or electronically through the Internet. For certain agenda items, your broker may not be permitted to vote your shares without voting directions from you. However, since you are not the shareholder of record, you may only vote these shares in person at the ACE extraordinary general meeting or the Chubb special meeting, as the case may be, if you follow the instructions described below under the heading “ACE Extraordinary General Meeting of Shareholders—How to Vote in Person at the ACE Extraordinary General Meeting,” for ACE shareholders, or “Chubb Special Meeting of Shareholders—How to Vote,” for Chubb shareholders.

Q:	WHEN AND WHERE ARE THE ACE EXTRAORDINARY GENERAL MEETING AND THE CHUBB SPECIAL MEETING?

A:	The ACE extraordinary general meeting will be held at 2:45 p.m. Central European Time on October 22, 2015, at the offices of ACE Limited, Baerengasse 32, CH-8001 Zurich, Switzerland.

The Chubb special meeting will be held on October 22, 2015, at 8:00 a.m., local time, in the Amphitheater at The Chubb Corporation, 15 Mountain View Road, Warren, New Jersey 07059, and at any adjournments or postponements thereof.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:	If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to ACE or Chubb or by voting in person at your respective company’s shareholder meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Additional information can be found in the section titled “ACE Extraordinary General Meeting of Shareholders—How to Vote in Person at the ACE Extraordinary General Meeting,” for ACE shareholders, and “Chubb Special Meeting of Shareholders—How to Vote,” for Chubb shareholders.

Under the rules of the NYSE, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the ACE extraordinary general meeting and the Chubb special meeting are such “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares how to vote on a particular proposal for which the broker does not have discretionary voting power.

Q:	WHAT IF I DO NOT VOTE OR I ABSTAIN?

A:	For ACE shareholders, because an increase in ACE’s authorized capital requires an affirmative vote of two-thirds of the votes present (in person or by proxy) for approval, abstentions and broker non-votes will have the effect of an “AGAINST” vote because they will be counted as present but not “FOR” the ACE authorized share capital proposal. Otherwise, abstentions and broker non-votes will not be considered in the vote and will not have an impact on any of the agenda items being voted upon at the ACE extraordinary general meeting.

For Chubb shareholders, in accordance with New Jersey law, abstentions and broker non-votes will not be considered in the vote and will not have an impact on any of the proposals being voted upon at the Chubb special meeting.

Q:	WHAT WILL HAPPEN IF I RETURN MY PROXY OR VOTING INSTRUCTION CARD WITHOUT INDICATING HOW TO VOTE?

A:	If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the ACE common shares represented by your ACE proxy will be voted “FOR” each proposal in accordance with the recommendation of the ACE board with respect to each proposal and the shares of Chubb common stock represented by your Chubb proxy will be voted “FOR” each proposal in accordance with the recommendation of the Chubb board with respect to each proposal. Unless an ACE shareholder or a Chubb shareholder, as applicable, checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on the proposals relating to the ACE extraordinary general meeting or the Chubb special meeting, as applicable.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:	Yes. ACE shareholders may change their vote or revoke a proxy by following the steps described in the section titled “ACE Extraordinary General Meeting of Shareholders—You May Revoke or Change Your Vote.” Chubb shareholders may change their vote or revoke a proxy by following the steps described in the section titled “Chubb Special Meeting of Shareholders—Revocations.”

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:	ACE shareholders and Chubb shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold ACE common shares and/or Chubb common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of ACE common shares or Chubb common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both ACE common shares and Chubb common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every ACE common share and share of Chubb common stock that you own.

Q:	ARE CHUBB SHAREHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A:	No. In accordance with Section 14A:11-1 of the New Jersey Business Corporation Act (the “NJBCA”), no appraisal rights will be available to holders of Chubb common stock with respect to the merger.

Q:	WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO U.S. HOLDERS OF CHUBB COMMON STOCK?

A:	The receipt by U.S. holders (as defined in the section titled “Material United States Federal Income Tax Consequences”) of ACE common shares and cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. holder will recognize capital gain or loss equal to the difference between (i) the sum of the fair market value of the ACE common shares on the date of the exchange and the cash consideration received as consideration in the merger and (ii) the U.S. holder’s adjusted tax basis in the shares of Chubb common stock surrendered in the exchange. A U.S. holder’s adjusted basis in the shares of Chubb common stock generally will equal the holder’s purchase price for such shares of Chubb common stock, as adjusted to take into account stock dividends, stock splits, or similar transactions. If a U.S. holder acquired different blocks of shares of Chubb common stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of shares of Chubb common stock.

For a further discussion of certain U.S. federal income tax consequences of the merger to Chubb shareholders, see the section titled “Material United States Federal Income Tax Consequences—Tax Consequences of the Merger to U.S. Holders of Shares of Chubb Common Stock.”

Tax matters are very complicated and the tax consequences of the merger to each U.S. holder of Chubb common stock may depend on such shareholder’s particular facts and circumstances. Holders of Chubb common stock are urged to consult their tax advisors to understand fully the tax consequences to them of the merger.

Q:	WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:	If the merger is not completed, Chubb shareholders will not receive any consideration for their shares of Chubb common stock in connection with the merger. Instead, Chubb will remain an independent public company and its common stock will continue to be listed and traded on the NYSE. Under certain circumstances, Chubb may be required to pay a termination fee to ACE with respect to the termination of the merger agreement, as described under “The Merger Agreement—Effect of Termination and Termination Fee.”

Q:	SHOULD I SEND IN MY CHUBB STOCK CERTIFICATES NOW?

A:	No. Chubb shareholders SHOULD NOT send in any stock certificates now. If the merger agreement is approved, following completion of the merger, transmittal materials with instructions for their completion will be provided to Chubb shareholders under separate cover and the stock certificates should be sent at that time.

Q:	WHO SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:	If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitation agent for the company in which you hold shares.

If you are an ACE shareholder, you should contact D.F. King & Co., Inc., ACE’s proxy solicitor, at 1-866-751-6309 or by email at ace@dfking.com. Banks and brokerage firms should contact D.F. King & Co., Inc. at 1-212-269-5550 or by email at ace@dfking.com.

If you are a Chubb shareholder, you should contact Georgeson Inc., Chubb’s proxy solicitor, at 1-866-482-5136 or by email at chubb@georgeson.com.

SUMMARY

This summary provides a brief overview of the key aspects of the merger and the transactions contemplated thereby, the ACE extraordinary general meeting and the Chubb special meeting. This summary does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer before you decide how to vote with respect to the merger-related proposals. In addition, we incorporate by reference important business and financial information about ACE and Chubb into this joint proxy statement/prospectus. For a description of this information, see “Incorporation of Certain Documents by Reference.” You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section titled “Where You Can Find More Information.”

All references in this joint proxy statement/prospectus to “ACE” refer to ACE Limited, a Swiss-incorporated holding company of ACE Group and, unless the context otherwise requires, to its affiliates (which do not include Chubb); all references in this joint proxy statement/prospectus to “Chubb” refer to The Chubb Corporation, a New Jersey corporation, and the holding company for several separately organized property and casualty insurance companies referred to informally as the Chubb Group of Insurance Companies and, unless the context otherwise requires, to its affiliates (which do not include ACE); all references in this joint proxy statement/prospectus to “Merger Sub” refer to William Investment Holdings Corporation, a New Jersey corporation and an indirect, wholly owned subsidiary of ACE; and unless otherwise indicated or as the context requires, all references in this joint proxy statement/prospectus to “we,” “us,” and “our” refer to ACE and Chubb, collectively.

All references in this joint proxy statement/prospectus to “$” and “USD” are to United States dollars, and all references to “CHF” are to Swiss francs.

Information About the Companies (page 67)

ACE Limited

Baerengasse 32

Zurich, Switzerland CH-8001

Telephone: +41 (0) 43 456 76 00

ACE Limited is the Swiss-incorporated holding company of ACE Group, one of the world’s largest multiline property and casualty insurance organizations. Zurich-based ACE and its direct and indirect subsidiaries operate in 54 countries and territories. The affiliated insurance companies of ACE Group provide distinct insurance and reinsurance products and services to a diverse group of clients ranging from multinational corporations to consumers. ACE serves multinational corporations and local businesses with property and casualty insurance and services; companies and affinity groups providing or offering accident and health insurance programs and life insurance to their employees or members; insurers managing exposures with reinsurance coverage; and individuals purchasing life, personal accident, supplemental health, homeowners, automobile, valuables, umbrella liability and other specialty insurance coverage.

William Investment Holdings Corporation

c/o ACE Group Holdings, Inc.

1133 Avenue of the Americas

New York, New York 10036

Telephone: 1-212-827-4400

Merger Sub, whose legal name is William Investment Holdings Corporation, is a newly-formed New Jersey corporation and an indirect, wholly owned subsidiary of ACE. Upon completion of the merger in which Merger Sub will merge with and into Chubb, the separate existence of Merger Sub will terminate and Chubb will be an indirect wholly owned subsidiary of ACE.

The Chubb Corporation

15 Mountain View Road

Warren, New Jersey 07059

Telephone: 1-908-903-2000

Chubb was incorporated as a business corporation under the laws of the State of New Jersey in June 1967 and is a holding company for several separately organized property and casualty insurance companies referred to informally as the Chubb Group of Insurance Companies (the “P&C Group”). Chubb, through the P&C Group, is one of the largest property and casualty insurers in the United States and has a worldwide network of some 120 offices in 25 countries. Since 1882, insurance companies or predecessor companies included in the P&C Group have provided property and casualty insurance to businesses and individuals around the world. The P&C Group operates through three business units: Chubb Personal Insurance, Chubb Commercial Insurance and Chubb Specialty Insurance. Chubb Personal Insurance offers personal insurance products for homes and valuable articles (such as art and jewelry), fine automobiles and yachts, as well as personal liability insurance (both primary and excess). It also provides personal accident and limited supplemental health insurance to a wide range of customers, including businesses. Chubb Commercial Insurance offers a broad range of commercial insurance products, including multiple peril, primary liability, excess and umbrella liability, automobile, workers’ compensation and property and marine. Chubb Specialty Insurance offers a wide variety of specialized professional liability products for privately held and publicly traded companies, financial institutions, professional firms, healthcare and not-for-profit organizations. Chubb Specialty Insurance also offers surety products.

The Merger and the Merger Agreement (page 117)

The terms and conditions of the merger are contained in the merger agreement, which is attached to this joint proxy statement/prospectus as Appendix A. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger. All descriptions in this summary and elsewhere in this joint proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement.

Under the terms of the merger agreement, Merger Sub, a wholly owned subsidiary of ACE, will merge with and into Chubb, with Chubb surviving the merger as a wholly owned subsidiary of ACE.

Merger Consideration (page 68)

In the merger, each share of Chubb common stock owned by a Chubb shareholder (except for certain shares held by ACE, Chubb, or their subsidiaries) will be converted into the right to receive 0.6019 of an ACE common share and $62.93 in cash. It is anticipated that ACE shareholders and Chubb shareholders, in each case as of immediately prior to the merger, will hold approximately 70 percent and 30 percent, respectively, of the issued and outstanding ACE common shares immediately after completion of the merger, without giving effect to any ACE common shares held by Chubb shareholders prior to the merger.

The exact value of the stock portion of the merger consideration that Chubb shareholders receive will depend on the price of ACE common shares at the time the merger is completed. Based on the closing price of ACE common shares on [                    ], 2015, the last practicable date before the date of this joint

proxy statement/prospectus, the value of the per share merger consideration payable to the holders of Chubb common stock was $[            ]. We urge you to obtain current market quotations for ACE common shares and Chubb common stock.

Chubb’s Reasons for the Merger; Recommendation of the Chubb Board (page 72)

The Chubb board determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of Chubb, its shareholders and its other constituencies, and has unanimously adopted and approved the merger agreement. For the factors considered by the Chubb board in reaching its decision to approve and adopt the merger agreement, see the section titled “The Merger—Chubb’s Reasons for the Merger; Recommendation of the Chubb Board.” The Chubb board unanimously recommends that Chubb shareholders vote “FOR” the approval of the Chubb merger agreement proposal, “FOR” the Chubb merger-related compensation proposal and “FOR” the Chubb adjournment proposal.

The Chubb board considered a number of factors in determining to approve and adopt the merger agreement, including the following material factors:

•	the fact that the per share merger consideration (1) had an implied value of $125.87 using ACE’s 20-day volume weighted average share price for the period ending June 30, 2015, representing an approximately 32 percent premium to the Chubb common stock’s closing price of $95.14 on June 30, 2015 and (2) had an implied value of $124.13 based on ACE’s closing price of $101.68 on June 30, 2015, representing an approximately 30 percent premium to the Chubb common stock’s closing price of $95.14 on June 30, 2015;

•	the fact that the stock component of the merger consideration offers Chubb shareholders the opportunity to participate in the future growth and opportunities of the combined company;

•	the potential for Chubb’s shareholders, as future ACE shareholders, to benefit to the extent of their interest in the combined company from the synergies of the merger and the anticipated pro forma impact of the merger, and the expectation that the merger will be immediately accretive to ACE’s earnings per share and book value and accretive to earnings per share on a double-digit basis and accretive to return on equity within three years after the consummation of the merger;

•	the view that the combined company will create a global leader in commercial and personal property and casualty insurance, with enhanced growth and earning power and an exceptional balance of products as a result of greater diversification and a product mix with reduced exposure to individual products or geographies; and

•	the view that the combined company will remain a growth company with complementary products, distribution, and customer segments, a shared commitment to underwriting discipline and outstanding claims service, and substantially increased data to drive new, profitable growth opportunities in both developed and developing markets around the world.

ACE’s Reasons for the Merger; Recommendation of the ACE Board (page 92)

The ACE board determined that the merger and the merger agreement are consistent with, and will further, ACE’s business strategies and goals and are in the best interests of ACE and ACE’s shareholders. The

ACE board unanimously recommends that ACE shareholders vote “FOR” each of the proposals to (1) approve the amendment of ACE’s Articles of Association relating to authorized share capital for general purposes, (2) approve the amendment of ACE’s Articles of Association to change ACE’s name to “Chubb Limited” effective as of the completion of the merger, (3) approve the issuance of ACE common shares pursuant to the merger agreement in accordance with NYSE requirements and ACE’s commitment in its 2014 Proxy Statement not to issue more than 68,000,000 ACE common shares pursuant to Article 6 of its Articles of Association without either providing ACE’s shareholders with the opportunity to exercise preemptive rights or seeking specific shareholder approval for such issuance, (4) elect four current directors of Chubb as new directors of ACE effective as of the completion of the merger, and (5) increase the aggregate compensation for members of the ACE board to provide compensation for the four new directors.

The ACE board considered a number of factors in determining to approve the merger agreement and proceed with the proposed transaction, including the following material factors:

•	the expectation that the combined company would have greater growth and earning power than the sum of ACE’s and Chubb’s businesses separately;

•	the expected benefits from combining the complementary strengths of ACE and Chubb in product, customer and distribution capabilities, as well as in underwriting and claims service;

•	the expectation that the combined company would have greater product diversification, which would reduce exposure to cyclicality in certain product classes; and

•	the opportunities from having greater scale and the ability to use substantially increased data to drive new opportunities in both developed and developing markets.

Opinion of Chubb’s Financial Advisor (page 75)

The Chubb board retained Guggenheim Securities, LLC (“Guggenheim Securities”) to act as its financial advisor and to provide a financial opinion in connection with the proposed merger. Guggenheim Securities delivered its opinion to the Chubb board to the effect that, as of June 30, 2015 and based on the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the merger consideration was fair, from a financial point of view, to the common shareholders of Chubb. The full text of Guggenheim Securities’ written opinion, which is attached as Appendix C to this joint proxy statement/prospectus and which you should read carefully and in its entirety, is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion.

Guggenheim Securities’ opinion was provided to the Chubb board (in its capacity as such) for its information and assistance in connection with its evaluation of the merger consideration, did not constitute a recommendation to the Chubb board with respect to the merger and does not constitute advice or a recommendation to any holder of Chubb or ACE common shares as to how to vote in connection with the merger or otherwise. Guggenheim Securities’ opinion addressed only the fairness, from a financial point of view, of the merger consideration to the common shareholders of Chubb in connection with the merger and did not address any other term or aspect of the merger, the merger agreement or any other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the merger.

Opinion of ACE’s Financial Advisor (page 95)

ACE retained Morgan Stanley & Co. LLC (“Morgan Stanley”) to act as its financial advisor and to provide a financial opinion in connection with the proposed merger. At the meeting of the ACE board on June 30, 2015, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of such date, and based upon and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the consideration to be paid by ACE pursuant to the merger agreement was fair from a financial point of view to ACE.

The full text of the written opinion of Morgan Stanley, dated as of June 30, 2015, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this joint proxy statement/prospectus as Appendix D. ACE shareholders are encouraged to read the opinion carefully and in its entirety. Morgan Stanley’s opinion was rendered for the benefit of the ACE board, in its capacity as such, and addressed only the fairness from a financial point of view of the consideration pursuant to the merger agreement to ACE as of the date of the opinion. Morgan Stanley’s opinion did not address any other aspect of the merger or related transactions, including the prices at which ACE common shares will trade following consummation of the merger or at any time, or any compensation or compensation agreements arising from (or relating to) the merger which benefit any of Chubb’s officers, directors or employees, or any class of such persons. The opinion was addressed to, and rendered for the benefit of, the ACE board and was not intended to, and does not, constitute advice or a recommendation as to how shareholders of Chubb or ACE should vote at the shareholders meetings of ACE and Chubb to be held in connection with the merger or act on any matter with respect to the merger or related transactions. The summary of the opinion of Morgan Stanley set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

Chubb Special Meeting of Shareholders (page 42)

The Chubb special meeting will be held at 8:00 a.m., local time, on October 22, 2015, in the Amphitheater at The Chubb Corporation, 15 Mountain View Road, Warren, New Jersey 07059. At the Chubb special meeting, Chubb shareholders will be asked to approve the Chubb merger agreement proposal, the Chubb merger-related compensation proposal and the Chubb adjournment proposal.

The Chubb board has set the close of business on September 10, 2015 as the record date for determining the holders of Chubb common stock entitled to receive notice of and to vote at the Chubb special meeting. You are entitled to receive notice of, and to vote at, the Chubb special meeting if you owned shares of Chubb common stock as of the close of business on the record date for the Chubb special meeting. You will have one vote on all matters properly coming before the Chubb special meeting for each share of Chubb common stock that you owned as of the close of business on the record date for the Chubb special meeting.

The approval of the Chubb merger agreement proposal requires the affirmative vote of two-thirds of the votes cast on the proposal.

As of the record date, there were [                ] shares of Chubb common stock outstanding and entitled to vote. As of the record date, the directors and executive officers of Chubb and their affiliates

beneficially owned and were entitled to vote approximately [                ] shares of Chubb common stock representing approximately [    ] percent of the shares of Chubb common stock outstanding on that date.

As of the record date, ACE did not beneficially own any shares of Chubb common stock.

ACE Extraordinary General Meeting of Shareholders (page 48)

The ACE extraordinary general meeting will be held at 2:45 p.m. Central European Time (doors open at 1:45 p.m. Central European Time) on October 22, 2015, at the offices of ACE Limited, Baerengasse 32, CH-8001 Zurich, Switzerland. Shareholder approval of each of the ACE authorized share capital proposal, the ACE issuance proposal, the ACE director election proposal and the ACE new director compensation proposal is required to complete the merger. ACE shareholders will also be asked to approve the ACE name change proposal.

The ACE board has fixed the close of business on September 10, 2015 as the record date for determining the holders of ACE common shares entitled to receive notice of and to vote at the ACE extraordinary general meeting. As of the ACE record date, there were [                ] ACE common shares outstanding and entitled to vote at the ACE extraordinary general meeting. Each ACE common share entitles the holder to one vote on each proposal to be considered at the ACE extraordinary general meeting subject to the voting restrictions set forth in ACE’s Articles of Association, a summary of which is contained in the section titled “ACE Extraordinary General Meeting of Shareholders—How Many Votes You Have.” As of the record date, directors and executive officers of ACE and their affiliates owned and were entitled to vote [                ] ACE common shares, representing approximately [    ] percent of the ACE common shares outstanding on that date. ACE currently expects that ACE’s directors and executive officers will vote their shares in favor of the ACE authorized share capital proposal, the ACE name change proposal, the ACE issuance proposal, the ACE director election proposal, and the ACE new director compensation proposal, although none of them has entered into any agreements obligating them to do so.

As of the record date, Chubb did not beneficially own any ACE common shares.

Approval of the ACE authorized share capital proposal requires the affirmative vote of two-thirds of the votes present (in person or by proxy) at the ACE extraordinary general meeting.

Approval of the ACE name change proposal, the ACE issuance proposal, the ACE director election proposal, and the ACE new director compensation proposal requires the affirmative vote of a majority of the votes cast (in person or by proxy) at the ACE extraordinary general meeting, not counting abstentions, broker non-votes or blank or invalid ballots.

Interests of Chubb Directors and Executive Officers in the Merger (page 105)

The non-employee directors and executive officers of Chubb have certain interests in the merger that are different from, or in addition to, the interests of Chubb shareholders generally. These interests include, among others, potential severance benefits and other payments, the treatment of outstanding equity awards pursuant to the merger agreement and applicable Chubb equity compensation plans, and rights to ongoing indemnification and insurance coverage. The Chubb board was aware of these interests and considered them, among other matters, in reaching its decisions to (i) approve the merger agreement and the transactions contemplated thereby and (ii) recommend that the shareholders of Chubb approve the merger agreement proposal. See the section titled “The Merger—Interests of Chubb Directors and Executive Officers in the Merger” for a more detailed description of these interests.

Effect of the Merger on Chubb Stock-Based Awards (page 118)

Subject to the terms and conditions of the merger agreement, upon the completion of the merger, each Chubb option, restricted stock unit award (including each performance unit award), deferred stock unit award and deferred unit that is outstanding immediately prior to the completion of the merger will be automatically converted into an option, restricted stock unit award, deferred stock unit award or deferred unit, as applicable, relating to ACE common shares, the number of which will be determined in accordance with the adjustment mechanism set forth in the merger agreement, on the same terms and conditions as were applicable under such Chubb equity award immediately prior to the completion of the merger, subject to certain modifications required by certain Chubb equity compensation plans and certain other modifications, in each case, as described under “The Merger Agreement—Effect of the Merger on Chubb Stock-Based Awards.”

Regulatory Reviews and Approvals (page 114)

The insurance laws and regulations of the states of Connecticut, Delaware, Indiana, New Jersey, New York, Texas and Wisconsin, jurisdictions where insurance company subsidiaries of Chubb are domiciled, generally require that, prior to the acquisition of control of an insurance company domiciled or “commercially domiciled” in those respective jurisdictions, the acquiring company must obtain the approval of the insurance regulators of those jurisdictions. Between August 7 and August 13, 2015, ACE made the filings requesting such approval with the insurance regulators of the states of Connecticut, Delaware, Indiana, New Jersey, New York, Texas and Wisconsin.

The insurance laws and regulations of multiple states where insurance company subsidiaries of Chubb are authorized to conduct insurance business require the filing of pre-acquisition notifications regarding the potential competitive impact of an acquisition of control of an insurance company authorized in those jurisdictions in which the requirement to make such notifications is triggered (and not otherwise exempted) under applicable law. Such notifications generally must be made at least 30 days before completion of the acquisition (which period may be terminated earlier by the applicable state’s insurance regulator or extended on a one time basis for up to an additional 30 days). On or about [                    ], 2015, ACE made such notifications with the insurance regulators of the states of Alaska, Arizona, Arkansas, Colorado, Connecticut, Delaware, the District of Columbia, Georgia, Hawaii, Idaho, Illinois, Indiana, Kentucky, Louisiana, Maryland, Minnesota, Missouri, New Hampshire, New Jersey, New Mexico, Nevada, North Dakota, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Utah, Vermont, Virginia, Washington and West Virginia.

The insurance and competition laws and regulations of Argentina, Australia, Bermuda, Brazil, Canada, Chile, China, Colombia, Hong Kong, Japan, Korea, Malaysia, Mexico, Singapore and the United Kingdom, jurisdictions where insurance company subsidiaries of Chubb are domiciled or where branches of insurance company subsidiaries of Chubb are active, generally require that, in connection with the acquisition of control of such insurance companies, the acquiring company must provide notice to or seek approval from the relevant governmental authorities in such jurisdictions.

Under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the merger may not be completed until certain information and documentary materials have been provided to the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), and the Federal Trade Commission (the “FTC”), by ACE and Chubb, and the applicable waiting period has expired or been terminated. The parties filed the required notifications with the Antitrust Division and the FTC on [                    ], 2015.

The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Antitrust Division, the FTC or a state attorney general could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of businesses or assets of ACE, Chubb or their respective subsidiaries. Private parties may also bring legal actions under the antitrust laws under certain circumstances.

In addition to the foregoing, ACE and Chubb may be required to make certain other filings with governmental authorities in connection with the merger.

ACE and Chubb have agreed to cooperate with each other and to use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to complete the merger. Neither party is, however, required to take, or commit to take, any action or agree to any condition or restriction that would reasonably be likely to have a material and adverse effect on ACE and its subsidiaries, taken as a whole, giving effect to the merger (with such materiality measured on a scale relative to Chubb and its subsidiaries, taken as a whole).

Conditions to the Merger (page 131)

The respective obligations of each of ACE and Chubb to complete the merger are subject to the satisfaction of the following conditions:

•	the receipt of the requisite affirmative vote of the Chubb shareholders of the approval of the merger agreement and the requisite affirmative vote of ACE shareholders on certain merger-related proposals;

•	the ACE common shares to be issued in the merger must have been authorized for listing on the NYSE;

•	the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for the purpose of suspending the effectiveness of the Form S-4;

•	the absence of any injunction or other legal prohibition or restraint against the merger;

•	the receipt of required regulatory approvals or the receipt of those approvals the failure of which to be obtained would reasonably be likely to have a material adverse effect on the surviving corporation;

•	the absence of a regulatory condition or restriction that would reasonably be likely to have a material and adverse effect on ACE and its subsidiaries, taken as a whole, giving effect to the merger (with such materiality measured on a scale relative to Chubb and its subsidiaries, taken as a whole);

•	the accuracy of the other party’s representations and warranties in the merger agreement as of the closing date of the merger, subject to applicable materiality qualifiers; and

•	the prior performance by the other party, in all material respects, of its obligations under the merger agreement.

No Solicitation (page 129)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, and subject to certain exceptions summarized below, Chubb has agreed not to initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to, or engage or participate in any negotiations concerning, or provide confidential or nonpublic information or data to, or have any discussions with, any person relating to an alternative acquisition proposal. Notwithstanding these restrictions, the merger agreement provides that Chubb may, and may permit its subsidiaries and its and its subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions with a third party in response to an unsolicited bona fide written acquisition proposal if the Chubb board concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would result in a violation of its fiduciary duties under applicable law.

Termination (page 132)

The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after approval of the merger agreement by Chubb shareholders:

•	by mutual written consent of ACE and Chubb;

•	by either ACE or Chubb, if any of the required regulatory approvals are denied or completion of the merger has been prohibited or made illegal by a governmental entity (and the denial or prohibition is final and nonappealable), unless the failure to obtain the required regulatory approvals is due to the terminating party’s failure to abide by the merger agreement;

•	by either ACE or Chubb, if the merger has not been completed by June 30, 2016, unless the failure to complete the merger by that date is due to the terminating party’s failure to abide by the merger agreement;

•	by either ACE or Chubb, if there is a breach by the other party that would result in the failure of the conditions of the terminating party’s obligation to complete the merger to be satisfied, unless the breach is capable of being, and is, cured within 45 days of written notice of the breach (provided that the terminating party is not then in material breach of the merger agreement);

•	by ACE, if, before Chubb shareholders approve the merger agreement, Chubb or the Chubb board (1) submits the merger agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses such an intention) its recommendation for approval, or recommends to its shareholders an acquisition proposal other than the merger agreement, or (2) materially breaches its obligations to call a shareholder meeting or to prepare and mail its shareholders the joint proxy statement/prospectus pursuant to the merger agreement or abide by the non-solicitation requirements in the merger agreement; or

•	by ACE, if a tender or exchange offer for 20 percent or more of the outstanding shares of Chubb common stock is commenced (other than by ACE), and the Chubb board recommends that the Chubb shareholders tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender or exchange offer within 10 business days.

Litigation Related to the Merger (page 134)

Chubb, the Chubb board, ACE and/or Merger Sub have been named as defendants in ten putative class actions challenging the merger in the New Jersey Superior Court, Somerset County, Chancery Division. The suits are captioned The Sadie Nauy Charitable Found. v. The Chubb Corp., et al., C-012040-15 (filed July 10, 2015); Anne Cutler v. John D. Finnegan, et al., C-012041-15 (filed July 10, 2015); Sidney Weiman v. The Chubb Corp., et al., C-012043-15 (filed July 14, 2015); Renee Sayegh v. The Chubb Corp., et al., C-012045-15 (filed July 10, 2015); Judy Mesirov v. The Chubb Corp., et al., C-012046-15 (filed July 20, 2015); Shiva Stein v. The Chubb Corp., et al., C-012047-15 (filed July 21, 2015); Vladimir Gusinsky Living Trust v. The Chubb Corp., et al., C-012048-15 (filed July 22, 2015); Jane Schwartzman v. Zoe Baird Budinger, et al., C-012049-15 (filed July 20, 2015); Saunders v. The Chubb Corp., et al., C-012050-15 (filed July 23, 2015); and Polatsch v. The Chubb Corp., et al., C-012051-15 (filed July 23, 2015). The complaints allege, among other things, that the Chubb board breached its fiduciary duties by agreeing to sell Chubb through an unfair and inadequate process and by failing to maximize the value of Chubb. Several of the complaints also allege that Chubb, ACE and/or Merger Sub have aided and abetted these breaches of fiduciary duties. Amended complaints were filed in the Mesirov, Weiman and Schwartzman suits on August 10, August 10 and August 14, respectively, adding, among other things, allegations of material misstatements and omissions concerning the preliminary Registration Statement on Form S-4 filed by ACE on August 3, 2015. Plaintiffs seek as relief, among other things, an injunction against the merger, rescission of the merger to the extent it is already implemented, and an award of damages. Defendants believe the lawsuits are without merit.

Accounting Treatment (page 115)

ACE prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The merger will be accounted for using the acquisition method of accounting. ACE will be treated as the acquirer for accounting purposes.

Material United States Federal Income Tax Consequences (page 135)

The receipt by U.S. holders (as defined in the section titled “Material United States Federal Income Tax Consequences”) of ACE common shares and cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. holder will recognize capital gain or loss equal to the difference between (i) the sum of the fair market value of the ACE common shares on the date of the exchange and the cash consideration received as consideration in the merger and (ii) the U.S. holder’s adjusted tax basis in the shares of Chubb common stock surrendered in the exchange. A U.S. holder’s adjusted basis in the shares of Chubb common stock generally will equal the holder’s purchase price for such shares of Chubb common stock, as adjusted to take into account stock dividends, stock splits, or similar transactions. If a U.S. holder acquired different blocks of shares of Chubb common stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of shares of Chubb common stock.

Material Swiss Tax Consequences (page 143)

The merger is not subject to Swiss withholding tax. For non-Swiss holders no Swiss income tax arises as a result of the merger. ACE expects to receive a Swiss tax ruling, qualifying the merger as tax neutral with the effect that no Swiss securities transfer stamp taxes are due on the exchange of shares. Distributions paid on ACE shares that are attributed to par value or qualifying paid-in capital are not subject to Swiss withholding tax. ACE’s amount of par value and qualifying paid-in capital will increase substantially as a result of the merger, allowing for the payment of tax exempt dividends thereout for many years. Remittances out of other than par value or qualifying paid-in capital are subject to Swiss withholding which are fully refundable to a Swiss holder, if the respective legal requirements are met, and may be refunded to a non-Swiss holder fully or partially, subject to an applicable double taxation treaty and the requirements set forth therein. With respect to the United Kingdom and Austria, a final withholding tax may apply. Non-Swiss holders are not subject to any Swiss income tax, if they do not conduct any business activities in Switzerland through a permanent establishment. A transfer of ACE common shares with a Swiss bank or another securities dealer as an intermediary or as a party to the transaction may be subject to Swiss securities transfer stamp taxes of up to 0.15 percent.

Comparison of Shareholders’ Rights (page 163)

ACE is organized under the laws of Switzerland and, accordingly, the rights and privileges of ACE shareholders are governed principally by the laws of Switzerland and by ACE’s Articles of Association and Organizational Regulations. Chubb is incorporated as a business corporation under the laws of the State of New Jersey and, accordingly, the rights and privileges of Chubb shareholders are governed principally by the laws of the State of New Jersey and by Chubb’s Restated Certificate of Incorporation and By-Laws.

In the merger, each share of Chubb common stock held by a Chubb shareholder will be converted into the right to receive ACE common shares and cash. The rights of former Chubb shareholders, who will become ACE shareholders following completion of the merger, will change and will thereafter be governed principally by Swiss  law and by ACE’s Articles of Association and Organizational Regulations.

No Appraisal Rights (page 180)

In accordance with Section 14A:11-1 of the NJBCA, no appraisal rights will be available to holders of Chubb common stock with respect to the merger.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ACE

The following table presents ACE’s selected historical consolidated financial and other data as of and for the dates and periods indicated. The following consolidated statement of operations data for the years ended December 31, 2014, 2013, and 2012 and the consolidated balance sheet data as of December 31, 2014 and 2013 have been derived from the audited consolidated financial statements of ACE contained in its Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated into this joint proxy statement/prospectus by reference. The consolidated statement of operations data for the years ended December 31, 2011 and 2010 and the consolidated balance sheet data as of December 31, 2012, 2011 and 2010 have been derived from ACE’s audited consolidated financial statements for such years, which have not been incorporated into this joint proxy statement/prospectus by reference.

The consolidated statement of operations data for the six months ended June 30, 2015 and 2014 and the consolidated balance sheet data as of June 30, 2015 have been derived from ACE’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the period ended June 30, 2015, which is incorporated into this joint proxy statement/prospectus by reference. The consolidated balance sheet data as of June 30, 2014 have been derived from ACE’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the period ended June 30, 2014, which is not incorporated into this joint proxy statement/prospectus by reference. These consolidated financial statements are unaudited, but, in the opinion of ACE’s management, have been prepared on the same basis as its audited consolidated financial statements and contain all normal and recurring adjustments necessary to present fairly ACE’s financial position and results of operations for the periods indicated.

The following information is only a summary and is not necessarily indicative of the results of future operations of ACE or the combined company. You should read this selected historical consolidated financial and other data together with ACE’s consolidated financial statements that are incorporated by reference into this joint proxy statement/prospectus and their accompanying notes and management’s discussion and analysis of financial condition and results of operations contained in such reports.

	For the Year Ended December 31,					For the Six Months Ended June 30,
	2014	2013	2012	2011	2010	2015	2014
	(in millions, except per share data and percentages)
Operations Data:
Net premiums earned – excluding Life segment	$15,464	$14,708	$13,761	$13,528	$11,875	$7,326	$7,328
Net premiums earned –Life segment	1,962	1,905	1,916	1,859	1,629	961	974

Total net premiums earned	17,426	16,613	15,677	15,387	13,504	8,287	8,302
Net investment income	2,252	2,144	2,181	2,242	2,070	1,113	1,109
Losses and loss expenses	9,649	9,348	9,653	9,520	7,579	4,539	4,549
Policy benefits	517	515	521	401	357	295	258
Policy acquisition costs and administrative expenses	5,320	4,870	4,542	4,540	4,218	2,566	2,587
Net income	$2,853	$3,758	$2,706	$1,540	$3,085	$1,623	$1,513

Weighted-average shares outstanding – diluted	339	344	343	341	341	330	342
Diluted earnings per share	$8.42	$10.92	$7.89	$4.52	$9.04	$4.91	$4.43

Balance Sheet Data (at end of period):
Total investments	$62,904	$60,928	$60,264	$55,676	$51,407	$63,265	$63,620
Total assets	98,248	94,510	92,545	87,321	83,216	99,840	97,447
Net unpaid losses and loss expenses	27,008	26,831	26,547	25,875	25,242	27,082	27,067
Net future policy benefits	4,537	4,397	4,229	4,025	2,825	4,632	4,544
Long-term debt	3,357	3,807	3,360	3,360	3,358	4,157	4,057
Trust preferred securities	309	309	309	309	309	309	309
Total liabilities	68,661	65,685	65,014	62,989	60,381	70,285	67,122
Shareholders’ equity	29,587	28,825	27,531	24,332	22,835	29,555	30,325
Book value per share	$90.02	$84.83	$80.90	$72.22	$68.17	$91.27	$90.19

Selected Data:
Loss and loss expense ratio(1)	58.7%	59.6%	65.7%	66.0%	59.4%	58.0%	58.0%
Underwriting and administrative expense ratio(2)	29.4%	28.4%	28.2%	28.7%	30.9%	30.0%	30.2%

Combined ratio(3)	88.1%	88.0%	93.9%	94.7%	90.3%	88.0%	88.2%

Net loss reserves to capital and surplus ratio(4)	106.6%	108.3%	111.8%	122.9%	122.9%	107.3%	104.2%
Cash Dividends per Share	$2.70	$2.02	$2.06	$1.38	$1.30	$1.32	$1.28

(1)	The loss and loss expense ratio is calculated by dividing Losses and loss expenses, excluding the Life segment, by Net premiums earned – excluding Life segment. Losses and loss expenses for the Life segment were $589 million, $582 million, $611 million, $593 million, and $528 million for the years ended December 31, 2014, 2013, 2012, 2011, and 2010, respectively, and $289 million and $297 million for the six months ended June 30, 2015 and 2014, respectively.

(2)	The underwriting and administrative expense ratio is calculated by dividing the Policy acquisition costs and administrative expenses, excluding the Life segment, by Net premiums earned – excluding Life segment. Policy acquisition costs and administrative expenses for the Life segment were $763 million, $701 million, $662 million, $656 million, and $552 million for the years ended December 31, 2014, 2013, 2012, 2011, and 2010, respectively, and $372 million and $373 million for the six-months ended June 30, 2015 and 2014, respectively.
(3)	The combined ratio is the sum of loss and loss expense ratio and the underwriting and administrative expense ratio.
(4)	The net loss reserves to capital and surplus ratio is calculated by dividing the sum of the Net unpaid losses and loss expenses and Net future policy benefits by Shareholders’ equity.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CHUBB

The following table presents Chubb’s selected historical consolidated financial data as of and for the dates and periods indicated. The following consolidated statement of income data for the years ended December 31, 2014, 2013 and 2012 and the consolidated balance sheet data as of December 31, 2014 and 2013 have been derived from the audited consolidated financial statements of Chubb contained in its Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated into this joint proxy statement/prospectus by reference. The consolidated statement of income data for the years ended December 31, 2011 and 2010 and the consolidated balance sheet data as of December 31, 2012, 2011 and 2010 have been derived from Chubb’s audited consolidated financial statements for such years, which have not been incorporated into this joint proxy statement/prospectus by reference.

The consolidated statement of income data for the six months ended June 30, 2015 and 2014 and the consolidated balance sheet data as of June 30, 2015 have been derived from Chubb’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the period ended June 30, 2015, which is incorporated into this joint proxy statement/prospectus by reference. The consolidated balance sheet data as of June 30, 2014 have been derived from Chubb’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the period ended June 30, 2014, which is not incorporated into this joint proxy statement/ prospectus by reference. These consolidated financial statements are unaudited, but, in the opinion of Chubb’s management, have been prepared on the same basis as its audited consolidated financial statements and contain all normal and recurring adjustments necessary to present fairly Chubb’s financial position and results of operations for the periods indicated.

The following information is only a summary and is not necessarily indicative of the results of future operations of Chubb or the combined company. You should read this selected historical consolidated financial data together with Chubb’s consolidated financial statements that are incorporated by reference into this joint proxy statement/prospectus and their accompanying notes and management’s discussion and analysis of financial condition and results of operations contained in such reports.

	For the Year Ended December 31,					For the Six Months Ended June 30,
	2014	2013	2012	2011	2010	2015	2014
	(in millions, except per share amounts)
Operations Data:

Revenues
Property and casualty insurance Premiums earned	$12,328	$12,066	$11,838	$11,644	$11,215	$6,238	$6,093
Investment income	1,368	1,436	1,518	1,598	1,590	660	696
Corporate and other	33	43	46	55	88	17	18
Realized investment gains, net	369	402	193	288	426	31	241

Total Revenues	$14,098	$13,947	$13,595	$13,585	$13,319	$6,946	$7,048

Income
Property and casualty insurance income	$2,727	$3,072	$2,040	$2,157	$2,782	$1,272	$1,159
Corporate and other	(235)	(237)	(237)	(246)	(220)	(143)	(119)
Realized investment gains, net	369	402	193	288	426	31	241

Income before income tax	2,861	3,237	1,996	2,199	2,988	1,160	1,281
Federal and foreign income tax	761	892	451	521	814	291	333

Net Income	$2,100	$2,345	$1,545	$1,678	$2,174	$869	$948

Per Share
Net income	$8.62	$9.04	$5.69	$5.76	$6.76	$3.74	$3.83

Dividends declared on common stock	$2.00	$1.76	$1.64	$1.56	$1.48	$1.14	$1.00

Balance Sheet Data (at end of period):
Total invested assets	$43,485	$42,613	$44,221	$42,769	$42,213	$42,677	$43,471
Total assets	51,286	50,433	52,184	50,445	49,976	50,726	51,440
Unpaid losses and loss expenses, net of reinsurance recoverable	21,039	21,344	22,022	21,329	20,901	20,956	21,398
Long term debt	3,300	3,300	3,575	3,575	3,975	3,300	3,300
Total liabilities	34,990	34,336	36,357	35,144	34,719	34,808	34,942
Total shareholders’ equity	16,296	16,097	15,827	15,301	15,257	15,918	16,498
Book value per share	$70.12	$64.83	$60.45	$56.15	$51.32	$70.12	$68.60

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following table presents selected unaudited pro forma combined financial data about ACE’s consolidated statements of operations and balance sheet, after giving effect to the merger. The information under “Statements of Operations Data” in the table below gives effect to the merger as if it had occurred on January 1, 2014, the beginning of the earliest period presented. The information under “Balance Sheet Data” in the table below assumes the merger had occurred on June 30, 2015. This unaudited pro forma combined financial information was prepared using the acquisition method of accounting with ACE considered the acquirer of Chubb (see “The Merger—Accounting Treatment”).

The selected unaudited pro forma combined financial data is based on the historical consolidated financial statements of ACE and Chubb after giving effect to the completion of the merger and the assumptions and adjustments described in the notes to the unaudited pro forma combined financial statements appearing elsewhere in this joint proxy statement/prospectus. Such pro forma adjustments are (1) factually supportable, (2) directly attributable to the merger and (3) with respect to the unaudited pro forma combined statements of operations, are expected to have a continuing impact on the results of operations of the combined company. The unaudited pro forma adjustments, which ACE believes are reasonable under the circumstances, have been made solely for the purpose of providing unaudited pro forma combined financial statements. The unaudited pro forma adjustments are preliminary and based upon available information and certain assumptions described in the notes to the unaudited pro forma combined financial statements appearing elsewhere in this joint proxy statement/prospectus. ACE management believes the fair values recognized for the assets to be acquired and the liabilities to be assumed are based on reasonable estimates and assumptions currently available. The final determination of the acquisition consideration and fair values of Chubb’s assets and liabilities will be based on the actual net tangible and intangible assets of Chubb that exist as of the date of completion of the merger. Consequently, the amounts allocated to goodwill and intangible assets could change significantly from those allocations used in the unaudited pro forma combined financial statements presented below and could result in a material change in amortization of acquired finite lived intangible assets.

The information presented below should be read in conjunction with the historical consolidated financial statements and related notes of ACE and Chubb filed by each with the SEC, and incorporated by reference in this joint proxy statement/prospectus, and with the unaudited pro forma combined financial statements, including the related notes, appearing elsewhere in this joint proxy statement/prospectus under “Unaudited Pro Forma Combined Financial Statements.” The unaudited pro forma combined financial statements are presented solely for informational purposes and are not necessarily indicative of the combined financial position or results of operations that might have been achieved had the merger been completed as of the dates indicated, nor are they meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the merger. In addition, the unaudited pro forma combined statements of operations do not reflect expected revenue synergies, expected cost savings or restructuring actions that may be achievable or the impact of any non-recurring activity and one-time transaction related costs.

Combined Statements of Operations Data:

(in millions)	Year End December 31, 2014	Six Months Ended June 30, 2015
Net premiums earned	$29,754	$14,525
Net investment income	3,071	1,494
Losses and loss expenses	16,635	8,162
Policy benefits	517	295
Policy acquisition costs and administrative expenses	9,519	4,520
Net income	$4,317	$2,251

Diluted earnings per share	$8.98	$4.77

Combined Balance Sheet Data:

(in millions)	As of June 30, 2015
Total investments	$96,773
Total assets	156,838
Net losses and loss expenses	47,979
Net future policy benefits	4,632
Long-term debt	13,321
Trust preferred securities	309
Total liabilities	112,785
Shareholders’ equity	$44,053

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE FINANCIAL DATA

Presented below are ACE’s and Chubb’s historical per share data for the year ended December 31, 2014 and the six months ended June 30, 2015 and unaudited pro forma combined per share data for the year ended December 31, 2014 and for the six months ended June 30, 2015. This information should be read together with the historical consolidated financial statements and related notes of ACE and Chubb filed by each with the SEC, and incorporated by reference in this joint proxy statement/prospectus, and with the unaudited pro forma combined financial statements included under “Unaudited Pro Forma Combined Financial Statements.”

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, or other factors that may affect the combined company’s results of operations following the completion of the merger and, accordingly, does not attempt to predict or suggest future results.

The historical book value per share is computed by dividing shareholders’ equity by the number of common shares outstanding at the end of the period. The pro forma income per share of the combined company is computed by dividing the pro forma income by the pro forma weighted average number of shares outstanding. The pro forma book value per share of the combined company is computed by dividing total pro forma shareholders’ equity by the pro forma number of common shares outstanding at the end of the period. The pro forma book value per share of the combined company is computed as if the merger had been completed on June 30, 2015.

	Historical ACE Limited	Historical Chubb	Unaudited Pro Forma Combined	Equivalent Basis Unaudited Pro Forma Combined(1)
Basic Earnings per Share Applicable to Common Shares
Year Ended December 31, 2014	$8.50	$8.65	$9.07	$5.46
Six Months Ended June 30, 2015	4.97	3.75	4.82	2.90
Diluted Earnings per Share Applicable to Common Shareholders
Year Ended December 31, 2014	8.42	8.62	8.98	5.41
Six Months Ended June 30, 2015	4.91	3.74	4.77	2.87
Dividends Declared per Share
Year Ended December 31, 2014	2.70	2.00	-	-
Six Months Ended June 30, 2015	1.32	1.14	-	-
Book Value per Share
As of June 30, 2015	91.27	70.12	95.60	57.54

(1)	Equivalent basis unaudited pro forma combined is calculated by multiplying the pro forma combined amounts by the exchange ratio of 0.6019 of an ACE common share for each share of Chubb common stock. This presentation does not take into account the $62.93 cash payment made by ACE for each share of Chubb common stock at the time of merger.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

The table below sets forth, for the calendar quarters indicated, the high and low closing sales prices per share, as well as the dividend declared per share, of ACE common shares, which trades on the NYSE under the symbol “ACE,” and Chubb common stock, which trades on the NYSE under the symbol “CB.”

	ACE Common Shares				Chubb Common Stock
			Dividend
	High	Low	USD	CHF	High	Low	Dividend
2013
First Quarter	$89.06	$79.99	$0.49	0.46	$87.53	$76.09	$0.44
Second Quarter	$92.67	$85.79	$0.51	0.48	$90.60	$81.79	$0.44
Third Quarter	$95.58	$87.72	$0.51	0.46	$90.10	$83.17	$0.44
Fourth Quarter	$103.53	$91.01	$0.51	0.45	$97.34	$87.58	$0.44
2014
First Quarter	$101.70	$92.19	$0.75	0.65	$95.00	$83.00	$0.50
Second Quarter	$105.32	$97.61	$0.65	0.58	$94.08	$88.40	$0.50
Third Quarter	$107.39	$99.95	$0.65	0.61	$94.04	$86.71	$0.50
Fourth Quarter	$117.58	$102.92	$0.65	0.63	$105.00	$90.77	$0.50
2015
First Quarter	$115.00	$107.96	$0.65	0.62	$104.19	$97.90	$0.57
Second Quarter	$112.37	$101.60	$0.67	0.62	$101.96	$94.56	$0.57
Third Quarter (through August 27, 2015)	$111.13	$99.72	$-	-	$126.00	$119.17	$-

On June 30, 2015, the last trading day before the public announcement of the signing of the merger agreement, the closing price per ACE common share on the NYSE was $101.68, and the closing price per share of Chubb common stock on the NYSE was $95.14. On [                    ], 2015, the latest practicable date before the date of this joint proxy statement/prospectus, the closing price per ACE common share on the NYSE was $[        ], and the closing price per Chubb share on the NYSE was $[        ].

In the merger, each share of Chubb common stock owned by a Chubb shareholder (except for certain shares held by ACE, Chubb or their subsidiaries) will be converted into the right to receive 0.6019 of an ACE common share and $62.93 in cash. Although the exchange ratio is fixed, the value of an ACE common share will fluctuate until the merger is completed. As a result, the value of the stock component of the merger consideration that Chubb shareholders will receive upon completion of the merger will depend on the market price of the ACE common shares at the time of the merger. The value of the per share merger consideration that Chubb shareholders would have received in exchange for each share of Chubb common stock if the merger had been completed on June 30, 2015 and August 27, 2015 is set forth in the following table.

	ACE Closing Price	Chubb Closing Price	Implied Per Share Value
June 30, 2015	$101.68	$95.14	$124.13

August 27, 2015	$103.64	$121.59	$125.31

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

All forward-looking statements made in this joint proxy statement/prospectus related to the merger, potential post-merger performance or otherwise, reflect ACE’s current views with respect to future events, business transactions and business performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” “project” or other words of similar meaning. All forward-looking statements involve risks and uncertainties, which may cause actual results to differ, possibly materially, from those contained in the forward-looking statements.

Forward-looking statements include, but are not limited to, statements about the benefits of the proposed transaction involving ACE and Chubb, including future financial results; ACE’s and Chubb’s plans, objectives, expectations and intentions; the expected timing of completion of the merger and other statements that are not historical facts. Important factors that could cause actual results to differ, possibly materially, from those indicated by the forward-looking statements include, without limitation, the following:

•	the inability to complete the merger in a timely manner;

•	the inability to complete the merger due to, among other reasons, the failure of Chubb’s shareholders to approve the merger agreement or the failure of ACE shareholders to approve, among other matters, the issuance of ACE common shares in connection with the merger;

•	the failure to satisfy other conditions to completion of the merger, including receipt of required regulatory approvals;

•	the inability to complete the merger due to any other reason;

•	the inability to finance the cash portion of the merger consideration through ACE’s expected methods;

•	the risk that integration of Chubb’s operations with those of ACE will be materially delayed or will be more costly or difficult than expected;

•	the challenges of integrating and retaining key employees;

•	the effect of the announcement of the merger on ACE’s, Chubb’s or the combined company’s respective business relationships, operating results and business generally;

•	the possibility that the anticipated benefits of the merger (including synergies and cost savings) will not be realized, or will not be realized within the expected time period;

•	the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	diversion of management’s attention from ongoing business operations and opportunities;

•	general competitive, economic, political and market conditions and fluctuations;

•	actions taken or conditions imposed by the United States and foreign governments and regulatory authorities;

•	losses arising out of natural or man-made catastrophes such as hurricanes, typhoons, earthquakes, floods, climate change (including effects on weather patterns; greenhouse gases; sea; land and air temperatures; sea levels; and rain and snow), nuclear accidents, or terrorism which could be affected by:

¡	the number of insureds and ceding companies affected;

¡	the amount and timing of losses actually incurred and reported by insureds;

¡	the impact of these losses on our reinsurers and the amount and timing of reinsurance recoverable actually received;

¡	the cost of building materials and labor to reconstruct properties or to perform environmental remediation following a catastrophic event; and

¡	complex coverage and regulatory issues such as whether losses occurred from storm surge or flooding and related lawsuits;

•	actions that rating agencies may take from time to time, such as financial strength or credit ratings downgrades or placing these ratings on credit watch negative or the equivalent;

•	the ability to collect reinsurance recoverables, credit developments of reinsurers, and any delays with respect thereto and changes in the cost, quality, or availability of reinsurance;

•	actual loss experience from insured or reinsured events and the timing of claim payments;

•	the uncertainties of the loss-reserving and claims-settlement processes, including the difficulties associated with assessing environmental damage and asbestos-related latent injuries, the impact of aggregate-policy-coverage limits, the impact of bankruptcy protection sought by various asbestos producers and other related businesses, and the timing of loss payments;

•	changes to assessments as to whether an other-than-temporary impairment is required to be recorded;

•	infection rates and severity of pandemics and their effects on ACE’s or Chubb’s business operations and claims activity;

•	developments in global financial markets, including changes in interest rates, stock markets, and other financial markets, increased government involvement or intervention in the financial services industry, the cost and availability of financing, and foreign currency exchange rate fluctuations, which could affect ACE’s or Chubb’s results of operations, investment portfolio, financial condition, and financing plans;

•	general economic and business conditions, volatility in the stock and credit markets and the depth and duration of potential recession;

•	global political conditions, the occurrence of any terrorist attacks, including any nuclear, radiological, biological, or chemical events, or the outbreak and effects of war, and possible business disruption or economic contraction that may result from such events;

•	judicial decisions and rulings, new theories of liability, legal tactics, and settlement terms;

•	the effects of public company bankruptcies and/or accounting restatements, as well as disclosures by and investigations of public companies relating to possible accounting irregularities, and other corporate governance issues, including the effects of such events on:

¡	the capital markets;

¡	the markets for directors and officers and errors and omissions insurance; and

¡	claims and litigation arising out of such disclosures or practices by other companies;

•	governmental, legislative and regulatory policies, developments, actions, investigations, and treaties, which, among other things, could subject us to insurance regulation or taxation in additional jurisdictions or affect ACE’s or Chubb’s current operations;

•	the actual amount of new and renewal business, market acceptance of our products, and risks associated with the introduction of new products and services and entering new markets, including regulatory constraints on exit strategies;

•	the competitive environment in which ACE and Chubb operate, including trends in pricing or in policy terms and conditions, which may differ from their respective projections and changes in market conditions that could render their respective business strategies ineffective or obsolete;

•	ACE acquisitions performing differently than expected, failure to realize anticipated expense-related efficiencies or growth from acquisitions, the impact of acquisitions on pre-existing organization, or announced acquisitions not closing;

•	in the case of ACE, risks associated with being a Swiss corporation, including reduced flexibility with respect to certain aspects of capital management and the potential for additional regulatory burdens;

•	the potential impact from government-mandated insurance coverage for acts of terrorism;

•	the availability of borrowings and letters of credit under ACE’s credit facilities;

•	the adequacy of collateral supporting funded high deductible programs;

•	changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers;

•	material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;

•	the effects of investigations into market practices in the property and casualty industry;

•	changing rates of inflation and other economic conditions;

•	the amount of dividends received from subsidiaries;

•	loss of the services of any of ACE’s or Chubb’s executive officers without suitable replacements being recruited in a reasonable time frame;

•	the ability of ACE’s, Chubb’s or third parties’ technology resources to maintain the availability of systems and safeguard the security of data in the event of a disaster or other information security event; and

•	responses by the management of ACE or Chubb to these factors and actual events (including, but not limited to, those described above).

In addition, you should carefully consider the risks and uncertainties and other factors that may affect future results of the combined company described or incorporated by reference in the section titled “Risk Factors” in this joint proxy statement/prospectus, those set forth in the section titled “Forward Looking Statements” in ACE’s annual and quarterly reports and other filings with the SEC and those set forth in the section titled “Cautionary Statement Regarding Forward-Looking Information” in Chubb’s annual and quarterly reports and other filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus. ACE and Chubb undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ACE and Chubb expressly qualify in their entirety all forward-looking statements attributable to ACE and Chubb or any person acting on their behalf by the cautionary statements contained or referred to in this section.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements,” Chubb shareholders should carefully consider the following risk factors in deciding whether to vote for the approval of the merger agreement, and ACE shareholders should carefully consider the following risks in deciding whether to vote for the approval of certain merger-related proposals. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Risks Relating to the Merger

Because the market price of ACE common shares may fluctuate, Chubb shareholders cannot be certain of the precise value of the stock portion of the merger consideration they may receive in the merger.

At the time the merger is completed, each issued and outstanding share of Chubb common stock (except for certain shares held by ACE, Chubb or their subsidiaries) will be converted into the right to receive consideration in the form of a combination of ACE common shares and cash.

There will be a time lapse between each of the date of this joint proxy statement/prospectus, the date on which Chubb shareholders vote to approve the merger agreement at the Chubb special meeting and the date on which Chubb shareholders entitled to receive ACE common shares actually receive such shares. The market value of ACE common shares may fluctuate during these periods as a result of a variety of factors, including general market and economic conditions, changes in ACE’s businesses, operations and prospects and regulatory considerations. Many of these factors are outside the control of Chubb and ACE. Consequently, at the time Chubb shareholders must decide whether to approve the merger agreement, they will not know the actual market value of the ACE common shares they will receive when the merger is completed. The actual value of the ACE common shares received by Chubb shareholders will depend on the market value of the ACE common shares at that time. This market value may differ, possibly materially, from the value used to determine the exchange ratio. Chubb shareholders should obtain current stock quotations for ACE common shares before voting their shares of Chubb common stock.

Chubb’s shareholders will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management.

Currently, Chubb’s shareholders have the right to vote in the election of the Chubb board and the power to approve or reject any matters requiring shareholder approval under New Jersey law and Chubb’s Restated Certificate of Incorporation and By-Laws. Upon the completion of the merger, each Chubb shareholder will become a shareholder of ACE with a percentage ownership of ACE that is substantially smaller than the shareholder’s current percentage ownership of Chubb. Based on the number of issued and outstanding ACE common shares and shares of Chubb common stock as of August 27, 2015 and based on the exchange ratio of 0.6019, after the merger, Chubb shareholders are expected to become owners of approximately 30 percent of the outstanding ACE common shares, without giving effect to any ACE common shares held by Chubb shareholders prior to the completion of the merger. Even if all former Chubb shareholders voted together on all matters presented to ACE’s shareholders from time to time, the former Chubb shareholders would exercise significantly less influence over ACE after the completion of the merger relative to their influence over Chubb prior to the completion of the merger, and thus would have a less significant impact on the approval or rejection of future ACE proposals submitted to a shareholder vote.

ACE common shares received by Chubb shareholders as a result of the merger will have different rights from shares of Chubb common stock.

Following completion of the merger, Chubb shareholders will no longer be shareholders of Chubb, and Chubb shareholders will become shareholders of ACE. There will be important differences between the current rights of Chubb shareholders and the rights to which such shareholders will be entitled as shareholders of ACE. See the section titled “Comparison of Shareholders’ Rights” for a discussion of the different rights associated with the ACE common shares.

The market price of ACE common shares may be affected by factors different from those that historically have affected shares of Chubb Common Stock.

Upon completion of the merger, holders of Chubb common stock will become holders of ACE common shares. ACE’s businesses differ from those of Chubb, and accordingly the results of operations of ACE will be affected by some factors that are different from those currently affecting the results of operations of Chubb. For a discussion of the businesses of ACE and Chubb and of some important factors to consider in connection with those businesses, see the section titled “Summary—Information About the Companies” and the documents incorporated by reference referred to under the section titled “Where You Can Find More Information,” including, in particular, in the sections titled “Risk Factors” in each of ACE’s Annual Report on Form 10-K for the year ended December 31, 2014 and Chubb’s Annual Report on Form 10-K for the year ended December 31, 2014.

The merger agreement limits Chubb’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that may discourage a third party from submitting an acquisition proposal to Chubb that might result in greater value to Chubb’s shareholders than the merger, or may result in a potential competing acquirer proposing to pay a lower per share price to acquire Chubb than it might otherwise have proposed to pay. These provisions include a general prohibition on Chubb from soliciting or, subject to certain exceptions relating to the exercise of fiduciary duties by the Chubb board, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. Chubb also has an unqualified obligation to submit the proposal to approve the merger to a vote by its shareholders, even if Chubb receives an alternative acquisition proposal that the Chubb board believes is superior to the merger. In addition, Chubb may be required to pay ACE a termination fee of $930 million in certain circumstances involving acquisition proposals for competing transactions. See the section titled “The Merger Agreement—Effect of Termination and Termination Fee.”

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions that must be fulfilled in order to complete the merger. Those conditions include: the approval of the merger agreement by Chubb shareholders, the approval of certain merger-related proposals by ACE shareholders, the receipt of all required regulatory approvals and expiration or termination of all statutory waiting periods in respect thereof, the accuracy of representations and warranties under the merger agreement (subject to the materiality standards set forth in the merger agreement) and ACE’s and Chubb’s performance of their respective obligations under the merger agreement in all material respects. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may be delayed or may not be completed.

In addition, if the merger is not completed by June 30, 2016, either ACE or Chubb may choose not to proceed with the merger, and the parties can mutually decide to terminate the merger agreement at any time, before or after shareholder approval. In addition, ACE and Chubb may elect to terminate the merger agreement in certain other circumstances. If the merger agreement is terminated under certain circumstances, Chubb may be required to pay a termination fee of $930 million to ACE. See the section titled “The Merger Agreement—Effect of Termination and Termination Fee.”

Failure to complete the merger could negatively impact the price of ACE common shares and Chubb common stock, as well as ACE’s and Chubb’s respective future business and financial results.

The merger agreement contains a number of conditions that must be satisfied or waived prior to the completion of the merger. There can be no assurance that all of the conditions to the merger will be so satisfied or waived. If the conditions to the merger are not satisfied or waived, ACE and Chubb will be unable to complete the merger.

If the merger is not completed for any reason, including the failure to receive the required approvals of ACE’s and Chubb’s respective shareholders, ACE’s and Chubb’s respective businesses and financial results may be adversely affected as follows:

•	ACE and Chubb may experience negative reactions from the financial markets, including negative impacts on the market price of ACE common shares and Chubb common stock;

•	the manner in which brokers, customers, insurers, cedants and other third parties perceive ACE and Chubb may be negatively impacted, which in turn could affect ACE’s and Chubb’s ability to compete for or write new business or obtain renewals in the marketplace;

•	ACE and Chubb may experience negative reactions from employees; and

•	ACE and Chubb will have expended time and resources that could otherwise have been spent on ACE’s and Chubb’s existing businesses and the pursuit of other opportunities that could have been beneficial to each company, and ACE’s and Chubb’s ongoing business and financial results may be adversely affected.

In addition to the above risks, if the merger agreement is terminated and either party’s board seeks an alternative transaction, such party’s shareholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger. If the merger agreement is terminated under certain circumstances, Chubb may be required to pay a termination fee of $930 million to ACE. See the section titled “The Merger Agreement—Effect of Termination and Termination Fee” for a description of these circumstances.

Regulatory approvals may not be received, may take longer than expected to be received or may impose conditions that are not presently anticipated or cannot be met.

Completion of the merger is conditioned upon the approval of certain matters by ACE’s and Chubb’s shareholders and the receipt of certain governmental approvals, including, without limitation, insurance regulatory approvals and the expiration or termination of the applicable waiting period under the HSR Act. Although each party has agreed to use respective reasonable best efforts to obtain the requisite shareholder and governmental approvals, there can be no assurance that these approvals will be obtained and that the other conditions to completing the merger will be satisfied. In addition, the governmental authorities from which the regulatory approvals are required may impose conditions on the completion of the merger or require changes to the terms of the merger or merger agreement. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying or impeding completion of the merger or of imposing additional costs or limitations on ACE following completion of the merger, any of which might have an adverse effect on ACE following completion of the merger.

Each party’s obligation to complete the merger is subject to the condition that the required governmental approvals have been obtained without the imposition of a condition or restriction that would reasonably be likely to have a material and adverse effect on ACE and its subsidiaries, taken as a whole, giving effect to the merger (with such materiality measured on a scale relative to Chubb and its subsidiaries, taken as a whole). In the merger agreement, such a condition or restriction is referred to as a “materially burdensome regulatory condition.”

Chubb will be subject to business uncertainties while the merger is pending, which could adversely affect its business.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Chubb, and, consequently, ACE. Additionally, the merger is not expected to close until the first quarter of 2016 and may be delayed for any number of reasons, including those described in these Risk Factors. These uncertainties may impair Chubb’s ability to attract, retain and motivate key personnel until the merger is completed and for a period of time thereafter, and could cause customers and others that deal with Chubb to seek to change their existing business relationships with Chubb or cease doing business with Chubb. Employee retention at Chubb may be particularly challenging during the pendency of the merger, as employees may experience uncertainty about their roles with ACE following the merger and may become distracted as a result of such uncertainty. In addition, the merger agreement restricts Chubb from making certain acquisitions and taking other specified actions without the consent of ACE, and generally requires Chubb to continue its operations in the ordinary course, until completion of the merger. These restrictions may prevent Chubb from pursuing attractive business opportunities that may arise prior to the completion of the merger or otherwise adversely affect Chubb’s ability to do business. Please see the section titled “The Merger Agreement—Covenants and Agreements” for a description of the restrictive covenants to which Chubb is subject.

Directors and executive officers of Chubb may have interests in the merger that are different from, or in addition to, the interests of Chubb shareholders.

Directors and executive officers of Chubb may have interests in the merger that are different from, or in addition to, the interests of Chubb shareholders generally. These interests include, among others, the treatment of outstanding equity and equity-based awards pursuant to the merger agreement; potential severance and other benefits upon a qualifying termination in connection with the merger; the appointment of John D. Finnegan, the current Chairman, President and Chief Executive Officer of Chubb, as Executive Vice Chairman for External Affairs of North America of ACE upon completion of the merger; ACE’s agreement to nominate Sheila P. Burke, James I. Cash, Jr., Lawrence W. Kellner and James M. Zimmerman, each of whom currently serves as a director of Chubb, for election as directors of ACE, with terms commencing upon the completion of the merger; and rights to ongoing indemnification and insurance coverage.

These interests are described in more detail in the section titled “The Merger—Interests of Chubb Directors and Executive Officers in the Merger.”

The merger may not be accretive, and may be dilutive, to ACE’s earnings per share, which may negatively affect the market price of ACE common shares.

Because ACE common shares will be issued in the merger, it is possible that, although ACE currently expects the merger to be accretive to earnings per share, the merger may be dilutive to ACE earnings per share, which could negatively affect the market price of ACE common shares.

In connection with the completion of the merger, based on the number of issued and outstanding shares of Chubb common stock as of August 27, 2015, ACE would issue approximately 137 million ACE common shares. The issuance of these new ACE common shares could have the effect of depressing the market price of ACE common shares, through dilution of earnings per share or otherwise.

Any dilution of, or delay of any accretion to, ACE earnings per share could cause the price of ACE common shares to decline or increase at a reduced rate.

ACE and Chubb will incur significant transaction and merger-related costs in connection with the merger.

Each of ACE and Chubb has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, including the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger.

ACE and Chubb expect to continue to incur a number of non-recurring costs associated with completing the merger, combining the operations of the two companies and achieving desired synergies. These fees and costs have been, and will continue to be, substantial. The substantial majority of non-recurring expenses will consist of transaction costs related to the merger and include, among others, employee retention costs, fees paid to financial, legal and accounting advisors, severance and benefit costs and filing fees.

ACE also will incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. ACE continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the merger and the integration of the two companies’ businesses. Although ACE expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow ACE to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all. See the risk factor titled “The integration of Chubb into ACE may not be as successful as anticipated” below.

These costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of ACE following the completion of the merger.

Litigation relating to the merger could require ACE and Chubb to incur significant costs and suffer management distraction, as well as prevent and/or delay the merger.

In connection with the merger, purported Chubb shareholders have filed putative shareholder class action lawsuits against Chubb, the members of the Chubb board, ACE and Merger Sub. Among other remedies, the plaintiffs seek to enjoin the merger. The outcome of any such litigation is uncertain. If the cases are not resolved, these lawsuits could prevent or delay completion of the merger and result in substantial costs to Chubb and ACE, including any costs associated with the indemnification of directors and officers. Plaintiffs may file additional lawsuits against Chubb, ACE and/or the directors and officers of either company in connection with the merger. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect ACE’s business, financial condition, results of operations and cash flows. See “Litigation Related to the Merger.”

The opinions of Chubb’s and ACE’s respective financial advisors will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.

Chubb and ACE have received opinions from their respective financial advisors in connection with the signing of the merger agreement, but have not obtained updated opinions from their respective financial advisors as of the date of this joint proxy statement/prospectus. Changes in the operations and prospects of Chubb or ACE, general market and economic conditions and other factors that may be beyond the control of Chubb or ACE, and on which Chubb’s and ACE’s financial advisors’ opinions were based, may significantly alter the value of Chubb or the prices of the ACE common shares or the shares of Chubb common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the date of such opinions. Because Chubb and ACE do not currently anticipate asking their respective financial advisors to update their opinions, the opinions will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. The Chubb board’s recommendation that Chubb shareholders vote “FOR” approval of the merger agreement and the ACE board’s recommendation that ACE shareholders vote “FOR” approval of the ACE issuance proposal and the other merger-related proposals, however, is made as of the date of this joint proxy statement/prospectus. For a description of the opinions that ACE and Chubb received from their respective financial advisors, please refer to “The Merger—Opinion of ACE’s Financial Advisor” and “The Merger—Opinion of Chubb’s Financial Advisor.” A copy of the opinion of Guggenheim Securities, Chubb’s financial advisor, is attached as Appendix C, and a copy of the opinion of Morgan Stanley, ACE’s financial advisor, is attached as Appendix D.

ACE will require additional capital or financing sources for the merger or in the future, which may not be available or may be available only on unfavorable terms.

There is no financing condition under the merger agreement, which means that if the conditions to closing are otherwise satisfied, ACE is obligated to complete the merger whether or not it has sufficient funds to pay the cash consideration under the merger agreement. ACE intends to pay the cash consideration using cash on hand, cash sourced from certain of its insurance company subsidiaries and Chubb and certain of Chubb’s insurance company subsidiaries and debt financing. The availability to ACE or Chubb of cash currently held at certain of ACE’s or Chubb’s subsidiaries may be subject to prior regulatory approvals, which may not be received in a timely fashion or at all. In addition, although ACE believes, based on current market conditions, that it will be able to complete the contemplated debt financing, ACE cannot provide assurances as to the ultimate cost or availability of financing for the merger. See “The Merger—Financing.”

ACE’s future capital and financing requirements depend on many factors, including its ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses, as well as its investment performance and capital expenditure obligations, including with respect to acquisitions. ACE may need to raise additional funds through financings or access funds through existing or new credit facilities or through short-term repurchase agreements. ACE also from time to time seeks to refinance debt or credit as amounts become due or commitments expire. Any equity or debt financing or refinancing, if available at all, may be on terms that are not favorable to ACE. In the case of equity financings, dilution to ACE’s shareholders could result, and in any case, such securities may have rights, preferences, and privileges that are senior to those of ACE common shares. ACE’s access to funds under existing credit facilities is dependent on the ability of the banks that are parties to the facilities to meet their funding commitments. If ACE cannot obtain adequate capital or sources of credit on favorable terms, or at all, it could be forced to use assets otherwise available for its business operations, and its business, results of operations, and financial condition could be adversely affected.

The effective tax rate that will apply to ACE is uncertain and may vary from expectations.

There can be no assurance that the merger will allow ACE to maintain any particular worldwide effective corporate tax rate. No assurances can be given as to what ACE’s effective tax rate will be after the completion of the merger because of, among other things, uncertainty regarding the tax policies of the jurisdictions where it operates. ACE’s actual effective tax rate may vary from its expectations and that variance may be material.

Changes in U.S. federal income tax law could materially adversely affect an investment in ACE common shares.

In the past, legislation has been introduced in the U.S. Congress intended to eliminate some perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. It is possible that similar legislation could be introduced and enacted by the current Congress or future Congresses that could have an adverse impact on ACE.

In addition, the U.S. federal income tax laws and interpretations, including those regarding whether a company is a passive foreign investment company (a “PFIC”), or whether U.S. holders would be required to include “subpart F income” or “related person insurance income” (“RPII”) in their gross income, are subject to change, possibly on a retroactive basis. The regulations regarding RPII are still in proposed form. Proposed regulations regarding the application of the PFIC rules to insurance companies were recently released (the “proposed PFIC insurance regulations”). Although the proposed PFIC insurance regulations are not effective until finalized, it is possible that, if finalized in their current form, the regulations could, or could be interpreted to, heighten the risk that ACE or one or more of its subsidiaries could be treated as a PFIC. Even if the proposed PFIC insurance regulations were finalized in their current form, various aspects of the application of the PFIC rules to insurance companies would remain unclear. In addition to the PFIC regulations described in the previous sentence, new regulations or pronouncements interpreting or clarifying the PFIC, subpart F income and RPII rules may be forthcoming. ACE cannot be certain if, when, or in what form, such regulations or pronouncements may be provided, and whether such guidance will have a retroactive effect.

If Section 7874 of the Internal Revenue Code were to apply as a result of the merger, then ACE may be required to pay substantial additional U.S. federal income taxes going forward.

Section 7874 of the Internal Revenue Code of 1986, as amended (the “Code”) would apply if, (i) the percentage (by vote and value) of ACE common shares considered to be held by former Chubb shareholders immediately after the merger by reason of holding Chubb common stock as calculated for Section 7874 purposes (the “Section 7874 Percentage”) is at least 60 percent, and (ii) the expanded affiliated group that includes ACE does not have substantial business activities in Switzerland. Determining the Section 7874 Percentage is complex and, with respect to the merger, subject to factual and legal uncertainties, including the uncertain scope and application of possible regulatory action under Section 7874 announced by the IRS and the U.S. Treasury Department in Notice 2014-52.

If the Section 7874 Percentage were determined to be at least 60 percent, several limitations could apply to ACE. For example, Chubb would be prohibited from using its net operating losses, foreign tax credits or other tax attributes, if any, to offset the income or gain recognized by reason of the transfer of property to a foreign related person during the 10-year period following the merger or any income received or accrued during such period by reason of a license of any property by the U.S. corporation to a foreign related person. In addition, the IRS has announced that it intends to promulgate new rules, which may limit the ability to engage in certain restructuring transactions relating to the non-U.S. members of the ACE Group after the merger. Moreover, Section 4985 of the Code and rules related thereto would impose an excise tax on the value of certain Chubb stock compensation held directly or indirectly by certain “disqualified individuals” (including officers and directors of Chubb) at a rate equal to 15 percent. Additionally, recent legislative, regulatory and treaty proposals in the United States would impose certain earnings stripping limitations and reduce potential tax treaty benefits with respect to ACE and its affiliates if the Section 7984 Percentage is calculated to be at least 60 percent.

Section 7874 is not expected to apply as a result of the merger because the former Chubb shareholders are expected to receive less than 60 percent of the ACE common shares (by vote or value) by reason of holding Chubb common stock. However, it is possible that there could be a change in law under

Section 7874 or otherwise (including the promulgation of regulations announced by the IRS and the U.S. Treasury Department in Notice 2014-52) that could, prospectively or retroactively, adversely affect ACE and its affiliates.

Risks Relating to the Combined Company Upon Completion of the Merger

Future results of ACE may differ, possibly materially, from the Selected Unaudited Pro Forma Combined Financial Data of ACE presented in this joint proxy statement/prospectus.

The future results of ACE following the completion of the merger may be different, possibly materially, from those shown in the Selected Unaudited Pro Forma Combined Financial Data of ACE presented in this joint proxy statement/prospectus, which show only a combination of ACE’s and Chubb’s historical results after giving effect to the merger. Additionally, if the merger occurs, ACE anticipates incurring integration costs, which have not been reflected in the Selected Unaudited Pro Forma Combined Financial Data of ACE presented in this joint proxy statement/prospectus. In addition, the merger and post-merger integration process may give rise to unexpected liabilities and costs, including costs associated with the defense and resolution of transaction-related litigation or other claims. Unexpected delays in completing the merger or in connection with the post-merger integration process may significantly increase the related costs and expenses incurred by ACE.

The integration of Chubb into ACE may not be as successful as anticipated.

The merger involves numerous operational, strategic, financial, accounting, legal, tax and other risks; potential liabilities associated with the acquired businesses; and uncertainties related to design, operation and integration of Chubb’s internal control over financial reporting. Difficulties in integrating Chubb into ACE may result in Chubb performing differently than expected, in operational challenges or in the failure to realize anticipated expense-related efficiencies. ACE’s and Chubb’s existing businesses could also be negatively impacted by the merger. In addition, goodwill and intangible assets recorded in connection with insurance company acquisitions may be impaired if premium growth, underwriting profitability, agency retention and policy persistency, among other factors, differ from expectations.

Even if ACE and Chubb complete the merger, ACE may fail to realize all of the anticipated benefits of the proposed merger.

The success of the proposed merger will depend, in part, on ACE’s ability to realize the anticipated benefits and cost savings from combining ACE’s and Chubb’s businesses. The anticipated benefits and cost savings of the proposed merger may not be realized fully or at all, or may take longer to realize than expected or could have other adverse effects that ACE does not currently foresee. Some of the assumptions that ACE has made, such as the achievement of operating synergies, may not be realized. The integration process may, for each of ACE and Chubb, result in the loss of key employees, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies. There could be potential unknown liabilities and unforeseen expenses associated with the merger that were not discovered in the course of performing due diligence.

ACE’s results will suffer if it does not effectively manage its expanded operations following the merger.

Following completion of the merger, ACE’s success will depend, in part, on its ability to manage its expansion through the completion of the merger, which poses numerous risks and uncertainties, including the need to integrate the operations and business of Chubb into its existing business in an efficient and timely manner, to combine systems and management controls and to integrate relationships with customers, vendors and business partners.

The market price of ACE common shares may decline in the future as a result of the sale of such shares held by former Chubb shareholders or current ACE shareholders or due to other factors.

Based on the number of shares of Chubb common stock outstanding as of August 27, 2015, ACE expects to issue an aggregate of 137 million ACE common shares to Chubb shareholders in the merger. Upon the receipt of ACE common shares as merger consideration, former holders of shares of Chubb common stock may seek to sell the ACE common shares delivered to them. Current ACE shareholders may also seek to sell ACE common shares held by them following, or in anticipation of, completion of the merger. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of ACE common shares, may affect the market for, and the market price of, ACE common shares in an adverse manner. None of these shareholders are subject to “lock-up” or “market stand off” agreements.

The market price of ACE common shares may also decline in the future as a result of the completion of the merger for a number of other reasons, including:

•	the unsuccessful integration of Chubb into ACE;

•	the failure of ACE to achieve the anticipated benefits of the merger, including financial results, as rapidly as or to the extent anticipated;

•	decreases in ACE’s financial results before or after the completion of the merger; and

•	general market or economic conditions unrelated to ACE’s performance.

These factors are, to some extent, beyond the control of ACE.

Risks Relating to ACE’s Business

You should read and consider risk factors specific to ACE’s businesses that will also affect the combined company after the completion of the merger. These risks are described in Part I, Item 1A of ACE’s Annual Report on Form 10-K for the year ended December 31, 2014, Part II, Item 1A of ACE’s Quarterly Report on Form 10-Q for the period ended June 30, 2015 and in other documents that are incorporated by reference into this joint proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” for the location of information incorporated by reference in this joint proxy statement/prospectus.

Risks Relating to Chubb’s Business

You should read and consider risk factors specific to Chubb’s businesses that will also affect the combined company after the completion of the merger. These risks are described in Part I, Item 1A of Chubb’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, Part II, Item 1A of Chubb’s Quarterly Report on Form 10-Q for the period ended June 30, 2015 and in other documents that are incorporated by reference into this joint proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” for the location of information incorporated by reference in this joint proxy statement/prospectus.

CHUBB SPECIAL MEETING OF SHAREHOLDERS

This section contains information for holders of Chubb common stock about the special meeting that Chubb has called to consider and approve the merger agreement and other related matters. Chubb is mailing this joint proxy statement/prospectus to its shareholders on or about [                     ], 2015. Together with this joint proxy statement/prospectus, Chubb is sending a notice of the Chubb special meeting and a form of proxy that the Chubb board is soliciting for use at the Chubb special meeting and at any adjournments or postponements of the Chubb special meeting.

Time, Place and Purpose of the Chubb Special Meeting

This joint proxy statement/prospectus is being furnished to Chubb shareholders as part of the solicitation of proxies by Chubb for use at the Chubb special meeting to be held on October 22, 2015, at 8:00 a.m., local time, in the Amphitheater at The Chubb Corporation, 15 Mountain View Road, Warren, New Jersey 07059, and at any adjournments or postponements thereof.

At the Chubb special meeting, Chubb shareholders will be asked to consider and vote upon the following proposals:

1.	a proposal to approve the merger agreement (the “Chubb merger agreement proposal”);

2.	a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements for Chubb’s named executive officers in connection with the merger (the “Chubb merger-related compensation proposal”); and

3.	a proposal for adjournment of the Chubb special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the Chubb special meeting (the “Chubb adjournment proposal”).

Chubb Merger Agreement Proposal

Chubb shareholders must approve the Chubb merger agreement proposal in order for the merger to occur. A copy of the merger agreement is attached as Appendix A to this joint proxy statement/prospectus, and you are encouraged to read the merger agreement carefully and in its entirety, as well as the other information in this joint proxy statement/prospectus.

Chubb Merger-Related Compensation Proposal

Pursuant to Section 14A of the Securities Exchange Act of 1934 (“Exchange Act”) and Rule 14a-21(c) thereunder, Chubb is providing its shareholders with a separate advisory (non-binding) vote to approve the compensation that may be paid or become payable to its named executive officers that is based on or otherwise relates to the merger, as described in the table in the section titled “The Merger—Interests of Chubb Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Chubb’s Named Executive Officers in Connection with the Merger,” including the footnotes to the table and related narrative discussion.

Chubb shareholders are being asked to approve the following resolution on an advisory (non-binding) basis:

“RESOLVED, that the compensation that may be paid or become payable to Chubb’s named executive officers in connection with the merger, and the agreements, plans or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section titled “The Merger—Interests of

Chubb Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Chubb’s Named Executive Officers in Connection with the Merger,” including the footnotes to the table and the related narrative discussion, is hereby APPROVED.”

The vote on the Chubb merger-related compensation proposal is a vote separate and apart from the vote on the merger agreement proposal and is advisory in nature; therefore, it is not binding on Chubb or on ACE or the boards of directors or the compensation committees of Chubb or ACE and does not affect whether the Chubb merger agreement proposal is approved. You may vote “AGAINST” the Chubb merger-related compensation proposal and “FOR” approval of the Chubb merger agreement proposal and vice versa. You also may abstain from this proposal and vote on the Chubb merger agreement proposal and vice versa.

Approval of this advisory (non-binding) proposal is not a condition to the completion of the merger. If the merger is completed, the merger-related compensation may be paid to Chubb’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements, and the outcome of this advisory (non-binding) vote will not affect Chubb’s or ACE’s obligations to make these payments.

Chubb Adjournment Proposal

Chubb shareholders are being asked to grant authority to proxy holders to vote in favor of one or more adjournments of the Chubb special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Chubb special meeting to approve the merger agreement. If the Chubb adjournment proposal is approved, the Chubb special meeting could be successively adjourned to any date. In accordance with the Chubb By-laws, a vote on adjournment of the Chubb special meeting may be taken in the absence of a quorum. Chubb does not intend to call a vote on adjournment of the Chubb special meeting to solicit additional proxies if the Chubb merger agreement proposal is approved at the Chubb special meeting.

The affirmative vote of the holders of a majority of the votes cast on the Chubb adjournment proposal is required to approve this proposal.

Recommendations of the Chubb Board

The Chubb board recommends that you vote “FOR” the Chubb merger agreement proposal, “FOR” the Chubb merger-related compensation proposal and “FOR” the Chubb adjournment proposal.

Record Date

Chubb has set the close of business on September 10, 2015 as the record date for the Chubb special meeting, and only holders of record of Chubb common stock on such record date are entitled to vote at the Chubb special meeting. You are entitled to receive notice of, and to vote at, the Chubb special meeting if you owned shares of Chubb common stock as of the close of business on the record date for the Chubb special meeting. You will have one vote on all matters properly coming before the Chubb special meeting for each share of Chubb common stock that you owned on the record date for the Chubb special meeting.

As of the record date, there were [    ] shares of Chubb common stock outstanding and entitled to vote. As of the record date, the directors and executive officers of Chubb and its affiliates beneficially owned and were entitled to vote approximately [    ] shares of Chubb common stock representing approximately less than [    ] percent of the shares of Chubb common stock outstanding on that date.

As of the record date, ACE did not beneficially own any shares of Chubb common stock.

Quorum Required

The presence, in person or represented by proxy, of holders of a majority of all of the outstanding shares of Chubb common stock entitled to vote at the Chubb special meeting constitutes a quorum for the purposes of the Chubb special meeting.

Abstentions, which occur when you vote “ABSTAIN” with respect to one or more proposals, will be considered present for purposes of establishing a quorum.

Broker non-votes will also be considered present for purposes of establishing a quorum at the Chubb special meeting. Under the applicable rules, banks, brokerage firms or other nominees who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received voting instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters such as the Chubb merger agreement proposal, the Chubb merger-related compensation proposal and the Chubb adjournment proposal. As a result, absent specific voting instructions from the beneficial owner of such shares of Chubb common stock, banks, brokerage firms and other nominees are not empowered to vote those shares of Chubb common stock on any of the proposals at the Chubb special meeting. A so-called “broker non-vote” results when banks, brokerage firms and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. Because all proposals at the Chubb special meeting are considered non-routine, the only way a broker non-vote would result is if you provide your bank, brokerage firm or other nominee with instructions on how to vote your shares with respect to one or more proposals but do not provide it with instructions on how to vote your shares with respect to at least one proposal.

Failures to vote will not be considered present for purposes of establishing a quorum.

Vote Required

The approval of the Chubb merger agreement proposal requires the affirmative vote of two-thirds of the votes cast on the proposal. For the approval of the Chubb merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Neither votes to abstain nor broker non-votes will be counted as votes cast on the merger agreement proposal. As a result, if you fail to submit a proxy or to vote in person at the Chubb special meeting or if you vote to abstain, it will have no impact on the outcome of the voting.

The approval of the Chubb merger-related compensation proposal requires the affirmative vote of the holders of a majority of the votes cast on the proposal; however, such vote is advisory (non-binding) only. Neither votes to abstain nor broker non-votes will be counted as votes cast on the Chubb merger-related compensation proposal. As a result, if you fail to submit a proxy or to vote in person at the Chubb special meeting or if you vote to abstain, it will have no impact on the outcome of the voting.

The affirmative vote of the holders of a majority of votes cast on the Chubb adjournment proposal is required to approve this proposal. Neither votes to abstain nor broker non-votes will be counted as votes cast on the Chubb adjournment proposal. As a result, if you fail to submit a proxy or to vote in person at the Chubb special meeting or if you vote to abstain, it will have no impact on the outcome of the voting.

How to Vote

Shareholders of Record

If you are a shareholder of record of Chubb common stock, you may have your shares of Chubb common stock voted on matters presented at the Chubb special meeting in any of the following ways:

•	By Internet: by following the Internet voting instructions on the Chubb proxy card if you received a paper copy of the proxy materials at any time up until 11:59 p.m. on October 21, 2015;

•	By Telephone: by following the telephone voting instructions included in the Chubb proxy card at any time up until 11:59 p.m. on October 21, 2015;

•	By Mail: by marking, dating and signing your Chubb proxy card in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials. The Chubb proxy card must be received prior to the Chubb special meeting; or

•	In Person: you may attend the Chubb special meeting and cast your vote there. Attendance at the Chubb special meeting will not, in and of itself, constitute a vote or a revocation of a prior proxy, however.

Beneficial Owners

If your shares of Chubb common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of Chubb common stock held in “street name.” In that case, this joint proxy statement/prospectus has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Chubb common stock, the shareholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

To vote your shares of Chubb common stock as a beneficial owner, you must follow the instructions received from your bank, brokerage firm or other nominee in order to have your shares of Chubb common stock voted. Those instructions will identify how to ensure that your shares of Chubb common stock are voted. Please note that if you are a beneficial owner and wish to vote in person at the Chubb special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the Chubb special meeting.

CCAP Participants

If you are a participant in the Capital Accumulation Plan of The Chubb Corporation (“CCAP”), your proxy will include all the shares of Chubb common stock allocated to you in the CCAP (“Plan Shares”), which you may vote in person at the Chubb special meeting or over the Internet, by telephone or, by completing and mailing the enclosed Chubb proxy card. Your proxy will serve as a voting instruction for the trustee of the CCAP. If your voting instructions are not received by October 19, 2015, any Plan Shares you hold will not be voted by the trustee.

Other Voting Instructions

(1)	Please refer to the instructions on your Chubb proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you submit a proxy by mailing a proxy card, your Chubb proxy card should be mailed in the accompanying prepaid reply envelope, and your Chubb proxy card must be filed with the Corporate Secretary of Chubb by the time the Chubb special meeting begins. Please do not send in your stock certificates with your Chubb proxy card.

(2)	If you vote by proxy, the individuals named on the enclosed Chubb proxy card (each of them, with full power of substitution) will vote your shares of Chubb common stock in the way that you indicate. When completing the Internet or telephone processes or the Chubb proxy card, you may specify whether your shares of Chubb common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the Chubb special meeting.

(3)	If you properly sign your Chubb proxy card but do not mark the boxes showing how your shares of Chubb common stock should be voted on a matter, the shares of Chubb common stock represented by your properly signed Chubb proxy will be voted “FOR” the Chubb merger agreement proposal, “FOR” the Chubb merger-related compensation proposal and “FOR” the Chubb adjournment proposal.

(4)	If you hold your shares of Chubb common stock in more than one brokerage account, or if you hold your shares of Chubb common stock in multiple ways (as a record holder and/or beneficial holder), you may have received more than one set of proxy materials. It is important that you return all proxy cards and voting instruction cards to make sure all your shares of Chubb common stock are voted.

(5)	If you have any questions or need assistance voting your shares of Chubb common stock, please contact Georgeson Inc., Chubb’s proxy solicitor, at 1-866-482-5136.

(6)	IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF CHUBB COMMON STOCK PROMPTLY.

Revocations

Shareholders of Record

If you are a shareholder of record of Chubb common stock or a holder of Plan Shares, you may change your vote at any time before your shares of Chubb common stock are voted in any of the following ways:

•	by voting via Internet or telephone at a later date (in which case only the later-submitted Chubb proxy will be counted and the earlier-submitted Chubb proxy will be revoked);

•	by completing, signing, dating and returning a new Chubb proxy card, which must be received before the shares of Chubb common stock are voted at the Chubb special meeting (in which case only the later-submitted proxy will be counted and the earlier-submitted proxy will be revoked);

•	by filing a timely written notice of revocation with the Corporate Secretary of Chubb at 15 Mountain View Road, Warren, NJ 07059; or

•	in person—you may attend the Chubb special meeting and cast your vote there (in which case any earlier-submitted Chubb proxy will be revoked). Attendance at the Chubb special meeting will not, in and of itself, constitute a vote or a revocation of a prior Chubb proxy.

Unless you attend the Chubb special meeting and vote your shares of Chubb common stock in person after you have submitted a prior Chubb proxy, we recommend that you revoke or amend your prior instructions in the same way you initially gave them—that is, by telephone, Internet or in writing. This will help to ensure that your shares of Chubb common stock are voted the way you have finally determined you wish them to be voted. If you revoke by mail or by using the telephone or Internet voting options, Chubb must receive the revocation before the Chubb special meeting begins. If you choose to revoke by mail, please make sure you have provided enough time for the replacement proxy to reach Chubb. Once the Chubb special meeting begins, you can only revoke your Chubb proxy in person. Once the polls close at the Chubb special meeting, the right to revoke ends.

Beneficial Holders

If you are a beneficial holder of Chubb common stock, you may change your vote by following the instructions provided to you by your bank, brokerage firm or other nominee and submit new voting instructions to such bank, brokerage firm or other nominee.

Solicitation of Proxies; Payment of Solicitation Expenses

Chubb will pay for the proxy solicitation costs related to the Chubb special meeting, except that Chubb and ACE will share equally the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger.

Chubb has engaged Georgeson Inc. to act as its proxy solicitor and to assist in the solicitation of proxies for the Chubb special meeting. Chubb has agreed to pay such proxy solicitor approximately $30,000 plus reasonable out-of-pocket expenses for such services and also will indemnify it against certain claims, costs, damages, liabilities, judgments and expenses.

Chubb may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Chubb common stock.

Chubb’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Where You Can Find the Voting Results

Chubb will publish the voting results of the Chubb special meeting in a Form 8-K that Chubb will file with the SEC within four business days of the Chubb special meeting. You can find the Form 8-K on Chubb’s website at www.chubb.com.

Questions and Additional Information

If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Chubb common stock or need additional copies of this joint proxy statement/prospectus or the enclosed Chubb proxy card, please contact Georgeson Inc., Chubb’s proxy solicitor, by calling toll-free at 1-866-482-5136.

Important Notice About Security

Before entering the Chubb special meeting, attendees may be asked to present a valid, government-issued photo identification (federal, state or local), such as a driver’s license or passport, and proof of beneficial ownership if they hold shares through a broker, bank or other nominee. Attendees may be subject to security inspections. Video and audio recording devices and other electronic devices will not be permitted at the Chubb special meeting.

ACE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Date, Time and Place

The ACE extraordinary general meeting will be held at 2:45 p.m. Central European Time on October 22, 2015, at the offices of ACE Limited, Baerengasse 32, CH-8001 Zurich, Switzerland. ACE will begin mailing these proxy materials on or about [     ], 2015 to all shareholders entitled to vote.

Agenda Items that Will Be Voted on at the ACE Extraordinary General Meeting

The following agenda items are scheduled to be voted on at the ACE extraordinary general meeting:

•	Agenda Item 1: Amendment of ACE’s Articles of Association Relating to Authorized Share Capital for General Purposes;

•	Agenda Item 2: Amendment of ACE’s Articles of Association to Change ACE’s Name to “Chubb Limited” Effective as of the Completion of the Merger;

•	Agenda Item 3: Approval of Issuance of New Shares of ACE for Purposes of the Merger with Chubb;

•	Agenda Item 4: Election of Four Additional Members of the ACE Board; and

•	Agenda Item 5: Approval of the Increased Maximum Compensation of ACE’s Board of Directors until the Next Annual General Meeting.

The ACE board unanimously recommends that you vote your shares “FOR” each of Agenda Items 1, 2, 3, 4 and 5 listed above.

Proxy Materials Are Available on the Internet

Important Notice Regarding the Availability of Proxy Materials for the ACE Extraordinary General Meeting to Be Held on October 22, 2015

This joint proxy statement/prospectus for the ACE extraordinary general meeting, the form of ACE proxy card and ACE’s 2014 Annual Report, which includes the statutory financial statements of ACE and ACE’s consolidated financial statements for the year ended December 31, 2014, will be available on ACE’s website in the Investor Information section at http://investors.acegroup.com/investor-information/shareholder-meeting-materials/default.aspx.

You may also request a printed copy of these proxy materials by any of the methods described under “Where You Can Find More Information.”

ACE Shareholders Entitled to Vote

September 10, 2015 is the record date for the ACE extraordinary general meeting. On that date, [     ] ACE common shares were outstanding. The ACE common shares are registered shares with a current par value of CHF 24.15 per share and are ACE’s only class of voting stock.

Beneficial owners of ACE common shares held in “street name” and shareholders of record with voting rights at the close of business on September 10, 2015 are entitled to vote at the ACE extraordinary general meeting, except as provided below.

•

If you are a beneficial holder of ACE common shares held in “street name” and ask to become a shareholder of record for those shares after September 10, 2015 but on or before October 9, 2015 and want to vote those shares at the ACE extraordinary general meeting, you will need to obtain a proxy for identification purposes. You can obtain a proxy from the registered voting rights record holder of those shares as of the record date of the ACE extraordinary general meeting.

•	If you are a record holder of ACE common shares (as opposed to a beneficial holder of shares held in “street name”) on the record date of the ACE extraordinary general meeting but sell your shares prior to October 9, 2015, you will not be entitled to vote those shares at the ACE extraordinary general meeting.

How Many Votes You Have

Generally, you have one vote for each ACE common share that you own. However, if you own Controlled Shares (as defined in ACE’s Articles of Association) that constitute 10 percent or more of the issued ACE common shares, then your voting rights with respect to those Controlled Shares will be limited, in the aggregate, to a voting power of approximately 10 percent of a voting class pursuant to a formula specified in Article 14 of ACE’s Articles of Association. ACE’s Articles of Association define Controlled Shares generally to include all shares of ACE directly, indirectly or constructively owned or beneficially owned by any person or group of persons.

The Difference between Holding Shares as a Shareholder of Record and as a Beneficial Owner

Most of ACE’s shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholders of Record

If your ACE common shares are registered directly in your name, as registered shares entitled to voting rights, in ACE’s share register operated by ACE’s transfer agent, Computershare Shareowner Services LLC, then you are considered, with respect to those shares, the shareholder of record. These proxy materials are sent to you directly by ACE. As the shareholder of record, you have the right to grant your voting proxy directly to the independent proxy (see “—How to Vote by Proxy Given to the Independent Proxy if You Are a Record Holder” below) or to grant a written, signed proxy to any person, who does not need to be a shareholder or to vote in person at the ACE extraordinary general meeting. If you are a shareholder of record, you may vote electronically through the Internet by following the instructions provided in the ACE proxy materials.

Beneficial Owners

If your ACE common shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of ACE common shares held in “street name.” Your broker, bank or other nominee forwards the proxy materials to you, since they are considered, with respect to those ACE common shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your ACE common shares and are also invited to attend the ACE extraordinary general meeting. However, since you are not the shareholder of record, you may only vote these ACE common shares in person at the ACE extraordinary general meeting if you follow the instructions described below under the heading “—How to Vote in Person at the ACE Extraordinary General Meeting.”

Your broker, bank or other nominee has enclosed directions for you to use in directing your broker, bank or other nominee as to how to vote your shares, which may contain instructions for voting by telephone or electronically through the Internet. For each of the ACE agenda items, your broker may not be permitted to vote your ACE common shares without voting directions from you.

Voting via the Internet, Mail or Telephone

You have a choice of voting over the Internet or voting by completing an ACE proxy card and mailing it in the return envelope provided. ACE encourages you to vote over the Internet because ACE can tabulate your vote faster than by mail. There are separate Internet arrangements depending on whether you are a shareholder of record or beneficial owner (holding your shares in “street name”).

•	If you are an ACE shareholder of record, you may vote electronically through the Internet by following the instructions provided on the proxy card included with the proxy materials mailed to you. Telephone voting for record holders is not permitted.

•	If you are a beneficial owner and hold your ACE common shares in “street name,” you may need to contact your bank or broker to determine whether you will be able to vote by telephone or electronically through the Internet.

The Internet voting procedures are designed to authenticate shareholders’ identities, to allow ACE shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly.

Whether or not you plan to attend the ACE extraordinary general meeting, ACE urges you to vote. Voting over the Internet, by telephone (in the case of beneficial owners) or by returning your ACE proxy card by mail will not affect your right to attend the ACE extraordinary general meeting.

How to Vote by Proxy Given to the Independent Proxy if You Are a Record Holder

If you are a record holder, then you may appoint the independent proxy to vote your ACE common shares by voting over the Internet or by requesting an ACE proxy card, completing it and mailing it in the return envelope provided. At ACE’s last annual general meeting, on May 21, 2015, Homburger AG was elected by ACE’s shareholders as ACE’s independent proxy until the conclusion of ACE’s 2016 annual general meeting. Homburger AG is a law firm located in Switzerland.

If you vote over the Internet or properly fill in your ACE proxy card appointing the independent proxy as your proxy and send it in time to vote, the independent proxy will vote your ACE common shares as you have directed. If you do not make specific choices on the Internet voting website or your signed proxy card, then the independent proxy will vote your ACE common shares as recommended by the ACE board with regard to the items listed in the notice of meeting.

If new agenda items (other than those in the notice of meeting) or new proposals or motions with respect to the ACE agenda items set forth in the notice of meeting are put before the ACE extraordinary general meeting, then the independent proxy will, acting as your proxy and in the absence of instructions otherwise, vote in accordance with the recommendation of the ACE board. At the time ACE began printing this joint proxy statement/prospectus, ACE knew of no matters that needed to be acted on at the ACE extraordinary general meeting other than those discussed in this joint proxy statement/prospectus. The independent proxy will not make statements, submit proposals or ask questions of the ACE board on behalf of ACE shareholders.

Whether or not you plan to attend the ACE extraordinary general meeting, ACE urges you to vote. Voting over the Internet or by returning your ACE proxy card will not affect your right to attend the ACE extraordinary general meeting.

In order to assure that your votes, as a record holder, are tabulated in time to be voted at the ACE extraordinary general meeting, you must complete your voting over the Internet or submit your ACE proxy card so that it is received by 6:00 p.m. Central European Time (12:00 noon Eastern Daylight Time) on October 21, 2015.

How to Give Voting Instructions if You Are a Beneficial Owner

If you are a beneficial owner of ACE common shares, the broker will ask you how you want your shares to be voted. If you give the broker instructions, the broker will vote your ACE common shares as you direct. If your broker does not receive instructions from you about how your ACE common shares are to be voted, one of two things can happen, depending on the type of proposal. Pursuant to the rules of the NYSE, brokers have discretionary power to vote your ACE common shares with respect to “routine” matters, but they do not have discretionary power to vote your ACE common shares on “non-routine” matters. For example, brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of directors unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker so that your ACE common shares are voted with respect to the proposals related to the merger, which will be treated as non-routine.

In order to assure that your votes, as a beneficial holder, are tabulated in time to be voted at the ACE extraordinary general meeting, you must submit your voting instructions by 11:59 p.m. Eastern Daylight Time on October 20, 2015 to ensure that your broker will be able to vote on time.

You May Revoke or Change Your Vote

If you change your mind after you vote, you may revoke or change your proxy by following the procedures described below.

•	For record holders wishing to change their proxy, vote again by following the instructions for Internet voting on the ACE proxy card, or send in a signed ACE proxy card with a later date. The latest received ACE proxy will be counted. If you are an ACE record holder, you may request a new ACE proxy card from ACE’s transfer agent, Computershare Shareowner Services LLC, by phone at +1 (877) 522-3752 (within the U.S.) or +1 (201) 680-6898 (outside the U.S.);

•	For record holders wishing to revoke their ACE proxy, send a letter revoking your ACE proxy directly to the independent proxy, Homburger AG, Attention: Dr. Claude Lambert, Prime Tower, Hardstrasse 201, P.O. Box 314, CH-8037 Zurich, Switzerland;

•	For beneficial owners, follow the voting instructions provided by your broker, bank or other nominee to change your ACE proxy and the latest received vote will be counted; to revoke your ACE proxy, contact your broker, bank or other nominee; or

•	Attend the ACE extraordinary general meeting to revoke your ACE proxy and vote in person, as described and following the instructions provided in “—How to Vote in Person at the ACE Extraordinary General Meeting” below.

If you wish to revoke or change your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

How to Vote in Person at the ACE Extraordinary General Meeting

You may vote ACE common shares held directly in your name as the shareholder of record in person at the ACE extraordinary general meeting. If you choose to vote your ACE common shares in person at the ACE extraordinary general meeting and you are a record holder, then you must bring your admission ticket (which you may obtain as described below) and government-issued identification such as a driver’s license or passport. You may also appoint another person to represent you at the ACE extraordinary general meeting through a written, signed proxy giving such person the right to vote the ACE common shares. Such person must bring that proxy, his or her government-issued identification, and an admission ticket to the ACE extraordinary general meeting.

You may vote ACE common shares beneficially owned and held in street name in person only if you obtain a signed proxy from the shareholder of record giving you the right to vote the ACE common shares. If your ACE common shares are held in the name of your broker, bank or other nominee, then you must bring to the ACE extraordinary general meeting government-issued identification and a written, signed proxy from the shareholder of record giving you the right to vote the shares. You must also request and bring an admission ticket.

To request an admission ticket to the ACE extraordinary general meeting, please contact ACE Investor Relations (by telephone at +1 (441) 299-9283, via e-mail at investorrelations@acegroup.com or by mail at ACE Investor Relations, ACE Limited, 17 Woodbourne Avenue, Hamilton HM08, Bermuda) and send proof of your stock ownership. For beneficial owners, proof of stock ownership is an account statement or letter from the broker, bank or other nominee indicating that you are the beneficial owner of the ACE common shares. To allow time for processing, please submit requests for admission tickets by October 15, 2015. Admission tickets are not transferable. You may contact ACE Investor Relations with any questions about the admission ticket process.

ACE reserves the right to deny admission to the ACE extraordinary general meeting to any ACE shareholder that does not present a valid admission ticket, government issued identification or any other required document described in this section.

Even if you plan to attend the ACE extraordinary general meeting, ACE recommends that you vote your ACE common shares in advance by submitting your proxy, so that your vote will be counted if you later decide not to attend the ACE extraordinary general meeting.

No Minimum Number of Votes Must Be Present to Hold the ACE Extraordinary General Meeting

There is no quorum requirement under Swiss law.

ACE Common Shares Are Not Subject to Share Blocking or Re-Registration

Neither share blocking nor re-registration is required in order to vote ACE common shares at the ACE extraordinary general meeting.

ACE does not impose trading restrictions as a condition of voting ACE common shares, does not require that ACE common shares be deposited with a custodian or sub-custodian in order to be voted and does not instruct any custodians or sub-custodians that may receive deposits of ACE common shares for voting to block those shares.

ACE common shares that are beneficially held do not need to be re-registered into the name of the beneficial owners in order to vote (see “—The Difference between Holding Shares as a Shareholder of Record and as a Beneficial Owner” above).

Shareholders holding ACE common shares directly (i.e. not as beneficial holder via street name) and who are not yet registered as shareholders with voting rights in ACE’s share register operated by ACE’s transfer agent, Computershare Shareowner Services LLC, must be properly registered in ACE’s share register in order to vote their ACE common shares directly. If you are a record holder and you received these proxy materials in the mail, then your ACE common shares are properly registered to vote.

Vote Required to Approve Each Agenda Item

The approval of each ACE agenda item requires the affirmative vote of a majority of the votes cast (in person or by proxy) at the ACE extraordinary general meeting, with the exception of Agenda Item 1, the

ACE authorized share capital proposal. Agenda Item 1, the ACE authorized share capital proposal, requires the affirmative vote of two-thirds of the votes present (in person or by proxy) at the ACE extraordinary general meeting.

How Votes Are Counted

For each ACE agenda item, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN” (and, with respect to agenda items with sub-parts, you may cast your vote separately for each sub-part). Here is how to make sure your votes are counted:

•	If you are a record holder and you sign your ACE proxy card (including by electronic signature in the case of Internet voting) with no further instructions, then you direct the independent proxy to vote your ACE common shares in accordance with the recommendations of the ACE board.

•	If you are a beneficial owner, and your ACE common shares are held by a broker, then it is important that you provide instructions to your broker so that your vote with respect to non-routine agenda items is counted. If you sign your broker voting instruction card with no further instructions, then your ACE common shares will be voted in the broker’s discretion with respect to routine matters but will not be voted with respect to non-routine matters. Because each of the ACE agenda items is considered a non-routine matter, your vote will not be counted unless you provide your broker with instructions for voting these agenda items.

How the Directors and Executive Officers of ACE Will Vote

At the close of business on the record date for the ACE extraordinary general meeting, ACE’s directors and executive officers owned and were entitled to vote an aggregate of [     ] ACE common shares, which represented [     ] percent of the outstanding ACE common shares. Each of ACE’s directors, nominees and executive officers has indicated their present intention to vote, or cause to be voted, their shares in favor of all of the agenda items at the ACE extraordinary general meeting.

As of the record date for the ACE extraordinary general meeting, Chubb did not own any ACE common shares.

The Effect of Broker Non-Votes and Abstentions

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular agenda item because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Abstentions and broker non-votes will not be considered in the vote and will not have an impact on any of the agenda items being voted upon at the ACE extraordinary general meeting, other than Agenda Item 1 (the ACE authorized share capital proposal), because the amendment of ACE’s Articles of Association requires an affirmative vote of two-thirds of the votes present (in person or by proxy) for approval. For Agenda Item 1, abstentions and broker non-votes will have the effect of an “against” vote because they will be counted as present but not “for” the Agenda Item.

Costs of Soliciting Proxies and Who Will Pay Them

ACE will pay all the costs of soliciting the proxies for the ACE extraordinary general meeting, except that ACE and Chubb will share equally the costs and expenses of printing and mailing the joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. Although ACE is mailing these proxy materials, ACE’s directors and employees may also solicit proxies by telephone, by fax or other electronic means of communication, or in person. They will not be paid any additional amounts for soliciting proxies. ACE will reimburse brokers, banks and nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. D.F. King & Co., Inc. is assisting ACE with the solicitation of proxies for a fee of $50,000 plus out-of-pocket expenses and fees for telephone solicitation, if used, and ACE will also indemnify D.F. King & Co., Inc. against certain claims, costs, damages, liabilities, judgments and expenses.

Where You Can Find the Voting Results

ACE will publish the voting results of the ACE extraordinary general meeting in a Form 8-K that ACE will file with the SEC within four business days following the ACE extraordinary general meeting. You can find the Form 8-K on ACE’s website at www.acegroup.com.

Communicating Directly with the ACE Board

The ACE board provides a process for shareholders, employees and other interested parties to send communications to the ACE board. If you want to contact the ACE board concerning accounting or auditing matters, then you may send an e-mail to the Chairman of the Audit Committee at Chmnaudit@acegroup.com. If you want to contact the ACE board about other matters, you may contact:

•	the ACE board,

•	the non-management and independent directors,

•	the Chairman of the ACE board,

•	the Lead Director,

•	the Chair of any ACE board committee, or

•	any other director.

As to other matters, you may send an e-mail to LeadDirector@acegroup.com. The Corporate Secretary also has access to these e-mail addresses. Alternatively, shareholders, employees and other interested parties may send written communications to the ACE board c/o Corporate Secretary, ACE Limited, Baerengasse 32, CH-8001 Zurich, Switzerland, although mail to Switzerland is not as prompt as e-mail. Communication with the ACE board may be anonymous. The Corporate Secretary will forward all anonymous communications to the ACE board to the Lead Director.

Organizational Matters Required by Swiss Law

Admission to the ACE Extraordinary General Meeting

Shareholders who are registered in ACE’s share register on September 10, 2015 will receive this joint proxy statement/prospectus and a proxy card from ACE’s share registrar. Beneficial owners of shares will receive proxy materials, as well as a voting instruction form, from their broker, bank, nominee or custodian acting as shareholder of record to indicate how they wish their shares to be voted.

In order to attend the ACE extraordinary general meeting in person, shareholders of record must bring their admission ticket (which may be obtained as described below) and government-issued identification such as a driver’s license or passport. An ACE shareholder may also appoint another person to represent him or her at the ACE extraordinary general meeting through a written, signed proxy giving such person the right to vote the ACE common shares. Such person must bring that proxy, his or her government-issued identification, and an admission ticket to the ACE extraordinary general meeting.

Beneficial owners who wish to vote in person at the ACE extraordinary general meeting must obtain a signed proxy from their broker, bank, nominee or other custodian that authorizes you to vote the ACE common shares held by them on your behalf. In addition, they must bring to the ACE extraordinary general meeting an admission ticket and government-issued identification.

Beneficial owners who have not obtained an ACE proxy from their broker or custodian are not entitled to vote in person at, or participate in, the ACE extraordinary general meeting.

Each ACE common share carries one vote. The exercise of the voting right is subject to the voting restrictions set out in ACE’s Articles of Association.

To request an admission ticket to the ACE extraordinary general meeting, please contact ACE Investor Relations (by telephone at +1 (441) 299-9283, via e-mail at investorrelations@acegroup.com or by mail at ACE Investor Relations, ACE Limited, 17 Woodbourne Avenue, Hamilton HM08, Bermuda) and send proof of your ACE share ownership. For beneficial owners, proof of ACE share ownership is an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the ACE common shares. To allow time for processing, please submit requests for admission tickets by October 15, 2015. Admission tickets are not transferable. You may contact ACE Investor Relations with any questions about the admission ticket process.

ACE reserves the right to deny admission to the ACE extraordinary general meeting to any ACE shareholder who does not present a valid admission ticket, government issued identification or any other required document described in this section.

Beneficial owners of ACE common shares held in “street name” and shareholders of record with voting rights at the close of business on September 10, 2015 are entitled to vote at the ACE extraordinary general meeting, except that ACE shareholders who, upon application, become registered as shareholders with respect to their shares in ACE’s share register after September 10, 2015 but on or before October 9, 2015 and wish to vote those shares at the ACE extraordinary general meeting will need to obtain a proxy for identification purposes from the registered voting rights record holder of those shares as of the record date of the ACE extraordinary general meeting to vote their shares in person at the ACE extraordinary general meeting. Alternatively they may also obtain the proxy materials by contacting ACE Investor Relations by telephone at +1 (441) 299-9283 or via e-mail at investorrelations@acegroup.com. Shareholders registered in ACE’s share register (as opposed to beneficial holders of shares held in “street name”) who have sold their shares prior to October 9, 2015 are not entitled to vote those shares at the ACE extraordinary general meeting.

Granting of Proxy to the Independent Proxy

If you are a shareholder of record and do not wish to attend the ACE extraordinary general meeting, you have the right to grant your voting proxy directly to the independent proxy, Homburger AG, Prime Tower, Hardstrasse 201, P.O. Box 314, CH-8032 Zurich, Switzerland, in the sense of Article 689c of the Swiss Code of Obligations, with the corresponding proxy card (including electronically). For further information, refer to “—How to Vote by Proxy Given to the Independent Proxy if You Are a Record Holder” above.

The proxies granted to the independent proxy by shareholders of record must be received no later than 6:00 p.m. Central European Time on October 21, 2015.

Registered ACE shareholders who have appointed the independent proxy as a proxy may not vote in person at the ACE extraordinary general meeting, or send a proxy of their choice to the ACE extraordinary general meeting, unless they revoke or change their proxies.

By signing the proxy card and if no other instructions are given, the ACE shareholder instructs the independent proxy to vote in favor of each agenda item as proposed by the ACE board. If a new agenda item or a new proposal for an existing agenda item is put before the ACE extraordinary general meeting and no other instructions are given, the ACE shareholder instructs the independent proxy to vote in accordance with the position of the ACE board. In case an ACE shareholder invalidates these general instructions and does not provide any other instructions, the independent proxy must abstain from voting.

Admission Office

The admission office opens on the day of the ACE extraordinary general meeting at 1:45 p.m. Central European Time. Shareholders of record attending the meeting are required to present the proof of admission described above in “—Organizational Matters Required by Swiss Law—Admission to the ACE Extraordinary General Meeting” at the entrance.

Annual Report of ACE Limited

The ACE Limited 2014 Annual Report containing ACE’s audited consolidated financial statements with accompanying notes and its audited statutory standalone financial statements prepared in accordance with Swiss law, ACE’s Swiss law compensation report, the statutory auditor’s report, as well as additionally required Swiss disclosures, is available on ACE’s website in the Investor Information section at http://investors.acegroup.com/investor-information/shareholder-meeting-materials/default.aspx. Copies of this joint proxy statement/prospectus may be obtained without charge by contacting ACE Investor Relations by telephone at +1 (441) 299-9283 or via e-mail at investorrelations@acegroup.com. Copies may also be obtained without charge by contacting ACE Investor Relations, or may be physically inspected, at the offices of ACE Limited, Baerengasse 32, CH-8001 Zurich, Switzerland.

Publication of Invitation in Switzerland

In accordance with Swiss law and ACE’s Articles of Association, the formal and authoritative invitation to the ACE extraordinary general meeting will be published at least 20 days prior to the ACE extraordinary general meeting in the Swiss Official Commercial Gazette.

PROPOSALS TO BE SUBMITTED TO ACE SHAREHOLDERS

Agenda Item 1: Amendment of ACE’s Articles of Association Relating to Authorized Share Capital for General Purposes

Introduction

The ACE board proposes approval of the amendment to Article 6(a) of ACE’s Articles of Association to authorize the ACE board to increase ACE’s share capital within two years following the ACE extraordinary general meeting to a maximum amount equal to CHF 3,984,750,000.00, which amount would be divided into 165,000,000 shares.

Agenda Item

The ACE board proposes approval of the following amendment to Article 6 of ACE’s Articles of Association:

“Artikel 6 Genehmigtes Kapital zu allgemeinen Zwecken	Article 6 Authorized Share Capital for General Purposes

(a)   Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis zum 22. Oktober 2017 im Maximalbetrag von CHF 3’984’750’000.00 durch Ausgabe von höchstens 165’000’000 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 24.15 je Aktie zu erhöhen.

(a)   The Board of Directors is authorized to increase the share capital from time to time until October 22, 2017 by an amount not exceeding CHF 3,984,750,000.00 through the issue of up to 165,000,000 fully paid up registered shares with a nominal value of CHF 24.15 each.

[(b)–(d)bleiben unverändert.]	[(b)–(d)remain unchanged.]”

Explanation

Chubb shareholders will receive a combination of cash and ACE common shares as consideration for the merger (see “The Merger—Merger Consideration”).

ACE shareholders approved authorized share capital for general purposes (CHF 3,381,000,000 or 140,000,000 shares) at ACE’s 2014 annual general meeting. Under Swiss law, shareholder authorization for share capital only lasts for two years, so the authorized share capital expires on May 15, 2016. ACE currently expects that it will issue fewer than 140,000,000 ACE common shares as non-cash consideration for the merger, and that the issuance will occur during the first quarter of 2016. However, it is possible that ACE may be obligated to issue more than 140,000,000 shares as non-cash consideration for the merger and that the merger may occur after May 15, 2016. Accordingly, in order to ensure that ACE has the capacity to issue sufficient ACE common shares when the merger occurs, ACE is seeking to amend Article 6(a) of its Articles of Association to provide for an increased amount of authorized share capital, which would be available until October 22, 2017.

The authorized share capital approved pursuant to this agenda item, or as may otherwise be approved by ACE shareholders, will be available for issuance at such times and for such purposes as the ACE board may deem advisable without further action by ACE’s shareholders, except as may be required by applicable laws or regulations, including NYSE requirements. For example, in addition to being available for issuance in connection with the merger, the additional authorized share capital will be available for issuance in connection with financings, acquisitions of other companies, stock dividends, raising capital following significant catastrophes that would otherwise have a material effect on ACE’s balance sheet or financial condition, or other corporate purposes.

If this agenda item is approved, ACE would nevertheless seek shareholder approval for share issuances to the extent required under NYSE rules. Under NYSE rules, shareholder approval is generally required for ACE to issue ACE common shares or securities convertible into or exercisable for ACE common shares in one or a series of related transactions if such shares represent 20 percent or more of the voting power or number of outstanding shares before the issuance. However, shares issued for cash in a public offering are excluded from this shareholder approval requirement, as are shares issued for cash in a private offering at a price at least equal to both the book value and market value of the shares. NYSE rules also require shareholder approval for an issuance of shares that would result in a change of control of ACE, as well as for share issuances in connection with certain benefit plans or related-party transactions.

Shareholders of a Swiss company are generally entitled to preemptive rights in connection with the issuance of shares, but Article 6 of ACE’s Articles of Association provides for exceptions in which shareholder preemptive rights in connection with any issuance of authorized share capital may be limited or withdrawn. While the issuance of ACE common shares in these circumstances could have the effect of reducing the current shareholders’ proportionate interest, ACE believes these specific exceptions to preemptive rights, if approved by the ACE board, would better position ACE to react to significant opportunities or occurrences, and are critical to ACE’s ability to operate and grow.

In addition to any NYSE requirements, if ACE shareholders approve this agenda item, ACE will nevertheless undertake not to issue, other than pursuant to the merger agreement (assuming ACE shareholders approve the ACE issuance proposal under Agenda Item 3, below), more than 68,000,000 shares (approximately 19.9 percent of its currently existing share capital) pursuant to Article 6 during the two-year period that the share capital authorization contained in Article 6 remains in effect without either providing ACE’s shareholders with the opportunity to exercise preemptive rights or seeking specific shareholder approval for such issuance. This undertaking by ACE applies only to ACE common shares issued pursuant to the authorization of share capital for general purposes set forth in Article 6, and not to ACE common shares issued pursuant to conditional share capital authorizations that already exist under the Articles of Association.

If the ACE issuance proposal is approved (see Agenda Item 3, below), the undertaking set forth in this agenda item will not require an additional approval for the issuance of ACE common shares to allow ACE to meet its obligations pursuant to the merger agreement.

As a Swiss company, ACE is required to submit both the English and the (authoritative) German versions of the proposed amendment to its Articles of Association, pursuant to which Article 6(a) of ACE’s Articles of Association would read as follows:

“Artikel 6 Genehmigtes Kapital zu allgemeinen Zwecken	Article 6 Authorized Share Capital for General Purposes

(a)   Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis zum 22. Oktober 2017 im Maximalbetrag von CHF 3’984’750’000.00 durch Ausgabe von höchstens 165’000’000 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 24.15 je Aktie zu erhöhen.

(a)   The Board of Directors is authorized to increase the share capital from time to time until October 22, 2017 by an amount not exceeding CHF 3,984,750,000.00 through the issue of up to 165,000,000 fully paid up registered shares with a nominal value of CHF 24.15 each.

[(b)–(d)bleiben unverändert.]	[(b)–(d)remain unchanged.]”

As noted above, the authorized share capital allows ACE to limit or withdraw ACE’s shareholders’ preemptive rights in specified and limited circumstances. Article 6 of ACE’s Articles of Association contains the following paragraphs, which remain unchanged:

“(b)	Increases through firm underwriting or in partial amounts are permitted. The issue price, the date of dividend entitlement, the type of consideration (including the contribution or underwriting in kind) as well as the allocation of non-exercised preemptive rights shall be determined by the Board of Directors.

(c)	The Board of Directors is authorized to exclude the preemptive rights of the shareholders and to allocate them to third parties in the event of the use of shares for the purpose of (1) mergers, acquisitions of enterprises or participations, financing and/or refinancing of such mergers and acquisitions and of other investment projects (including by way of private placements), (2) to improve the regulatory capital position of the company or its subsidiaries (including by way of private placements), (3) broadening the shareholder constituency or (4) for the purpose of the participation of employees.

(d)	The subscription and acquisition of registered shares out of authorized share capital for general purposes and any further transfers of registered shares shall be subject to the restrictions specified in Article 8 of the Articles of Association.”

A marked copy of Article 6 of ACE’s Articles of Association is included in Appendix B.

Voting Requirement

The affirmative “FOR” vote of two-thirds of the votes present (in person or by proxy) at the ACE extraordinary general meeting is required to approve this agenda item.

Recommendation

The ACE board unanimously recommends a vote “FOR” the ACE authorized share capital proposal.

Agenda Item 2: Amendment of ACE’s Articles of Association to Change ACE’s Name to “Chubb Limited” Effective as of the Completion of the Merger

Introduction

The ACE board proposes approval of the amendment to Article 1 of ACE’s Articles of Association to change ACE’s corporate name to “Chubb Limited” and to make conforming amendments to other provisions of ACE’s Articles of Association, in each case, subject to, and effective as of, the completion of the merger.

Agenda Item

The ACE board proposes approval of the following amendments to ACE’s Articles of Association, subject to, and effective as of, the completion of the merger:

Article 1:

“Artikel 1 Firma, Sitz und Dauer der Gesellschaft	Article 1 Corporate Name, Registered Office and Duration

Unter der Firma	Under the corporate name

Chubb Limited (Chubb AG) (Chubb SA)	Chubb Limited (Chubb AG) (Chubb SA)

besteht eine Aktiengesellschaft gemäss Artikel 620 ff. OR mit Sitz in Zürich. Die Dauer der Gesellschaft ist unbeschränkt.	a Company exists pursuant to art. 620 et seq. of the Swiss Code of Obligations (hereinafter “CO”) having its registered office in Zurich. The duration of the Company is unlimited.”

Article 24(b):    changing “the ACE Group” to “the Company and the group” (and in the German text, “der ACE Gruppe” to “der Gesellschaft und der Gruppe”).

Explanation

Under the merger agreement, ACE agreed to submit to its shareholders an amendment of ACE’s Articles of Association to change the name of ACE to “Chubb Limited.” The resolution for the amendment of Article 1 of ACE’s Articles of Association and other conforming amendments (i.e. Article 24(b)) are conditioned upon the completion of the merger. If the merger does not occur, for whatever reason, the amendment of Article 1 of ACE’s Articles of Association, and other conforming amendments, will not become effective.

Following completion of the merger, Chubb will continue to operate under its name while the combined company transitions to operate under the Chubb name globally. The ACE board believes it is in the best interests of ACE and its shareholders for ACE to change its name to the renowned Chubb name upon the completion of the merger, in acknowledgement of the distinctiveness and strength of the Chubb brand.

As a Swiss company, ACE is required to submit both the English and the (authoritative) German versions of the proposed amendment to its Articles of Association.

A marked copy of ACE’s Articles of Association showing changes to Article 1 and other conforming amendments is included in Appendix B.

Voting Requirement

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the ACE extraordinary general meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve the ACE name change proposal.

Recommendation

The ACE board unanimously recommends a vote “FOR” the ACE name change proposal to approve the amendment of ACE’s Articles of Association to change ACE’s name to “Chubb Limited” and to make conforming amendments to other provisions of ACE’s Articles of Association, in each case, subject to, and effective as of, the completion of the merger.

Agenda Item 3: Approval of Issuance of New Shares of ACE for Purposes of the Merger with Chubb

Agenda Item

The ACE board proposes approval of the issuance of ACE common shares pursuant to the merger agreement in accordance with:

•	NYSE rules; and

•	ACE’s undertaking set forth in its 2014 Proxy Statement not to issue more than 68,000,000 ACE common shares pursuant to Article 6 of its Articles of Association without either providing ACE’s shareholders with the opportunity to exercise preemptive rights or seeking specific shareholder approval for such issuance.

Explanation

Under the merger agreement, as consideration in the merger, each share of Chubb common stock owned by a Chubb shareholder (except for certain shares held by ACE, Chubb, or their subsidiaries) will be converted into the right to receive $62.93 in cash and 0.6019 of an ACE common share.

It is expected that, upon completion of the merger, Chubb shareholders will own approximately 30 percent of ACE common shares then outstanding (without giving effect to any ACE common shares held by Chubb shareholders prior to the merger). If the merger is completed, it is currently estimated that payment of the stock portion of the merger consideration will require ACE to issue 137 million ACE common shares, which represents more than 20 percent of the outstanding ACE common shares before the expected issuance.

Under NYSE rules, ACE may not issue shares representing 20 percent of the voting power or number of shares outstanding before the issuance without first obtaining shareholder approval. Additionally, in connection with the shareholder approval at ACE’s 2014 annual general meeting increasing its authorized share capital, ACE committed in its 2014 Proxy Statement not to issue more than 68,000,000 shares under Article 6 of its Articles of Association without either providing ACE’s shareholders with the opportunity to exercise preemptive rights or seeking specific shareholder approval for such issuance. The issuance of ACE common shares as consideration for the merger will be under Article 6 of ACE’s Articles of Association. As permitted under Article 6, the preemptive rights of shareholders with respect to this issuance will be excluded.

ACE is asking that its shareholders approve the ACE issuance proposal. The issuance of ACE common shares as consideration for the merger is necessary to complete the merger, and the approval of the ACE issuance proposal is required for that issuance to occur.

Voting Requirement

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the ACE extraordinary general meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve the ACE issuance proposal.

Recommendation

The ACE board unanimously recommends a vote “FOR” the ACE issuance proposal to approve the issuance of ACE common shares in accordance with NYSE rules and ACE’s 2014 Proxy Statement.

Agenda Item 4: Election of Four Additional Members of the ACE Board

Agenda Item

The ACE board proposes that subject to the completion of the merger the four nominees set forth below be individually elected to the ACE board, with terms beginning at completion of the merger and ending at ACE’s first annual general meeting following the completion of the merger.

New Nominees for Election

Sheila P. Burke

Faculty Research Fellow, John F. Kennedy School of Government, Harvard University

Age 64

Ms. Burke currently serves as a director on the Chubb board, the chair of its Governance Committee and a member of the Chubb board’s Executive Committee and Compensation Committee. Ms. Burke is a Faculty Research Fellow at the Malcolm Wiener Center for Social Policy, and has been a Member of Faculty at the John F. Kennedy School of Government, Harvard University, since 2007. She has been a Senior Public Policy Advisor at Baker, Donelson, Bearman, Caldwell & Berkowitz since 2009. From 2004 to 2007, Ms. Burke served as Deputy Secretary and Chief Operating Officer of the Smithsonian Institution. Ms. Burke previously was Under Secretary for American Museums and National Programs, Smithsonian Institution, from June 2000 to December 2003. She was Executive Dean and Lecturer in Public Policy of the John F. Kennedy School of Government, Harvard University, from November 1996 until June 2000. Ms. Burke served as Chief of Staff to the Majority Leader of the U.S. Senate from 1985 to 1996. Ms. Burke was, within the last five years, a member of the board of directors of WellPoint, Inc. (now Anthem Inc.).

Skills and Qualifications: Ms. Burke would bring an extensive knowledge of public policy matters and governmental affairs as well as significant experience in outside board service. In addition, Ms. Burke’s familiarity with Chubb as a result of her years of service on the Chubb board will be valuable to the ACE board’s oversight of the combined company following the merger.

James I. Cash, Jr.

Emeritus Professor of Business Administration, Harvard University

Age 67

Dr. Cash currently serves as a director on the Chubb board and as a member of the Chubb board’s Compensation Committee and Governance Committee. Dr. Cash is the emeritus James E. Robison Professor of Business Administration, Harvard University, and was a member of the Harvard Business School faculty from July 1976 to October 2003. He also currently serves on the board of directors of each of General Electric Company and Wal-Mart. He currently owns a private company: The Cash Catalyst, LLC. Dr. Cash serves as a special advisor or director of several private companies.

Skills and Qualifications: Dr. Cash would bring an extensive knowledge of information technology, including cyber security, strategic planning and international business operations and has significant outside board service and business experience. In addition, Dr. Cash’s familiarity with Chubb as a result of his years of service on the Chubb board will be valuable to the ACE board’s oversight of the combined company following the merger.

Lawrence W. Kellner

President, Emerald Creek Group, LLC

Age 56

Mr. Kellner currently serves as a director on the Chubb board, the chair of the Chubb board’s Audit Committee and a member of the Chubb board’s Executive Committee and Finance Committee. Mr. Kellner is President of Emerald Creek Group, LLC, a private equity firm. He served as Chairman and Chief Executive Officer of Continental Airlines, Inc. from December 2004 through December 2009. He served as President and Chief Operating Officer of Continental Airlines from March 2003 to December 2004, as President from May 2001 to March 2003 and as a member of Continental Airlines’ board of directors from May 2001 to December 2009. Mr. Kellner also served as Chief Financial Officer of Continental Airlines and is a former Certified Public Accountant who spent six years at Ernst & Whinney (now Ernst & Young). He is the non-executive Chairman of the board of directors of Sabre Corporation and serves on the board of directors of each of The Boeing Company and Marriott International, Inc.

Skills and Qualifications: Mr. Kellner would bring significant experience to the ACE board through his roles as Chairman and Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of a major public company and his outside board service and business activities. In addition, Mr. Kellner’s familiarity with Chubb as a result of his service on the Chubb board and role as chair of its Audit Committee will be valuable to the ACE board’s oversight of the combined company following the merger.

James M. Zimmerman

Retired Chairman and Chief Executive Officer, Federated Department Stores, Inc. (Macy’s)

Age 71

Mr. Zimmerman currently serves as Lead Director of the Chubb board and a member of the Chubb board’s Executive Committee and Compensation Committee. Mr. Zimmerman formerly served as Chairman and Chief Executive Officer of Federated Department Stores, Inc. (Macy’s). Mr. Zimmerman was Chairman of the Board of Federated from February 2003 until January 2004, Chairman and Chief Executive Officer from May 1997 to February 2003, and President and Chief Operating Officer from March 1988 to May 1997. He began his career with Federated in 1965 after graduating from Rice University in Houston, Texas. Mr. Zimmerman is also currently a member of the board of directors of Fossil, Inc. and within the last five years was a member of the board of directors of Furniture Brands International.

Skills and Qualifications: Mr. Zimmerman would bring extensive experience to the ACE board through his roles as Chairman and Chief Executive Officer of a major public company and his outside board service and business activities. In addition, Mr. Zimmerman’s familiarity with Chubb as a result of his service on the Chubb board and role as its Lead Director will be valuable to the ACE board’s oversight of the combined company following the merger.

Explanation

In the merger agreement, ACE agreed that, subject to the receipt of necessary shareholder approval, four current directors of Chubb would join the ACE board, with terms beginning at the completion of the merger and ending at the first annual general meeting following the completion of the merger. Under the merger agreement, ACE’s and Chubb’s respective obligations to complete the merger are conditioned on ACE’s shareholders voting to elect these four new directors. The four nominees are Sheila P. Burke, James I. Cash, Jr., Lawrence W. Kellner and James M. Zimmerman. As provided by the merger agreement, the four nominees were mutually selected by the Chief Executive Officer of Chubb, the Chief Executive Officer of ACE and the Lead Director of ACE.

Upon the recommendation of ACE’s Nominating & Governance Committee, the ACE board has nominated these four nominees for election at the ACE extraordinary general meeting with terms beginning at completion of the merger and ending at ACE’s first annual general meeting following the completion of the merger.

The ACE board currently consists of 14 directors. If all four nominees are elected, the ACE board will consist of 18 directors. The election of the four additional members of the ACE board is conditioned upon the completion of the merger. If the merger does not occur, for whatever reason, the election of the four additional members of the ACE board will not become effective.

ACE’s Articles of Association provide that the ACE board must consist of three to 20 members, the exact number to be determined by the general meeting of ACE shareholders.

Biographical information for each of the nominees is set forth below. There are no arrangements or understandings between any director and any other person pursuant to which any director was or is selected as a director or nominee.

There will be a separate vote on each nominee.

Information about ACE’s current directors, corporate governance and director and executive compensation is included in Appendix E to this joint proxy statement/prospectus.

Voting Requirement

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the ACE extraordinary general meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to elect each of the above nominees in this agenda item.

Recommendation

The ACE board unanimously recommends a vote “FOR” each of the above nominees to be elected to the ACE board, subject to completion of the merger.

Agenda Item 5: Approval of the Increased Maximum Compensation of ACE’s Board Until the Next Annual General Meeting

Agenda Item

The ACE board proposes to approve an increase, by $650,000, in the aggregate compensation for the members of the ACE board from the completion of the merger until ACE’s 2016 annual general meeting to provide for compensation for the four new members to be elected at the ACE extraordinary general meeting.

Explanation

Since 2015, Swiss law requires ACE shareholders to ratify, on an annual basis and in a separate binding vote, the maximum aggregate amount of compensation that can be paid, granted or promised to members of the ACE board. At ACE’s 2015 annual general meeting, ACE’s shareholders approved a maximum total of $4.2 million in aggregate compensation for the members of the ACE board until ACE’s 2016 annual general meeting. As described in Agenda Item 4, ACE is proposing to increase the number of directors on the ACE board from 14 to 18. The proposed increase, by $650,000, in aggregate compensation for the members of the ACE board represents a pro rata increase for four new directors for approximately six months. The six-month estimate will allow us to compensate new directors through ACE’s 2016 annual general meeting even in the event of completion of the merger earlier than the anticipated timeline. If this agenda item is approved, the maximum aggregate compensation for members of the ACE board until ACE’s 2016 annual general meeting will be $4.85 million; however, none of the additional aggregate compensation approved at the ACE extraordinary general meeting will be used to compensate ACE’s current directors. The increase in the aggregate compensation for the members of the ACE board is conditioned on the completion of the merger. Depending on the timing of the merger, less than the entire amount approved may be used to compensate the four new directors.

For additional information regarding the compensation of the ACE board, see “Director Compensation” in Appendix E.

Voting Requirement

The affirmative “FOR” vote of a majority of the votes cast (in person or by proxy) at the ACE extraordinary general meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

Recommendation

The ACE board unanimously recommends a vote “FOR” the ACE new director compensation proposal.

INFORMATION ABOUT THE COMPANIES

ACE Limited

Baerengasse 32

Zurich, Switzerland CH-8001

Telephone: +41 (0) 43 456 76 00

ACE Limited is the Swiss-incorporated holding company of ACE Group, one of the world’s largest multiline property and casualty insurance organizations. Zurich-based ACE and its direct and indirect subsidiaries operate in 54 countries and territories. The affiliated insurance companies of ACE Group provide distinct insurance and reinsurance products and services to a diverse group of clients ranging from multinational corporations to consumers. ACE serves multinational corporations and local businesses with property and casualty insurance and services; companies and affinity groups providing or offering accident and health insurance programs and life insurance to their employees or members; insurers managing exposures with reinsurance coverage; and individuals purchasing life, personal accident, supplemental health, homeowners, automobile, valuables, umbrella liability and other specialty insurance coverage.

William Investment Holdings Corporation

c/o ACE Group Holdings, Inc.

1133 Avenue of the Americas

New York, New York 10036

Telephone: 1-212-827-4400

Merger Sub, whose legal name is William Investment Holdings Corporation, is a newly-formed New Jersey corporation and an indirect, wholly owned subsidiary of ACE. Upon completion of the merger, in which Merger Sub will merge with and into Chubb, the separate existence of Merger Sub will terminate and Chubb will be an indirect wholly owned subsidiary of ACE.

The Chubb Corporation

15 Mountain View Road

Warren, New Jersey 07059

Telephone: 1-908-903-2000

Chubb was incorporated as a business corporation under the laws of the State of New Jersey in June 1967 and is a holding company for several separately organized property and casualty insurance companies referred to informally as the Chubb Group of Insurance Companies (the “P&C Group”). Chubb, through the P&C Group, is one of the largest property and casualty insurers in the United States and has a worldwide network of some 120 offices in 25 countries. Since 1882, insurance companies or predecessor companies included in the P&C Group have provided property and casualty insurance to businesses and individuals around the world. The P&C Group operates through three business units: Chubb Personal Insurance, Chubb Commercial Insurance and Chubb Specialty Insurance. Chubb Personal Insurance offers personal insurance products for homes and valuable articles (such as art and jewelry), fine automobiles and yachts, as well as personal liability insurance (both primary and excess). It also provides personal accident and limited supplemental health insurance to a wide range of customers, including businesses. Chubb Commercial Insurance offers a broad range of commercial insurance products, including multiple peril, primary liability, excess and umbrella liability, automobile, workers’ compensation and property and marine. Chubb Specialty Insurance offers a wide variety of specialized professional liability products for privately held and publicly traded companies, financial institutions, professional firms, healthcare and not-for-profit organizations. Chubb Specialty Insurance also offers surety products.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this joint proxy statement/prospectus as Appendix A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Transaction Structure

The ACE board and the Chubb board have approved the merger agreement. Pursuant to the merger agreement, Merger Sub will merge with and into Chubb, with Chubb continuing as the surviving corporation and a wholly owned indirect subsidiary of ACE. Upon consummation of the merger, and subject to the approval of the ACE director election proposal, four independent Chubb directors will join the ACE board, bringing the total number of ACE directors to 18. Following consummation of the merger, Chubb will continue to operate under its own brand and marketing names and, in conjunction with its integration plan, ACE will change its legal name to “Chubb Limited” and commence using Chubb’s brand and marketing names.

Merger Consideration

In the merger, each share of Chubb common stock owned by a Chubb shareholder (except for certain shares held by ACE, Chubb, or their subsidiaries) will be converted into the right to receive 0.6019 of an ACE common share and $62.93 in cash. The value of the stock component of the consideration that Chubb shareholders will receive will not be known at the time that Chubb shareholders vote to approve the merger agreement. It is anticipated that ACE shareholders and Chubb shareholders, in each case as of immediately prior to the merger, will hold approximately 70 percent and 30 percent, respectively, of the issued and outstanding ACE common shares immediately after completion of the merger, without giving effect to any ACE common shares held by Chubb shareholders prior to the merger.

The exact value of the stock portion of the merger consideration that Chubb shareholders receive will depend on the price of ACE common shares at the time the merger is completed. Based on the closing price of ACE common shares on [                    ], 2015, the last practicable date before the date of this joint proxy statement/prospectus, the value of the per share merger consideration payable to the holders of Chubb common stock was $[        ]. We urge you to obtain current market quotations for ACE common shares and Chubb common stock.

For each fractional share that would otherwise be issued, ACE will pay cash in an amount equal to the fraction of an ACE common share which the holder would otherwise be entitled to receive multiplied by the average closing price of ACE common shares on the NYSE as reported by The Wall Street Journal for the five full trading days ending on the day immediately preceding the date the merger is consummated. No interest will be paid or will accrue on cash payable to holders in lieu of fractional shares.

Background of the Merger

Each of the ACE board and the Chubb board, acting independently and with the advice of senior management, regularly discusses and reviews the business, strategic direction, performance and prospects of ACE and Chubb, respectively, in the context of developments in the property and casualty insurance industry and the competitive landscape in the markets in which ACE and Chubb respectively operate and elsewhere. The senior management of both companies has also at times presented and discussed with their respective boards or individual board members various potential strategic alternatives involving possible acquisitions or business combinations that could complement and enhance the competitive strengths and strategic positions of the respective companies. In this regard, members of senior management of each of ACE and Chubb have from time to time met or otherwise communicated informally with representatives of other financial institutions regarding industry trends and issues and the strategic direction of their respective companies, including on occasion discussing the possible benefits and issues arising from potential business combinations or other strategic transactions.

ACE was among the institutions with which members of Chubb’s senior management had informal communications from time to time, and Evan Greenberg, the Chairman and Chief Executive Officer of ACE, and John Finnegan, the Chairman, President and Chief Executive Officer of Chubb, met on an informal basis at industry events and otherwise to discuss the industry and each was generally familiar with the businesses and operations of the other’s company. Although the two had previously discussed the potential benefits of a strategic transaction, they had not engaged in any formal merger discussions. On June 2, 2015, Mr. Greenberg contacted a Senior Managing Director of Guggenheim Securities, whom Mr. Greenberg knew worked with Chubb on strategic matters, in order to convey ACE’s interest in exploring a combination with Chubb. Mr. Greenberg noted that ACE had spent considerable time analyzing the benefits that such a transaction would bring to both parties. Mr. Greenberg acknowledged that any such transaction would need to include a price reflecting a substantial premium to Chubb’s then current market price, and he indicated a willingness to pay a 25 percent premium to Chubb’s trading price, in a mix of cash and stock, which ACE might, if warranted by due diligence and further discussion, be willing to increase by up to an additional 5 percent. Mr. Greenberg briefly described his vision of the combined company, including the ongoing importance of the “Chubb” brand and the significance of Chubb’s Warren, New Jersey, headquarters, and requested that Guggenheim Securities relay to Mr. Finnegan ACE’s interest. Mr. Greenberg also expressed his appreciation of Chubb’s management and board of directors and what they had accomplished at Chubb, and indicated that he thought it would be important to have Mr. Finnegan continue to assist the combined company following any transaction. The Guggenheim Securities representative agreed to speak with Mr. Finnegan to relay ACE’s interest. Mr. Greenberg indicated that the Guggenheim Securities representative could contact ACE’s financial advisors at Morgan Stanley regarding any potential interest on the part of Chubb in engaging in discussions with ACE regarding a potential transaction. ACE then formally engaged Morgan Stanley to act as financial advisor in connection with a potential transaction.

Promptly following the meeting, the Guggenheim Securities representative reached out to Mr. Finnegan to convey the overture from ACE. In the subsequent days, Mr. Finnegan arranged a call with James Zimmerman, the Lead Director of the Chubb board, to inform him of ACE’s expression of interest in a potential transaction. Mr. Zimmerman agreed that Mr. Finnegan should meet with Mr. Greenberg and then brief the full Chubb board at its upcoming regularly scheduled board meeting. Following the discussion with Mr. Zimmerman, Mr. Finnegan called the Guggenheim Securities representative and indicated that he would be willing to meet with Mr. Greenberg to better understand ACE’s potential interest in a combination and vision for the combination so that he could inform the Chubb board of ACE’s interest. Mr. Finnegan noted to the Guggenheim Securities representative that the Chubb board had a regularly scheduled board meeting the following week. Mr. Finnegan requested that Guggenheim Securities arrange a meeting between Mr. Greenberg and himself in advance of that regular Chubb board meeting. Mr. Finnegan also requested that Guggenheim Securities contact ACE’s financial advisors to become better informed regarding ACE’s view of the benefits of the transaction and vision for the combined company. The Guggenheim Securities representative then called Mr. Greenberg and relayed Mr. Finnegan’s response.

On June 8, Mr. Finnegan and Mr. Greenberg met, together with representatives from Guggenheim Securities and Morgan Stanley. At the meeting, Mr. Greenberg set forth his vision for the combined company in detail, including among other things, his expectation that the combination of ACE and Chubb would create a global property and casualty insurance leader and that the combined company would have greater growth and earning power than the sum of ACE’s and Chubb’s businesses separately. Mr. Greenberg then reiterated his strong desire for a transaction and his view regarding pricing. At the conclusion of the meeting, Mr. Finnegan noted that he would inform the Chubb board of ACE’s interest and that the Chubb board would decide whether to engage in any further discussions, but noted that he did not believe a transaction at a 25 percent premium appropriately valued Chubb and the benefits of the combination and, in his view ACE needed to be at least at a 30 percent premium level. Mr. Greenberg responded by noting that ACE viewed a 25 percent premium on a deal of the size being proposed as a very aggressive price, and that the stock portion of the consideration would also allow the Chubb shareholders to participate in a stronger company with better prospects than Chubb on a stand-alone basis. Nonetheless, Mr. Greenberg agreed to continue to refine ACE’s analysis of the deal and its ability to increase to as much as a 30 percent premium.

On June 10, at a special telephonic meeting of the ACE board, Mr. Greenberg informed the ACE board of the status of discussions relating to the transaction and indicated that ACE had engaged financial and legal advisors (Morgan Stanley and Sullivan & Cromwell LLP) to provide advice and assistance in connection with the transaction.

On June 11, at a regularly scheduled meeting of the Chubb board, Mr. Finnegan informed the other directors in an executive session of the overture from ACE. Mr. Finnegan outlined for the Chubb board the broad terms of ACE’s indication of interest as described to him by Mr. Greenberg (and reflected in a letter dated June 10, 2015 from ACE to Chubb), including: a premium to Chubb’s trading price of 25 percent to as much as 30 percent; ACE’s vision for synergies at the combined company from revenues and cost savings, with an emphasis over the long-term on the benefits of positive revenue synergies rather than cost savings; ACE’s desire for the combined company to continue under the Chubb brand; three to four of the Chubb directors to join the ACE board; ACE’s desire to have Mr. Finnegan continue for a period post-closing in a role at the combined company that would include assistance and advice regarding merger integration; and ACE’s intent to continue to use Chubb’s Warren, New Jersey headquarters for a substantial portion of the combined company’s North American headquarters function. Following discussion among the other board members and Mr. Finnegan, the Chubb board expressed its approval in retaining Guggenheim Securities to act as Chubb’s financial advisor and Wachtell Lipton, Rosen & Katz (“Wachtell Lipton”) to act as Chubb’s legal advisor. The Chubb board authorized management to work with those advisors to engage in further exploratory discussions, commence a due diligence investigation of ACE and prepare for ACE’s due diligence investigation of Chubb.

Following the Chubb board meeting, Guggenheim Securities, Morgan Stanley, Sullivan & Cromwell LLP and Wachtell Lipton began to work with the management of Chubb and ACE to prepare for the due diligence and reverse due diligence efforts for the two companies.

On June 12, Sullivan & Cromwell LLP, on behalf of ACE, provided Wachtell Lipton with a draft non-disclosure agreement pursuant to which each company would keep information regarding the other party confidential, as well as a draft exclusivity agreement pursuant to which ACE requested that Chubb negotiate exclusively with ACE for a period through July 6, 2015 (with a potential extension period). Thereafter, Guggenheim Securities informed Morgan Stanley that Chubb was not prepared to entertain an exclusivity arrangement at this time because Chubb had not requested such authority from its board of directors.

On June 15, Mr. Greenberg and Mr. Finnegan spoke on this topic, and Mr. Greenberg informed Mr. Finnegan that he was not prepared to move forward other than on an exclusive basis in light of the substantial expense involved in due diligence and other transaction preparation efforts and the damage that a leak of a potential deal could have on ACE, which was a risk that would increase substantially in multiparty discussions. Mr. Finnegan stated that he would raise the possibility of an exclusive arrangement with the Chubb board, but that he could support it only if Mr. Greenberg would commit to a premium of at least 30 percent and would further commit to determine the premium, and fix the exchange ratio, based on the twenty-day volume weighted average trading price for each company’s shares prior to announcement in order to ensure absolute and relative pricing did not reflect any unusual short-term change in their respective trading prices. Following further discussion, Mr. Greenberg acknowledged that Chubb would only move forward with a transaction priced at a premium of at least 30 percent and committed, subject to completion of due diligence and confirmation of the transaction synergies, to the potential pricing framework and agreed to begin to prepare for due diligence in advance of the Chubb board’s consideration of the exclusivity proposal.

On June 15, ACE and Chubb also entered into a nondisclosure agreement, and the parties began to gather and exchange due diligence materials and arranged for a series of meetings involving the heads of certain business and operational functions.

On June 18, the Chubb board held a special telephonic meeting attended by members of Chubb’s management, representatives of Guggenheim Securities and representatives of Wachtell Lipton. Mr. Finnegan commenced the board meeting with an update regarding the discussions and developments that had occurred with ACE since the prior meeting, including the start of preliminary due diligence and ACE’s unwillingness to proceed on a non-exclusive basis. Following this discussion, representatives of Guggenheim Securities discussed the strategic opportunity, relative pricing and the relative contributions that each company would make to the combined company, the current industry and market environment, other potentially available strategic alternatives and various financial valuation metrics. A representative of Guggenheim Securities also discussed other industry participants, including both domestic and foreign insurance companies that might potentially be considered as transaction partners based on their business lines and size, and the potential for interest in a transaction with Chubb and the ability to offer a competitive price (both in terms of form and amount of consideration). The Guggenheim Securities representative noted it is unlikely that any of such other companies would have both the interest and the ability to undertake a transaction at a competitive price in light of current strategic focuses (including recent actions by some of them reflecting a desire to move away from the U.S. market), business models that were too divergent from Chubb’s, regulatory considerations, balance sheet strength, past strategic discussions and ability to sustain the trading price of any stock component of the merger consideration. Mr. Finnegan also reminded the Chubb board that Chubb had previously engaged in preliminary discussions with two companies regarding their interest in a potential transaction with Chubb and those companies had indicated potential pricing substantially below that under discussion with ACE. Following the Guggenheim Securities presentation and board discussion, Wachtell Lipton discussed the Chubb board’s fiduciary duties and other legal matters. Following further discussion, the Chubb board authorized management to continue to explore the potential transaction on an exclusive basis on the terms described to the Chubb board (but without an extension period). Later that day, the parties entered into an exclusivity agreement with a term expiring on July 6, 2015 (without any extension period).

On June 19, at a special telephonic meeting of the ACE board, Mr. Greenberg provided the ACE board with an update regarding the status of discussions with Chubb since the June 10 ACE board meeting and presented the ACE board with information relating to the transaction.

Following entry into the exclusivity agreement, ACE and Chubb, with the assistance of their financial and legal advisors, continued, through June 30, their respective due diligence and reverse due diligence investigations, including with respect to their expectations for the combined company. Also during this period, the ACE and Chubb management teams, along with their respective legal and financial advisors, negotiated the definitive documentation for the potential transaction and worked on various public and internal presentation materials, including the analyst presentation and press release. The two companies and their financial advisors also continued to discuss pricing, the various sources for and amounts of synergy opportunities and the ability to realize those opportunities over time. Among other things, the parties continued to work to validate the long-term, positive (revenue) synergies of a combination, as well as the ability to achieve cost savings at the combined company.

On June 30, 2015, the ACE board held a special meeting attended by members of ACE’s management, representatives of Morgan Stanley and representatives of Sullivan & Cromwell LLP. Mr. Greenberg, along with ACE’s Chief Financial Officer and General Counsel, presented the material terms of the transaction, including the proposed consideration, and provided an overview of the draft merger agreement and the proposed post-merger arrangements between ACE and Mr. Finnegan. Mr. Greenberg and members of senior management also described the due diligence process between the two institutions and summarized the results of ACE’s due diligence of Chubb. Representatives of Morgan Stanley reviewed with the ACE board Morgan Stanley’s financial analysis, as more fully described below under the heading

“—Opinion of ACE’s Financial Advisor,” and rendered to the ACE board its oral opinion, subsequently confirmed in writing, that, as of June 30, and based upon and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its written opinion, the consideration to be paid by ACE pursuant to the merger agreement was fair, from a financial point of view, to ACE. Sullivan & Cromwell LLP discussed with the ACE board the legal framework for the ACE board’s consideration of the transaction, based on discussions between Sullivan & Cromwell LLP and ACE’s Swiss counsel, Baer & Karrer AG, and related matters. After discussion, and in light of the ACE board’s review and consideration of the factors described under “ACE’s Reasons for the Merger; Recommendation of the ACE board,” the ACE board determined that the merger and the merger agreement were consistent with, and would further, ACE’s business strategies and goals and approved the merger and merger agreement. The ACE board also determined that the merger and merger agreement were in the best interests of ACE and ACE’s shareholders and unanimously recommended that ACE shareholders vote in favor of the proposals to amend ACE’s Articles of Association relating to authorized share capital, approve the issuance of ACE common shares pursuant to the merger agreement, elect four current directors of Chubb as new directors of ACE effective as of the completion of the merger, and increase the aggregate compensation for members of the ACE Board to provide compensation for the four new directors.

On June 30, 2015, the Chubb board held a special meeting attended by members of Chubb’s management, representatives of Guggenheim Securities and representatives of Wachtell Lipton. Mr. Finnegan updated the Chubb board regarding the discussions and negotiations with ACE since the prior board meeting, including the proposed pricing, the proportions of cash and stock to be paid as merger consideration, and the determination that the number of Chubb directors to join the ACE board would be four. Mr. Finnegan and members of senior management also described the due diligence process between the two institutions and summarized the results of Chubb’s due diligence of ACE. Representatives of Guggenheim Securities then reviewed with the Chubb board Guggenheim Securities’ financial analysis of the merger consideration, as more fully described below under the heading “—Opinion of Chubb’s Financial Advisor,” and rendered to the Chubb board its oral opinion, subsequently confirmed in writing, that, as of that date and based on and subject to various assumptions, matters considered and limitations described in the opinion, the merger consideration was fair, from a financial point of view, to the common shareholders of Chubb. Wachtell Lipton then discussed with the Chubb board the legal principles and standards applicable to its consideration of the proposed merger and reviewed the proposed merger agreement as well as the proposed post-merger arrangements between ACE and Mr. Finnegan. After discussion, and in light of the Chubb board’s review and consideration of the factors described under “—Chubb’s Reasons for the Merger; Recommendation of the Chubb board,” the Chubb board unanimously determined that the merger and the other transactions contemplated by the merger agreement were advisable and in the best interests of Chubb and its common shareholders and its other constituencies, and, subject to finalization of transaction documentation consistent with the terms presented to the Chubb board, the Chubb board unanimously approved and adopted the merger and determined to recommend that Chubb common shareholders approve and adopt the merger agreement.

Later that day, following the completion of definitive transaction documentation, the parties entered into the merger agreement on June 30 and, on July 1, issued a joint press release announcing the merger.

Chubb’s Reasons for the Merger; Recommendation of the Chubb Board

After careful consideration, the Chubb board unanimously determined that the merger agreement, and the transactions contemplated by the merger agreement, including the merger, were advisable, fair to and in the best interests of Chubb, its shareholders and its other constituencies, and approved and adopted the merger agreement and the other transactions contemplated by the merger agreement, including the merger. The Chubb board unanimously recommends that its shareholders vote “FOR” the Chubb merger agreement proposal. In reaching its decision to approve and recommend the approval of the merger agreement and the transactions contemplated by the merger agreement, the Chubb board consulted with certain members of Chubb’s management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

•	the fact that the per share merger consideration (1) had an implied value of $125.87 using ACE’s 20-day volume weighted average share price for the period ending June 30, 2015, representing an approximately 32 percent premium to the Chubb common stock’s closing price of $95.14 on June 30, 2015 and (2) had an implied value of $124.13 based on ACE’s closing price of $101.68 on June 30, 2015, representing an approximately 30 percent premium to the Chubb common stock’s closing price of $95.14 on June 30, 2015;

•	the financial presentation of Chubb’s financial advisor, Guggenheim Securities, to the Chubb board on June 30, 2015, and the separate opinion of Guggenheim Securities delivered to the Chubb board, that as of such date and based on and subject to certain assumptions, limitations, qualifications and other conditions, the merger consideration was fair, from a financial point of view, to the common shareholders of Chubb, as further described under “—Opinion of Chubb’s Financial Advisor” below;

•	the fact that the cash component of the merger consideration offers Chubb shareholders the opportunity to realize cash valued at approximately 66% of the June 30, 2015 value of the Chubb common stock providing immediate cash value;

•	the fact that the stock component of the merger consideration offers Chubb shareholders the opportunity to participate in the future growth and opportunities of the combined company;

•	the potential for Chubb’s shareholders, as future ACE shareholders, to benefit to the extent of their interest in the combined company from the synergies of the merger and the anticipated pro forma impact of the merger, and the expectation that the merger will be immediately accretive to ACE’s earnings per share and book value and accretive to earnings per share on a double-digit basis and accretive to return on equity within three years after the consummation of the merger;

•	the view that the shared core values of Chubb and ACE, including both companies’ prudent risk culture, strong commitment to client service and focus on building solid client relationships, would assist in integration and operating the combined company post-closing to the benefit of Chubb shareholders as future ACE shareholders;

•	the fact that the combined company will assume the Chubb name (see “—Transaction Structure” above);

•	the fact that Chubb’s headquarters in Warren, New Jersey, will house a substantial portion of the headquarters function for the combined company’s North American division;

•	the view that the combined company will create a global leader in commercial and personal property and casualty insurance, with enhanced growth and earning power and an exceptional balance of products as a result of greater diversification and a product mix with reduced exposure to individual products or geographies;

•	the view that the combined company will remain a growth company with complementary products, distribution, and customer segments, a shared commitment to underwriting discipline and outstanding claims service, and substantially increased data to drive new, profitable growth opportunities in both developed and developing markets around the world;

•	the view that Chubb and ACE have complementary capabilities, assets and geographic footprints;

•	the belief that the merger would accelerate the accomplishment of a variety of key elements of Chubb’s strategic plan, promoting both continuity and growth and enabling the maintenance of, and even strengthening, Chubb’s value proposition by drawing upon the combined company’s compatible competencies, talented employees and combined resources;

•	the Chubb board’s familiarity with and understanding of Chubb’s business, results of operations, asset quality, financial and market position and its expectations concerning Chubb’s future earnings and prospects;

•	the results of the due diligence review of ACE’s businesses and operations, including the information and discussions regarding ACE’s business, results of operations, financial and market position and future earnings and prospects;

•	the historical and then-current trading prices and volumes of each of Chubb’s common stock and ACE’s common stock;

•	the Chubb board’s familiarity with and understanding of the industry and the current and prospective environment in which each of Chubb and ACE operate, including foreign, domestic and local economic conditions, the competitive and regulatory environments for insurance companies generally, and the likely effect of these factors on Chubb both with and without the merger;

•	the regulatory and other approvals required in connection with the merger, and the expectation that such approvals could be received in a reasonably timely manner and without the imposition of burdensome conditions;

•	the Chubb board’s ongoing evaluation, with the assistance of its financial advisor, of strategic alternatives available to Chubb for maximizing value over the long term and the potential risks, rewards and uncertainties associated with such alternatives, and the Chubb board’s belief that the proposed merger with ACE was the best value reasonably available to Chubb shareholders;

•	the Chubb board’s view that, given recent trends in the P&C insurance industry, if Chubb did not enter into a transaction with ACE at this time, ACE would likely seek to enter into an alternative transformative transaction with another P&C insurance company, thereby limiting Chubb’s future strategic options;

•	the terms and conditions of the merger agreement and the course of negotiations of the merger agreement, including, among other things, the per share merger consideration (see “—Merger Consideration” and “—Background of the Merger” above), the cash and stock mix and the fixed exchange ratio, the ability of the Chubb board, under certain circumstances, to change its recommendation to Chubb shareholders regarding the merger (see “The Merger Agreement—Covenants and Agreements”), the conditions to closing (see “The Merger Agreement—Conditions to the Merger”), the ability of Chubb to terminate the merger agreement under certain circumstances (see “The Merger Agreement—Termination”), the possibility that Chubb would be required to pay a termination fee under certain circumstances, as well as the Chubb board’s belief that the termination fee is not likely to significantly deter another party from making a superior acquisition proposal (see “The Merger Agreement—Effect of Termination and Termination Fee”) and that Chubb’s shareholders will have an opportunity to vote on the merger and that their approval is a condition to completion of the merger (see “The Merger Agreement—Conditions to the Merger”);

•	the risk that the merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either party’s control;

•	the potential risk of diverting management attention and resources from the operation of Chubb’s business to the merger, and the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger;

•	the terms of the merger agreement that restrict Chubb’s ability to solicit alternative transactions, as discussed under “The Merger Agreement—Covenants and Agreements”;

•	the potential risks and costs associated with successfully integrating Chubb’s business, operations and workforce with those of ACE, including the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected timeframe; and

•	the other risks described under the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

In considering the recommendation of the Chubb board, you should be aware that certain directors and officers of Chubb may have interests in the merger that are different from, or in addition to, interests of shareholders of Chubb generally and may create potential conflicts of interest. The Chubb board was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to Chubb’s shareholders that they vote in favor of the Chubb merger agreement proposal. See “—Interests of Chubb Directors and Executive Officers in the Merger.”

This discussion of the information and factors considered by the Chubb board includes the material factors considered by the Chubb board, but it is not intended to be exhaustive and may not include all the factors considered by the Chubb board. In view of the wide variety of factors considered, and the complexity of these matters, the Chubb board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve and adopt the merger agreement, and the transactions contemplated by the merger agreement, including the merger. Rather, the Chubb board viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it, including discussions with, and questioning of, Chubb’s management and its financial and legal advisors. In addition, individual members of the Chubb board may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the Chubb board and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section titled “Cautionary Statement Regarding Forward-Looking Statements.” For the reasons set forth above, the Chubb board unanimously recommends that the Chubb shareholders vote “FOR” the Chubb merger agreement proposal.

Opinion of Chubb’s Financial Advisor

Overview

Pursuant to an engagement letter dated as of June 15, 2015, Chubb retained Guggenheim Securities to act as Chubb’s financial advisor with respect to the potential sale of or merger involving Chubb to any potential acquirer or with any potential merger partner. In selecting Guggenheim Securities as its financial advisor, Chubb considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the financial institutions industry. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

At the June 30, 2015 meeting of the Chubb board, Guggenheim Securities delivered its oral opinion, which subsequently was confirmed in writing, to the effect that, as of June 30, 2015 and based on the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the merger consideration was fair, from a financial point of view, to the common shareholders of Chubb.

This description of Guggenheim Securities’ opinion is qualified in its entirety by the full text of the written opinion, which is attached as Appendix C to this joint proxy statement/prospectus and which you should read carefully and in its entirety. Guggenheim Securities’ written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities’ written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.

In reading the discussion of Guggenheim Securities’ opinion set forth below, you should be aware that such opinion:

•	was provided to the Chubb board (in its capacity as such) for its information and assistance in connection with its evaluation of the merger consideration;

•	did not constitute a recommendation to the Chubb board with respect to the merger;

•	does not constitute advice or a recommendation to any holder of Chubb or ACE common shares as to how to vote in connection with the merger or otherwise;

•	did not address Chubb’s underlying business or financial decision to pursue the merger, the relative merits of the merger as compared to any alternative business or financial strategies that might exist for Chubb, the financing of the merger or the effects of any other transaction in which Chubb might engage;

•	addressed only the fairness, from a financial point of view, of the merger consideration to the common shareholders of Chubb;

•	expressed no view or opinion as to (i) any other term or aspect of the merger, the merger agreement or any other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the merger or (ii) the fairness, financial or otherwise, of the merger to, or of any consideration to be paid to or received by, the holders of any class of securities, creditors or other constituencies of Chubb; and

•	expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Chubb’s or ACE’s directors, officers or employees, or any class of such persons, in connection with the merger relative to the merger consideration pursuant to the merger agreement or otherwise.

In the course of performing its reviews and analyses for rendering its opinion, Guggenheim Securities:

•	reviewed a draft of the merger agreement dated as of June 29, 2015;

•	reviewed certain publicly available business and financial information regarding each of Chubb and ACE;

•	reviewed certain non-public business and financial information regarding Chubb’s and ACE’s respective businesses and prospects, as prepared and provided to Guggenheim Securities by Chubb’s and ACE’s senior management, respectively;

•	reviewed selected Wall Street equity research financial forecasts regarding each of Chubb and ACE, including certain adjustments thereto and illustrative extrapolations thereof, in each case as discussed with and approved by Chubb’s and ACE’s senior management, respectively (such forecasts, as so adjusted and including any such extrapolations, are referred to herein as the “forecasts”);

•	reviewed certain estimated incremental financial impacts (the “estimated incremental financial impacts”) expected to result from the merger, including certain (i) potential revenue enhancements, cost savings and other combination benefits, (ii) estimated costs to achieve such synergies and (iii) estimated financing impacts associated with the merger, in each case as prepared and provided to Guggenheim Securities by ACE’s senior management and discussed with Chubb’s senior management;

•	discussed with Chubb’s and ACE’s senior management their strategic and financial rationale for the merger as well as their views of Chubb’s and ACE’s respective businesses, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volumes of the shares of common stock of Chubb and ACE;

•	compared the financial performance of Chubb and ACE and the trading multiples and trading activity of the common shares of Chubb and ACE with corresponding data for certain other publicly traded companies that Guggenheim Securities deemed relevant in evaluating Chubb and ACE;

•	reviewed the valuation and financial metrics of certain mergers and acquisitions that Guggenheim Securities deemed relevant in evaluating the merger;

•	performed dividend discount analyses based on the forecasts and the estimated incremental financial impacts;

•	reviewed the pro forma financial results, financial condition and capitalization of ACE giving effect to the merger, as prepared and provided to Guggenheim Securities by ACE’s senior management and discussed with Chubb’s senior management; and

•	conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

With respect to the information used in arriving at its opinion, Guggenheim Securities notes that:

•	Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, the forecasts, the estimated incremental financial impacts, other estimates and other forward-looking information) furnished by or discussed with Chubb and ACE or obtained from reputable public sources, data suppliers and other third parties.

•	Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, the forecasts, the estimated incremental financial impacts, other estimates and other forward-looking information), (ii) expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of the forecasts, the estimated incremental financial impacts, other estimates and other forward-looking information or the assumptions upon which they were based, (iii) relied upon the assurances of Chubb’s and ACE’s (as the case may be) senior management that they were unaware of any facts or circumstances that would have made such information (including, without limitation, the forecasts, the estimated incremental financial impacts, other estimates and other forward-looking information) incomplete, inaccurate or misleading and (iv) assumed, with the consent of Chubb’s senior management, that the estimated incremental financial impacts had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of ACE’s senior management as to the expected realization of such estimated incremental financial impacts.

•	Neither Chubb nor ACE furnished Guggenheim Securities with any internally generated stand-alone financial forecasts for Chubb or ACE, other than, in the case of Chubb, financial projections for 2015 dated January 26, 2015, which the management of Chubb advised Guggenheim Securities were the basis of Chubb’s 2015 operating income per share guidance that Chubb publicly disclosed on January 29, 2015, and which Guggenheim Securities did not rely on in conducting its analysis (these financial projections are the same as those described in the first sentence of the first paragraph on page 96 below, under “Opinion of ACE’s Financial Advisor”). Accordingly, at the direction of Chubb’s senior management, Guggenheim Securities based its forward-looking analyses for purposes of its opinion on the forecasts. Guggenheim Securities was advised by Chubb’s and ACE’s respective senior management, and Guggenheim Securities assumed, that such forecasts represented a reasonable basis upon which to evaluate the business and financial prospects of Chubb and ACE, respectively. Guggenheim Securities expressed no view, opinion, representation, guaranty or warranty of any kind (in each case, express or implied) regarding (i) the reasonableness or achievability of such forecasts or the assumptions on which they were based or (ii) the selection of the specific Wall Street equity research analyst reports from which such forecasts were derived.

•	In addition, with respect to (i) the forecasts, the estimated incremental financial impacts, other estimates and other forward-looking information furnished by or discussed with Chubb and ACE, Guggenheim Securities assumed that such forecasts, estimated incremental financial impacts, other estimates and other forward-looking information had been reviewed by the Chubb board with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with rendering its opinion and (ii) financial forecasts, other estimates and/or other forward-looking information obtained by Guggenheim Securities from public sources, data suppliers and other third parties, Guggenheim Securities assumed that such information was reasonable and reliable.

Guggenheim Securities also notes certain other considerations with respect to its engagement and its opinion:

•	During the course of Guggenheim Securities’ engagement, it was not asked by the Chubb board to, and Guggenheim Securities did not, solicit indications of interest from any potential strategic acquirers or merger partners regarding a potential transaction with Chubb, although in rendering its opinion Guggenheim Securities considered certain discussions that Chubb and/or its representatives had had with certain third parties from time to time.

•	In arriving at its opinion, Guggenheim Securities did not perform or obtain any independent appraisal or assessment of the fair market value of the assets (including the respective investment portfolios) or liabilities (including the respective insurance-related reserves or any contingent, derivative or off-balance sheet liabilities) of Chubb or ACE or the solvency or fair value of Chubb or ACE, nor was Guggenheim Securities furnished with any such appraisals or assessments. Guggenheim Securities (i) is not an actuarial firm and, accordingly, its professionals are not experts in the evaluation of insurance-related reserves (whether with respect to potential losses, loss adjustment expenses or otherwise), (ii) did not (and did not attempt to) independently evaluate or actuarially determine Chubb’s and ACE’s respective insurance-related reserves or the adequacy thereof and (iii) did not (and did not attempt to) independently evaluate any actuarial assumptions with respect to such insurance-related reserves. Guggenheim Securities assumed that the insurance-related reserves included in the most recent audited annual and unaudited quarterly balance sheets of Chubb and ACE reflected the best then-currently available estimates and judgments of Chubb’s and ACE’s respective senior management as to the adequacy of such insurance-related reserves, and Guggenheim Securities expressed no view or opinion regarding any of the foregoing matters.

•	Guggenheim Securities did not express any view or render any opinion regarding the tax consequences to Chubb, ACE or their respective shareholders of the merger. Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in Guggenheim Securities’ opinion should be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of Chubb, ACE and their respective advisors with respect to such matters.

•	Guggenheim Securities further assumed that:

•	In all respects material to its analyses, (i) the final executed form of the merger agreement would not differ from the draft that Guggenheim Securities reviewed, (ii) Chubb and ACE will comply with all terms of the merger agreement and (iii) the representations and warranties of Chubb and ACE contained in the merger agreement were true and correct and all conditions to the obligations of each party to the merger agreement to consummate the merger will be satisfied without any waiver thereof; and

•	The merger will be consummated in a timely manner and in accordance with the terms of the merger agreement, without any limitations, restrictions, conditions, amendments or modifications (regulatory, tax-related or otherwise) that would have an adverse effect on Chubb or ACE or the merger in any way material to Guggenheim Securities’ analyses.

•	Guggenheim Securities did not express any view or opinion as to the price or range of prices at which the shares of common stock or other securities of Chubb and ACE may trade at any time, including, without limitation, subsequent to the announcement or consummation of the merger.

Summary of Valuation and Financial Analyses

Overview of Valuation and Financial Analyses

This Summary of Valuation and Financial Analyses presents a summary of the principal valuation and financial analyses performed by Guggenheim Securities and presented to the Chubb board in connection with Guggenheim Securities’ rendering of its opinion. Such presentation to the Chubb board was supplemented by Guggenheim Securities’ oral discussion, the nature and substance of which may not be fully described herein.

Guggenheim Securities performed its valuation and financial analyses based on Chubb’s and ACE’s respective 20-day volume-weighted average prices (the “VWAP”) and closing stock prices as of June 29, 2015 (the last trading day prior to the Chubb board meeting to consider the merger). As of such date, Chubb and ACE had not yet determined the ultimate merger consideration, including the precise exchange ratio for the per share stock consideration and the precise per share cash consideration components of the merger consideration, because those numbers were to be based on (and ultimately were based on) the VWAPs immediately preceding announcement of the transaction. Accordingly, for purposes of its valuation and financial analyses, Guggenheim Securities assumed that the merger consideration would be comprised of (i) 0.6010 of an ACE common share for each share of Chubb common stock plus (ii) $62.99 in cash for each share of Chubb common stock (as compared to the ultimately determined merger consideration comprised of (y) 0.6019 of an ACE common share for each share of Chubb common stock plus (z) $62.93 in cash for each share of Chubb common stock). With respect to rendering its opinion, Guggenheim Securities considered the differences between the aforementioned assumed merger consideration and the ultimately determined merger consideration to be immaterial.

Some of the valuation and financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such valuation and financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities’ valuation and financial analyses.

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant valuation and financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the valuation and financial analyses set forth below, without considering such analyses as a whole, would in Guggenheim Securities’ view create an incomplete and misleading picture of the processes underlying the valuation and financial analyses considered in rendering Guggenheim Securities’ opinion.

In arriving at its opinion, Guggenheim Securities:

•	based its valuation and financial analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions, capital markets considerations and industry-specific and company-specific factors, all of which are beyond the control of Chubb, ACE and Guggenheim Securities;

•	did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;

•	considered the results of all of its valuation and financial analyses and did not attribute any particular weight to any one analysis or factor; and

•	ultimately arrived at its opinion based on the results of all of its valuation and financial analyses assessed as a whole and believed that the totality of the factors considered and the various valuation and financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view, of the merger consideration to the common shareholders of Chubb.

With respect to the valuation and financial analyses performed by Guggenheim Securities in connection with rendering its opinion:

•	Such valuation and financial analyses, particularly those based on estimates and forecasts, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•	None of the selected publicly traded companies used in the peer group trading valuation analysis and financial benchmarking described below is identical or directly comparable to Chubb or ACE, and none of the selected precedent merger and acquisition transactions used in the precedent merger and acquisitions transaction analysis described below is identical or directly comparable to the merger; however, such companies and transactions were selected by Guggenheim Securities because, among other reasons, they represented or involved target companies which may be considered to have some similarities, for purposes of Guggenheim Securities’ valuation and financial analyses, to Chubb and ACE based on Guggenheim Securities’ familiarity with the property and casualty insurance sector.

•	In any event, peer group trading valuation analysis and financial benchmarking and precedent merger and acquisition transaction analysis are not mathematical; rather, such analyses involve complex considerations and judgments concerning the differences in business, financial, operating and capital markets-related characteristics and other factors regarding the peer group companies and precedent merger and acquisition transactions to which Chubb, ACE and the merger were compared.

•	Such valuation and financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

Certain Definitions

Throughout this Summary of Valuation and Financial Analyses, the following financial terms are used in connection with Guggenheim Securities’ various valuation and financial analyses:

•	AOCI: means accumulated other comprehensive income per the relevant company’s most recently available balance sheet.

•	Book value: means reported common equity per the relevant company’s most recently available balance sheet divided by such company’s net diluted shares (i.e., outstanding common shares plus in-the-money stock options, restricted stock units, etc.).

•	Cash EPS: means the relevant company’s net operating income, before the amortization of intangibles, on a per share basis.

•	EPS: means the relevant company’s net operating income on a per share basis.

•	LTM: means latest twelve months.

•	Net operating income: means net income excluding after-tax realized investment gains/(losses).

•	NTM: means next twelve months.

•	ROACE: means return on average common equity, calculated as net operating income divided by average common equity for a given period.

•	ROATCE: means return on average tangible common equity, calculated as net operating income divided by average tangible common equity for a given period.

•	ROCE: means return on common equity, calculated as net operating income divided by the most recently reported common equity balance.

•	ROTCE: means return on tangible common equity, calculated as net operating income divided by the most recently reported tangible common equity balance.

•	Tangible book value: means reported common equity minus intangible assets, in each case per the relevant company’s most recently available balance sheet, divided by such company’s net diluted shares.

Recap of Merger Consideration

Based on the aforementioned assumed merger consideration comprised of (i) 0.6010 of an ACE common share for each share of Chubb common stock plus (ii) $62.99 in cash for each share of Chubb common stock, Guggenheim Securities calculated the assumed merger consideration to be $125.98 per share (based on ACE’s 20-day VWAP of $104.75 as of June 29, 2015) and $124.09 per share (based on ACE’s closing stock price of $101.60 as of June 29, 2015). Guggenheim Securities then calculated various implied merger premia and multiples as outlined in the table below:

Implied Merger Premia and Multiples

	Based on ACE’s
	20-Day VWAP @ 6/29/15	Closing Stock Price @ 6/29/15
Assumed Merger Consideration	$125.98	$124.09

Implied Premium/(Discount) Relative to Chubb’s:
Closing Stock Price @ 6/29/15	33.1%	31.1%
20-Day VWAP @ 6/29/15	30.0	28.0
52-Week High Stock Price	20.0	18.2

Assumed Merger Consideration/Chubb’s Book Value @ 3/31/15:
Book Value	1.81x	1.79x
Book Value (ex AOCI)	1.94	1.91
Tangible Book Value	1.87	1.84
Tangible Book Value (ex AOCI)	2.00	1.97

Assumed Merger Consideration/Chubb’s Forward EPS:
2015E	17.3x	17.0x
2016E	16.2	16.0
2017E	15.4	15.1

Guggenheim Securities performed its valuation and financial analyses based on common shares outstanding and fully diluted shares of 229.8 million and 232.6 million, respectively, for Chubb and 326.6 million and 333.2 million, respectively, for ACE. Such share counts were based on each company’s Form 10-Q as of March 31, 2015. The foregoing share counts and the closing stock prices as of June 29, 2015 implied an equity market capitalization of $22.0 billion for Chubb and $33.9 billion for ACE. Based on the assumed merger consideration of $125.98 and $124.09 per share of Chubb’s stock as outlined above, Chubb’s transaction-implied equity value was $29.3 billion and $28.9 billion, respectively.

Chubb Change-of-Control Valuation Analyses

Chubb Change-of-Control Valuation Recap. In assessing the valuation of Chubb’s common stock in connection with rendering its opinion, Guggenheim Securities performed various valuation and financial analyses which are summarized in the table below and described in more detail elsewhere herein, including peer group trading valuation analysis and financial benchmarking, precedent merger and acquisition transaction analysis and dividend discount analyses. Solely for reference purposes, Guggenheim Securities also reviewed the historical trading price range for Chubb’s common stock and Wall Street equity research analysts’ price targets for Chubb’s common stock.

Chubb Change-of-Control Valuation Recap
Assumed Merger Consideration (Based on ACE’s 20-Day VWAP)	$125.98
Assumed Merger Consideration (Based on ACE’s Closing Stock Price)	124.09
	Reference Range for Change-of-Control Valuation of Chubb
Primary Valuation Analyses	Low	High
Selected Publicly Traded Property and Casualty Insurance Companies	$76.64	$98.73
Precedent Property and Casualty Insurance Change-of-Control Transactions	85.45	121.03
Dividend Discount Analyses	93.35	101.65

For Reference Purposes Only
Chubb’s Stock Price Range During Past Year	$86.71	$105.00
One-Year Wall Street Equity Research Price Targets	98.00	106.00

Peer Group Trading Valuation Analysis and Financial Benchmarking. Guggenheim Securities reviewed and analyzed Chubb’s historical stock price performance, trading valuation metrics and historical and forecasted financial performance compared to corresponding data for certain publicly traded companies in the property and casualty insurance sector that Guggenheim Securities deemed relevant for purposes of this analysis. Guggenheim Securities selected such property and casualty insurance companies primarily based on their attributes as publicly traded large-cap insurance companies with substantial US primary multi-line property and casualty operations. The following publicly traded property and casualty insurance companies were used by Guggenheim Securities for purposes of this analysis:

Selected Property and Casualty Insurance Sector Peer Group Companies (Sorted by Descending Equity Market Cap)
• American International Group, Inc.

• Zurich Insurance Group Ltd

• The Travelers Companies, Inc.

• The Allstate Corporation

• The Hartford Financial Services Group, Inc.

• XL Group plc

• W.R. Berkley Corporation

Guggenheim Securities calculated the following trading multiples for the selected property and casualty insurance sector peer group companies, ACE and Chubb based on Wall Street equity research consensus estimates, the forecasts for Chubb and ACE and each company’s most recent publicly available financial filings:

Selected Property and Casualty Insurance Sector Peer Group Trading Multiples
	Stock Price @ 6/29/15 as Multiple of
	Book Value		Tangible Book Value		EPS
	w/ AOCI	ex AOCI	w/ AOCI	ex AOCI	2015E	2016E
American International Group, Inc.	0.77x	0.85x	0.78x	0.87x	12.4x	10.9x
Zurich Insurance Group Ltd	1.30	1.51	1.66	2.02	11.5	10.9
The Travelers Companies, Inc.	1.23	1.27	1.46	1.52	10.3	10.1
The Allstate Corporation	1.29	1.35	1.38	1.43	11.6	10.5
The Hartford Financial Services Group, Inc.	0.91	0.97	0.94	1.00	10.7	9.8
XL Group plc	0.95	1.08	1.12	1.31	11.8	9.9
W.R. Berkley Corporation	1.41	1.46	1.46	1.51	14.8	13.3

Statistical Recap:
Median	1.23x	1.27x	1.38x	1.43x	11.6x	10.5x
High	1.41	1.51	1.66	2.02	14.8	13.3
Low	0.77	0.85	0.78	0.87	10.3	9.8

Chubb:
Trading Basis	1.35x	1.44x	1.39x	1.49x	13.0x	12.2x
Merger Basis ($125.98)	1.81	1.94	1.87	2.00	17.3	16.2
Merger Basis ($124.09)	1.79	1.91	1.84	1.97	17.0	16.0
ACE	1.12	1.16	1.37	1.44	11.0	11.1

In performing its property and casualty insurance sector peer group trading valuation analysis:

•	Guggenheim Securities selected reference ranges of trading multiples for purposes of valuing Chubb’s common stock on a stand-alone public market trading basis as follows: (i) trading price/book value (ex AOCI) multiple range of 1.25x – 1.45x; (ii) trading price/tangible book value (ex AOCI) multiple range of 1.35x – 1.55x; (iii) trading price/forward EPS multiple range of 11.5x – 13.5x based on 2015E; and (iv) trading price/forward EPS multiple range of 10.5x – 12.5x based on 2016E.

•	The foregoing reference ranges were informed in part by various regression analyses performed by Guggenheim Securities that examined the correlation between the selected property and casualty insurance sector peer group companies’ respective (i) stock price/book value multiple and ROACE (in each case, both including and excluding AOCI) and (ii) stock price/tangible book value multiple and ROATCE (in each case, both including and excluding AOCI).

•	Guggenheim Securities’ analysis of the selected property and casualty insurance sector peer group companies resulted in an overall reference range of $76.64 to $98.73 per share for purposes of valuing Chubb’s common stock on a stand-alone public market trading basis.

•	Guggenheim Securities noted that the foregoing valuation of Chubb’s common stock did not reflect any acquisition premium that typically is paid in connection with change-of-control transactions such as the merger.

•	Guggenheim Securities further noted that the assumed merger consideration was above the foregoing valuation reference range based on the peer group trading valuation analysis, which in Guggenheim Securities’ view supported its assessment of the financial fairness of the assumed merger consideration.

As part of its review of the property and casualty insurance sector peer group companies, Guggenheim Securities also performed various financial benchmarking analyses based on Wall Street equity research consensus estimates and the most recent publicly available financial filings, including analyses regarding (i) forecasted net premiums written growth, (ii) forecasted near- and long-term EPS growth, (iii) forecasted operating margin metrics (i.e., loss, expense and combined ratios), (iv) forecasted ROACE and ROATCE, (v) year-over-year changes in historical investment income and (vi) the most recently available investment portfolio composition.

Precedent Merger and Acquisition Transaction Analysis. Guggenheim Securities reviewed and analyzed the valuation and financial metrics of certain selected precedent merger and acquisition transactions involving target companies in the property and casualty insurance sector with transaction values greater than $1 billion that Guggenheim Securities deemed relevant for purposes of this analysis. More specifically, Guggenheim Securities selected transactions involving target companies with substantial primary multi-line property and casualty insurance operations and excluded transactions involving target companies primarily engaged in property and casualty reinsurance or property and casualty specialty insurance. Guggenheim Securities’ analysis focused on transactions announced since 2008 but also included two transactions announced prior to 2008 that were deemed noteworthy due to their size and industry relevance. The following precedent merger and acquisition transactions were reviewed and considered by Guggenheim Securities for purposes of this analysis:

Selected Property and Casualty Insurance Sector Precedent M&A Transactions
Date Announced	Acquirer	Target Company
1/9/15	XL Group plc	Catlin Group Limited

6/10/13	The Travelers Companies, Inc.	The Dominion of Canada General Insurance Company

5/31/11	Intact Financial Corp.	AXA Canada Inc.

2/18/10	Fairfax Financial Holdings Limited	Zenith National Insurance Corp.

4/16/09	Zurich Financial Services	AIG’s US Personal Auto Insurance Group

4/23/08	Liberty Mutual Insurance Company	Safeco Corporation

5/6/07	Liberty Mutual Insurance Company	Ohio Casualty Corporation

11/17/03	Travelers Property Casualty Corp.	The St. Paul Companies, Inc.

A summary of Guggenheim Securities’ analysis of each of the foregoing precedent merger and acquisition transaction multiples is presented in the table below:

Selected Property and Casualty Insurance Sector Precedent M&A Transaction Multiples
	Transaction Price as Multiple of
	Book Value		Tangible Book Value		EPS
Acquirer/Target Company	w/ AOCI	ex AOCI	w/ AOCI	ex AOCI	LTM	NTM
XL Group plc / Catlin Group Limited	1.26x	1.19x	1.60x	1.49x	8.7x	12.3x
The Travelers Companies, Inc. / Dominion of Canada	1.32	1.54	1.46	1.73	17.3	NA
Intact Financial Corp. / AXA Canada Inc.	1.80	NA	NA	NA	11.6	NA
Fairfax Financial Holdings Limited / Zenith National	1.36	1.41	1.39	1.44	NM	NM
Zurich Financial Services / AIG’s US Personal Auto	0.86	NA	1.00	NA	NA	NA
Liberty Mutual Insurance Company / Safeco Corporation	1.82	2.04	1.82	2.04	10.8	11.4
Liberty Mutual Insurance Company / Ohio Casualty Corp	1.65	1.86	1.70	1.92	13.4	15.5
Travelers Property Casualty Corp. / The St. Paul Companies	1.45	1.59	1.48	1.63	11.0	8.7

Statistical Recap:
Median	1.40x	1.57x	1.48x	1.68x	11.3x	11.9x
High	1.82	2.04	1.82	2.04	17.3	15.5
Low	0.86	1.19	1.00	1.44	8.7	8.7

Chubb:
Merger Basis ($125.98)	1.81x	1.94x	1.87x	2.00x	17.3x	16.2x
Merger Basis ($124.09)	1.79	1.91	1.84	1.97	17.0	16.0

In performing its precedent merger and acquisition transaction multiples analysis:

•	Guggenheim Securities selected a reference range of transaction multiples for purposes of valuing Chubb’s common stock on a change-of-control basis as follows: (i) transaction price/book value (ex AOCI) multiple range of 1.60x – 1.80x; (ii) transaction price/tangible book value (ex AOCI) multiple range of 1.70x – 1.90x; and (iii) trading price/forward EPS multiple range of 11.0x – 13.0x based on NTM estimated EPS.

•	Guggenheim Securities’ analysis of the selected precedent merger and acquisition transactions resulted in an overall reference range of $85.45 to $121.03 per share for purposes of valuing Chubb’s common stock on a change-of-control basis.

•	Guggenheim Securities noted that the assumed merger consideration was above the foregoing valuation reference range based on the precedent merger and acquisition transaction multiples analysis, which in Guggenheim Securities’ view supported its assessment of the financial fairness of the assumed merger consideration.

As part of its precedent merger and acquisition transaction analysis, Guggenheim Securities also reviewed and analyzed:

•	The observed transaction premia paid in connection with the selected precedent merger and acquisition transactions versus each target company’s (i) undisturbed stock price one day prior to the transaction announcement or rumored transaction (as the case may be), (ii) 20-day VWAP as of such date and (iii) past year high stock price as of such date;

•	Each target company’s forecasted NTM ROCE and NTM ROTCE; and

•	Each target company’s forecasted long-term EPS growth rate.

Dividend Discount Analyses. Guggenheim Securities performed illustrative stand-alone dividend discount analyses of Chubb based on forecasted net operating income for Chubb and an estimate of its terminal/continuing value at the end of the forecast horizon. In performing its illustrative dividend discount analyses:

•	Guggenheim Securities based such dividend discount analyses on the forecast for Chubb as described previously herein.

•	Guggenheim Securities estimated Chubb’s cost of equity to be within a range of 7.25 percent – 8.50 percent, based on, among other factors, (i) Guggenheim Securities’ then-current estimate of the prospective US equity risk premium range (i.e., 5.25 percent – 6.25 percent), (ii) a review of Chubb’s Bloomberg historical five-year average adjusted equity beta, its Bloomberg historical two-year average adjusted equity beta, its Bloomberg historical one-year average adjusted equity beta and its then-current Barra predicted equity beta (which resulted in a prospective levered equity beta reference range for Chubb of 0.800 – 0.900), (iii) the then-prevailing yield on the 20-year US Treasury bond as a proxy for the risk-free rate (i.e., 2.82 percent) and (iv) Guggenheim Securities’ investment banking and capital markets judgment and experience in valuing companies similar to Chubb.

•	In calculating Chubb’s terminal/continuing value for purposes of its dividend discount analyses, Guggenheim Securities used an illustrative reference range of terminal tangible book value (ex AOCI) multiples of 1.50x – 1.60x. The illustrative terminal/continuing values implied by the foregoing terminal multiple reference range resulted in implied perpetual growth rates of (0.6) percent – 1.0 percent in Chubb’s terminal year normalized net operating income.

•	Guggenheim Securities’ illustrative dividend discount analyses resulted in an overall reference range of $93.35 to $101.65 per share for purposes of valuing Chubb’s common stock on a stand-alone intrinsic-value basis.

•	Guggenheim Securities noted that the assumed merger consideration was above the foregoing valuation reference range based on the illustrative dividend discount analyses, which in Guggenheim Securities’ view supported its assessment of the financial fairness of the assumed merger consideration.

ACE Stand-Alone Valuation Analyses

ACE Stand-Alone Valuation Recap. In assessing the valuation of ACE’s common stock in connection with rendering its opinion, Guggenheim Securities performed various valuation and financial analyses which are summarized in the table below and described in more detail elsewhere herein, including peer group trading valuation analysis and financial benchmarking and dividend discount analyses. Solely for reference purposes, Guggenheim Securities also reviewed the historical trading price range for ACE’s common stock and Wall Street equity research analysts’ price targets for ACE’s common stock.

ACE Stand-Alone Valuation Recap
ACE’s 20-Day VWAP @ 6/29/15	$104.75
ACE’s Closing Stock Price @ 6/29/15	101.60
	Reference Range for Stand-Alone Valuation of ACE
Primary Valuation Analyses	Low	High
Selected Publicly Traded Property and Casualty Insurance Companies	$95.21	$126.76
Dividend Discount Analyses	104.79	113.95

For Reference Purposes Only
ACE’s Stock Price Range During Past Year	$99.95	$117.58
One-Year Wall Street Equity Research Price Targets	111.00	130.00

Peer Group Trading Valuation Analysis and Financial Benchmarking. Guggenheim Securities reviewed and analyzed ACE’s historical stock price performance, trading valuation metrics and historical and forecasted financial performance compared to corresponding data for certain publicly traded companies in the property and casualty insurance sector that Guggenheim Securities deemed relevant for purposes of this analysis. Guggenheim Securities utilized the same peer group companies as described above under “Chubb Change-of-Control Valuation Analyses—Peer Group Trading Valuation Analysis and Financial Benchmarking.”

In performing its property and casualty insurance sector peer group trading valuation analysis:

•	Guggenheim Securities selected reference ranges of trading multiples for purposes of valuing ACE’s common stock on a stand-alone public market trading basis as follows: (i) trading price/book value (ex AOCI) multiple range of 1.25x – 1.45x; (ii) trading price/tangible book value (ex AOCI) multiple range of 1.35x – 1.55x; (iii) trading price/forward EPS multiple range of 11.5x – 13.5x based on 2015E; and (iv) trading price/forward EPS multiple range of 10.5x – 12.5x based on 2016E.

•	The foregoing reference ranges were informed in part by various regression analyses performed by Guggenheim Securities that examined the correlation between the selected property and casualty insurance sector peer group companies’ respective (i) stock price/book value multiple and ROACE (in each case, both including and excluding AOCI) and (ii) stock price/tangible book value multiple and ROATCE (in each case, both including and excluding AOCI).

•	Guggenheim Securities’ analysis of the selected property and casualty insurance sector peer group companies resulted in an overall reference range of $95.21 to $126.76 per share for purposes of valuing ACE’s common stock on a stand-alone public market trading basis.

•	Guggenheim Securities noted that the foregoing valuation reference range based on the peer group trading valuation analysis was in-line with or above ACE’s 20-day VWAP of $104.75 and its closing stock price of $101.60 (in each case as of June 29, 2015), which in Guggenheim Securities’ view supported its assessment of the financial fairness of the assumed merger consideration.

Dividend Discount Analyses. Guggenheim Securities performed illustrative stand-alone dividend discount analyses of ACE based on forecasted net operating income for ACE and an estimate of its terminal/continuing value at the end of the forecast horizon. In performing its illustrative dividend discount analyses:

•	Guggenheim Securities based such dividend discount analyses on the forecast for ACE as described previously herein.

•	Guggenheim Securities estimated ACE’s cost of equity to be within a range of 7.50 percent – 8.75 percent, based on, among other factors, (i) Guggenheim Securities’ then-current estimate of the prospective US equity risk premium range (i.e., 5.25 percent – 6.25 percent), (ii) a review of ACE’s Bloomberg historical five-year average adjusted equity beta, its Bloomberg historical two-year average adjusted equity beta, its Bloomberg historical one-year average adjusted equity beta and its then-current Barra predicted equity beta (which resulted in a prospective levered equity beta reference range for ACE of 0.850 – 0.950), (iii) the then-prevailing yield on the 20-year US Treasury bond as a proxy for the risk-free rate (i.e., 2.82 percent) and (iv) Guggenheim Securities’ investment banking and capital markets judgment and experience in valuing companies similar to ACE.

•	In calculating ACE’s terminal/continuing value for purposes of its dividend discount analyses, Guggenheim Securities used an illustrative reference range of terminal tangible book value (ex AOCI) multiples of 1.50x – 1.60x. The illustrative terminal/continuing values implied by the foregoing terminal multiple reference range resulted in implied perpetual growth rates of (0.9) percent – 0.7 percent in ACE’s terminal year normalized net operating income.

•	Guggenheim Securities’ illustrative dividend discount analyses resulted in an overall reference range of $104.79 to $113.95 per share for purposes of valuing ACE’s common stock on a stand-alone intrinsic-value basis.

•	Guggenheim Securities noted that the foregoing valuation reference range based on the illustrative dividend discount analyses was in-line with or above ACE’s 20-day VWAP of $104.75 and its closing stock price of $101.60 (in each case as of June 29, 2015), which in Guggenheim Securities’ view supported its assessment of the financial fairness of the assumed merger consideration.

Estimated Incremental Financial Impacts Valuation Analyses

Guggenheim Securities performed illustrative discounted cash flow analyses of the estimated incremental financial impacts on an after-tax basis. In performing its illustrative discounted cash flow analyses:

•	Guggenheim Securities based such discounted cash flow analyses on the estimated incremental financial impacts as described previously herein.

•	Guggenheim Securities utilized a discount rate range of 7.50 percent – 8.75 percent based on its estimate of ACE’s cost of equity as described previously herein.

•	Based on the nature of, and as relevant with respect to, each of the estimated incremental financial impacts, Guggenheim Securities utilized situation-specific terminal/continuing value methodologies and perpetual growth rate assumptions as follows:

•	Expected/estimated cost savings: 0 percent to 1.5 percent

•	Expected/estimated revenue synergies: 1.0 percent to 3.0 percent

•	Estimated financing costs (which included the opportunity cost of cash): 0 percent to 0.5 percent

•	Guggenheim Securities’ illustrative discounted cash flow analyses with respect to the estimated incremental financial impacts resulted in an overall reference range of (i) approximately $5.5 billion to $10.3 billion on an aggregate basis and (ii) approximately $6.93 to $13.06 per equivalent share of Chubb common stock based on the assumed exchange ratio, which in Guggenheim Securities’ view supported its assessment of the financial fairness of the assumed merger consideration.

Other Financial Reviews and Analyses

In order to provide certain context for the primary valuation and financial analyses in connection with its opinion as described above, Guggenheim Securities performed various additional financial reviews and analyses as summarized below solely for reference purposes. As a general matter, Guggenheim Securities does not consider such additional financial reviews and analyses to be determinative valuation methodologies for purposes of its opinion.

Chubb and ACE Stock Price Trading Histories. Guggenheim Securities reviewed Chubb’s and ACE’s respective stock price trading histories during the three years ending June 29, 2015. As a general matter, Guggenheim Securities noted a high degree of correlation between the stock prices and the trading multiples attendant to Chubb’s common stock and ACE’s common stock, thereby resulting in a fairly consistent market-implied exchange ratio during the past three years.

Contribution Analysis. Guggenheim Securities compared Chubb’s and ACE’s respective contributions to the combined company in terms of total assets, net premiums written, net premiums earned, forecasted net operating income, total common equity (both including and excluding AOCI) and tangible common equity (both including and excluding AOCI). Guggenheim Securities noted that, as a general matter, Chubb’s contributions to the combined company ranged from approximately 35 percent to 40 percent depending on the specific item. Solely for reference purposes, Guggenheim Securities calculated that Chubb’s shareholders would hold an “equity equivalent” economic stake of 45.6 percent in the combined company, assuming hypothetically that the assumed cash component of the merger consideration were converted to ACE common shares based on the assumed exchange ratio.

Review of Certain Other Precedent Merger and Acquisition Transactions. Solely for reference purposes and not as a core analysis in connection with its opinion, Guggenheim Securities also reviewed and analyzed certain precedent merger and acquisition transactions involving target companies in the property and casualty reinsurance and the property and casualty specialty insurance sectors.

Illustrative Value-Based Has/Gets Analyses. In order to help assess the overall value proposition associated with the assumed merger consideration from the perspective of Chubb’s shareholders, Guggenheim Securities performed certain illustrative value-based has/gets analyses (i) on an intrinsic value basis (i.e., based on dividend discount analyses) and on a public market trading multiple basis (i.e., based on pro forma book value multiples, pro forma tangible book value multiples, pro forma EPS multiples and pro forma cash EPS multiples) and (ii) without and with estimated revenue-related synergies and estimated cost savings. Guggenheim Securities noted that such illustrative value-based has/gets analyses indicated the following:

•	Intrinsic value-based has/gets analyses — Chubb’s shareholders would experience illustrative 15.2 percent to 18.5 percent and 31.9 percent to 32.9 percent pro forma intrinsic value accretion, as calculated respectively without and with estimated revenue-related synergies and estimated cost savings.

•	Pro forma book value multiple-based and pro forma tangible book value multiple-based has/gets analyses — Chubb’s shareholders would experience illustrative 25.9 percent to 26.3 percent and 28.8 percent to 28.9 percent pro forma book value multiple-based and pro forma tangible book value multiple-based value accretion, as calculated respectively without and with estimated revenue-related synergies and estimated cost savings; however, Guggenheim Securities noted that such illustrative pro forma tangible book value multiple-based value accretion would require that the public equity markets “look through” the significant initial pro forma dilution (i.e., greater than 25 percent) to ACE’s tangible book value per share as a result of the merger.

•	Pro forma EPS multiple -based has/gets analyses — Chubb’s shareholders would experience illustrative 22.3 percent to 29.6 percent and 25.4 percent to 33.1 percent pro forma EPS multiple-based value accretion, as calculated respectively without and with estimated revenue-related synergies and estimated cost savings.

•	Pro forma cash EPS multiple-based has/gets analyses — Chubb’s shareholders would experience illustrative 27.4 percent to 35.3 percent and 30.5 percent to 38.8 percent pro forma cash EPS multiple-based value accretion, as calculated respectively without and with estimated revenue-related synergies and estimated cost savings.

Guggenheim Securities noted that the foregoing illustrative value-based has/gets analyses tended to support the headline valuation of the assumed merger consideration of $125.98 and $124.09 per share as calculated previously herein.

Pro Forma Merger Impacts on ACE’s Financial Statements. Guggenheim Securities noted that ACE’s senior management indicated that the merger was expected to (i) increase ACE’s leverage ratios, (ii) be modestly accretive to ACE’s book value per share (both with and without AOCI) and (iii) be significantly dilutive to ACE’s tangible book value per share (both with and without AOCI).

Other Considerations

The Chubb board did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its valuation and financial analyses or providing its opinion. The type and amount of consideration payable in the merger were determined through negotiations between Chubb and ACE and were approved by the Chubb board. The decision to enter into the merger agreement was solely that of the Chubb board. Guggenheim Securities’ opinion was just one of the many factors taken into consideration by the Chubb board. Consequently, Guggenheim Securities’ opinion and the underlying valuation and financial analyses should not be viewed as being determinative of the decision of the Chubb board with respect to the fairness, from a financial point of view, of the merger consideration to the common shareholders of Chubb.

Pursuant to the terms of Guggenheim Securities’ engagement letter: (i) Chubb has agreed to pay Guggenheim Securities a cash transaction fee of $60,000,000 upon consummation of the merger or any other change-of-control transaction or merger; (ii) a cash milestone fee of $12,000,000 became payable upon Guggenheim Securities’ rendering of its fairness opinion, and such cash milestone fee will be credited against the foregoing cash transaction fee; and (iii) an amount of $5,000,000 in respect of certain financial advisory fees previously paid by Chubb will also be credited against the foregoing cash transaction fee. In addition, Chubb has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify Guggenheim Securities against certain liabilities arising out of its engagement.

Aside from Guggenheim Securities’ current engagement by Chubb, Guggenheim Securities has not been previously engaged during the prior two years by either Chubb or ACE to provide any financial advisory or investment banking services for which Guggenheim Securities received fees. Guggenheim Securities may seek to provide Chubb, ACE and their respective affiliates with certain financial advisory and investment banking services unrelated to the merger in the future.

Guggenheim Securities and its affiliates engage in a wide range of financial services activities for Guggenheim Securities’ and their own accounts and the accounts of Guggenheim Securities’ and their customers, including: asset, investment and wealth management; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities or its affiliates may (i) provide such financial services to Chubb, ACE, other participants in the merger or their respective affiliates, subsidiaries, investment funds and portfolio companies, for which services Guggenheim Securities or its affiliates has received, and may receive, compensation and (ii) directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to certain bank debt, debt or equity securities and derivative products of or relating to Chubb, ACE, other participants in the merger or their respective affiliates, subsidiaries, investment funds and portfolio companies. Finally, Guggenheim Securities or its affiliates and its or their directors, officers, employees, consultants and agents may have investments in Chubb, ACE, other participants in the merger or their respective affiliates, subsidiaries, investment funds and portfolio companies.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Chubb, ACE, other participants in the merger or their respective affiliates, subsidiaries, investment funds and portfolio companies and the merger that differ from the views of Guggenheim Securities’ investment banking personnel.

ACE’s Reasons for the Merger; Recommendation of the ACE Board

The ACE board, at a meeting held on June 30, 2015, unanimously determined that the merger and the merger agreement are consistent with, and will further, ACE’s business strategies and goals and are in the best interests of ACE and ACE’s shareholders and has unanimously recommended that ACE shareholders vote in favor of the proposals to (1) amend ACE’s Articles of Association relating to authorized share capital, (2) amend ACE’s Articles of Association to change ACE’s name to “Chubb Limited” effective as of the completion of the merger, (3) approve the issuance of ACE common shares pursuant to the merger agreement, (4) elect four current directors of Chubb as new directors of ACE effective as of the completion of the merger, and (5) increase the aggregate compensation for members of the ACE board to provide compensation for the four new directors (see “Proposals to Be Submitted to ACE Shareholders”).

In reaching its decision on June 30, 2015, the ACE board consulted with its financial and legal advisors, as well as with ACE’s senior management, and considered a number of factors in connection with its evaluation of the proposed transaction, including the principal factors mentioned below.

The explanation of the ACE board’s reasons for the proposed transaction and all other information presented in this section are forward-looking in nature and therefore should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

The ACE board considered a number of factors, including the material ones set out below, as supporting its decision to enter into the merger agreement and proceed with the proposed transaction.

Strategic Considerations

•	The expectation that the combination of ACE and Chubb would create a global property and casualty insurance leader;

•	The expectation that the combined company would have greater growth and earning power than the sum of ACE’s and Chubb’s businesses separately;

•	The expected benefits from combining the complementary strengths of ACE and Chubb in product, customer and distribution capabilities, as well as in underwriting and claims service;

•	The opportunities from having greater scale and the ability to use substantially increased data to drive new opportunities in both developed and developing markets;

•	The expectation that the merger would be attractive from a financial perspective, would be immediately accretive to earnings per share and book value and would be accretive to earnings per share on a double-digit basis and accretive to return on equity by the third anniversary of the completion of the merger;

•	The expectation that the combined company would have greater product diversification, which would reduce exposure to cyclicality in certain product classes;

•	The expectation that the merger would result in cost savings through synergies, including $650 million of annual run-rate expense efficiencies realized by 2018;

•	The expectation that the strong cash flows and balance sheet of the combined company would support continued investments in growth initiatives while facilitating deleveraging following completion of the merger;

•	The view that ACE and Chubb share a commitment to underwriting discipline; and

•	Its knowledge of ACE’s and Chubb’s businesses, historical performance and condition, operations, properties, assets, regulatory issues, competitive positions, prospects and management, as well as its knowledge of the current and prospective environment in which ACE and Chubb operate.

Other Factors Considered by the ACE Board

•	ACE’s past record of completing acquisitions, integrating acquired businesses and of realizing projected financial goals and benefits of acquisitions;

•	The terms and conditions of the merger agreement and the likelihood of receiving the required shareholder and regulatory approvals and of completing the merger on the anticipated schedule;

•	The nature and amount of payments and other benefits to be received by Chubb management in connection with the merger pursuant to existing Chubb compensation plans and compensation arrangements and the merger agreement;

•	The written opinion of Morgan Stanley, ACE’s financial advisor, that, as of June 30, 2015, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its opinion, the consideration to be paid by ACE pursuant to the merger agreement was fair, from a financial point of view, to ACE; and

•	The scope of the due diligence investigation of Chubb conducted by ACE’s management and outside advisors and the results of that investigation.

The ACE board also considered a variety of uncertainties and risks and other potentially negative factors concerning the merger agreement and the merger, including the following (not in any relative order of importance):

•	The risk that the merger might not be completed in a timely manner or at all and the attendant adverse consequences for ACE’s and Chubb’s businesses as a result of the pendency of the merger;

•	The risk that regulatory, governmental or antitrust authorities might seek to impose conditions on or otherwise prevent or delay the merger, or impose restrictions or requirements on the operation of the businesses of the combined company after completion of the merger, or regulatory changes that could impact Chubb’s businesses on a stand-alone basis;

•	The risk that Chubb shareholders fail to approve the transaction and/or ACE shareholders fail to approve the issuance of ACE common shares or the other shareholder approvals required under the merger agreement;

•	The risks associated with the occurrence of events that may materially and adversely affect the operations or financial condition of Chubb and its subsidiaries, which may not entitle ACE to terminate the merger agreement;

•	The risk that the potential benefits, savings and synergies of the merger may not be fully or partially achieved, or may not be achieved within the expected timeframe;

•	The challenges and potential difficulties relating to integrating the operations of ACE and Chubb;

•	The risk of diverting ACE’s and Chubb’s respective management focus and resources from other strategic opportunities and from operational matters while working to implement the merger, and other potential disruption associated with combining and integrating the companies, and the potential effects of such diversion and disruption on the businesses and customer relationships of ACE and Chubb;

•	The ownership dilution to current ACE shareholders as a result of the issuance of ACE common shares pursuant to the merger agreement;

•	Risks relating to the fact that, because the exchange ratio related to the stock portion of the merger consideration to be paid to Chubb shareholders is fixed, the value of the stock portion of the merger consideration to be paid by ACE will fluctuate between the signing of the merger agreement and the completion of the merger;

•	The effects of general competitive, economic, political and market conditions on ACE, Chubb or the combined company; and

•	Various other risks associated with the combination and the businesses of ACE, Chubb and the combined company, some of which are described under the section titled “Risk Factors.”

The ACE board concluded that the potentially negative factors associated with the merger were outweighed by the potential benefits that it expected ACE and its shareholders to achieve as a result of the merger. Accordingly, the ACE board unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The foregoing discussion of the information and factors considered by the ACE board is not intended to be exhaustive, but includes the material factors considered by the ACE board. In view of the variety of factors considered in connection with its evaluation of the merger agreement and the transactions contemplated by the merger agreement, the ACE board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The ACE board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The ACE board based its recommendation on the totality of the information presented.

Opinion of ACE’s Financial Advisor

ACE retained Morgan Stanley to act as its financial advisor and to provide a financial opinion in connection with the proposed merger. ACE selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of and experience in recent transactions in the property and casualty insurance industry and its knowledge of ACE’s business and affairs. At the meeting of the ACE board on June 30, 2015, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of such date, and based upon and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the consideration to be paid by ACE pursuant to the merger agreement was fair from a financial point of view to ACE.

The full text of the written opinion of Morgan Stanley, dated as of June 30, 2015, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this joint proxy statement/prospectus as Appendix D. ACE shareholders are encouraged to read the opinion carefully and in its entirety. Morgan Stanley’s opinion was rendered for the benefit of the ACE board, in its capacity as such, and addressed only the fairness from a financial point of view of the consideration pursuant to the merger agreement to ACE as of the date of the opinion. Morgan Stanley’s opinion did not address any other aspect of the merger or related transactions, including the prices at which ACE common shares will trade following consummation of the merger or at any time, or any compensation or compensation agreements arising from (or relating to) the merger which benefit any of Chubb’s officers, directors or employees, or any class of such persons. The opinion was addressed to, and rendered for the benefit of, the ACE board and was not intended to, and does not, express an opinion or a recommendation as to how shareholders of Chubb or ACE should vote at the shareholders’ meetings of ACE and Chubb to be held in connection with the merger or act on any matter with respect to the merger or related transactions. The summary of the opinion of Morgan Stanley set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

1.	Reviewed certain publicly available financial statements and other business and financial information of Chubb and ACE, respectively;

2.	Reviewed certain internal financial statements and other financial and operating data concerning Chubb and ACE, respectively;

3.	Reviewed certain financial projections prepared by the management of Chubb and reviewed certain publicly available research analyst reports and financial projections relating to the business and financial prospects of Chubb (the “Chubb projections”);

4.	Reviewed certain financial projections prepared by the management of ACE (the “ACE projections”);

5.	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the management of ACE;

6.	Discussed the past and current operations and financial condition and the prospects of Chubb with senior executives of Chubb;

7.	Discussed the past and current operations and financial condition and the prospects of ACE, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of ACE;

8.	Reviewed the pro forma impact of the merger on ACE’s earnings per share and certain other financial metrics, including book value per share and return on equity;

9.	Reviewed the reported prices and trading activity for shares of Chubb common stock and ACE common shares;

10.	Compared the financial performance of Chubb and ACE and the prices and trading activity of shares of Chubb common stock and ACE common shares with that of certain other publicly-traded companies comparable with Chubb and ACE, respectively, and their securities;

11.	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

12.	Participated in certain discussions and negotiations among representatives of Chubb and ACE and their financial and legal advisors;

13.	Reviewed the merger agreement and certain related documents; and

14.	Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

With respect to item 3 above, the financial projections prepared by the management of Chubb that were reviewed by Morgan Stanley as part of the Chubb projections were projections for 2015 dated January 26, 2015, which the management of Chubb advised Morgan Stanley were the basis of Chubb’s 2015 operating income per share guidance that Chubb publicly disclosed on January 29, 2015. In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Chubb and ACE, and formed a substantial basis for its opinion. With respect to the Chubb projections and the ACE projections and with respect to the information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Chubb and ACE of the future financial performance of Chubb and ACE. At ACE’s direction, Morgan Stanley’s analysis relating to the business and financial prospects of Chubb and ACE for purposes of Morgan Stanley’s opinion was made on the bases of the Chubb projections and ACE projections, respectively. Morgan Stanley was advised by ACE, and assumed, with ACE’s consent, that the Chubb projections and the ACE projections were reasonable bases upon which to evaluate the business and financial prospects of Chubb and ACE, respectively. Morgan Stanley expressed no view as to the Chubb projections and the ACE projections or the assumptions on which they were based, including the selection of the research analyst reports and financial projections from which the Chubb projections were derived. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions and that the final merger agreement would not differ in any material respects from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax, regulatory or actuarial advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of ACE and Chubb and their legal, tax, regulatory or actuarial advisors with respect to legal, tax, regulatory or actuarial matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Chubb’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Chubb common stock in the transaction. Morgan Stanley expressed no opinion as to the relative proportion of the ACE common shares and cash included in the consideration. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or were available, nor did it address the underlying business decision of ACE to enter into the merger agreement. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Chubb or ACE, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of June 30, 2015. Events occurring after June 30, 2015 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm the opinion.

Summary of Financial Analyses

The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion to the ACE board dated June 30, 2015. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data (including ACE’s and Chubb’s respective 20-day VWAP and closing stock prices) as it existed on or before June 29, 2015, which was the last trading day prior to the date of the meeting of the ACE board to consider and approve the merger agreement, and is not necessarily indicative of current market conditions. As of such date, the merger consideration had not yet been finally determined, because the exchange ratio for the per share stock consideration and the per share cash consideration were to be based on the respective VWAPs for Chubb and ACE immediately preceding the announcement of the transaction. Accordingly, for purposes of its financial analyses, Morgan Stanley assumed an implied total consideration of $124.05 comprised of (i) cash consideration of $61.73 per share of Chubb common stock and (ii) the implied value of the stock portion of the merger consideration of $62.32 based on ACE’s closing stock price on June 29, 2015 of $101.60 and a fixed exchange ratio of 0.6134 of an ACE common share for each share of Chubb common stock (referred to in this section of this joint proxy statement/prospectus as the “assumed implied total consideration”). The assumed implied total consideration compares to $124.13 implied by the merger consideration as finally determined comprised of (x) cash consideration of $62.93 per share of Chubb common stock and (y) the implied value of the stock portion of the merger consideration of $61.20 based on ACE’s closing stock price on June 30, 2015 of $101.68 and the fixed exchange ratio of 0.6019 of an ACE common share for each share of Chubb common stock. In rendering its opinion, Morgan Stanley considered the difference between the merger consideration it assumed in its analyses as described above and the finally determined merger consideration to be immaterial. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

Trading Range and Research Targets

To provide a perspective on the current trading price of shares of Chubb common stock, Morgan Stanley reviewed the historical trading range of shares of Chubb common stock for various periods. Morgan Stanley also reviewed one-year share price targets for shares of Chubb common stock prepared and published by equity research analysts, which reflect each analyst’s estimate of the future public market trading price of shares of Chubb common stock. Morgan Stanley discounted such share price targets to present value (as of June 29, 2015) by applying a one-year discount period at an illustrative discount rate of 6.5 percent, which was selected based on Morgan Stanley’s professional judgment and taking into consideration, among other things, Chubb’s assumed cost of equity calculated utilizing a capital asset pricing model, which is a financial valuation method that takes into account both returns in equity markets generally and volatility in a company’s common stock. Morgan Stanley noted that the low and high trading prices for shares of Chubb common stock for the last twelve months ending June 29, 2015 were $86.40 and $105.30, respectively. Morgan Stanley also noted a range of share price targets for shares of Chubb common stock as of June 29, 2015, discounted as described above, of approximately $86.38 to $107.04 per share.

The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for shares of Chubb common stock, and these estimates are subject to uncertainties, including the future financial performance of Chubb and future financial market conditions.

Comparable Company Analysis

Morgan Stanley performed a comparable company trading analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared, using publicly available information, certain current and historical financial information for Chubb with corresponding current and historical financial information, ratios and public market multiples for publicly traded companies in the insurance industry that shared certain similar business and operating characteristics to Chubb. The following list sets forth the selected publicly traded comparable companies that were reviewed in connection with this analysis:

•	ACE Limited

•	American Financial Group, Inc.

•	Arch Capital Group Ltd.

•	CNA Financial Corporation

•	Markel Corporation

•	The Travelers Companies, Inc.

•	W.R. Berkley Corporation

•	XL Group PLC

The above companies were chosen based on Morgan Stanley’s knowledge of the industry and because these companies have businesses that may be considered similar to Chubb’s. Although none of such companies are identical or directly comparable to Chubb, these companies are publicly traded companies with operations or other characteristics, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar or reasonably comparable to those of Chubb.

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies, based on closing share prices on June 29, 2015 and publicly available financial data, for comparison purposes:

•	the ratio of share price to book value per share based on the book value and the number of shares of such company’s common stock outstanding on fully diluted bases, as of March 31, 2015;

•	the ratio of share price to estimated earnings per share for calendar year 2015 (based on publicly available equity research estimates); and

•	the ratio of share price to estimated earnings per share for calendar year 2016 (based on publicly available equity research estimates).

The statistics for each of these companies are summarized as follows:

Share Price
	Book Value per Share at March 31, 2015	2015 Estimated Earnings per Share	2016 Estimated Earnings per Share
ACE Limited	1.13x	11.0x	10.7x
American Financial Group, Inc.	1.18x	12.1x	11.6x
Arch Capital Group Ltd.	1.44x	16.2x	16.0x
CNA Financial Corporation	0.83x	11.3x	10.9x
Markel Corporation	1.42x	24.9x	31.4x
The Travelers Companies, Inc.	1.25x	10.3x	10.1x
W.R. Berkley Corporation	1.48x	14.7x	13.4x
XL Group PLC	0.95x	11.8x	9.9x

The results of this analysis are summarized as follows:

Share Price
	Book Value Per Share at March 31, 2015	2015 Estimated Earnings per Share
Maximum	1.48x	24.9x
Median	1.21x	11.9x
Minimum	0.83x	10.3x

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected a representative range of financial multiples of the comparable companies and applied this range of multiples to the relevant Chubb financial statistic. Morgan Stanley determined as a result of this analysis that the reference ranges that it would use in its analysis were approximately:

•	1.30x-1.50x for the share price versus March 31, 2015 book value per share, which indicates an implied per share valuation range of $90.33 to $104.23 per share; and

•	11.0x-14.0x for the share price versus estimated earnings per share for calendar year 2015, which indicates an implied per share valuation range of $80.96 to $103.04 per share.

No company utilized in the comparable company analysis is identical to Chubb. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of ACE and Chubb, such as the impact of competition on the businesses of Chubb and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Chubb or the industry or in the financial markets in general. As with the other data described in this section of this joint proxy statement/prospectus, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Selected Precedent Transactions Analysis

In connection with its analysis, Morgan Stanley compared publicly available statistics for the following selected precedent property and casualty insurance industry transactions:

				Implied Consideration per Share at Announcement/
Announcement Date	Acquiror	Target	Transaction Size ($ in billions)	Book Value per Share at Announcement	Tangible Book Value per Share at Announcement	NTM Estimated Earnings Per Share

Recent Property & Casualty Transactions

June 10, 2015	Tokio Marine	HCC	$7.5	1.90x	2.51x	19.5x
May 3, 2015	Fosun	Ironshore	$2.3	1.25x	1.31x	N/A
February 16, 2015	Fairfax	Brit	$1.9	1.47x	1.57x	10.5x
January 9, 2015	XL Group	Catlin	$4.1	1.25x	1.54x	12.2x

Other Strategic Property & Casualty Transactions

July 23, 2008	Tokio Marine	Philadelphia Consolidated	$4.7	2.81x	2.81x	16.7x
April 23, 2008	Liberty Mutual	Safeco	$6.2	1.84x	1.84x	11.5x
May 7, 2007	Liberty Mutual	Ohio Casualty	$2.7	1.72x	1.83x	16.7x
January 12, 1999	ACE	CIGNA – Property & Casualty Business	$3.5	1.73x	2.18x	N/A
June 19, 1998	Berkshire	General Re	$22.3	2.53x	2.85x	21.0x

Based on publicly available information, including publicly available equity research estimates, Morgan Stanley noted for each transaction reviewed:

•	the ratio of the implied consideration per share at announcement to the book value per share at announcement,

•	the ratio of the implied consideration per share at announcement to the tangible book value per share at announcement, and

•	the ratio of the implied consideration per share at announcement to the average NTM earnings per share estimates.

The following table presents the results of this analysis:

	Low	Median	Mean	High
Book Value Per Share	1.25x	1.73x	1.83x	2.81x
Tangible Book Value Per Share	1.31x	1.84x	2.05x	2.85x
Estimated NTM Earnings Per Share	10.5x	16.7x	15.4x	21.0x

Based on its professional judgment and taking into consideration, among other things, the observed multiples for the selected transactions, Morgan Stanley:

•	applied multiples ranging from 1.60x to 1.90x to Chubb’s March 31, 2015 book value per share and derived a reference range of implied equity value per share of Chubb common stock of $111.18 to $132.02;

•	applied multiples ranging from 1.70x to 2.20x to Chubb’s March 31, 2015 tangible book value per share and derived a reference range of implied equity value per share of Chubb common stock of $114.71 to $148.45; and

•	applied multiples ranging from 14.0x to 19.0x to Chubb’s estimated NTM earnings per share as of June 29, 2015 and derived a reference range of implied equity value per share of Chubb common stock of $108.01 to $146.59.

Morgan Stanley also reviewed, based on publicly available information as published by Thomson Reuters, the premiums paid in certain United States acquisition transactions across all industries. The analyses excluded terminated transactions, employee stock ownership plan transactions, self-tenders, spin-offs, share repurchases, minority interest transactions, exchange offers, recapitalizations and restructurings. Morgan Stanley considered premiums paid in announced transactions with a transaction value of $1 billion or more that involved United States publicly traded target companies over the course of the fifteen year period ending March 31, 2015. In the transactions reviewed, the average premium paid over the closing stock price four weeks prior to the earliest of public announcement, announcement of a competing bid and market rumors of the applicable transaction was 35 percent.

Based on the foregoing and the premiums paid in selected precedent transactions, Morgan Stanley applied a premium to the closing price per share of Chubb common stock on June 29, 2015, the last trading day before approval of the merger by the ACE board, ranging from 25.0 percent to 35.0 percent and derived a reference range of implied equity values per share of Chubb common stock of $118.34 to $127.80.

No company or transaction utilized in the precedent transaction analyses is identical to Chubb, ACE or the merger. In evaluating the selected precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Chubb and ACE, such as the impact of competition on the business of Chubb, ACE or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Chubb, ACE or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Synergy Valuation Analysis

Morgan Stanley also performed an illustrative synergy valuation analysis based on synergies estimates provided by the management of ACE. For purposes of this analysis, Morgan Stanley reviewed the preliminary, projected ranges of potential cost savings, estimated costs to achieve the high and low ends of this range of potential cost savings, and other synergies, in each case as provided by the management of ACE.

Based on the foregoing, Morgan Stanley calculated the net capitalized value of the cost savings by applying a multiple of 12.0x to annual run-rate cost savings and then subtracting one-time integration costs. Morgan Stanley then calculated the capitalized value of the other synergies by applying a multiple of 12.0x to the projected run-rate earnings impact of the merger. Based on this analysis, the estimated total synergies value per share of Chubb common stock was $30.72 to $43.21.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of the company. In preparing its analysis, Morgan Stanley relied upon certain publicly available research analyst financial projections for calendar years 2015 to 2017, and extrapolated such projections for 2018 to 2020 (such extrapolations being reviewed and endorsed by ACE’s management as reasonable for Morgan Stanley’s use in its analysis) based on consistent growth and operating assumptions as implied by such publicly available research analyst financial projections (the “Chubb Street case”). The management of Chubb advised Morgan Stanley that the Chubb Street case represented a reasonable basis upon which to evaluate the business and financial prospects of Chubb. Morgan Stanley calculated a range of implied equity values per share of Chubb common stock based on estimates of the distributable cash flows that Chubb was forecasted to have the capacity to distribute from the second half of 2015 through 2020 and estimated terminal values for Chubb. Distributable cash flows were projected based on maintaining written premiums to tangible equity consistent with historical levels, with excess tangible equity distributed as a dividend. Morgan Stanley estimated a range of terminal values by extrapolating estimated book value for year-end 2020 and multiplying this estimated book value by illustrative terminal price to book ratio multiples ranging from 1.30x to 1.45x. Present values of dividends and terminal values were calculated using a range of discount rates between 6.0 percent to 7.0 percent, which range was selected based on Morgan Stanley’s professional judgment and taking into consideration, among other things, Chubb’s assumed cost of equity calculated utilizing a capital asset pricing model. The cost of equity reflects a 2.5 percent 10-year U.S. treasury rate as of June 29, 2015, 6.0 percent assumed market risk premium, and 0.664 U.S. local predicated Barra Beta. This analysis indicated an implied per share valuation range for Chubb of $97.11 to $109.66, as compared to $94.67, the closing price of Chubb’s shares on June 29, 2015.

Pro Forma Merger Analysis

Using the Chubb Street case and the ACE projections, making certain adjustments to reflect assumptions regarding synergies, allocation of excess purchase price to intangibles and the related amortization, financing costs and share repurchases and assuming a closing at year-end 2015, Morgan Stanley performed a pro forma analysis of the financial impact of the merger on ACE’s estimated book value per share and tangible book value per share, for year-end 2015 through 2018, and ACE’s estimated earnings per share, return on average equity and return on average tangible equity, for calendar years 2016 through 2018. Based on this analysis, but excluding non-recurring integration costs in 2016 through 2018 and potential purchase accounting impacts other than the estimated amortization related to new intangible assets created in the transaction, the proposed merger would be:

•	accretive to ACE’s estimated book value per share for year-end 2015 through 2018;

•	dilutive to ACE’s estimated tangible book value per share for year-end 2015 through 2018;

•	accretive to ACE’s estimated earnings per share for calendar years 2016 through 2018;

•	accretive to ACE’s estimated return on average equity in calendar year 2018, but dilutive to ACE’s estimated return on average equity for calendar years 2016 and 2017; and

•	accretive to ACE’s estimated return on average tangible equity for calendar years 2016 through 2018.

General

Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described should not be taken to be Morgan Stanley’s view of the actual value of Chubb or ACE. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Chubb or ACE. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results of Chubb or ACE or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the consideration pursuant to the merger agreement from a financial point of view to ACE and in connection with the delivery of its oral opinion to the ACE board subsequently confirmed in writing. These analyses do not purport to be appraisals or to reflect the prices at which shares of ACE or Chubb might actually trade.

The consideration was determined through arm’s-length negotiations between ACE and Chubb and was approved by the ACE board. Morgan Stanley provided advice to ACE during these negotiations. Morgan Stanley did not, however, recommend any specific consideration to ACE or that any specific consideration constituted the only appropriate consideration for the merger.

Morgan Stanley’s opinion and its presentation to the ACE board was one of many factors taken into consideration by the ACE board in deciding to approve the merger agreement. Consequently, the analyses described above should not be viewed as determinative of the view of the ACE board with respect to the consideration or of whether the ACE board would have been willing to agree to different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Morgan Stanley’s securities business is continuously engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services that include the valuation of businesses and securities in connection with mergers and acquisitions. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of ACE, Chubb, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

As compensation for Morgan Stanley’s services relating to the merger, ACE has agreed to pay Morgan Stanley a fee of $38 million if the merger is consummated. ACE has also agreed to reimburse

Morgan Stanley for its reasonable out of pocket expenses incurred in performing its services, up to $100,000. In addition, ACE has agreed to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates against any losses, claims, damages or liabilities related to or arising out of Morgan Stanley’s engagement, including all reasonable expenses.

In the two years prior to the date of its opinion rendered in connection with the merger, Morgan Stanley and its affiliates have provided financial advisory and financing services to ACE and its affiliates and have received fees of approximately $1.2 million in the aggregate in connection with such services. In the two years prior to the date of its opinion rendered in connection with the merger, Morgan Stanley and its affiliates have provided financial advisory and financing services to Chubb and its affiliates and have received fees of approximately $34,000 in the aggregate in connection with such services. In addition, it is anticipated that Morgan Stanley or one or more of its affiliates may provide or arrange financing in connection with the consummation of the merger, for which Morgan Stanley will receive fees from ACE. Morgan Stanley may also seek to provide other financial advisory and financing services to ACE and Chubb in the future and would expect to receive fees for the rendering of these services.

Financing

Based on the number of outstanding shares of Chubb common stock as of August 27, 2015, the cash portion of the merger consideration will equal approximately $14.3 billion. ACE intends to pay the cash consideration using cash on hand, cash sourced from certain of its insurance company subsidiaries and Chubb and one of Chubb’s insurance company subsidiaries, and debt financing. ACE intends to fund approximately $6 billion of the merger consideration through dividends from certain of its U.S. and non-U.S. insurance company subsidiaries. ACE also intends to fund approximately $3 billion of the merger consideration through dividends that ACE expects to receive from Chubb in connection with the merger or from a short-term loan of approximately $3 billion, which will be promptly repaid using such dividends. The majority of the dividends from Chubb is expected to be sourced from cash and liquid assets held at Chubb, with the remaining amount being sourced from a U.S. insurance company subsidiary of Chubb. Certain of the dividends from ACE’s and Chubb’s insurance company subsidiaries will be subject to prior regulatory approvals. ACE also intends to source an additional $5.3 billion from the issuance of senior unsecured notes with various maturities pursuant to an existing shelf registration statement to which ACE INA Holdings Inc., an indirect wholly owned subsidiary of ACE, is a registrant. Like the outstanding debt of ACE INA Holdings Inc., these notes would be guaranteed by ACE. There is no financing condition under the merger agreement, which means that if the conditions to closing are satisfied, ACE is obligated to complete the merger whether or not it has sufficient funds to pay the cash consideration under the merger agreement.

Management and Board of Directors of ACE After the Merger

Upon completion of the merger, the current directors and executive officers of ACE are expected to continue in their current positions, other than as may be publicly announced by ACE in the normal course. Upon completion of the merger, Mr. Paul Krump will serve as Executive Vice President of Global Underwriting and Claims for ACE and will join ACE’s Executive Committee, Mr. Dino Robusto will serve as Executive Vice President of ACE and Co-President of the North America Insurance division of ACE and will join ACE’s Executive Committee and Mr. Harold Morrison, Jr. will serve as Senior Vice President of ACE and Executive Vice President and Chief Field Officer for the North America Insurance division of ACE. Subject to shareholder approval of the ACE director election proposal, upon completion of the merger, Sheila P. Burke, James I. Cash, Jr., Lawrence W. Kellner and James M. Zimmerman will serve as directors on the ACE board. Information about Sheila P. Burke, James I. Cash, Jr., Lawrence W. Kellner and James M. Zimmerman is available under “Proposals to Be Submitted to ACE Shareholders—Agenda Item 4: Election of Four Additional Members of the ACE Board.” Information about the current directors of ACE is included in Appendix E. Information about the current executive officers of ACE and Messrs. Krump, Robusto and Morrison can be found in the documents listed under “Where You Can Find More Information.”

Interests of Chubb Directors and Executive Officers in the Merger

In considering the recommendation of the Chubb board that you vote to approve the merger agreement, you should be aware that Chubb’s executive officers and non-employee directors have economic interests in the merger that are different from, or in addition to, those of Chubb’s shareholders generally. The Chubb board was aware of and considered those interests, among other matters, in reaching its decisions to (i) approve the merger agreement and the transactions contemplated thereby and (ii) recommend that the shareholders of Chubb approve the merger agreement proposal. The transactions contemplated by the merger agreement will be a “change in control” for purposes of the Chubb executive compensation and benefit plans described below.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions, as well as those described in the footnotes to the table in the section titled “—Quantification of Potential Payments and Benefits to Chubb’s Named Executive Officers in Connection with the Merger” below, were used:

•	The relevant price per share of Chubb common stock is $121.26, which is the average closing price per share of Chubb’s common stock as quoted on the NYSE over the first five trading days following the first public announcement of the merger on July 1, 2015;

•	The effective time of the merger is July 27, 2015, which is the assumed date of the effective time of the merger solely for purposes of the disclosure in this section; and

•	Each executive officer of Chubb was terminated by Chubb without “cause” or due to an “in-voluntary termination” or resigned due to a “constructive termination” (as such terms are defined in the relevant plans and agreements), in each case, immediately following the assumed effective time of the merger on July 27, 2015.

•	The value of all Chubb restricted stock unit awards that are performance share awards is estimated assuming achievement of the applicable performance goals at target, including performance awards that have a performance period ending in 2015 because the actual level of achievement has not yet been determined by the Chubb board’s organization and compensation committee (“OCC”) with respect to those Chubb restricted stock unit awards.

Equity Compensation

Chubb Options

At the effective time of the merger, each option to purchase shares of Chubb common stock, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, including those held by the executive officers of Chubb, will be converted into an option to purchase, on the same terms applicable under such Chubb option immediately prior to the effective time of the merger, but subject to the modifications described below, the number of ACE common shares (rounded down to the nearest whole number of shares) equal to the product of (i) the number of shares of Chubb common stock underlying each option immediately prior to the effective time of the merger multiplied by (ii) the “equity award conversion amount” (as defined below). Each such adjusted option will have an exercise price per ACE common share equal to (1) the exercise price per share of Chubb common stock underlying such Chubb option immediately prior to the effective time of the merger, divided by (2) the equity award conversion amount (rounded up to the nearest whole cent). The “equity award conversion amount” is equal to: (a) 0.6019 (the stock portion of the per share merger consideration) plus (b) $62.93 (the cash portion of the per share merger consideration) divided by the average closing price of ACE common shares on the NYSE as reported by The Wall Street Journal for the five full trading days ending on the day immediately preceding the date the merger is consummated. All Chubb options held by the Chubb executive officers and non-employee directors as of the date of this joint proxy statement/prospectus are fully vested.

Chubb Restricted Stock Units and Performance Unit Awards (collectively, the “restricted stock unit awards”)

At the effective time of the merger, each restricted stock unit award in respect of shares of Chubb common stock that is outstanding immediately prior to the effective time of the merger, including those held by the executive officers of Chubb, will be converted into an adjusted restricted stock unit award or adjusted performance unit award, as applicable (collectively, the “adjusted restricted stock unit awards”), with the same terms applicable under such Chubb restricted stock unit award immediately prior to the effective time of the merger (excluding performance-based vesting terms), but subject to the modifications described below, and relating to the number of ACE common shares equal to the product of (i) the number of shares of Chubb common stock subject to such restricted stock unit award immediately prior to the effective time of the merger (determined, with respect to any awards subject to performance-based vesting terms, based on (a) with respect to the performance period ending in calendar year 2015, the greater of target or actual performance, and (b) with respect to the performance periods ending after 2015, target performance), multiplied by (ii) the equity award conversion amount, with any fractional shares rounded to the nearest whole number of shares. Any accrued but unpaid dividend equivalents with respect to any Chubb restricted stock unit award will be assumed and become an obligation with respect to the adjusted restricted stock unit award.

Pursuant to the terms of the applicable Chubb equity compensation plans, the outstanding unvested restricted stock unit awards may be either accelerated in full and cancelled for a payment in respect thereof, or assumed and adjusted for an award in respect of the acquirer’s common stock having substantially equivalent terms and conditions as the original Chubb restricted stock unit award and additional terms and conditions that provide for accelerated vesting of such award on an involuntary termination without cause or a constructive termination following the change of control (an “alternative award”). In accordance with the terms of the applicable Chubb equity compensation plans, at the effective time of the merger, the equity award agreements in respect of outstanding Chubb restricted stock unit awards held by Chubb executive officers (other than Mr. Finnegan, whose awards already provide for vesting upon certain terminations of employment), will be modified to provide for full vesting upon termination due to involuntary termination other than for “cause” (generally as defined in the Chubb equity plans) or a “constructive termination” (with respect to the executive officers (other than those who have agreements containing applicable terms), generally defined to mean a material diminution in duties, responsibilities or position (but not a change in reporting lines or a change in the duties of the person to whom an employee reports), a decrease in base salary or a material decrease in annual target incentive compensation opportunity (cash and equity awards in the aggregate) or relocation of more than 50 miles from the employee’s primary office location, in each case from those in effect immediately prior to the completion of the merger). Accordingly, if following the completion of the merger an executive officer’s employment is terminated due to an involuntary termination other than for cause or a constructive termination, outstanding converted restricted stock units would fully vest upon such termination.

Chubb Deferred Stock Units

At the effective time of the merger, each deferred stock unit award in respect of shares of Chubb common stock that is outstanding as of immediately prior to the effective time of the merger, which are only held by the non-employee directors of Chubb and are fully vested and nonforfeitable, will be converted into a deferred stock unit award, with the same terms applicable under the Chubb deferred stock unit award immediately prior to the effective time of the merger, relating to the number of ACE common shares equal to the product of (i) the number of shares of Chubb common stock subject to the award immediately prior to the effective time of the merger, multiplied by (ii) the equity award conversion amount, with any fractional shares rounded to the nearest whole number of shares. Any accrued but unpaid dividend equivalents with respect to any Chubb deferred stock unit award will be assumed and become an obligation with respect to the adjusted deferred stock unit award.

Chubb Deferred Units

At the effective time of the merger, each share of Chubb common stock in respect of a deferred unit obligation, and each obligation to pay cash measured based on the value of Chubb common stock, under a Chubb deferred compensation plan or certain executive retirement plans, in each case, as of immediately prior to the effective time of the merger (each, a “Chubb deferred unit”), including those held by the executive officers and non-employee directors of Chubb, will be deemed to be invested in ACE common shares, with the number of ACE common shares subject to any such Chubb deferred unit to be equal to the product of (x) the number of shares of Chubb common stock subject to such Chubb deferred unit as of immediately prior to the effective time of the merger, multiplied by (y) the equity award conversion amount, with any fractional shares rounded to the nearest whole number of shares. Any accrued but unpaid dividend equivalents with respect to any Chubb deferred units will be assumed and become an obligation with respect to the adjusted deferred share unit. All deferred units held by Chubb executive officers and non-employee directors as of the date hereof are fully vested and nonforfeitable.

See the section titled “—Quantification of Potential Payments and Benefits to Chubb’s Named Executive Officers in Connection with the Merger” for an estimate of the amounts that would become payable to each of Chubb’s named executive officers in respect of their unvested stock-based awards. Based on the assumptions described above under “—Certain Assumptions” and the additional assumptions used for purposes of estimating amounts for named executive officers, the estimated aggregate amount that would become payable to Chubb’s seven executive officers who are not named executive officers in respect of their unvested Chubb restricted stock unit awards (including performance-based awards, but other than the portion of any such time-based awards held by executive officers who are retirement-eligible as of July 27, 2015, the vesting of which would accelerate solely upon retirement whether prior to, on or after, the merger) is approximately $12,996,899. No Chubb executive officers hold unvested Chubb stock-based awards other than Chubb restricted stock unit awards, and no Chubb non-employee directors hold unvested Chubb stock-based awards of any type.

For more information on equity holdings of Chubb’s non-employee directors and executive officers, see the table entitled “Security Ownership of Certain Beneficial Owners and Management of Chubb Common Stock.”

Payments Upon Termination of Employment Under Individual Agreements

John D. Finnegan

In connection with the merger, on June 30, 2015, Mr. Finnegan entered into a letter agreement with ACE (the “letter agreement”), which describes the terms of his employment with ACE and its subsidiaries following the effective time of the merger. Provided that Mr. Finnegan continues to be employed with Chubb through the effective time of the merger, the letter agreement will become effective upon, and subject to, the effective time of the merger and will supersede his employment agreement and change in control agreement with Chubb except as specifically provided in the letter agreement.

ACE Letter Agreement with John D. Finnegan. Under the letter agreement, Mr. Finnegan will serve as the Executive Vice Chairman for External Affairs of North America and as an advisor (primarily with respect to the business operations conducted by Chubb prior to the completion of the merger) to the ACE chief executive officer and, as requested, to the Chairman, Insurance North America of ACE, until December 31, 2017, reporting to the ACE chief executive officer.

The letter agreement provides for annual total direct compensation (inclusive of annual base salary, which will equal 85% of the annual base salary of the ACE chief executive officer) of $15 million in respect of each of 2016 and 2017; however, total direct compensation in any such year is limited to 85% of the total direct compensation of the ACE chief executive officer for any such year. With respect to 2016, Mr. Finnegan’s total direct compensation will be paid (i) with respect to annual base salary, in cash consistent with ACE’s ordinary payroll practices and (ii) with respect to the remainder of 2016 total direct compensation, (a) 50% in cash delivered to Mr. Finnegan generally in February 2017 (except upon certain terminations of employment), and (b) 50% in restricted stock units in respect of ACE common shares, which will vest and settle, generally subject to his continued service, on December 31, 2017. With respect to 2017, Mr. Finnegan’s total direct compensation will be paid (i) with respect to annual base salary, in cash consistent with ACE’s ordinary payroll practices and (ii) with respect to the remainder of 2017 total direct compensation, in cash delivered to Mr. Finnegan generally in February 2018 (except upon certain terminations of employment).

The letter agreement also provides that an amount equal to $20,475,000 (the amount of cash severance that Mr. Finnegan would have been entitled to receive under his change in control agreement with Chubb upon a termination of employment other than for cause or due to constructive termination within three years following a change in control) as well as the value of Mr. Finnegan’s previously accrued and vested supplemental retirement benefits (frozen to future accruals pursuant to the letter agreement) will be funded in a rabbi trust to be paid to Mr. Finnegan upon his future separation from service. The letter agreement further provides that Mr. Finnegan will receive benefits and perquisites consistent with those provided generally to ACE executive management committee members as well as certain benefits and perquisites, including administrative support and transportation benefits, on the same basis as applicable prior to the closing of the merger.

If Mr. Finnegan’s employment is terminated without “cause” or by Mr. Finnegan for “good reason” during the term of the letter agreement, he will be entitled to receive: (i) any unpaid annual compensation from the date of termination through the remainder of the term (in cash or equity, depending on the date of termination), generally not subject to the cap described above, (ii) full vesting of all outstanding equity awards, (iii) continued receipt of certain benefits and perquisites for the remainder of the term, (iv) three years of continued health and welfare benefits and, thereafter, retiree health benefits, (v) financial counseling for two years, and (vi) up to $100,000 of outplacement services. Mr. Finnegan’s existing employment agreement and change in control agreement with Chubb provide for a tax gross-up for any excise tax imposed by reason of Sections 4999 and 280G of the Code, and this provision will continue to apply following the closing of the merger. Pursuant to the letter agreement, Mr. Finnegan will also be subject to a two-year post-termination non-competition covenant and non-solicitation of employees, customers and clients covenant.

Under the letter agreement, (i) “cause” is generally defined to mean Mr. Finnegan’s (a) willful and continued failure to substantially perform his duties, (b) willful and gross misconduct in connection with the performance of his duties that is materially and demonstrably injurious to ACE, or (c) conviction of, or plea of guilty or “no contest” to, a felony, and (ii) “good reason” is generally defined to mean (a) the assignment to Mr. Finnegan of duties inconsistent with his position, diminution in his duties, responsibilities, or position/title, or a change of his reporting person, (b) failure by ACE to provide the compensation, benefits and perquisites under the letter agreement, (c) relocation of more than 25 miles from Warren, New Jersey or substantially increased business travel, (d) purported termination of employment other than as provided in the letter agreement, or (e) failure of any successor to ACE to assume the letter agreement.

Superseded Chubb Employment Agreement and Change in Control Agreement with John D. Finnegan. Mr. Finnegan is party to an employment agreement and a change in control employment agreement with Chubb, which we refer to collectively as the “Finnegan agreements.” Read together, the Finnegan agreements set forth Mr. Finnegan’s employment terms following a change in control. As described above, except as specifically provided in the letter agreement, the Finnegan agreements will be superseded by the letter agreement when it becomes effective at the completion of the merger.

Under the Finnegan agreements, upon a termination of employment other than for “cause,” death or disability, or upon a “constructive termination” (as such terms are defined in the Finnegan agreements), in each case, within the three-year period following a change in control, Mr. Finnegan would be entitled to receive: (i) any earned but unpaid annual cash bonus for the fiscal year immediately preceding the fiscal year in which the date of termination occurs, (ii) a pro-rated annual cash bonus through the date of termination for the year in which the date of termination occurs, (iii) three times the sum of Mr. Finnegan’s then-current annual base salary and highest annual cash bonus award over the past three years (including any annual cash bonus payable for the year in which the date of termination occurs), (iv) three years of continued health and welfare benefits (or, if shorter, until a new employer provides these benefits) under the applicable employee welfare plans and, thereafter, retiree health benefits (however, Mr. Finnegan would be eligible for such retiree health benefits upon any separation from service, whether prior to, on or after the effective time of the merger), (v) full vesting of all out-standing equity awards, (vi) up to $100,000 of outplacement services, and (vii) certain other severance benefits. The Finnegan agreements provide for a tax gross-up for any excise tax imposed on the payments and benefits to Mr. Finnegan by reason of Sections 4999 and 280G of the Code. The Finnegan agreements also subject Mr. Finnegan to confidentiality, and two-year post-termination non-competition and non-solicitation covenants.

See the section titled “—Quantification of Potential Payments and Benefits to Chubb’s Named Executive Officers in Connection with the Merger” for an estimate of the amounts that would become payable to Mr. Finnegan under the Finnegan agreements, based on the assumptions set forth therein.

Richard G. Spiro

Mr. Spiro is party to a change in control agreement with Chubb, which sets forth Mr. Spiro’s employment terms following a change in control (the “Spiro agreement”). Under the Spiro agreement, upon a termination of employment other than as a result of his death, disability, retirement, voluntary termination or termination for “cause” or if Mr. Spiro is “constructively terminated,” in each case, within the two-year period following a change in control, Mr. Spiro would be entitled to receive a severance payment equal to two times the sum of his then-current annual base salary and the average of the annual cash bonuses for the three calendar years preceding the change in control, subject to certain limitations that do not apply under the circumstances. Mr. Spiro would also be entitled to continuation of health and welfare benefits for two years following the date of termination.

See the section titled “—Quantification of Potential Payments and Benefits to Chubb’s Named Executive Officers in Connection with the Merger” for an estimate of the amounts that would become payable to Mr. Spiro under the Spiro agreement, based on the assumptions set forth therein.

Chubb Severance Plan

Chubb maintains a severance plan for the benefit of all of its employees, which generally provides for severance upon a qualifying termination of employment (other than due to performance issues) equal to two weeks of base salary per year of service (subject to a minimum of four weeks of base salary and maximum of 52 weeks of base salary), determined based on the employee’s number of years of service as of the date of termination. The Chubb severance plan also provides for a discretionary outplacement services benefit upon a qualifying termination of employment. The executive officers of Chubb, other than Messrs. Finnegan and Spiro, are eligible to receive severance benefits under the severance plan.

In connection with the merger, Chubb may amend the Chubb severance plan to provide (i) that a qualifying termination of employment under the severance plan includes an involuntary termination other than for cause or a constructive termination (for the executive officers who participate in the plan, the definitions described above for the equity award termination vesting would also apply under the severance plan), (ii) for mandatory outplacement benefits at customary levels, and (iii) for subsidized COBRA coverage during the applicable severance period.

See the section titled “—Quantification of Potential Payments and Benefits to Chubb’s Named Executive Officers in Connection with the Merger” for an estimate of the amounts that would become payable to Chubb’s named executive officers under the Chubb severance plan, other than Messrs. Finnegan and Spiro who do not participate in such plan, based on the assumptions set forth therein. Based on the assumptions described above under “—Certain Assumptions” and the additional assumptions used for purposes of estimating amounts for named executive officers, the estimated aggregate value of the amounts that would become payable and the benefits that would be provided to Chubb’s seven executive officers who are not named executive officers under the Chubb severance plan is approximately $2,894,761. No Chubb non-employee directors are entitled to payments or benefits upon their termination of service.

Fiscal Year 2015 Cash Bonus Awards

Chubb and ACE have agreed that the cash bonus incentives under the Chubb Annual Incentive Plan (the “bonus plan”) for the 2015 fiscal year, including with respect to our executive officers, will be determined prior to the effective time of the merger by the OCC, taking into account the information available based on performance through the latest reasonably practicable date prior to the OCC’s determination (annualized to reflect a full 12 months of performance, if necessary), and that the aggregate 2015 bonus pool will be no less than $195 million (which is the aggregate bonus pool in respect of the 2014 fiscal year). Bonuses for the 2015 fiscal year will otherwise be determined in accordance with the terms of the bonus plan in the ordinary course consistent with past practice, including with respect to allocation of the bonus pool. Chubb and ACE have agreed that any employee, including any Chubb executive officer, whose employment is terminated due to an involuntary termination or constructive termination (as defined under the Chubb severance plan) following the effective time of the merger but prior to the payment of 2015 bonuses will be paid the full bonus amount awarded. As actual Chubb performance is not known at this time, we cannot determine the amount, if any, that an executive officer will be entitled to receive under the bonus plan for the 2015 fiscal year.

Fiscal Year 2016 Equity Awards

Chubb and ACE have agreed that the OCC may grant 2016 annual equity awards (granted, except in the case of certain employees outside of the United States, in the form of restricted stock units subject to service-based vesting, unless otherwise determined by the OCC, with any such service-based restricted stock units cliff vesting on the third anniversary of the grant date) in respect of Chubb’s 2015 fiscal year, with an aggregate grant date fair value of approximately $100 million (which is the aggregate value of equity awards granted in respect of the 2014 fiscal year) prior to the effective time of the merger. Individual allocations of such awards will be done in the ordinary course and based on actual performance with respect to 2015. Chubb and ACE have agreed that these equity awards, including those held by executive officers of Chubb, will vest in full upon an involuntary termination or constructive termination (as defined under the Chubb severance plan) following the effective time of the merger. As actual Chubb performance with respect to 2015 is not known at this time, we cannot determine the amount, if any, that an executive officer will be entitled to receive with respect to 2016 annual equity awards.

New Arrangements with ACE

In connection with, and following, the execution of the merger agreement, ACE has engaged, and expects to continue to engage, in discussions with certain of Chubb’s executive officers about potential roles with the combined company after the effective time of the merger. At the time of execution of the merger agreement, ACE entered into a letter agreement with John D. Finnegan, Chubb’s chief executive officer, which letter agreement is summarized in detail above (see “Payments Upon Termination of Employment Under Individual Agreements—John D. Finnegan—ACE Letter Agreement with John D. Finnegan”). Since the execution of the merger agreement, ACE has announced that after the effective time of the merger (i) Mr. Paul Krump will serve as Executive Vice President for Global Underwriting and Claims for ACE and will join ACE’s Executive Committee, (ii) Mr. Dino Robusto will serve as Executive Vice President of ACE and Co-President of the North America Insurance division of ACE and will join ACE’s Executive Committee, and (iii) Mr. Harold Morrison, Jr. will serve as Senior Vice President of ACE and Executive Vice President and Chief Field Officer for the North America Insurance division of ACE. As of the date of this joint proxy statement/prospectus, none of Mr. Krump, Mr. Robusto, or Mr. Morrison has entered into any agreement or arrangement with ACE in connection with such appointments.

There is at this time no assurance that the discussions between ACE and certain of Chubb’s executive officers will result in any additional agreements with ACE and what the terms and conditions of any such agreements would be.

In addition, in connection with the merger, Chubb and ACE may provide cash-based and/or equity-based retention awards for the benefit of certain Chubb executive officers. As of the date of this joint proxy statement/prospectus, one such retention award has been allocated to a Chubb executive officer (Mr. Mark P. Korsgaard). Mr. Korsgaard’s retention award agreement provides that, effective upon, and subject to the closing of the merger, and subject to Mr. Korsgaard’s continued employment through such date, Mr. Korsgaard will be eligible to receive a retention award in the form of ACE restricted stock with a grant date value of $825,000. The restricted stock will vest on the 18-month anniversary of the closing date of the merger, subject to Mr. Korsgaard’s continued employment through the vesting date. However, if prior to the vesting date Mr. Korsgaard’s employment is terminated by reason of his death or disability, or due to involuntary termination without cause or constructive termination (as defined under the Chubb severance plan), the restricted stock will vest in full as of the date of termination, subject to Mr. Korsgaard’s execution and non-revocation of a release (other than upon termination due to death or disability). For additional details on the retention program, see the discussion in the section titled “The Merger Agreement—Covenants and Agreements—Employee Matters” below.

As discussed in the section titled “Management and Board of Directors of ACE After the Merger,” subject to shareholder approval of the ACE director election proposal, upon completion of the merger, Sheila P. Burke, James I. Cash, Jr., Lawrence W. Kellner and James M. Zimmerman will serve as directors on the ACE board. The compensation paid to these directors for their service on the ACE board will be the same as the compensation paid to other ACE non-employee directors.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, Chubb non-employee directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the effective time of the merger. Such indemnification and insurance coverage is further described in the section titled “The Merger Agreement—Covenants and Agreements—Indemnification and Directors’ and Officers’ Insurance.”

Quantification of Potential Payments and Benefits to Chubb’s Named Executive Officers in Connection with the Merger

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each “named executive officer” of Chubb that is based on, or otherwise relates to, the merger (“merger-related compensation”). For additional details regarding the terms of the payments and benefits described below, see the discussion above.

As described above, Mr. Finnegan has entered into a new letter agreement with ACE that will become effective upon the effective time of the merger. The merger-related compensation described below is based on the existing Finnegan agreements with Chubb, and does not include amounts payable under the new letter agreement with ACE following the effective time of the merger (including (i) post-closing salary, annual incentive compensation, and other compensation and benefits to be provided under the letter agreement, and (ii) severance payable to Mr. Finnegan upon a qualifying termination after the effective time of the merger pursuant to the letter agreement). For additional details regarding the terms of the payments and benefits that Mr. Finnegan will be entitled to receive under his new letter agreement with ACE, as well as terms of the payments and benefits described below, see the discussion above. This disclosure assumes that all executive officers (other than Messrs. Finnegan and Spiro) are eligible to receive the benefits under the Chubb severance plan, as amended.

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before the effective time of the merger, including the grants of 2016 equity awards and awards under the retention program (if any). For purposes of calculating such amounts, in addition to the assumptions described in the footnotes to the table below, the following assumptions were used:

•	The relevant price per share of Chubb common stock is $121.26, which is the average closing price per share of Chubb’s common stock as quoted on the NYSE over the first five trading days following the first public announcement of the merger on July 1, 2015;

•	The effective time of the merger is July 27, 2015, which is the assumed date of the effective time of the merger solely for purposes of the disclosure in this section; and

•	Each named executive officer of Chubb was terminated by Chubb without “cause” or due to an “involuntary termination” or resigned with “good reason” or due to a “constructive termination” (as such terms are defined in the relevant plans and agreements), in each case, immediately following the assumed effective time of the merger on July 27, 2015.

Golden Parachute Compensation
Name	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Tax Reimbursement ($)(4)	Total ($)
John D. Finnegan	23,609,247	33,352,802	170,683	23,354,743	80,487,475

Richard G. Spiro	5,319,600	10,751,275	21,098	-	16,091,973

Paul J. Krump	840,000	7,537,912	21,392	-	8,399,304

Dino E. Robusto	840,000	7,537,912	22,952	-	8,400,864

Harold L. Morrison, Jr.	725,000	5,818,668	17,492	-	6,561,160
(1)

Cash. Consists of the following: (i) under the Finnegan agreements, Mr. Finnegan is entitled to (a) cash severance equal to three times his annual salary as of July 27, 2015 and the highest of his last three annual or current non-equity incentive compensation awards (the “relevant bonus amount”) and (b) a pro-rated annual cash bonus through July 27, 2015 based on the relevant bonus amount; (ii) under the Spiro agreement, Mr. Spiro is entitled to two years of compensation based on Mr. Spiro’s annual salary as of July 27, 2015 and the average of his last three annual non-equity incentive compensation awards; and (iii) based on their years of service with Chubb, each of Messrs. Krump, Robusto and

Morrison are entitled to severance equal to the maximum of 52 weeks of base salary under the Chubb severance plan, in each case, as described above. All such amounts are “double trigger” and payable only upon a qualifying termination of employment following the effective time of the merger.
(2)	Equity. Consists of the value of unvested Chubb restricted stock unit awards held by the named executive officers that are converted into ACE awards at the effective time of the merger, the vesting of which will be accelerated upon a qualifying termination following the effective time of the merger in accordance with the terms of the applicable Chubb award agreements, equity compensation plans and the Finnegan agreements. This column does not include the value of the portion of any unvested time-based Chubb restricted stock unit awards held by a named executive officer who is retirement-eligible as of July 27, 2015, the vesting of which would accelerate solely upon such named executive officer’s retirement whether prior to, on or after, the merger. No named executive officers hold unvested Chubb stock-based awards other than Chubb restricted stock unit awards. The value of all Chubb restricted stock unit awards that are performance share awards is estimated assuming achievement of the applicable performance goals at target, including performance awards that have a performance period ending in 2015, because the actual level of achievement has not yet been determined by the OCC with respect to such awards. All such amounts are “double trigger” and payable only upon a qualifying termination of employment following the effective time of the merger. For further details regarding the treatment of Chubb equity awards in connection with the merger, see “Interests of Chubb Directors and Executive Officers in the Merger—Equity Compensation,” above. The value of each such benefit is shown in the following table:

Name	Unvested Restricted Stock Unit Awards ($)	Unvested Performance Share Awards ($)	Total ($)
John D. Finnegan	4,967,049	28,385,753	33,352,802

Richard G. Spiro	2,687,728	8,063,547	10,751,275

Paul J. Krump	1,130,413	6,407,500	7,537,912

Dino E. Robusto	1,130,413	6,407,500	7,537,912

Harold L. Morrison, Jr.	862,650	4,956,017	5,818,668
(3)	Perquisites/Benefits. Consists of the following: (i) for Mr. Finnegan, (a) outplacement benefits; (b) three years of life insurance; and (c) three years of medical and dental benefits; (ii) for Mr. Spiro, (a) two years of life insurance premiums; and (b) two years of medical and dental benefits coverage; and (iii) for Messrs. Krump, Robusto, and Morrison, Jr.: (a) one year of employer-paid COBRA premiums; and (b) outplacement benefits. All such amounts are “double trigger” and payable only upon a qualifying termination of employment following the completion of the merger.

The value of each such benefit is shown in the following table:

Name	Continued Health & Welfare Benefits ($)	Life Insurance Continuation ($)	Outplacement Services ($)	Total ($)
John D. Finnegan	32,760	37,923	100,000	170,683

Richard G. Spiro	17,568	3,530	-	21,098

Paul J. Krump	13,692	-	7,700	21,392

Dino E. Robusto	15,252	-	7,700	22,952

Harold L. Morrison, Jr.	9,792	-	7,700	17,492
(4)	Tax Reimbursement. The amount in this column represents the “single-trigger” tax gross-up that Mr. Finnegan is entitled to receive under his change in control agreement in the event that payments and benefits received by him are subject to the “golden parachute” excise tax imposed under Section 4999 of the Code on golden parachute payments. This calculation is an estimate for purposes of this joint proxy statement/prospectus only and is subject to the assumptions set forth herein. For purposes of this calculation, no portion of the restricted stock unit awards that are performance share awards that would accelerate upon a change in control has been treated as reasonable compensation for services rendered prior to the change in control, and no value has been attributed to non-competition covenants.

Regulatory Reviews and Approvals

Insurance Regulatory Approvals

The insurance laws and regulations of the states of Connecticut, Delaware, Indiana, New Jersey, New York, Texas and Wisconsin, jurisdictions where insurance company subsidiaries of Chubb are domiciled, generally require that, prior to the acquisition of control of an insurance company domiciled or “commercially domiciled” in those respective jurisdictions, the acquiring company must obtain the approval of the insurance regulators of those jurisdictions. Each of the aforementioned insurance regulators may disapprove the acquisition if the regulator determines, in some cases, after a public hearing, that the application submitted to obtain prior approval does not demonstrate compliance with the standards set forth in the applicable insurance laws and regulations. These standards generally require that the acquired insurer would, following the acquisition, be able to continue to satisfy licensing requirements; the effect of the acquisition would not lessen competition or create a monopoly in that state; ACE’s financial condition would not jeopardize the acquired insurer or prejudice the interest of its policyholders; ACE’s plans for the acquired insurer are fair and reasonable to the insurers’ policyholders, and the competence, experience and integrity of the persons who would manage the acquired insurer are such that it would be in the best interest of the acquired insurer’s policyholders and the public to permit the acquisition; and the acquisition will not be hazardous or prejudicial to the insurance-buying public. Between August 7 and August 13, 2015, ACE made the filings requesting such approval with the insurance regulators of the states of Connecticut, Delaware, Indiana, New Jersey, New York, Texas and Wisconsin.

The insurance laws and regulations of multiple states where insurance company subsidiaries of Chubb are authorized require the filing of pre-acquisition notifications regarding the potential competitive impact of an acquisition of control of an insurance company authorized in those jurisdictions in which the requirement to make such notifications is triggered (and not otherwise exempted) under applicable law. Such notifications generally must be made at least 30 days before completion of the acquisition (which period may be terminated earlier by the applicable state’s insurance regulator or extended on a one-time basis for up to an additional 30 days). On or about [                    ], 2015, ACE made such notifications with the insurance regulators of the states of Alaska, Arizona, Arkansas, Colorado, Connecticut, Delaware, the District of Columbia, Georgia, Hawaii, Idaho, Illinois, Indiana, Kentucky, Louisiana, Maryland, Minnesota, Missouri, New Hampshire, New Jersey, New Mexico, Nevada, North Dakota, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Utah, Vermont, Virginia, Washington and West Virginia.

The insurance and competition laws and regulations of Argentina, Australia, Bermuda, Brazil, Canada, Chile, China, Colombia, Hong Kong, Japan, Korea, Malaysia, Mexico, Singapore and the United Kingdom, jurisdictions where insurance company subsidiaries of Chubb are domiciled or where branches of insurance company subsidiaries of Chubb are active, generally require that, in connection with the acquisition of control of such insurance companies, the acquiring company must provide notice to or seek approval from the relevant governmental authorities in such jurisdictions.

To the extent ACE will fund a portion of the cash component of the merger consideration through dividends from one or more of ACE’s and/or Chubb’s insurance company subsidiaries, ACE and/or Chubb may be required to seek approval from the relevant governmental authority in the jurisdiction in which such insurance company subsidiaries are domiciled (see “—Financing” above).

Department of Justice, Federal Trade Commission and U.S. Antitrust Authorities

Completion of the merger is subject to certain governmental or regulatory clearance procedures, including the early termination or expiration of the waiting period under the HSR Act and the approval of the insurance regulators of certain jurisdictions.

Under the provisions of the HSR Act, transactions such as the merger may not be completed until the expiration of a 30-day waiting period following the filing of completed notification reports with the Antitrust Division and the FTC, unless a request for additional information or documentary material is received from the Antitrust Division or the FTC, or unless early termination of the waiting period is granted by the reviewing agencies. ACE and Chubb filed notification reports under the HSR Act with the Antitrust Division and the FTC on [            ].

At any time before or after the merger, the Antitrust Division or the FTC could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of businesses or assets of ACE, Chubb or their respective subsidiaries. Private parties, foreign competition authorities and state attorneys general also may bring an action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result.

Other Approvals

Other than the filings described above, neither ACE nor Chubb is aware of any regulatory approvals required to be obtained, or waiting periods required to expire, to complete the merger. If the parties discover that other approvals or waiting periods are necessary, they will seek to obtain or comply with them. If any additional approval or action is needed, however, ACE or Chubb may not be able to obtain it, as is the case with respect to the other necessary approvals. Even if ACE or Chubb obtain all necessary approvals, conditions may be placed on any such approval that could cause either ACE or Chubb to abandon the merger.

Timing

Although ACE and Chubb expect these regulatory authorities to approve of the merger, there is no assurance whether or when ACE and Chubb will obtain all required regulatory approvals, or that those approvals will not include terms, conditions or restrictions that may have an adverse effect on ACE or Chubb.

ACE and Chubb have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the merger, as discussed in the section titled “The Merger Agreement—Covenants and Agreements—Regulatory Matters.” Neither party is, however, required to take, or commit to take, any action or agree to any condition or restriction that would reasonably be likely to have a material and adverse effect on ACE and its subsidiaries, taken as a whole, giving effect to the merger (with such materiality measured on a scale relative to Chubb and its subsidiaries, taken as a whole).

Accounting Treatment

ACE prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting. ACE will be treated as the acquirer for accounting purposes.

NYSE Market Listing; Delisting and Deregistration of Chubb Common Stock

ACE common shares to be issued in the merger will be listed for trading on the NYSE. If the merger is completed, Chubb common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Chubb will no longer be required to file periodic reports with the SEC. Prior to completion of the merger, Chubb has agreed to cooperate with ACE to take such steps as may be necessary or appropriate under applicable laws and the rules and policies of the NYSE to enable such delisting and deregistration.

THE MERGER AGREEMENT

The following summary discusses certain material terms of the merger agreement. You should also read in its entirety the section titled “The Merger” for a discussion of other material information about the merger and the merger agreement. The following description of the merger agreement is subject to, and is qualified in its entirety by reference to, the merger agreement, a copy of which is attached as Appendix A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read the merger agreement in its entirety, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about ACE or Chubb. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings ACE and Chubb make with the SEC, as described in the section titled “Where You Can Find More Information.”

Explanatory Note Regarding the Merger Agreement

This summary, and the copy of the merger agreement attached to this joint proxy statement/prospectus as Appendix A, are included solely to provide investors with information regarding the terms of the merger agreement. They are not intended to provide any other factual information about ACE or Chubb or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the merger agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of ACE or Chubb, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the periodic and current reports and statements ACE and Chubb file with the SEC. The representations and warranties, covenants and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. For more information regarding these documents incorporated by reference, see the section titled “Where You Can Find More Information.”

Effects of the Merger

At the effective time of the merger, Merger Sub, an indirect, wholly owned subsidiary of ACE, will merge with and into Chubb, with Chubb surviving the merger as a wholly owned subsidiary of ACE. As a result of the merger, there will no longer be any publicly held shares of Chubb common stock and Chubb shareholders will no longer have any direct interest in the surviving corporation. Chubb Shareholders will receive ACE common shares as part of the merger consideration and will only participate in the surviving corporation’s future earnings and potential growth through their ownership of ACE common shares. All of the other incidents of direct stock ownership in Chubb, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from Chubb, will be extinguished upon completion of the merger. Upon completion of the merger, shares of Chubb common stock will represent the right to receive the merger consideration. See the section titled “The Merger—Merger Consideration.”

Effective Time of the Merger

The merger will occur no later than three business days after the satisfaction or waiver of all closing conditions, unless otherwise agreed to in writing by the parties. The merger will be completed and become effective as of the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of New Jersey. The parties will file the certificate of merger after the satisfaction or waiver of the closing conditions in the merger agreement. As of the date of this joint proxy statement/prospectus, the parties expect that the merger will be effective during the first calendar quarter of 2016. However, there can be no assurance as to when or if the merger will occur.

Effect of the Merger on Chubb Stock-Based Awards

Chubb Options

At the effective time of the merger, each option to purchase shares of Chubb common stock, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be converted into an option to purchase, on the same terms applicable under such Chubb option immediately prior to the effective time of the merger, but subject to the modifications described below, the number of ACE common shares (rounded down to the nearest whole number of shares) equal to the product of (i) the number of shares of Chubb common stock underlying each option immediately prior to the effective time of the merger multiplied by (ii) the “equity award conversion amount” (as defined below). Each such adjusted option will have an exercise price per ACE common share equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of Chubb common stock underlying such Chubb option immediately prior to the effective time of the merger by (2) the equity award conversion amount. The equity award conversion amount is equal to: (i) 0.6019 (the stock portion of the per share merger consideration) plus (ii) $62.93 (the cash portion of the per share merger consideration) divided by the average closing price of ACE common shares on the NYSE as reported by The Wall Street Journal for the five full trading days ending on the day immediately preceding the date the merger is consummated.

Chubb Restricted Stock Units and Performance Unit Awards (collectively, the “restricted stock unit awards”)

At the effective time of the merger, each restricted stock unit award in respect of shares of Chubb common stock that is outstanding immediately prior to the effective time of the merger will be converted into an adjusted restricted stock unit award or performance unit award, as applicable (the “adjusted restricted stock unit awards”), with the same terms applicable under such Chubb restricted stock unit award immediately prior to the effective time of the merger (excluding performance-based vesting terms), but subject to the modifications described below, and relating to the number of ACE common shares equal to the product of (i) the number of shares of Chubb common stock subject to such restricted stock unit award immediately prior to the effective time of the merger (determined, with respect to awards subject to performance-based vesting terms, based on (A) with respect to the performance periods ending in calendar year 2015, the greater of target or actual performance, and (B) with respect to the performance periods ending after 2015, target performance), multiplied by (ii) the equity award conversion amount, with any fractional shares rounded to the nearest whole number of shares. Any accrued but unpaid dividend equivalents with respect to any Chubb restricted stock unit award will be assumed and become an obligation with respect to the adjusted restricted stock unit award.

Modifications to Chubb Options and Restricted Stock Unit Awards Pursuant to the Chubb Equity Compensation Plans

Pursuant to the terms of the Chubb equity compensation plans under which unvested stock-based awards would be outstanding at the effective time of the merger, upon a “change in control” of Chubb (as defined in the applicable Chubb equity compensation plans), the outstanding awards under such plans may be either accelerated in full and cancelled for a payment in respect thereof, or assumed and adjusted for an award in respect of the acquirer’s common stock having substantially equivalent terms and conditions as the original Chubb award and additional terms and conditions that provide for accelerated vesting of such award on an involuntary termination without cause or a constructive termination following the change in control (an “alternative award”). In accordance with the terms of the applicable Chubb equity compensation plans, at the effective time of the merger, the equity award agreements in respect of outstanding Chubb stock options and restricted stock unit awards held by Chubb continuing employees will generally be modified to provide for full vesting upon termination due to “involuntary termination” other than for “cause” (generally, as defined in the Chubb equity compensation plans) or a “constructive termination,” generally defined to mean, (i) for certain levels of employees only, a material diminution in duties, responsibilities or position (but not a change in reporting lines or a change in the duties of the person to whom an employee reports), (ii) a decrease in base salary or a material decrease in annual target incentive compensation opportunity (cash and equity awards in the aggregate) from that in effect immediately prior to the closing date of the merger or (iii) relocation of more than 50 miles from the employee’s primary office location immediately prior to the closing date of the merger. Accordingly, if following the completion of the merger a Chubb employee’s employment is terminated due to an involuntary termination other than for cause or a constructive termination, unvested converted equity awards would fully vest upon such termination.

In addition, at the effective time, equity award agreements in respect of outstanding Chubb stock options and restricted stock unit awards held by Chubb continuing employees may be amended so that any non-competition covenants in the Chubb award agreements would not apply upon an involuntary termination or constructive termination.

Chubb Deferred Stock Units

At the effective time of the merger, each deferred stock unit award in respect of shares of Chubb common stock that is outstanding as of immediately prior to the effective time of the merger will be converted into a deferred stock unit award, with the same terms applicable under the Chubb deferred stock unit award immediately prior to the effective time of the merger, and relating to the number of ACE common shares equal to the product of (i) the number of shares of Chubb common stock subject to the award immediately prior to the effective time of the merger, multiplied by (ii) the equity award conversion amount, with any fractional shares rounded to the nearest whole number of shares. Any accrued but unpaid dividend equivalents with respect to any Chubb deferred stock unit award will be assumed and become an obligation with respect to the adjusted deferred stock unit award.

Chubb Deferred Units

At the effective time of the merger, each share of Chubb common stock in respect of a deferred unit obligation, and each obligation to pay cash measured based on the value of Chubb common stock, under a Chubb deferred compensation plan or certain executive retirement plans, in each case, that is outstanding as of immediately prior to the effective time of the merger (each, a “Chubb deferred unit”), will be deemed to be invested in ACE common shares, with the number of ACE common shares subject to any such Chubb deferred units to be equal to the product of (x) the number of shares of Chubb common stock subject to such Chubb deferred units as of immediately prior to the effective time of the merger, multiplied by (y) the equity award conversion amount, with any fractional shares rounded to the nearest whole number of shares. Any accrued but unpaid dividend equivalents with respect to any Chubb deferred units will be assumed and become an obligation with respect to the adjusted deferred share unit.

Representations and Warranties

The merger agreement contains representations and warranties made by Chubb to ACE relating to a number of matters, including the following:

•	corporate organization, qualification to do business, standing and power, subsidiaries and insurance subsidiaries;

•	capitalization;

•	requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•	absence of conflicts with organizational documents, applicable laws or certain agreements as a result of entering into the merger agreement or completing the merger;

•	regulatory consents and approvals necessary in connection with the merger;

•	filing of material documents with regulatory agencies and the SEC and the accuracy of information contained in certain final documents filed with the SEC;

•	certifications required to be filed under Sarbanes-Oxley;

•	Chubb’s financial statements filed with the SEC and their conformity with U.S. GAAP and SEC requirements;

•	the absence of undisclosed liabilities;

•	statutory financial statements, and reserving practices, of Chubb’s insurance subsidiaries;

•	broker’s and finder’s fees related to the merger;

•	the absence of a material adverse effect since December 31, 2014;

•	legal and regulatory proceedings;

•	taxes and tax returns;

•	employee compensation and benefits matters;

•	compliance with applicable law;

•	material and certain other contracts;

•	agreements with regulatory agencies;

•	derivatives;

•	environmental matters;

•	insurance maintained by Chubb;

•	investment assets;

•	insurance matters;

•	reinsurance and coinsurance matters;

•	insurance forms and rates;

•	reports of examination;

•	real property;

•	intellectual property;

•	information systems and data security;

•	related-party transactions;

•	state takeover laws;

•	an opinion from Chubb’s financial advisor;

•	accuracy of Chubb information provided in this joint proxy statement/prospectus; and

•	books and records.

The merger agreement also contains representations and warranties made by ACE and Merger Sub to Chubb relating to a number of matters, including the following:

•	corporate organization, qualification to do business, standing and power, subsidiaries and insurance subsidiaries;

•	capitalization;

•	requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•	absence of conflicts with organizational documents, applicable laws or certain agreements as a result of entering into the merger agreement or completing the merger;

•	regulatory consents and consents necessary in connection with the merger;

•	filing of material documents with regulatory agencies and the SEC and the accuracy of information contained in certain final documents filed with the SEC;

•	certifications required to be filed under Sarbanes-Oxley;

•	ACE’s financial statements filed with the SEC and their conformity with U.S. GAAP and SEC requirements;

•	the absence of undisclosed liabilities;

•	statutory financial statements, and reserving practices, of ACE’s insurance subsidiaries;

•	broker’s and finder’s fees related to the merger;

•	the absence of a material adverse effect since December 31, 2014;

•	legal and regulatory proceedings;

•	taxes and tax returns;

•	compliance with applicable law;

•	material contracts;

•	agreements with regulatory agencies;

•	environmental matters;

•	insurance maintained by ACE;

•	derivatives;

•	insurance matters;

•	reinsurance and coinsurance matters;

•	insurance forms and rates;

•	reports of examination;

•	accuracy of ACE information provided in this joint proxy statement/prospectus; and

•	financing.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” with respect to Chubb, ACE or Merger Sub, as the case may be, means (i) a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of that party and its subsidiaries taken as a whole or (ii) a material adverse effect on the ability to consummate the merger on a timely basis, other than, with respect to (i) above, from the impact of: (A) changes, after the date of the merger agreement, in U.S. GAAP or statutory accounting practices (or local equivalents in the applicable jurisdiction) prescribed by the applicable insurance regulatory authority, including accounting and financial reporting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board, (B) changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities, (C) changes, after the date of the merger agreement, in global, national, regional or local political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the insurance industry generally and not specifically relating to such party or its subsidiaries, (D) changes, circumstances or events, in each case, after the date of the merger agreement resulting in liabilities under insurance agreements to which such party or any of its subsidiaries is a party, including any effects resulting from any earthquake, hurricane, tornado, windstorm, rain, flood or other natural disaster, (E) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof, (F) changes attributable to the announcement of the transactions contemplated by the merger agreement or to actions expressly required by the merger agreement in contemplation of the transactions contemplated by the merger agreement, or (G) actions or omissions taken pursuant to the written consent of ACE, in the case of Chubb, or Chubb, in the case of ACE or Merger Sub; except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in the same or similar geographic regions in which such party and its subsidiaries operate or underwrite insurance.

Except in limited cases, the representations and warranties in the merger agreement do not survive the effective time of the merger and, as described below under “—Termination,” if the merger agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the merger agreement, unless a party willfully and materially breached any provisions of the merger agreement (which, in the case of Chubb, may include the loss to Chubb shareholders of the economic benefits of the merger).

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

Chubb has agreed that prior to the effective time of the merger or earlier termination of the merger agreement, except as expressly contemplated or permitted by the merger agreement or as required by law, regulation or mandatory policies imposed by any governmental entity, it will conduct its businesses, and cause each of its subsidiaries to conduct its business, in the ordinary course in all material respects and use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships. Chubb and ACE have agreed to, and cause their subsidiaries to, take no action that would reasonably be likely to adversely affect or delay the ability to obtain any regulatory approvals required for the completion of the merger or to perform the covenants and agreements in the merger agreement or to complete the merger on a timely basis.

Additionally, Chubb has agreed that prior to the effective time of the merger or earlier termination of the merger agreement, except as expressly contemplated or permitted by the merger agreement or as required by law, regulation or mandatory policies imposed by any governmental entity, it will not, and will not permit any of its subsidiaries to, without the prior written consent of ACE (such consent not to be unreasonably withheld):

•	other than in the ordinary course of business, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than any Chubb subsidiary;

•	adjust, split, combine or reclassify any capital stock;

•	make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends (and, with respect to Chubb equity awards or Chubb deferred units, as and if applicable, dividend equivalents) by Chubb at a rate not in excess of $0.57 per share of Chubb common stock, as increased in the discretion of the Chubb board by not more than $0.07 per share in respect of dividends declared after December 31, 2015, (B) dividends paid by any Chubb subsidiary to Chubb or any of its wholly owned subsidiaries or (C) the acceptance of shares of Chubb common stock as payment for the exercise price of Chubb stock options or for withholding taxes incurred in connection with the exercise of Chubb stock options or the vesting or settlement of Chubb equity awards or Chubb deferred units, in each case in accordance with past practice and, if applicable, the terms of the applicable award agreements, Chubb stock plan or Chubb non-qualified deferred compensation plan);

•	grant any stock options, stock appreciation rights, performance units, restricted stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of its capital stock;

•	issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock, except for the issuance of shares upon the exercise of Chubb stock options or the vesting or settlement of Chubb equity awards or Chubb deferred units;

•	sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person, in each case other than in the ordinary course of business;

•	acquire assets with a value or purchase price in the aggregate in excess of $5,000,000 in any transaction or series of related transactions, other than acquisitions of investment assets in the ordinary course of Chubb’s or any of its subsidiaries’ investment operations that are in accordance with the investment guidelines as in effect as of the date of the merger agreement of Chubb or such subsidiary, as applicable;

•	other than loans, advances, guarantees or capital contributions to or investments in any person made in the ordinary course of Chubb’s or any of its subsidiaries’ investment operations consistent with past practice, make any loans, advances, guarantees or capital contributions to or investments in any person (other than Chubb or Chubb’s subsidiaries; provided that Chubb must consult with ACE prior to making any loan, advance or capital contribution to or investment in any subsidiary that would decrease the cash and liquid assets owned and held by Chubb) in excess of $1,000,000 in the aggregate;

•	make, or commit to make, any capital expenditures in excess of $5,000,000 in the aggregate;

•	terminate, materially amend, or waive any material provision of, any Company Contract (as defined in the merger agreement), or make any change in any instrument or agreement governing the terms of any of its securities, or enter into any contract that would constitute a Company Contract if it were in effect on the date of the merger agreement;

•	except as required under applicable law or the terms of any Company Benefit Plan (as defined in the merger agreement) existing as of the date of the merger agreement, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit of any current or former employee, officer, director or consultant (who is a natural person), (ii) amend any employee benefit or compensation plan, program, policy or arrangement for the benefit of any current or former employee, officer, director or consultant (who is a natural person), (iii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant (who is a natural person), (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, or collective bargaining agreement or arrangement, (vii) fund any rabbi trust, (viii) terminate the employment or services of any employee in Salary Band 12 or above, other than for cause or for performance-related reasons, or (ix) hire any employee with a base salary greater than $275,000 (excluding any agent);

•	settle any material claim, suit, action or proceeding relating to claims made under any insurance contracts, policies, binders, slips, certificates and other agreements of insurance issued by Chubb’s insurance subsidiaries, except in the ordinary course of business;

•	settle any material claim, suit, action or proceeding (other than claims, suits, actions or proceedings relating to claims made under any insurance contracts, policies, binders, slips, certificates and other agreements of insurance issued by Chubb’s insurance subsidiaries), except in the ordinary course of business and in an amount and for consideration not in excess of $5,000,000 individually or $10,000,000 in the aggregate or that would not impose any material restriction or cost on the business of it or its subsidiaries or the surviving corporation or affect the merger and the other transactions contemplated by the merger agreement;

•	except in the ordinary course of business consistent with past practice and except between or among Chubb and its subsidiaries, enter into any new reinsurance agreement or other reinsurance transaction (it being understood that neither Chubb nor its subsidiaries will be restricted from modifying, terminating or extending, in the ordinary course of business consistent with past practice, any reinsurance agreement that is in effect as of the date of the merger agreement);

•	make any filings with any governmental entity relating to the withdrawal or surrender of any license held by Chubb or any of its subsidiaries, or the withdrawal by Chubb or any of its subsidiaries from any lines or kinds of business;

•	amend its certificate of incorporation, by-laws or comparable governing documents of its significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act);

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its subsidiaries;

•	take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time of the merger or in any of the conditions to the merger set forth in Article VII of the merger agreement not being satisfied or in a violation of any provision of the merger agreement, except, in each case, as may be required by applicable law;

•	except in the ordinary course of business consistent with past practice or as may be required by (or, in the reasonable good faith judgment of Chubb, advisable under) GAAP, applicable statutory accounting practices, any governmental entity or applicable laws, rules or regulations, alter or amend in any material respect any existing underwriting, reserving, hedging, marketing, pricing, risk management, reinsurance, claim handling, loss control, investment, or actuarial practice guideline or policy of Chubb or any Chubb insurance subsidiary, or any material assumption underlying an actuarial practice or policy;

•	enter into or engage in (through acquisition, product extension or otherwise) the business of selling any products or services materially different from products or services of Chubb and its subsidiaries as of the date of the merger agreement or enter into or engage in new lines of business (as such term is defined in the National Association of Insurance Commissioners’ instructions for the preparation of the annual statement form or in comparable instructions of the relevant insurance regulator);

•	other than in the ordinary course of business consistent with past practice, make, change or revoke any material tax election, change an annual tax accounting period, adopt or materially change any tax accounting method, file any amended tax return, enter into any closing agreement with respect to taxes, or settle any material tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of taxes;

•	knowingly take, or, to the extent feasible, fail to prevent, any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of (i) ACE, Chubb, or any of their respective subsidiaries to obtain any necessary approvals of any governmental entity required for the transactions contemplated by the merger agreement or (ii) Chubb to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated in the merger agreement; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the above prohibited actions.

ACE and Merger Sub have agreed to a more limited set of restrictions on their respective activities prior to the completion of the merger. Specifically, ACE and Merger Sub have agreed that prior to the effective time of the merger or earlier termination of the merger agreement, except as expressly contemplated or permitted by the merger agreement or as required by law, regulation or mandatory policies imposed by any governmental entity, they will not and will not permit any of their subsidiaries to, without the prior written consent of Chubb (such consent not to be unreasonably withheld):

•	adjust, split, combine or reclassify any capital stock;

•	amend ACE’s Articles of Association or Organizational Regulations or the organizational documents of any of its subsidiaries in a manner that would materially and adversely affect the economic benefits of the merger to the holders of Chubb common stock or adversely affect the holders of Chubb Common stock relative to holders of ACE common shares or that would materially impede ACE’s ability to consummate the transactions contemplated by the merger agreement on a timely basis;

•	make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (i) regular quarterly cash dividends by ACE at a rate not in excess of $0.67 per ACE common share, as increased in the discretion of the ACE board by not more than $0.04 per share in respect of dividends declared after ACE’s 2016 annual general meeting, (ii) dividends paid by any ACE subsidiary to ACE or any of its wholly owned subsidiaries, (iii) the acceptance of ACE common shares as payment for the exercise price of, for withholding taxes incurred in connection with the exercise of or the vesting or settlement of, as applicable, ACE equity-based awards, in each case in accordance with past practice and the terms of the applicable award agreements and plan documents or (iv) repurchases of ACE common shares in the ordinary course of business consistent with past practices (including as to volume) at then-prevailing market prices pursuant to ACE’s share repurchase program as in effect from time to time);

•	except as may be required by applicable law, regulation or mandatory policies imposed by any governmental entity, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement, or (ii) take, or omit to take, any action where such action or omission is reasonably likely to result in any of the conditions to the merger set forth in Article VII of the merger agreement not being satisfied; or

•	agree to take, make any commitment to take, or adopt any resolutions of the ACE board in support of, any of the above prohibited actions.

Regulatory Matters

ACE and Chubb have agreed to promptly prepare and file with the SEC a registration statement on Form S-4, of which this joint proxy statement/prospectus is a part. ACE and Chubb have agreed to use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and to mail or deliver this joint proxy statement/prospectus to ACE’s and Chubb’s shareholders.

ACE and Chubb have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation (in no event later than 60 days after the merger agreement), to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the merger.

Also, each of ACE and Chubb have agreed to use their respective reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the closing.

Each of ACE and Chubb have agreed to, and agreed to cause their respective subsidiaries to, use their respective reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its subsidiaries with respect to the merger and, subject to the conditions set forth in Article VII of the merger agreement, to consummate the transactions contemplated by the merger agreement, and (ii) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any governmental entity and any other third party that is required to be obtained by Chubb or ACE or any of their respective subsidiaries in connection with the merger and the other transactions contemplated by the merger agreement.

Additionally, each of ACE and Chubb have agreed to furnish to the other all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this joint proxy statement/prospectus, the Form S-4 or any other statement, filing, notice or application made by or on behalf of ACE, Chubb or any of their respective subsidiaries to any governmental entity in connection with the merger.

Furthermore, ACE and Chubb have agreed to promptly advise each other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the merger agreement that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

Shareholder Approval

The Chubb board has resolved to recommend to Chubb’s shareholders that they approve the merger agreement and the transactions contemplated thereby and to submit to the Chubb shareholders the merger agreement for their approval (see the section titled “Chubb Special Meeting of Shareholders”).

The ACE board has resolved to recommend to ACE’s shareholders that they approve various merger-related proposals (see the section titled “Proposals to Be Submitted to ACE Shareholders”) and any other matters required to be approved by the ACE shareholders in order to carry out the intentions of the merger agreement.

NYSE Listing

ACE will cause the ACE common shares to be issued in the merger to be authorized for listing on the NYSE.

Employee Matters

Through the first anniversary of the completion of the merger, ACE has agreed to provide Chubb continuing employees with (i) an annual base salary or wage rates and target incentive compensation opportunities (including annual bonus and equity-based incentive opportunities) that are no less favorable than those provided to each Chubb continuing employee immediately prior to the effective time of the merger, and (ii) employee benefits (other than severance) no less favorable in the aggregate than those provided to Chubb continuing employees immediately prior to the effective time of the merger. Notwithstanding the above, any Chubb continuing employee whose employment is terminated on or prior to the first anniversary of the effective time of the merger due to “involuntary termination” or “constructive termination,” (in each case, as described above under the heading “The Merger Agreement—Effect of the Merger on Chubb Stock-Based Awards”) will generally receive severance under Chubb’s severance plan as in effect immediately prior to the effective time of the merger (as may be amended, at Chubb’s discretion, prior to the effective time of the merger, to provide for outplacement benefits at customary levels based on employee level and subsidized COBRA coverage during the severance period); provided, however, if any such continuing employee is entitled to severance benefits under an individual severance, employment or similar agreement, the terms of such agreement will govern. Until the third anniversary of the completion of the merger, ACE has committed to maintain Chubb post-retirement health, medical, and life insurance benefits for the benefit of current Chubb retirees and certain legacy Chubb continuing employees, as well as those employees who could become eligible for such benefits if they were to retire at the effective time of the merger or during such period, as those benefits are in effect immediately prior to the effective time of the merger, subject to certain amendments as required to comply with applicable law.

As discussed under “The Merger—Interests of Chubb Directors and Executive Officers in the Merger,” above, Chubb and ACE have agreed that Chubb can determine 2015 bonuses and make 2016 annual equity grants that would normally be made in the first quarter of 2016 prior to the effective time of the merger, generally in the ordinary course and consistent with past practice. Chubb and ACE have also agreed that a retention program in an aggregate amount of up to $100 million, payable in cash-based and/or equity-based retention awards, will be established for the benefit of Chubb employees (except for Chubb’s chief executive officer), with the allocations and terms and conditions of such awards generally to be determined jointly by the Chubb and ACE chief executive officers. Awards will be allocated to retain such employees (i) through up to 6 months following the closing of the merger (the “short-term awards”) and (ii) during the 6-36 month period following the closing of the merger (the “long-term awards”). The short-term awards will be payable in the form of cash, and the long-term awards will be payable in the form of equity or a combination of cash and equity. All retention awards will vest in full upon an involuntary termination or a constructive termination (as defined under the Chubb severance plan).

Following the effective time of the merger, subject to certain customary exclusions, ACE has agreed to: (i) use reasonable best efforts to (A) waive pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements under benefit plans of ACE or its subsidiaries in which Chubb continuing employees are eligible to participate following the effective time of the merger (“new plans”), except to the extent they would apply under the analogous Chubb benefit plan, and (B) provide credit for co-payments or deductibles for purposes of satisfying applicable deductible or out-of-pocket requirements under new plans (to the same extent that such credit was given under the analogous Chubb benefit plan prior to the effective time of the merger); and (ii) provide service credit in respect of service with

Chubb and its subsidiaries (including their respective predecessors) for purposes of new plans, to the same extent that such service was taken into account under the analogous Chubb benefit plan prior to the effective time of the merger.

At least 60 business days before the effective time of the merger, ACE may request that Chubb terminate its 401(k) plan effective as of the day immediately prior to the effective time of the merger and contingent upon the occurrence of the closing under the merger agreement. In this event, Chubb continuing employees will be eligible to participate, effective as of the effective time of the merger, in an ACE 401(k) plan and will be permitted to make rollover contributions to the ACE 401(k) plan.

Indemnification and Directors’ and Officers’ Insurance

From and after the effective time of the merger, ACE will cause Chubb, as the surviving corporation, to indemnify and hold harmless each present and former director, officer or employee of Chubb and its subsidiaries or fiduciaries of Chubb or any of its subsidiaries under Chubb benefit plans (in each case, when acting in such capacity) (each a “Chubb indemnified party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time of the merger, arising in whole or in part out of (i) the fact that such person is or was a director, officer or employee of Chubb or any Chubb subsidiary or is or was a fiduciary of Chubb or any of its subsidiaries under Chubb benefit plans or (ii) matters, acts or omissions existing or occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement to the same extent as such persons are indemnified as of the date of the merger agreement by Chubb pursuant to Chubb’s Restated Certificate of Incorporation, By-Laws, the governing or organizational documents of any Chubb subsidiary and any indemnification agreements in existence as of the date of the merger agreement; and ACE will also cause Chubb, as the surviving corporation, to advance expenses as incurred by such Chubb indemnified party to the same extent as such persons are entitled to advancement of expenses as of the date of the merger agreement by Chubb pursuant to Chubb’s Restated Certificate of Incorporation, By-Laws, the governing or organizational documents of any Chubb subsidiary and any indemnification agreements in existence as of the date of the merger agreement, so long as the Chubb indemnified party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Chubb indemnified party is not entitled to indemnification.

ACE has agreed to provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of Chubb or any of its subsidiaries with respect to claims against such directors and officers arising from facts or events occurring at or before the effective time of the merger for a period of six years following the effective time of the merger. The insurance will contain terms and conditions that are not less advantageous than the current coverage provided by Chubb, except that ACE is not required to incur annual premium expense greater than 300 percent of Chubb’s current aggregate annual directors’ and officers’ liability insurance premium. At or prior to the effective time of the merger and instead of the foregoing, Chubb, in consultation with ACE, may purchase and pay for a tail policy for directors’ and officers’ liability insurance on the terms described in the prior sentence.

No Solicitation

The merger agreement precludes Chubb and its subsidiaries and their respective officers, directors, agents, advisors and representatives from initiating, soliciting, encouraging or knowingly facilitating inquiries or proposals with respect to, or engaging in any negotiations concerning, or providing any confidential or nonpublic information or data to, or having any discussions with, any person relating to, any acquisition proposal (defined below). However, if before Chubb shareholders approve the merger agreement, Chubb receives an unsolicited bona fide written acquisition proposal and the Chubb board concludes in good faith that such acquisition proposal constitutes or is more likely than not to result in a Superior Proposal (defined below), Chubb may, and may permit its subsidiaries and its and its subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Chubb board concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would result in a violation of its fiduciary duties under applicable law. Chubb has also agreed to, within 24 hours, advise ACE following receipt of any acquisition proposal and of the substance of the acquisition proposal (including the identity of the person making such acquisition proposal), and will, within 24 hours, advise ACE of any related developments.

•	As used in the merger agreement, “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase of 20 percent or more of the consolidated assets of Chubb and its subsidiaries (including by way of reinsurance or otherwise) or 20 percent or more of any class of equity or voting securities of Chubb or its subsidiaries whose assets, individually or in the aggregate, constitute more than 20 percent of the consolidated assets of Chubb, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 20 percent or more of any class of equity or voting securities of Chubb or its subsidiaries whose assets, individually or in the aggregate, constitute more than 20 percent of the consolidated assets of Chubb, or (iii) a merger, consolidation, share exchange, other business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Chubb or its subsidiaries whose assets, individually or in the aggregate, constitute more than 20 percent of the consolidated assets of Chubb.

•	As used in the merger agreement, “Superior Proposal” means a bona fide written acquisition proposal that the Chubb board concludes in good faith to be more favorable from a financial point of view to its shareholders than the merger and the other transactions contemplated by the merger agreement, (i) after receiving the advice of its financial advisors (who must be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law. For purposes of the definition of “Superior Proposal,” the references to “20 percent” in the definition of acquisition proposal are treated as references to “a majority.”

Change of Methods

ACE may at any time change the method of effecting the transactions contemplated in the merger agreement, so long as no such change or amendment (i) alters or changes the amount or kind of the merger consideration, (ii) adversely affects the tax treatment of the merger with respect to Chubb’s shareholders or (iii) would be reasonably likely to cause the closing to be materially delayed or the receipt of the requisite regulatory approvals to be prevented or materially delayed.

Restructuring Efforts

If the holders of Chubb common stock do not approve the merger agreement at the Chubb special meeting or at any adjournment or postponement thereof, ACE and Chubb have agreed to use their respective reasonable best efforts to negotiate a restructuring of the merger and/or to resubmit the merger agreement to Chubb’s shareholders for approval; however, neither ACE nor Chubb will be required to alter any material terms of the merger agreement (including the amount or kind of the merger consideration), in a manner adverse to the party or its shareholders, or adversely affect the tax treatment of the merger with respect to Chubb shareholders.

Financing Cooperation

Chubb has agreed to, and to cause each of its subsidiaries to, and to use its reasonable best efforts to cause its and its subsidiaries’ respective officers, managers, employees, agents, consultants, advisors, accountants, financial advisors, legal counsel and other representatives to, provide to ACE, at ACE’s sole expense, all reasonable cooperation on a timely basis as may be reasonably requested by ACE to assist ACE in the arrangement of any bank debt financing or any capital markets debt financing for the purpose of financing the payment of any amounts contemplated by the merger agreement. Neither Chubb, its subsidiaries nor any of their respective directors or officers are required, however, to (x) enter into any document or instrument prior to the closing date of the merger that is not contingent on the occurrence of the completion of the merger (other than one or more customary authorization and representation letters), (y) take any action that would be likely to result in personal liability, or (z) pass resolutions or consents to approve or authorize the execution of any financing or deliver any certificate, document, instrument or agreement (other than one or more customary authorization and representation letters) or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, prior to the closing of the merger. In addition, none of Chubb or its subsidiaries are required to (1) pay or agree to pay any commitment or other similar fee prior to the closing, (2) take any action that could subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make or agree to make any other payment or agree to provide any indemnity (other than any cost, expense or fee that is promptly reimbursed by ACE) in connection with any financing or any of the foregoing and in any event prior to the closing, (3) take any action, or fail to take any action, that would violate any applicable law or Chubb’s Restated Certificate of Incorporation and By-Laws or any organizational documents of any subsidiary of Chubb, (4) take any action that, in the good faith determination of Chubb, would unreasonably interfere with the conduct of the business of Chubb and its subsidiaries, or (5) provide any information the disclosure of which is prohibited or restricted under applicable law or would result in the waiver or forfeiture of any applicable legal privilege.

Conditions to the Merger

Conditions to Each Party’s Obligations

The respective obligations of each of ACE and Chubb to complete the merger are subject to the satisfaction of the following conditions:

•	receipt of the requisite affirmative vote of the Chubb shareholders approving the merger agreement and the requisite affirmative vote of ACE shareholders on certain merger-related proposals;

•	the ACE common shares to be issued in the merger must have been authorized for listing on the NYSE;

•	the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for the purpose of suspending the effectiveness of the Form S-4;

•	the absence of any injunction or other legal prohibition or restraint against the merger;

•	receipt of required regulatory approvals or receipt of those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a material adverse effect on the surviving corporation; and

•	the absence of a materially burdensome regulatory condition.

Conditions to Obligations of ACE

The obligation of ACE and Merger Sub to complete the merger is also subject to the satisfaction, or waiver by ACE, of the following conditions:

•	the accuracy of the representations and warranties of Chubb as of the date of the merger agreement and as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on Chubb; and

•	performance in all material respects by Chubb of the obligations required to be performed by it at or prior to the closing date of the merger.

Conditions to Obligations of Chubb

The obligation of Chubb to complete the merger is also subject to the satisfaction or waiver by Chubb of the following conditions:

•	the accuracy of the representations and warranties of ACE as of the date of the merger agreement and as of the closing date of the merger, other than those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on ACE; and

•	performance in all material respects by ACE of the obligations required to be performed by it at or prior to the closing date of the merger.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger agreement by Chubb shareholders:

•	by mutual written consent of ACE, Merger Sub and Chubb;

•	by either ACE or Chubb if any of the required regulatory approvals are denied or completion of the merger has been prohibited or made illegal by a governmental entity (and the denial or prohibition is final and nonappealable), unless the failure to obtain the required regulatory approvals is due to the terminating party’s failure to abide by the merger agreement;

•	by either ACE or Chubb, if the merger has not been completed by June 30, 2016, unless the failure to complete the merger by that date is due to the terminating party’s failure to abide by the merger agreement;

•	by either ACE or Chubb (if the terminating party is not then in material breach of the merger agreement), if there is a breach of the merger agreement by the other party that would result in the failure of the conditions of the terminating party’s obligation to complete the merger to be satisfied, unless the breach is capable of being, and is, cured within 45 days of written notice of the breach;

•

by ACE, if, before Chubb shareholders approve the merger agreement, Chubb or the Chubb board (1) submits the merger agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses such an intention) its recommendation for approval, or recommends to its shareholders an acquisition proposal other than the merger agreement, or (2) materially breaches its obligations to call a shareholder meeting or prepare and mail to its shareholders this joint proxy statement/prospectus pursuant to the merger agreement or abide by the non-solicitation requirements in the merger agreement described above under “—Covenants and Agreements—No Solicitation;” or

•	by ACE, if a tender or exchange offer for 20 percent or more of the outstanding shares of Chubb common stock is commenced (other than by ACE or a subsidiary thereof), and the Chubb board recommends that the Chubb shareholders tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender or exchange offer within 10 business days.

Effect of Termination and Termination Fee

If the merger agreement is terminated by either ACE or Chubb, the merger agreement will become void without any liability on the part of any of the parties to the merger agreement or any of their respective subsidiaries or any of the officers or directors of any of them unless a party has willfully and materially breached the merger agreement. However, the provisions of the merger agreement relating to authority, finders’ fees, expenses and the confidentiality obligations of the parties will continue in effect notwithstanding termination of the merger agreement.

In the event that after the date of the merger agreement a bona fide acquisition proposal is made known to senior management of Chubb or is made directly to its shareholders generally or any person has publicly announced (and not withdrawn) an acquisition proposal with respect to Chubb and (a) (i) thereafter the merger agreement is terminated by either ACE or Chubb due to the failure to complete the merger on or before June 30, 2016 without the approval of Chubb’s shareholders of the merger agreement having been obtained or (ii) thereafter the merger Agreement is terminated by ACE due to a breach by Chubb of the merger agreement, and (b) prior to the date that is 18 months after the date of such termination, Chubb enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), then Chubb will pay ACE a termination fee equal to $930,000,000. For purposes of this paragraph, however, all references in the definition of acquisition proposal to “20 percent” refer instead to “50 percent.”

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the merger agreement by the Chubb shareholders, in writing signed on behalf of each of the parties, subject to applicable law.

At any time prior to the effective time of the merger, the parties, by action taken or authorized by their respective boards of directors, may to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement or (c) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any extension or waiver must be in writing.

Fees and Expenses

Except with respect to costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger, which will be borne equally by ACE and Chubb, all fees and expenses incurred in connection with the merger, the merger agreement, and the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

LITIGATION RELATED TO THE MERGER

Chubb, the Chubb board, ACE and/or Merger Sub have been named as defendants in ten putative class actions challenging the merger in the New Jersey Superior Court, Somerset County, Chancery Division. The suits are captioned The Sadie Nauy Charitable Found. v. The Chubb Corp., et al., C-012040-15 (filed July 10, 2015); Anne Cutler v. John D. Finnegan, et al., C-012041-15 (filed July 10, 2015); Sidney Weiman v. The Chubb Corp., et al., C-012043-15 (filed July 14, 2015); Renee Sayegh v. The Chubb Corp., et al., C-012045-15 (filed July 10, 2015); Judy Mesirov v. The Chubb Corp., et al., C-012046-15 (filed July 20, 2015); Shiva Stein v. The Chubb Corp., et al., C-012047-15 (filed July 21, 2015); Vladimir Gusinsky Living Trust v. The Chubb Corp., et al., C-012048-15 (filed July 22, 2015); Jane Schwartzman v. Zoe Baird Budinger, et al., C-012049-15 (filed July 20, 2015); and Saunders v. The Chubb Corp., et al., C-012050-15 (filed July 23, 2015); and Polatsch v. The Chubb Corp., et al., C-012051-15 (filed July 23, 2015). The complaints allege, among other things, that the Chubb board breached its fiduciary duties by agreeing to sell Chubb through an unfair and inadequate process and by failing to maximize the value of Chubb. Several of the complaints also allege that Chubb, ACE and/or Merger Sub have aided and abetted these breaches of fiduciary duties. Amended complaints were filed in the Mesirov, Weiman and Schwartzman suits on August 10, August 10 and August 14, respectively, adding, among other things, allegations of material misstatements and omissions concerning the preliminary Registration Statement on Form S-4 filed by ACE on August 3, 2015. Plaintiffs seek as relief, among other things, an injunction against the merger, rescission of the merger to the extent it is already implemented, and an award of damages. Defendants believe the lawsuits are without merit.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material United States federal income tax considerations of the merger to U.S. holders (as defined below) of Chubb common stock and of the ownership and disposition of the ACE common shares received by U.S. holders upon the consummation of the merger. The discussion assumes that Chubb shareholders hold their Chubb common stock, and will hold their ACE common shares, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). The discussion does not constitute tax advice and does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Chubb common stock in light of their personal circumstances, including any tax consequences arising under the Medicare contribution tax on net investment income, or to such shareholders subject to special treatment under the Code, such as:

•	dealers in securities;

•	tax-exempt organizations;

•	insurance companies;

•	holders who hold shares as part of a hedge, appreciated financial position, straddle, constructive sale, conversion transaction or other risk reduction transaction;

•	holders who purchase or sell securities as part of a wash sale for tax purposes;

•	holders who acquired their shares of Chubb common stock pursuant to the exercise of employee options or otherwise as compensation;

•	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•	holders liable for alternative minimum tax;

•	holders that actually or constructively own 10 percent or more of ACE’s voting stock; or

•	holders whose functional currency is not the U.S. dollar.

The discussion below is based upon the provisions of the Code, its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

This discussion assumes that Sections 7874 and 4985 of the Code do not apply as a result of the merger.

This discussion also does not address any non-income tax considerations or any foreign, state or local tax consequences.

If a partnership, including for this purpose any arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Chubb common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership are urged to consult their tax advisors about the U.S. federal income tax consequences of the merger and the ownership and disposition of the ACE common shares.

As used herein, the term “U.S. holder” means a beneficial owner of shares that is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Tax Consequences of the Merger to U.S. Holders of Shares of Chubb Common Stock

The receipt of ACE common shares and cash for shares of Chubb common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Under such treatment, in general, for U.S. federal income tax purposes, a U.S. holder will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the ACE common shares on the date of the exchange and the cash consideration received as consideration in the merger and (ii) the U.S. holder’s adjusted tax basis in the shares of Chubb common stock surrendered in the exchange. A U.S. holder’s adjusted basis in the shares of Chubb common stock generally will equal the holder’s purchase price for such shares of Chubb common stock, as adjusted to take into account stock dividends, stock splits, or similar transactions. If a U.S. holder acquired different blocks of shares of Chubb common stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of shares of Chubb common stock.

A U.S. holder’s gain or loss on the receipt of ACE common shares and cash for shares of Chubb common stock generally will be capital gain or loss. Capital gains of non-corporate U.S. holders will be eligible for the preferential U.S. federal income tax rates applicable to long-term capital gains if the U.S. holder has held his or her shares of Chubb common stock for more than one year as of the closing date of the merger. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder will generally be treated as U.S. source gain or loss.

Information returns may be filed with the IRS in connection with cash received pursuant to the merger. Backup withholding may apply to cash paid in the merger to a U.S. holder, unless the U.S. holder furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding, typically on IRS Form W-9.

Any amount withheld under the backup withholding rules will be allowed as a refund or credit against U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

U.S. holders are urged to consult their advisors as to the particular consequences of the exchange of shares of Chubb common stock for ACE common shares pursuant to the merger.

Consequences of Owning ACE Common Shares

Distributions

Subject to the discussion below relating to the potential application of the “controlled foreign corporation,” “related person insurance income” and PFIC rules, cash distributions made with respect to ACE common shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of ACE’s current or accumulated earnings and profits as computed using U.S. tax principles. U.S. holders of ACE common shares generally will be subject to U.S. federal income tax on the receipt of such dividends. Such dividends will not be eligible for the dividends-received deduction provided to corporations by Section 243 of the Code. To the extent that a distribution exceeds ACE’s current and accumulated earnings and profits, it will first be treated as a return of the U.S. holder’s basis to the extent thereof, and then as gain from the sale of a capital asset, subject to the discussion below related to the potential application of the “controlled foreign corporation,” “related person insurance income” and PFIC rules.

Subject to applicable limitations, certain dividends received by certain non-corporate U.S. holders from ACE will be taxed at preferential rates applicable to “qualified dividend income,” provided certain holding period requirements are met and ACE is treated as a qualified foreign corporation with respect to the shares on which such dividend is paid. ACE will be treated as a qualified foreign corporation with respect to dividends paid on shares that are readily tradable on an established securities market in the United States. ACE common shares are currently listed on the NYSE, and, pursuant to Treasury Department guidance, such shares should be considered readily tradable on an established securities market in the United States. Accordingly, dividends received by non-corporate U.S. holders with respect to ACE common shares should be subject to tax at the preferential rates applicable to “qualified dividend income.” Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of ACE’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of the dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. This discussion is based on ACE’s belief that ACE is not expected to be classified as a PFIC (as discussed further below).

Sales, Exchanges or Other Dispositions of ACE Common Shares

In general, a U.S. holder will recognize gain or loss on a sale, exchange, or other taxable disposition (collectively, a “disposition”) of an ACE common share in an amount equal to the difference between the amount realized and the adjusted tax basis for that share. Subject to the discussion below relating to the potential application of the “controlled foreign corporation,” “related person insurance income” and PFIC rules, gain or loss on the disposition of an ACE common share generally will be capital gain or loss, and generally will be long-term capital gain or loss if, at the time of the disposition, the U.S. holder has a holding period for ACE common share of more than one year. Long-term capital gains of individuals are eligible for taxation at preferential rates. The deductibility of capital losses is subject to limitations. Additionally, any gain or loss on the disposition of an ACE common share generally will be U.S. source and generally will constitute “passive income” for foreign tax credit limitation purposes.

Application of Controlled Foreign Corporation Rules

Generally, each “10 percent U.S. shareholder” (as defined below), including in certain circumstances one that is generally tax-exempt, that owns, directly or indirectly through one or more foreign entities, shares of a foreign corporation that is a “controlled foreign corporation” (“CFC”) for an uninterrupted period of 30 days or more during any taxable year must include in its gross income its pro rata share of the “subpart F income” realized by the CFC for such year, even if that income is not distributed. “Subpart F income” of a foreign insurance corporation typically includes passive income such as interest and dividends, as well as insurance and reinsurance income (including underwriting and investment income) attributable to the insurance of risks situated outside the CFC’s country of incorporation.

A “10 percent U.S. shareholder” of a foreign corporation is any U.S. holder that owns, directly or indirectly through one or more foreign entities, or is considered to own (by application of certain constructive ownership rules), 10 percent or more of the total combined voting power of all classes of shares of the foreign corporation. In general, a foreign corporation will be treated as a CFC only if its 10 percent U.S. shareholders collectively own (directly, indirectly through foreign entities, or by application of certain constructive ownership rules) more than 50 percent (or 25 percent, in the case of an insurance company with respect to certain insurance income) of its total combined voting power or value. In particular, the non-U.S. subsidiaries of ACE that are insurance companies (each, a “non-U.S. insurance subsidiary”) generally will be treated as CFCs if 10 percent U.S. shareholders collectively own more than 25 percent of the relevant non-U.S. insurance subsidiary’s total combined voting power or value.

ACE believes that, because of the anticipated dispersion of share ownership of ACE, provisions in ACE’s organizational documents that limit voting power and other factors, no U.S. holder who owns shares of ACE directly or indirectly through one or more foreign entities should be treated as owning (directly, indirectly through foreign entities, or by application of certain constructive ownership rules), 10 percent or more of the total voting power of all classes of shares of ACE or any of its non-U.S. subsidiaries. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. A U.S. holder should consult its own tax advisor to determine whether its ownership interest would cause it to become a 10 percent U.S. shareholder of ACE or any of its subsidiaries and to determine the impact of such a classification of such investor.

Application of Related Person Insurance Income Rules—Potential Inclusion of Related Person Insurance Income

Special rules apply to U.S. persons that own shares of non-U.S. corporations that earn RPII. Because ACE is and will be a holding company, and is and will not itself be licensed as an insurance company, ACE does not expect ACE to have any “insurance income,” as defined below, including RPII. However, the RPII rules of the Code will apply to U.S. holders (including tax-exempt persons) who, through their ownership of ACE common shares, are indirect shareholders of a non-U.S. insurance subsidiary if both (A) the non-U.S. insurance subsidiary is a CFC for RPII purposes (a “RPII CFC”) (which will be the case if, as is anticipated, 25 percent or more of the value or voting power of such non-U.S. insurance subsidiary’s shares is owned (directly, indirectly through foreign entities, or by the application of certain constructive ownership rules) by U.S. holders), and (B) none of the exceptions described below apply.

RPII is “insurance income” (as defined below) from the direct or indirect insurance or reinsurance with respect to which the person (directly or indirectly) insured is any U.S. person who holds shares of the applicable non-U.S. insurance subsidiary (directly or indirectly through foreign entities) or of a person related to such a U.S. person. In general, and subject to certain limitations, “insurance income” is income (including investment income and premium income) attributable to the issuing of any insurance or reinsurance contract that would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company. A non-U.S. insurance subsidiary may be considered to indirectly reinsure the risk of a U.S. person that holds shares, directly or indirectly, and thus generate RPII, if an unrelated company that insured such risk in the first instance reinsures the risk with such non-U.S. insurance subsidiary. RPII rules do not apply to income derived from a non-U.S. insurance subsidiary if (1) direct and indirect insureds and persons related to such insureds, whether or not U.S. persons, are treated as owning (directly or indirectly through entities) less than 20 percent of the voting power and less than 20 percent of the value of the shares of such non-U.S. insurance subsidiary (the “20 percent ownership exception”), (2) RPII, determined on a gross basis, is less than 20 percent of the gross insurance income of such non-U.S. insurance subsidiary for the taxable year (the “20 percent gross income exception”), (3) the non-U.S. insurance subsidiary elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business, waives all U.S. treaty benefits with respect to RPII, and meets certain other requirements or (4) the non-U.S. subsidiary elects to be treated as a U.S. corporation, waives all U.S. treaty benefits and meets certain other requirements. Although there can be no assurance, we expect that the non-U.S. insurance subsidiaries of ACE will operate in a manner that is intended to ensure that such non-U.S. insurance subsidiaries qualify for the 20 percent ownership exception or the 20 percent gross income exception.

If none of the exceptions described above apply to a non-U.S. insurance subsidiary for any taxable year, each U.S. person (including a U.S. holder) who, directly or indirectly through foreign entities, owns any shares in ACE (and, therefore, indirectly holds shares of such non-U.S. insurance subsidiary) (a “RPII holder”) on the last day of such non-U.S. insurance subsidiary’s taxable year would be taxable currently with respect to its allocable share of the RPII (whether distributed or not) for the portion of the taxable year during which the non-U.S. insurance subsidiary was a RPII CFC. For this purpose, all of such non-U.S. insurance subsidiary’s RPII would be allocated solely to RPII holders, but only to the extent of their ratable share of such non-U.S. insurance subsidiary’s total earnings and profits for the taxable year. A RPII holder who owns common shares of ACE during a taxable year but not on the last day of the taxable year, which would normally be December 31, is generally not required to include in gross income any part of a non-U.S. insurance subsidiary’s RPII. Such inclusion should be further limited to the amount such U.S. holder would be required to include in its gross income under the general CFC rules of the Code if all of the taxable income of such non-U.S. insurance subsidiary for the taxable year were subpart F income. The amount of RPII includible in the income of a RPII holder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses.

Computation of RPII

ACE may not be able to determine whether any of the direct or indirect insureds to which the non-U.S. insurance subsidiaries provide insurance or reinsurance or persons related thereto own (directly or indirectly through foreign entities) ACE shares and are U.S. persons. Consequently, ACE may not be able to determine accurately the gross amount of the non-U.S. insurance subsidiaries’ RPII in a given taxable year. For any year that ACE determines that neither the 20 percent gross income exception nor the 20 percent ownership exception applies, ACE may also seek information from its shareholders as to whether beneficial owners of ACE’s shares at the end of the year are U.S. holders so that RPII may be apportioned among such persons. To the extent ACE is unable to determine whether a beneficial owner of its shares is a U.S. holder, it may assume that such owner is not a U.S. holder for purposes of apportioning RPII, thereby increasing the per share RPII amount for all RPII holders. If, as expected, the 20 percent gross income exception or 20 percent ownership exception is met for each taxable year, RPII holders will not be required to include RPII in their taxable income.

Basis Adjustments

Under proposed regulations, a RPII holder’s tax basis in shares of ACE will be increased by the amount of any RPII that the shareholder includes in income. The RPII holder may exclude from income the amount of any distribution by ACE to the extent of the RPII included in income for the year in which the distribution is paid or for any prior year (and not previously distributed). The RPII holder’s tax basis in the shares of ACE that it holds will be reduced by the amount of such distributions that are excluded from income.

Dispositions of ACE Common Shares

Section 1248 of the Code generally provides that if a U.S. holder sells or exchanges shares in a foreign corporation and such person is a 10 percent U.S. shareholder at any time during the 5-year period ending on the date of the sale or exchange when such foreign corporation was a CFC, any gain from such sale or exchange may be treated as ordinary income to the extent of the CFC’s earnings and profits (determined under U.S. federal income tax principles) attributable to such shares, during the period that the U.S. holder held the shares (with certain adjustments). A 10 percent U.S. shareholder will be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. income tax or information return that it would normally file for the taxable year in which the disposition occurs.

Section 953(c)(7) of the Code generally provides that Section 1248 will also apply to gain recognized by a RPII holder with respect to the sale or exchange of shares in a foreign corporation that earns

RPII and is characterized as a RPII CFC if the foreign corporation would be taxed as an insurance company if it were a domestic corporation, regardless of whether the RPII holder is a 10 percent U.S. shareholder or whether the 20 percent gross income exception or the 20 percent ownership exception applies. Neither existing nor proposed Treasury regulations clarify whether Section 1248 and the requirement to file IRS Form 5471 would apply with respect to the disposition of shares in a foreign corporation (such as ACE) that is not itself a RPII CFC but has a non-U.S. insurance subsidiary that is a RPII CFC and that would be taxed as an insurance company if it were a domestic corporation. Accordingly, it is possible that Section 1248 and the requirement to file IRS Form 5471 do not apply to a RPII holder that is not a 10 percent U.S. shareholder of ACE because ACE is not directly engaged in the insurance business. There can be no assurance, however, that the IRS will interpret the regulations in this manner or that the Treasury Department will not amend the regulations to provide that Section 1248 and the requirement to file IRS Form 5471 apply to dispositions of ACE common shares in respect of ACE’s ownership of the non-U.S. insurance subsidiaries. U.S. holders should consult their tax advisors regarding the effects of these rules on a disposition of ACE common shares.

Application of Passive Foreign Investment Company Rules

In general, a foreign corporation will be a PFIC during a given year if (i) 75 percent or more of its gross income constitutes “passive income” or (ii) 50 percent or more of its assets produce (or are held for the production of) passive income. For purposes of the PFIC determination, passive income generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions, however, contain an express exception for income derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business.

This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. ACE expects for purposes of the PFIC rules that each non-U.S. insurance subsidiary of ACE will be predominantly engaged in an insurance business and is unlikely to have financial reserves in excess of the reasonable needs of its insurance business. Accordingly, ACE does not expect the income or assets of the non-U.S. insurance subsidiaries to be treated as passive. However, proposed regulations regarding when income is derived in the active conduct of an insurance business were recently released (the “proposed PFIC insurance regulations”). Although the proposed PFIC insurance regulations are not effective until finalized, it is possible that, if finalized in their current form, the regulations could be interpreted to heighten the risk that ACE or one or more of its subsidiaries could be treated as a PFIC. Even if the proposed PFIC insurance regulations were finalized in their current form, various aspects of the application of the PFIC rules to insurance companies would remain unclear. The PFIC statutory provisions contain a look-through rule stating that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it received directly its proportionate share of the income and as if it held its proportionate share of the assets of any other corporation in which it owns at least 25 percent by value of the shares.

While no explicit guidance is provided by the statutory language, under this look-through rule ACE should be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of its direct and indirect subsidiaries for purposes of determining whether it qualifies for the insurance exception. Consequently, ACE does not expect that ACE will be treated as a PFIC for U.S. federal income tax purposes. Nevertheless, the PFIC insurance regulations are in proposed form, as discussed above, and new Treasury regulations or pronouncements interpreting or clarifying the PFIC and other rules may be forthcoming. In addition, the determination of PFIC status is factual in nature, depends on the application of complex U.S. federal income tax rules that are subject to differing interpretations, and generally cannot be determined until the close of the taxable year in question. Therefore, there can be no assurance that the IRS will not challenge this position or that a court will not sustain such challenge. U.S. holders should consult their tax advisors as to the effects of the PFIC rules.

If ACE were treated as a PFIC for any taxable year during which a U.S. holder holds ACE common shares and the U.S. holder does not make a “mark-to-market” election or a “qualified electing fund” election with respect to ACE, as described below, the following consequences would apply to (i) any “excess distribution” that the U.S. holder receives from ACE or is treated under applicable rules as receiving from ACE and (ii) any gain that the U.S. holder recognizes on a sale or other disposition (including, under certain circumstances, a pledge) of its ACE common shares or that the U.S. holder is treated under applicable rules as recognizing on a sale by ACE of any shares of any non-U.S. subsidiary that is also treated as a PFIC. For purposes of these rules, an “excess distribution” is any distribution received by a U.S. holder with respect to its ACE common shares that exceeds 125 percent of the average of the annual distributions on the shares received during the preceding three years or the U.S. holder’s holding period, whichever is shorter. Any such “excess distribution” or gain would be treated as having been earned ratably over the U.S. holder’s holding period for its ACE common shares. The portion of the “excess distribution,” or of the sale or other disposition allocated to the current taxable year and any taxable year prior to the first taxable year in which ACE was a PFIC would be treated as ordinary income. The portion allocated to each prior taxable year in which ACE was a PFIC would be subject to U.S. federal income tax at the highest marginal rate in effect for the type of U.S. holder (corporate or individual) for such taxable year, and an interest charge generally applicable to under-payments of U.S. federal income tax would be imposed on the resulting tax liability for each prior taxable year. In addition, a distribution paid by ACE to U.S. holders that is characterized as a dividend and is not characterized as an excess distribution would not be eligible for treatment as qualified dividend income if ACE were considered a PFIC in the taxable year in which such dividend is paid or in the preceding taxable year.

If ACE were treated as a PFIC for U.S. federal income tax purposes, a U.S. holder could mitigate the consequences of the possible application of the PFIC rules by making a timely “mark-to-market” election or “qualified electing fund” election with respect to ACE. We do not expect ACE to provide information necessary for U.S. holders to make “qualified electing fund” elections. If a U.S. holder made a timely “mark-to-market” election, the U.S. holder generally would recognize as ordinary income any excess of the fair market value of the U.S. holder’s ACE common shares at the end of each taxable year over the U.S. holder’s adjusted tax basis in its shares, and would recognize an ordinary loss in respect of any excess of the U.S. holder’s adjusted tax basis in its shares over the fair market value of the U.S. holder’s shares at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the “mark-to-market” election). If a U.S. holder made the “mark-to-market” election, the U.S. holder’s tax basis in its ACE common shares would be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of the U.S. holder’s ACE common shares in a year when ACE is a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the “mark-to-market” election). Distributions paid on ACE common shares will be treated as discussed above under “—Consequences of Owning ACE Common Shares—Distributions.”

If a U.S. holder owns ACE common shares during any year in which ACE is a PFIC, the holder generally must file IRS Form 8621 (or any successor form) with respect to ACE. U.S. holders should consult their tax advisors concerning ACE’s PFIC status and the tax considerations relevant to an investment in a PFIC.

Foreign Tax Credit

Because it is anticipated that U.S. holders will own a majority of ACE common shares, it is possible that only a portion of current income inclusions, if any, under the CFC, RPII and PFIC rules and of dividends paid by ACE (including any gain from the sale of ACE common shares that is treated as a dividend under Section 1248 of the Code) will be foreign source income for purposes of computing a shareholder’s U.S. foreign tax credit limitation. Thus, it may not be possible for a U.S. holder to utilize excess foreign tax credits to reduce U.S. tax on such income. The rules governing foreign tax credits are complex, and U.S. holders should consult their tax advisors regarding the creditability of foreign taxes in their particular circumstances.

Backup Withholding and Information Reporting

Cash payments (including dividends and proceeds from a disposition) received by a non-corporate U.S. holder of ACE common shares may, under certain circumstances, be subject to information reporting. In addition, cash payments made to a non-corporate U.S. holder may be subject to backup withholding unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts held for investment that have non-United States issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the ACE common shares.

MATERIAL SWISS TAX CONSEQUENCES

The Merger

Swiss Withholding Tax

The merger is not subject to Swiss withholding tax.

Swiss Federal, Cantonal and Communal Individual and Corporate Income Taxes

At the time the merger is completed, ACE expects to have received a Swiss tax ruling substantially to the effect that the merger qualifies for Swiss tax purposes as a tax neutral quasi-merger within the meaning of Section 4.1.7 of the Swiss Federal Circular No. 5 of 1 June 2004 (Kreisschreiben Nr. 5 Umstrukturierungen) issued by the Swiss Federal Tax Administration. For Swiss tax resident individual shareholders holding their shares of Chubb common stock as private assets (Privatvermögen) and for Swiss tax resident individual shareholders holding their shares of Chubb common stock as business assets (Geschäftsvermögen) the merger is tax neutral for federal, cantonal and communal income tax purposes. For Swiss tax resident corporate shareholders, the merger is not subject to corporate income tax if the relevant book value is maintained, i.e. transferred to the new participation. For non-Swiss holders no Swiss income tax consequences arise as a result of the merger.

Swiss Securities Transfer Stamp Taxes

At the time the merger is completed, ACE expects to have received a Swiss tax ruling substantially to the effect that the transfer of the ACE common shares in connection with the merger is not subject to Swiss securities transfer stamp taxes (Umsatzabgabe).

Holding ACE Common Shares

Swiss Withholding Tax

Remittances from Par Value or Qualifying Paid-In Capital. Under present Swiss tax law, distributions paid on ACE common shares that are attributed to par value or qualifying paid-in capital are not subject to Swiss withholding tax. The amount of par value and qualifying paid-in capital will increase substantially as a result of the merger and it is currently estimated that, rather than paying dividends out of profits, ACE would be able to pay distributions of par value or qualifying paid-in capital, such distributions would thus be exempt from Swiss withholding tax until 2029-2033. ACE has previously obtained shareholder approval for distributions to be paid in that form and currently intends to recommend to shareholders that they annually approve distributions in such form, but ACE cannot guarantee that shareholders will do so or that either (a) the other legal requirements for such payments or (b) Swiss withholding tax rules will not change in the future. In addition, the timeframe during which we would be able to make distributions exempt from Swiss withholding tax will ultimately depend on several other factors, including, among other things, the actual amount of future distributions of par value or qualifying paid-in capital, the amount of qualifying paid-in capital created in connection with the merger (which may be impacted by changes in the underlying value of Chubb until closing), and the amount of par value or qualifying paid-in capital that may be created in future transactions. At the time the merger is completed, ACE expects to have received a Swiss tax ruling recognizing additional qualifying paid-in capital, subject to regular reporting by ACE to the Swiss Tax Administration.

Remittances from Other than Par Value or Qualifying Paid-In Capital. Under present Swiss tax law, remittances paid on the ACE common shares (including dividends on effective and tax factual liquidation proceeds and stock dividends) not attributed to par value or qualifying paid-in capital will be subject to a

Swiss withholding tax at the rate of 35 percent, and ACE will be required to withhold tax at that rate on such net basis from any payments made to a holder of ACE common shares and pay such withholding tax to the Swiss Federal Tax Administration.

The redemption of ACE common shares by ACE may qualify as a distribution of factual liquidation proceeds in the amount of the difference between the redemption price and the par value plus proportionate qualifying paid-in capital of the redeemed ACE shares, subject to Swiss withholding tax, if redeemed for subsequent cancellation or for an amount exceeding 10 percent of all outstanding shares, or if held for longer than 6 years, unless an exemption rule applies. A repurchase of ACE common shares by ACE conducted exclusively out of par value and qualifying paid-in capital is not subject to Swiss withholding tax.

A U.S. holder that qualifies for benefits under the treaty for the avoidance of double taxation between the United States and Switzerland may apply for a refund of the tax withheld in excess of the 15 percent treaty rate (or in excess of the 5 percent reduced treaty rate for qualifying corporate shareholders with at least 10 percent participation in ACE voting rights, or for a full refund in the case of qualified pension funds), if applicable.

Swiss withholding tax on a dividend will be refundable in full to a Swiss private holder and to a Swiss commercial holder (each as defined below), who, in each case, as a condition to a refund, inter alia, duly reports the dividend on his or her individual income tax return as income or recognizes the dividend on his or her income statement as earnings, as applicable.

A non-Swiss holder (as defined below) may be entitled to a partial or full refund of the Swiss withholding tax on a dividend if the country of residence for tax purposes has entered into a bilateral treaty for the avoidance of double taxation with Switzerland and the conditions of such treaty are met. Such shareholders should be aware that the procedures for claiming treaty benefits (and the time required for obtaining a refund) might differ from country to country.

Besides these bilateral treaties, Switzerland has entered into an agreement with the European Union providing for measures equivalent to those laid down in Council Directive 2003/48/EC on taxation of savings income in the form of interest payments. This agreement contains in its Article 15 provisions on taxation of dividends which apply with respect to European Union Member States. Switzerland concluded agreements with the United Kingdom and Austria on a final withholding tax (Abgeltungssteuer) which entered into force on January 1, 2013.

Persons resident in the United Kingdom or Austria, respectively, receiving future investment income (such as among others payment of dividend) or realizing capital gains on their Swiss bank accounts can either opt for a voluntary disclosure of their Swiss bank accounts and the assets held with Swiss banks to the competent tax authorities of the United Kingdom or Austria, respectively, or opt for a final withholding tax that will be deducted by the Swiss bank on such investment income or capital gains. In the latter case, the Swiss bank will have to remit the final withholding tax to the Swiss Federal Tax Administration, which in turn will remit the final withholding tax to the competent tax authorities of the United Kingdom or Austria, respectively.

Switzerland is in the process of preparing the introduction of the automatic exchange of information (AIA) with other countries, the implementing Swiss legislation of which is expected to enter into force on January 1, 2017.

Swiss Federal, Cantonal and Communal Individual and Corporate Income Taxes

Shareholders who are not resident in Switzerland for tax purposes, and who, during the respective taxation year, have not engaged in a trade or business carried on through a permanent establishment or fixed place of business situated in Switzerland for tax purposes, and who are not subject to corporate or individual income taxation in Switzerland for any other reason (all such shareholders, “non-Swiss holders”), will not be subject to any Swiss federal, cantonal and communal income tax on dividends (or repayments of nominal value) paid to them on shares.

Individual shareholders who are resident in Switzerland for tax purposes and hold their shares as private assets (such shareholders, “Swiss private holders”), are required to include dividends (but not repayments of nominal value or qualifying reserves (Kapitaleinlagereserven) of shares) in their personal income tax return and are subject to Swiss federal, cantonal and communal income tax on any net taxable income for the relevant taxation period. Capital gains resulting from the sale or other disposition of shares are not subject to Swiss federal, cantonal and communal income taxes, and conversely, capital losses are not tax-deductible for Swiss private holders. Corporate and individual shareholders who hold their shares as part of a trade or business carried on in Switzerland (or, in the case of corporate and individual shareholders not resident in Switzerland, through a permanent establishment or fixed place of business situated in Switzerland for tax purposes) and therefore are resident in Switzerland for tax purposes (the shareholders referred to in this paragraph, hereinafter for purposes of this section, “Swiss commercial holders”) are required to recognize dividends (and repayments of nominal value of shares or qualifying reserves (Kapitaleinlagereserven) of shares) received on shares and capital gains or losses realized on the sale or other disposition of shares in their income statement for the respective taxation period and are subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings for such taxation period. The same taxation treatment also applies to Swiss-resident private individuals who, for income tax purposes, are classified as “professional securities dealers” for reasons of, inter alia, frequent dealing, or leveraged investments, in shares and other securities. Swiss commercial holders who are corporate taxpayers may be eligible for dividend relief (Beteiligungsabzug) in respect of dividends (and repayments of nominal value of shares or qualifying reserves (Kapitaleinlagereserven) of shares) if the shares held by them as part of a Swiss business have an aggregate market value of at least CHF 1 million.

Swiss Cantonal and Communal Private Wealth Tax and Capital Tax

Non-Swiss holders are not subject to Swiss cantonal and communal private wealth tax or capital tax. Swiss private holders and Swiss commercial holders, who are individuals are required to report their shares as part of private wealth or their Swiss business assets, as the case may be, and will be subject to Swiss cantonal and communal private wealth tax on any net taxable wealth (including shares), in the case of Swiss commercial holders to the extent the aggregate taxable wealth is allocable to Switzerland. Swiss commercial holders who are corporate taxpayers are subject to Swiss cantonal and communal capital tax on taxable capital to the extent the aggregate taxable capital is allocable to Switzerland.

Swiss Stamp Taxes

A transfer of ACE shares where a bank or another securities dealer in Switzerland (as defined in the Swiss Federal Stamp Tax Act) acts as an intermediary, or is a party, to the transaction, may be subject to the Swiss securities transfer tax at an aggregate rate of up to 0.15 percent of the consideration paid for such shares.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements are based on the separate historical consolidated financial statements of ACE and Chubb after giving effect to the merger and the assumptions and adjustments described in the accompanying notes to the pro forma combined financial statements. The unaudited pro forma combined balance sheet as of June 30, 2015 is presented as if the merger had occurred on June 30, 2015. The unaudited pro forma combined statements of operations for the year ended December 31, 2014 and the six months ended June 30, 2015 are presented as if the merger had occurred on January 1, 2014. The historical consolidated financial statements have been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the unaudited pro forma combined statements of operations only, expected to have a continuing impact on the results of operations of the combined company.

The preparation of the unaudited pro forma combined financial statements and related adjustments required ACE’s management to make certain assumptions and estimates. The unaudited pro forma combined financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma combined financial statements;

•	ACE’s audited historical consolidated financial statements and accompanying notes included in ACE’s Annual Report on Form 10-K for the year ended December 31, 2014;

•	Chubb’s audited historical consolidated financial statements and accompanying notes included in Chubb’s Annual Report on Form 10-K for the year ended December 31, 2014;

•	ACE’s unaudited historical consolidated financial statements and accompanying notes included in ACE’s Quarterly Report on Form 10-Q for the period ended June 30, 2015; and

•	Chubb’s unaudited historical consolidated financial statements and accompanying notes included in Chubb’s Quarterly Report on Form 10-Q for the period ended June 30, 2015.

The quarterly and annual reports referred to above are incorporated into this joint proxy statement/prospectus.

The merger will be accounted for under the acquisition method of accounting for business combinations pursuant to the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations,” (“ASC 805”) with ACE identified as the acquirer. The unaudited pro forma combined financial statements set forth below primarily give effect to the following:

•	application of the acquisition method of accounting in connection with the merger to reflect the aggregate purchase consideration;

•	the issuance of ACE common shares to the shareholders of Chubb as a portion of the merger consideration;

•	the issuance of equity replacement awards to holders of Chubb’s outstanding equity awards;

•	borrowings under new debt facilities to fund part of the cash consideration for the merger;

•	liquidation of certain ACE investments to fund part of the cash consideration for the merger;

•	liquidation of certain Chubb investments to fund part of the cash consideration for the merger; and

•	transaction costs in connection with the merger.

The unaudited pro forma adjustments, which ACE believes are reasonable under the circumstances, have been made solely for the purpose of providing unaudited pro forma combined financial statements. The unaudited pro forma adjustments are preliminary and based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma combined financial statements.

Under ASC 805, assets acquired and liabilities assumed are recorded at fair value. The fair value of identifiable tangible and intangible assets acquired and liabilities assumed from the merger are based on a preliminary estimate of fair value. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Such a valuation requires estimates and assumptions including, but not limited to, estimating future cash flows and direct costs in addition to developing the appropriate discount rates. ACE management believes the fair values recognized for the assets to be acquired and the liabilities to be assumed are based on reasonable estimates and assumptions currently available. The final determination of the acquisition consideration and fair values of Chubb’s assets and liabilities will be based on the actual net tangible and intangible assets of Chubb that exist as of the date of completion of the merger. Consequently, the amounts allocated to goodwill and intangible assets could change significantly from those allocations used in the unaudited pro forma combined financial statements presented below and could result in a material change in amortization of acquired finite lived intangible assets.

The adjustments that will be recorded at the effective time of the merger may differ materially from the information presented in these unaudited pro forma combined financial statements including, but not limited to, as a result of:

•	the occurrence of natural or man-made catastrophic events which trigger losses on catastrophe-exposed insurance contracts written by ACE or Chubb;

•	changes in the fair value of ACE’s or Chubb’s investment portfolios due to market volatility;

•	changes in market volatility impacting financing assumptions;

•	changes in the trading price for ACE common shares;

•	net cash used or generated in ACE’s or Chubb’s operations between the signing of the merger agreement and completion of the merger;

•	the timing of the completion of the merger; and

•	other changes in Chubb’s net assets that occur prior to completion of the merger.

The unaudited pro forma combined financial statements have been prepared by ACE management in accordance with Article 11 of Regulation S-X promulgated by the SEC and are not necessarily indicative of the combined financial position or results of operations that might have been achieved had the transaction been completed as of the dates indicated, nor are they meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the transaction. In addition, the accompanying unaudited pro forma combined statements of operations do not include any pro forma adjustments to reflect expected revenue synergies, expected cost savings or restructuring actions that may be achievable or the impact of any non-recurring activity and one-time transaction related costs.

Certain financial information of Chubb, as presented in its historical consolidated financial statements, has been reclassified to conform to the historical presentation in ACE’s consolidated financial statements, for purposes of preparing the unaudited pro forma combined financial statements. Refer to note 4 of the unaudited pro forma combined financial statements for an explanation of these reclassifications.

Unaudited Pro Forma Combined Balance Sheet

As of June 30, 2015

(unaudited)

(In millions)	Historical ACE Limited	Historical Chubb[1]	Acquisition Adjustments	Ref.	Financing Adjustments	Ref.	Pro Forma As Adjusted
Assets
Investments
Fixed maturities available for sale, at fair value	$48,701	$37,880	$-		$(9,169)	(6t)	$77,412
Fixed maturities held to maturity, at amortized cost	8,676	-	-		-		8,676
Equity securities, at fair value	498	1,957	-		-		2,455
Short-term investments, at fair value and amortized cost	2,062	1,411	-		-		3,473
Other investments	3,328	1,429	-		-		4,757

Total investments	63,265	42,677	-		(9,169)		96,773
Cash	790	50	(14,385)	(6a)	14,432	(6u)	887
Securities lending collateral	1,080	-	-		-		1,080
Accrued investment income	534	415	-		-		949
Insurance and reinsurance balances receivable	5,757	2,603	(22)	(6b)	-		8,338
Reinsurance recoverable on losses and loss expenses	11,775	1,672	(130)	(6c)	-		13,317
Reinsurance recoverable on policy benefits	203	-	-		-		203
Deferred policy acquisition costs	2,806	1,308	(1,308)	(6d)	-		2,806
Value of business acquired	434	-	-		-		434
Goodwill and other intangible assets[2]	5,969	467	17,360	(6e)	-		23,796
Prepaid reinsurance premiums	2,238	240	(42)	(6f)	-		2,436
Deferred tax assets	285	130	(415)	(6g)	-		-
Investments in partially-owned insurance companies	638	-	-		-		638
Other assets	4,066	1,164	(30)	(6h)	(19)	(6v)	5,181

Total assets	$99,840	$50,726	$1,028		$5,244		$156,838

Liabilities
Unpaid losses and loss expenses	$38,230	$22,506	$560	(6i)	$-		$61,296
Unearned premiums	8,879	6,633	(42)	(6j)	-		15,470
Future policy benefits	4,835	-	-		-		4,835
Insurance and reinsurance balances payable	4,602	400	(37)	(6k)	-		4,965
Securities lending payable	1,081	-	-		-		1,081
Accounts payable, accrued expenses, and other liabilities	6,090	1,969	16	(6l)	-		8,075
Deferred tax liabilities	-	-	1,387	(6m)	(56)	(6w)	1,331
Short-term debt	2,102	-	-		-		2,102
Long-term debt	4,157	3,300	564	(6n)	5,300	(6x)	13,321
Trust preferred securities	309	-	-		-		309

Total liabilities	70,285	34,808	2,448		5,244		112,785
Commitments and contingencies
Shareholders’ equity
Common shares	7,833	372	3,130	(6o)	-		11,335
Common shares in treasury	(1,999)	(9,442)	9,442	(6p)	-		(1,999)
Additional paid-in capital	4,847	156	10,880	(6q)	-		15,883
Retained earnings	18,267	24,125	(24,165)	(6r)	205	(6y)	18,432
Accumulated other comprehensive income (AOCI)	607	707	(707)	(6s)	(205)	(6z)	402

Total shareholder’s equity	29,555	15,918	(1,420)		-		44,053

Total liabilities and shareholder’s equity	$99,840	$50,726	$1,028		$5,244		$156,838

[1]	Historical Chubb after conforming reclassifications. Refer to note 4.
[2]	Goodwill and other intangible assets are gross of tax. Acquisition adjustment of $17,360 million is gross of $2,818 million of deferred taxes.

See the accompanying notes to the unaudited pro forma combined financial statements.

Unaudited Pro Forma Combined Statement of Operations

For the Six Months Ended June 30, 2015

(unaudited)

(In millions, except for per share data)	Historical ACE Limited	Historical Chubb[1]	Acquisition Adjustments	Ref.	Financing Adjustments	Ref.		Pro Forma As Adjusted
Revenues
Net premiums written	$8,860	$6,415	$-		$-			$15,275
Increase in unearned premiums	(573)	(177)	-		-			(750)

Net premiums earned	8,287	6,238	-		-			14,525
Net investment income	1,113	643	(157)	(7a)	(105)	(7h	)	1,494
Net realized gains (losses):
Other-than-temporary impairment (OTTI) losses gross	(27)	(23)	-		-			(50)
Portion of OTTI losses recognized in other comprehensive income (OCI)	6	-	-		-			6

Net OTTI losses recognized in income	(21)	(23)	-		-			(44)
Net realized gains (losses) excluding OTTI losses	58	28	-		-			86

Total net realized gains (losses)	37	5	-		-			42

Total revenues	9,437	6,886	(157)		(105)			16,061

Expenses
Losses and loss expenses	4,539	3,627	(4)	(7b)	-			8,162
Policy benefits	295	-	-		-			295
Policy acquisition costs	1,434	1,278	-		-			2,712
Administrative expenses	1,132	748	(72)	(7d)	-			1,808
Amortization of intangibles	-	-	50	(7e)	-			50
Interest expense	139	104	(6)	(7f)	104	(7i	)	341
Other (income) expense	12	(31)	-		-			(19)

Total expenses	7,551	5,726	(32)		104			13,349

Income before income tax	1,886	1,160	(125)		(209)			2,712
Income tax expense (benefit)	263	291	(45)	(7g)	(48)	(7j	)	461

Net income	$1,623	$869	$(80)		$(161)			$2,251

Earnings per share
Basic earnings per share	$4.97	$3.75						$4.82

Diluted earnings per share	$4.91	$3.74						$4.77

Weighted average shares outstanding
Basic	326.8	232.0	(91.6)	(8)				467.2
Diluted	330.2	232.6	(90.6)	(8)				472.2

[1]	Historical Chubb after conforming reclassifications. Refer to note 4.

See the accompanying notes to the unaudited pro forma combined financial statements.

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2014

(unaudited)

(In millions, except for per share data)	Historical ACE Limited	Historical Chubb[1]	Acquisition Adjustments	Ref.	Financing Adjustments	Ref.	Pro Forma As Adjusted
Revenues
Net premiums written	$17,799	$12,592	$-		$-		$30,391
Increase in unearned premiums	(373)	(264)	-		-		(637)

Net premiums earned	17,426	12,328	-		-		29,754
Net investment income	2,252	1,342	(314)	(7a)	(209)	(7h)	3,071
Net realized gains (losses):
Other-than-temporary impairment (OTTI) losses gross	(75)	(7)	-		-		(82)
Portion of OTTI losses recognized in other comprehensive income (OCI)	7	-	-		-		7

Net OTTI losses recognized in income	(68)	(7)	-		-		(75)
Net realized gains (losses) excluding OTTI losses	(439)	227	-		-		(212)

Total net realized gains (losses)	(507)	220	-		-		(287)

Total revenues	19,171	13,890	(314)		(209)		32,538

Expenses
Losses and loss expenses	9,649	6,985	1	(7b)	-		16,635
Policy benefits	517	-	-		-		517
Policy acquisition costs	3,075	2,548	245	(7c)	-		5,868
Administrative expenses	2,245	1,437	(31)	(7d)	-		3,651
Amortization of intangibles	-	-	(29)	(7e)	-		(29)
Interest expense	280	209	(13)	(7f)	208	(7i)	684
Other (income) expense	(82)	(150)	-		-		(232)

Total expenses	15,684	11,029	173		208		27,094

Income before income tax	3,487	2,861	(487)		(417)		5,444
Income tax expense (benefit)	634	761	(171)	(7g)	(97)	(7j)	1,127

Net income	$2,853	$2,100	$(316)		$(320)		$4,317

Earnings per share
Basic earnings per share	$8.50	$8.65					$9.07

Diluted earnings per share	$8.42	$8.62					$8.98

Weighted average shares outstanding
Basic	335.6	242.9	(102.5)	(8)			476.0
Diluted	339.0	243.5	(101.7)	(8)			480.8

[1]	Historical Chubb after conforming reclassifications. Refer to note 4.

See the accompanying notes to the unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA

COMBINED FINANCIAL STATEMENTS

1.	Description of the Transaction

Pursuant to the merger agreement, Merger Sub will merge with and into Chubb, with Chubb continuing as the surviving corporation and a wholly owned indirect subsidiary of ACE. In the merger, each share of Chubb common stock owned by a Chubb shareholder (except for certain shares held by ACE, Chubb, or their subsidiaries) will be converted into the right to receive 0.6019 of an ACE common share and $62.93 in cash. For each fractional share that would otherwise be issued, ACE will pay cash in an amount equal to the fraction of an ACE common share which the holder would otherwise be entitled to receive multiplied by the average closing price of ACE common shares on the NYSE as reported by The Wall Street Journal for the five full trading days ending on the day immediately preceding the date the merger is consummated. No interest will be paid or will accrue on cash payable to holders in lieu of fractional shares.

2.	Basis of Presentation

The unaudited pro forma combined balance sheet as of June 30, 2015 and the unaudited pro forma combined statements of operations for the year ended December 31, 2014 and the six months ended June 30, 2015 are based on the historical consolidated financial statements of ACE and Chubb after giving effect to the completion of the merger and the assumptions and adjustments described in the accompanying notes. Such pro forma adjustments are (1) factually supportable, (2) directly attributable to the merger and (3) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the results of operations of the combined company.

The unaudited pro forma combined financial statements were prepared using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the merger date.

The acquisition method of accounting uses the fair value concepts defined in ASC 820, “Fair Value Measurement,” as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

At this preliminary stage, the estimated identifiable finite lived intangible assets include unearned premiums reserves (“UPR”), agency distribution relationships and renewal rights, and internally developed technology. The estimated identifiable indefinite lived identifiable intangible asset represents the Chubb trademark, which is not amortized, but will be subject to periodic impairment testing and is subject to the same risks and uncertainties noted for the identifiable finite lived intangible assets. In addition, unpaid losses and loss expenses represent the estimated fair value of Chubb’s reserve balance. Goodwill represents the excess of the estimated purchase price over the estimated fair value of Chubb’s assets and liabilities, including the fair value of the estimated identifiable finite and indefinite lived intangible assets, and will not be amortized, but will be subject to periodic impairment testing.

Upon consummation of the merger and the completion of a formal valuation study, the estimated fair value of the assets and liabilities will be updated, including the estimated fair value and useful lives of the identifiable intangible assets and allocation of the excess purchase price to goodwill.

The unaudited pro forma combined financial statements are presented solely for informational purposes and are not necessarily indicative of the combined financial position or results of operations that might have been achieved had the transaction been completed as of the dates indicated, nor are they meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the transaction. In addition, the accompanying unaudited pro forma combined statements of operations do not reflect expected revenue synergies, expected cost savings or restructuring actions that may be achievable or the impact of any non-recurring activity and one-time transaction related costs.

3.	Accounting Policies

As part of preparing the unaudited pro forma combined financial statements, ACE conducted a review of the accounting policies of Chubb to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to ACE’s accounting policies and classifications. During the preparation of these unaudited pro forma combined financial statements, ACE did not become aware of any material differences between accounting policies of ACE and Chubb, except for certain reclassifications necessary to conform to ACE’s financial presentation, and accordingly, these unaudited pro forma combined financial statements do not assume any material differences in accounting policies between ACE and Chubb. The results of this review are included in note 4. Upon consummation of the merger, a more comprehensive review of the accounting policies of Chubb will be performed, which may identify other differences among the accounting policies of ACE and Chubb that, when conformed, could have a material impact on the unaudited pro forma combined financial statements.

4.	Historical Chubb Conforming Adjustments

Financial information of Chubb in the “Historical Chubb” column of the unaudited pro forma combined financial statements represents the historical reported balances of Chubb reclassified to conform to the historical presentation in ACE’s consolidated financial statements as set forth below (in millions). Unless otherwise indicated, defined line items included in the notes have the meanings given to them in the historical financial statements of Chubb.

Reclassification and classification of the unaudited condensed combined pro forma balance sheet as of June 30, 2015

	Before Reclassification	Reclassification Amount	Ref.	After Reclassification
Assets:
Reinsurance recoverable on losses and loss expenses	1,550	122	(1)	1,672
Other assets	1,286	(122)	(1)	1,164
Liabilities:
Accrued expenses and other liabilities	2,238	(2,238)	(2)	-
Insurance and reinsurance balances payable	-	400	(2)	400
Accounts payable, accrued expenses, and other liabilities	-	1,969	(2), (3)	1,969
Dividend payable to shareholders	131	(131)	(3)	-

[1]	Adjustment to reclassify components of “Other assets” to “Reinsurance recoverable on losses and loss expenses” to conform with ACE presentation.
[2]	Adjustment to disaggregate “Accrued expenses and other liabilities” into “Insurance and reinsurance balances payable” of $400 million and “Accounts payable, accrued expenses, and other liabilities” of $1,838 million to conform with ACE presentation.

[3]	Adjustment to reclassify the balance of “Dividend payable to shareholders” to “Accounts payable, accrued expenses, and other liabilities” to conform with ACE presentation.

Reclassifications and classification in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2015

	Before Reclassification	Reclassification Amount	Ref.	After Reclassification
Net investment income	673	(30)	(1), (5)	643
Other (income) expense	-	(31)	(1), (2), (3), (7)	(31)
Other revenues	4	(4)	(2)	-
Net realized gains (losses) excluding OTTI losses	54	(26)	(3)	28
Other insurance operating costs and expenses	700	(700)	(4)	-
Administrative expenses	-	748	(4), (6)	748
Investment expenses	23	(23)	(5)	-
Corporate expenses	152	(152)	(6)	-
Interest expense	-	104	(6)	104
Other expenses	6	(6)	(7)	-

[1]	Adjustment to reclassify components of “Net investment income” of $7 million to “Other (income) expense” to conform with ACE presentation.
[2]	Adjustment to reclassify the balance of “Other revenues” to “Other (income) expense” to conform with ACE presentation.
[3]	Adjustment to reclassify components of “Net realized gains (losses) excluding OTTI losses” of $26 million to “Other (income) expense” to conform with ACE presentation.
[4]	Adjustment to reclassify the balance of “Other insurance operating costs” to “Administrative expenses” to conform with ACE presentation.
[5]	Adjustment to reclassify the balance of “Investment expenses” to “Net investment income” to conform with ACE presentation.
[6]	Adjustment to disaggregate “Corporate expenses” into “Interest expense” of $104 million and “Administrative expenses” of $48 million to conform with ACE presentation.
[7]	Adjustment to reclassify the balance of “Other expenses” to “Other (income) expense” to conform with ACE presentation.

Reclassifications and classification in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014

	Before Reclassification	Reclassification Amount	Ref.	After Reclassification
Net investment income	1,394	(52)	(1), (5)	1,342
Other (income) expense	-	(150)	(1), (2), (3), (7)	(150)
Other revenues	7	(7)	(2)	-
Net realized gains (losses) excluding OTTI losses	376	(149)	(3)	227
Other insurance operating costs and expenses	1,397	(1,397)	(4)	-
Administrative expenses	-	1,437	(4), (6)	1,437
Investment expenses	42	(42)	(5)	-
Corporate expenses	249	(249)	(6)	-
Interest expense	-	209	(6)	209
Other expenses	16	(16)	(7)	-

[1]	Adjustment to reclassify components of “Net investment income” of $10 million to “Other (income) expense” to conform with ACE presentation.

[2]	Adjustment to reclassify the balance of “Other revenues” to “Other (income) expense” to conform with ACE presentation.
[3]	Adjustment to reclassify components of “Net realized gains (losses) excluding OTTI losses” of $149 million to “Other (income) expense” to conform with ACE presentation.
[4]	Adjustment to reclassify the balance of “Other insurance operating costs” to “Administrative expenses” to conform with ACE presentation.
[5]	Adjustment to reclassify the balance of “Investment expenses” to “Net investment income” to conform with ACE presentation.
[6]	Adjustment to disaggregate “Corporate expenses” into “Interest expense” of $209 million and “Administrative expenses” of $40 million to conform with ACE presentation.
[7]	Adjustment to reclassify the balance of “Other expenses” to “Other (income) expense” to conform with ACE presentation.

5.	Preliminary Purchase Consideration

Upon completion of the merger, each Chubb common share (other than the exception shares defined in the merger agreement) shall be canceled and converted, in accordance with the procedures set forth in the merger agreement, into the right to receive (i) 0.6019 of an ACE common share and (ii) $62.93 in cash. In addition, in accordance with the merger agreement, replacement equity awards will be issued by ACE to the holders of Chubb’s outstanding stock-based awards (stock options, restricted stock units, deferred stock units, deferred unit obligations and performance units). The estimated fair value of the replacement equity awards attributable to service periods prior to the merger is included in purchase consideration.

The preliminary estimate of the purchase consideration has been calculated using the number of Chubb’s common shares outstanding and outstanding equity based awards as of June 30, 2015 and the closing price of ACE’s common shares as of August 27, 2015.

Amount (in millions) Except for share price data
Purchase consideration
ACE common shares
Chubb common shares outstanding	227
Per share exchange ratio	0.6019

Common shares issued by ACE	137
Common share price of ACE as of August 27, 2015	$103.64

Preliminary estimate of fair value of common shares issued by ACE to common shareholders of Chubb	$14,199

Cash consideration
Chubb common shares outstanding	227
Agreed cash price per share paid to common shareholders of Chubb	$62.93

Preliminary estimate of cash consideration paid by ACE to common shareholders of Chubb	$14,285

Stock-based awards
Preliminary estimate of fair value of equity awards issued (total fair value of replacement awards is $487)	339

Fair value of purchase consideration	$28,823

Amount (in millions) Except for share price data

Preliminary estimate of assets acquired and liabilities assumed
Cash	$-
Investments	42,677
Accrued investment income	415
Insurance and reinsurance balances receivable	2,581
Reinsurance recoverable on losses and loss expenses	1,542
Indefinite lived intangible assets	2,950
Finite lived intangible assets	5,100
Prepaid reinsurance premiums	198
Other assets	1,124
Unpaid losses and loss expenses	(23,066)
Unearned premium	(6,591)
Insurance and reinsurance balances payable	(363)
Accounts payable, accrued expenses, and other liabilities	(1,985)
Deferred tax liabilities	(1,672)
Long-term debt	(3,864)

Total identifiable net assets acquired	19,046

Goodwill	9,777

Estimated purchase price	$28,823

Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The unearned premium reserves (UPR) intangible represents the profits inherent in the acquired in-force policies and was estimated using the income approach. Agency distribution relationships and renewal rights represent the network through which Chubb conducted its operations and existing Chubb policyholder relationships. The fair value of this intangible asset was estimated using the income approach. Critical inputs into the valuation model for agency distribution relationships and renewal rights include estimates of expected premium and retention rates. Internally developed technology relates to Chubb’s internally developed software and was estimated using the relief-from-royalty approach. The Chubb trademark was also estimated using the relief-from-royalty approach. The preliminary allocation to intangible assets is as follows:

(in millions)	June 30, 2015
UPR	1,500
Agency distribution relationships and renewal rights	3,500
Internally developed technology	100
Trademark and licenses	2,950

Total identified intangible assets	8,050

The expected amortization related to the preliminary fair value of the acquired finite lived intangible assets for the five years following the acquisition is reflected in the table below:

(in millions)	Estimated remaining useful life (years)	Year following the acquisition
		Year 1	Year 2	Year 3	Year 4	Year 5
Policy acquisition costs:
UPR	1	$1,500	$-	$-	$-	$-
Amortization of intangibles:
Agency distribution relationships and renewal rights	24	112	219	271	324	287
Internally developed technology	5	20	20	20	20	20
Benefit of the fair value adjustment to acquire reserves	10	(161)	(138)	(101)	(78)	(68)

Total expected amortization, pre-tax		1,471	101	190	266	239

Total expected amortization, after-tax		956	66	124	173	155

The actual purchase price will fluctuate until the closing date of the merger and the final valuation could differ significantly from the current estimate. The effect of using ACE’s annual historical stock price volatility of 21 percent would have the following impact on certain components of the purchase consideration and goodwill:

Goodwill Sensitivity Analysis	21% increase in ACE share price	21% decrease in ACE share price
Preliminary fair value of consideration to common shareholders	17,180	11,217
Preliminary fair value of stock-based awards issued	373	297
Goodwill	12,792	6,753

6.	Unaudited Pro Forma Combined Balance Sheet Adjustments

Adjustments included in the “Acquisition Adjustments” column in the accompanying unaudited pro forma combined balance sheet as of June 30, 2015 are as follows:

Acquisition Adjustments

(in millions)		Increase (decrease) as of June 30, 2015
Assets
(6a)	Adjustments to cash:
	To reflect the cash consideration paid by ACE to Chubb common shareholders to effect the merger funded by available cash resources	(14,285)
	To reflect estimated transaction costs to be paid by ACE	(50)
	To reflect estimated transaction costs to be paid by Chubb (total estimated transaction costs are $58m, of which $8m is included in footnote (6l) below)	(50)

		(14,385)

(6b)	Adjustment to eliminate intercompany transactions between ACE and Chubb related to insurance & reinsurance balances receivable	(22)
(6c)	Adjustment to eliminate intercompany transactions between ACE and Chubb related to reinsurance recoverable on losses and loss expenses	(130)
(6d)	Adjustment to eliminate Chubb’s deferred acquisition costs	(1,308)
(6e)	Adjustments to goodwill and other intangible assets:
	Eliminate Chubb’s historical goodwill	(467)
	To record goodwill determined as the preliminary acquisition consideration paid to effect the merger in excess of the estimated fair value of the net assets acquired	9,777
	To record finite-lived intangible assets acquired	5,100
	To record indefinite-lived intangible assets acquired	2,950

		17,360

(6f)	Adjustment to eliminate intercompany transactions between ACE and Chubb related to prepaid reinsurance premiums	(42)
(6g)	Adjustment to reclassify ACE’s and Chubb’s historical deferred tax asset to deferred tax liability	(415)
(6h)	Adjustments to other assets:
	To eliminate historical Chubb software assets	(35)
	To reflect income tax effect of transaction costs	20
	To eliminate historical Chubb deferred financing costs	(15)

		(30)

	Total adjustments to assets	1,028

Liabilities
(6i)	Adjustments to unpaid losses and loss expenses:
	To eliminate intercompany transactions between ACE and Chubb related to unpaid loss and loss expenses	(115)
	To reflect unpaid losses and loss expenses reserve at fair value, reflecting an increase for a market based risk margin which represents the estimated cost of capital required by a market participant. This increase is partially offset by a deduction due to the present value calculation based on an estimated payout of unpaid losses and loss expenses	675

		560

(6j)	Adjustment to eliminate intercompany transactions between ACE and Chubb related to unearned premiums	(42)
(6k)	Adjustment to eliminate intercompany transactions between ACE and Chubb related to insurance and reinsurance balances payable	(37)

(in millions)		Increase (decrease) as of June 30, 2015
(6l)	Adjustments to accounts payable, accrued expenses, and other liabilities:
	Adjustment to eliminate the historical unamortized discount of Chubb deferred financing costs	8
	Adjustment to reflect transaction costs expected to be incurred by Chubb	8

		16

(6m)	Adjustments to deferred tax liabilities:
	Adjustment to reclassify ACE’s and Chubb’s historical deferred tax asset to deferred tax liability	(415)
	To reflect deferred tax asset associated with an increase in unpaid loss and loss expenses	(236)
	To record deferred tax asset associated with replacement equity awards (excluding incentive stock options)	(113)
	To record deferred tax asset associated with the fair value adjustment of Chubb’s long-term debt	(197)
	Adjustment to record the deferred tax liabilities for the intangible assets being acquired.	2,818
	To eliminate the deferred tax liability relating to Chubb’s internally developed software assets	(12)
	Adjustment to eliminate Chubb’s historical deferred tax liability associated with deferred policy acquisition costs	(458)

		1,387

(6n)	To record the estimated fair value adjustment in relation to Chubb’s existing long-term debt that will be assumed by ACE in the transaction	564

	Total adjustments to liabilities	2,448

Shareholders’ equity
(6o)	Adjustments to common shares:
	To record the par value (CHF 24.15 converted to USD) of ACE common shares issued as part of the consideration to effect the merger	3,502
	To reflect the elimination of the par value of Chubb’s common shares outstanding	(372)

		3,130

(6p)	Adjustment to eliminate Chubb’s historical common shares in treasury	9,442
(6q)	Adjustments to additional paid-in capital:
	To reflect additional paid-in capital from ACE common shares issued as part of the consideration paid to effect the merger.	10,697
	To reflect additional paid-in capital from the replacement equity awards.	339
	To eliminate Chubb’s historical additional paid-in capital.	(156)

		10,880

(6r)	Adjustments to retained earnings:
	To reflect the elimination of Chubb’s historical retained earnings	(24,125)
	To reflect estimated transaction costs to be paid by ACE, net of tax.	(40)

		(24,165)

(6s)	Adjustment to eliminate Chubb’s accumulated other comprehensive income.	(707)

	Total adjustments to shareholders’ equity	(1,420)

	Total adjustments to liabilities and shareholders’ equity	1,028

Adjustments included in the “Financing Adjustments” column in the accompanying unaudited pro forma combined balance sheet as of June 30, 2015 are as follows:

Financing Adjustments

(in millions)		Increase (decrease) as of June 30, 2015
Assets
(6t)	To reflect the fixed maturity investment sale to fund the portion of the cash consideration paid to effect the merger.	(9,169)
(6u)	Adjustments to cash:
	To reflect the cash inflow from the debt issuance to fund part of the cash consideration paid to effect the merger.	5,300
	To reflect the cash inflow from the investment sale to fund part of the cash consideration paid to effect the merger.	9,169
	To reflect debt issuance costs to be paid by ACE in connection with the debt issuance.	(37)

		14,432

(6v)	Adjustments to other assets:
	To reflect decrease of current tax receivable associated with the fixed maturity investment sale to fund the portion of the cash consideration paid to effect the merger.	(56)
	To reflect debt issuance costs in other assets to be paid by ACE in connection with the debt issuance.	37

		(19)

	Total adjustments to assets	5,244

Liabilities
(6w)	To remove the deferred tax liability associated with the fixed maturity investment sale to fund the portion of the cash consideration paid to effect the merger.	(56)
(6x)	To reflect the debt issuance to fund the portion of the cash consideration paid to effect the merger.	5,300

	Total adjustments to liabilities	5,244

Shareholders’ equity
(6y)	To realize the gains/losses that were previously presented in accumulated other comprehensive income.	205
(6z)	To eliminate accumulated other comprehensive income related to unrealized gains/losses from the investment sale to fund part of the cash consideration paid to effect the merger.	(205)

	Total adjustments to shareholders equity	-

	Total adjustments to liabilities and shareholders’ equity	5,244

7.	Unaudited Pro Forma Combined Statements of Operations Adjustments

Adjustments included in the “Acquisition Adjustments” column in the accompanying unaudited pro forma combined statements of operations are as follows:

Acquisition Adjustments

(in millions)		Increase (decrease) for the six months ended June 30, 2015	Increase (decrease) for the year ended December 31, 2014
Revenues:
(7a)	Adjustment to net investment income to amortize the fair value adjustment to Chubb’s investments	(157)	(314)

	Total adjustments to revenues	(157)	(314)

Expenses:
(7b)	Adjustments to losses and loss expenses to reflect the change in stock based compensation expense for the replacement equity awards issued in connection with the merger	(4)	1
(7c)	Adjustments to policy acquisition costs:
	Adjustment to eliminate Chubb’s historical policy acquisition costs following the write-off of the deferred policy acquisition costs asset	-	(1,255)
	Adjustment to amortize UPR intangible asset	-	1,500

		-	245

(7d)	Adjustments to administrative expenses:
	Adjustment to record incremental stock-based compensation expense for replacement awards issued in connection with the merger	(20)	4
	To reverse transaction costs that have been incurred by ACE and Chubb in connection with the merger	(20)	-
	To record adjustment in relation to Chubb’s historical amortization of net actuarial loss and prior service cost and other related to the pension obligation that will be assumed by ACE in the transaction	(32)	(35)

		(72)	(31)

(7e)	Adjustments to amortization of intangibles:
	Adjustment to amortize the difference between the estimated fair value and the historical value of Chubb’s unpaid losses and loss expenses	(69)	(161)
	Adjustment to amortize certain identifiable finite lived intangible assets (agency distributor relationships and renewal rights and internally developed technology)	119	132

		50	(29)

(7f)	To reflect interest expense as a result of the fair value adjustment related to Chubb’s historical long-term debt assumed by ACE in the transaction	(6)	(13)

	Total adjustments to expenses	(32)	173

(7g)	Adjustment to reflect the income tax impact on the unaudited pro forma adjustments using the U.S. statutory tax rate of 35%	(45)	(171)

	Total adjustments to net income	(80)	(316)

Adjustments included in the “Financing Adjustments” column in the accompanying unaudited pro forma combined statement of operations are as follows:

Financing Adjustments

(in millions)		Increase (decrease) for the six months ended June 30, 2015	Increase (decrease) for the year ended December 31, 2014
Revenues:
(7h)	Adjustment to reflect the impact on historical net investment income based on the average annual yield of the investments which will be sold to fund part of the cash consideration paid to effect the merger	(105)	(209)

	Total adjustments to revenues	(105)	(209)

Expenses:
(7i)	To record the estimated interest expense on the new debt raised to fund part of the consideration paid to effect the merger	104	208

	Total adjustments to expenses	104	208

(7j)	Adjustment to reflect the income tax impact on the related financing pro forma adjustments using weighted average tax rate of 23% due to the jurisdictions from which the investments will be sold	(48)	(97)

	Total adjustments to net income	(161)	(320)

A 0.125 percent change in the assumed interest rates of the new debt would change pro forma interest expense by approximately $7 million for the year ended December 31, 2014 and $3 million for the six months ended June 30, 2015.

8.	Earnings per Share

The unaudited pro forma combined basic and diluted earnings per share calculations are based on ACE’s consolidated basic and diluted weighted average number of shares. The pro forma weighted average number of shares outstanding reflects the following adjustments assumed to occur on January 1, 2014:

•	elimination of Chubb historical common shares;

•	the estimated issuance of ACE common shares to Chubb common shareholders, calculated using the 0.6019 exchange ratio based on Chubb’s common stock outstanding as of June 30, 2015; and

•	the effects of the replacement equity awards issued to the holders of Chubb’s outstanding stock awards.

The following represents earnings per share as of June 30, 2015:

	Historical ACE Limited	Historical Chubb	Pro Forma
Numerator:
Net income	1,623	869	2,251
Denominator:
Denominator for basic earnings per share:
Weighted-average shares outstanding	326.8	232.0	467.2
Denominator for diluted earnings per share:
Share-based compensation plans	3.4	0.6	5.0
Weighted-average shares outstanding and assumed conversions	330.2	232.6	472.2
Basic earnings per share	4.97	3.75	4.82
Diluted earnings per share	4.91	3.74	4.77

The following represents earnings per share as of December 31, 2014:

	Historical ACE Limited	Historical Chubb	Pro Forma
Numerator:
Net income	2,853	2,100	4,317
Denominator:
Denominator for basic earnings per share:
Weighted-average shares outstanding	335.6	242.9	476.0
Denominator for diluted earnings per share:
Share-based compensation plans	3.4	0.6	4.8
Weighted-average shares outstanding and assumed conversions	339.0	243.5	480.8
Basic earnings per share	8.50	8.65	9.07
Diluted earnings per share	8.42	8.62	8.98

COMPARISON OF SHAREHOLDERS’ RIGHTS

ACE is organized under the laws of Switzerland and, accordingly, the rights and privileges of ACE shareholders are governed principally by the laws of Switzerland and by ACE’s Articles of Association and Organizational Regulations. Chubb is incorporated as a business corporation under the laws of the State of New Jersey and, accordingly, the rights and privileges of Chubb shareholders are governed principally by the laws of the State of New Jersey and by Chubb’s Restated Certificate of Incorporation and By-Laws, as amended and restated.

In the merger, each share of Chubb common stock held by a Chubb shareholder will be converted into the right to receive ACE common shares and cash. Thus, the rights of former Chubb shareholders, who will become ACE shareholders following completion of the merger, will change and will thereafter be governed principally by Swiss law and by ACE’s Articles of Association and Organizational Regulations.

Comparison of Shareholders’ Rights

The following is a summary of certain material differences between (i) the current rights of Chubb shareholders under New Jersey law and Chubb’s Restated Certificate of Incorporation and By-Laws and (ii) the current rights of ACE shareholders under Swiss law and ACE’s Articles of Association and Organizational Regulations. This summary is not intended to be complete and is qualified, except where otherwise provided, by reference to ACE’s Articles of Association and Organizational Regulations, and Chubb’s Restated Certificate of Incorporation and By-Laws, which we urge you to read carefully and in their entirety. Copies of the full text of Chubb’s Restated Certificate of Incorporation and By-Laws, and ACE’s Articles of Association and Organizational Regulations, are available, without charge, by following the instructions in the section titled “Where You Can Find More Information.”

Chubb	ACE

Authorized Capital Stock and Share Capital

Chubb is authorized to issue up to 1,208,000,000 shares divided into two classes consisting of:

(i)      1,200,000,000 shares of Chubb common stock, par value $1.00 per share; and

(ii)     8,000,000 shares of preferred stock, par value $1.00 per share.

As of the close of business on August 27, 2015, there were 227,044,090 shares of Chubb common stock outstanding and no shares of Chubb preferred stock outstanding.

ACE’s share capital is divided into 342,832,412 registered shares, par value of CHF 24.15 per share. As of the close of business on August 27, 2015, there were 323,895,679 shares of ACE common shares outstanding.

Additionally, ACE’s share capital may be increased through the issuance of:

(i)      up to 33,000,000 registered shares, par value of CHF 24.15 per share, through the exercise of conversion and/or option or warrant rights in connection with bonds, notes or similar instruments, issued or to be issued by ACE or by subsidiaries of ACE;

(ii)     up to 25,410,929 registered shares, par value of CHF 24.15 per share, in connection with the exercise of option rights granted to any employee of ACE or any of its subsidiaries; and

(iii)    until October 22, 2017, up to 165,000,000 registered shares, par value of CHF 24.15, for general corporate purposes if the ACE authorized share capital proposal is

Chubb	ACE
approved; otherwise, until May 15, 2016, up to 140,000,000 registered shares, par value of CHF 24.15 per share, for general corporate purposes.

Voting Rights

The holders of Chubb common stock have one vote per share on all matters submitted to a vote of the shareholders.

Under New Jersey law, the consummation of a merger or consolidation of a New Jersey corporation organized prior to January 1, 1969, such as Chubb, requires the affirmative vote of two-thirds of the votes cast by the holders of shares of the corporation entitled to vote thereon. Similarly, a sale of all or substantially all of such corporation’s assets other than in the ordinary course of business, or a voluntary dissolution of such corporation, requires the affirmative vote of two-thirds of the votes cast by the holders of shares of such corporation entitled to vote thereon.

All other shareholder action is decided by a majority of the votes cast at a meeting of shareholders.

Under ACE’s Articles of Association, resolutions generally require the approval of a simple majority of the votes cast at the shareholders’ meeting.

The approval of at least two-thirds of the votes represented at a shareholders’ meeting (including an absolute majority of the nominal value of the shares represented) is, however, required for resolutions with respect to:

•      modification of the purpose of ACE;

•      creation of privileged voting shares;

•      restrictions on the transferability or registration of registered shares and the removal of such restrictions;

•      an authorized or conditional increase in share capital;

•      an increase in share capital through the conversions of equity, through a contribution in kind or for the purpose of an acquisition of assets from related parties, or a grant of special benefits upon a capital increase;

•      restriction or denial of pre-emptive rights;

•      a change of the place of incorporation of ACE;

•      conversion of registered shares into bearer shares and vice versa;

•      dissolution of ACE followed by liquidation;

•      the dismissal of the members of the Board of Directors according to art. 705 para. 1 of the Swiss Code of Obligations;

•      the amendment or elimination of the provisions of article 8 (shareholder’s register, transfer restrictions), article 14 (voting rights and shareholder proxies) and article 15 (resolutions of general meeting) of the Articles of Association; and

•      any changes to the two-thirds voting requirement (to the extent permitted by mandatory law).

Pursuant to the Swiss Federal Merger Act, special majority rules apply by law to a merger (Fusion) (including a possible squeeze-out merger), de- merger (Spaltung) or conversion (Umwandlung) of a company.

Except in certain circumstances noted below under “—Enrollment Requirements for Voting,” ACE’s Articles of Association confer on the holders of ACE common shares equal rights, including equal voting and equal financial rights, with each ACE common share carrying one vote at ACE’s shareholders’ meetings.

Enrollment Requirements for Voting

Chubb’s Restated Certificate of Incorporation does not require holders of Chubb common stock to apply to Chubb for enrollment before exercising voting rights as shareholders.

To be able to exercise voting rights, holders of ACE common shares must apply to ACE for registration in its share register (Aktienregister) as shareholders with voting rights. Registered holders of ACE common shares may obtain the form of application from ACE’s transfer agent. Cede & Co., as nominee of The Depository Trust Company, will make such declaration with respect to shares held in “street name.” Purchasers of shares will be required to disclose their name and address and that they have acquired their shares in their name and for their own account in order to be recorded in ACE’s share register as shareholders with voting rights.

Entry of acquirers of registered shares as shareholder with voting rights in the share register may be refused based on the following grounds (subject to exemptions granted by the ACE board):

•      No individual or legal entity may, directly or indirectly, formally, constructively or beneficially own (as defined in article 14 of ACE’s Articles of Association) or otherwise control voting rights with respect to 10 percent or more of the registered share capital recorded in the commercial register. Those associated through capital, voting power, joint management or in any other way, or joining for the acquisition of shares, will be regarded as one person. Persons holding registered shares exceeding the limit of 10 percent will be entered in the share register, with respect to such excess shares only, as shareholders without voting rights. This limitation also applies in connection with acquisition of shares as a result of the exercise of option, conversion or preemptive rights.

•      The ACE board will reject entry of holders of registered shares as shareholders with voting rights in the share register or will decide on their deregistration as shareholders with voting rights when the acquirer or shareholder upon request does not expressly state that she/he has acquired or holds the shares in her/his own name and for her/his own account.

•      The ACE board shall reject entry of individuals and legal entities, who hold registered shares for third parties and state this in writing to ACE, as nominees in the share register with voting rights without limitation or shall decide on their cancellation when the nominee does not undertake the obligation to disclose at any time to ACE at its written request the names, addresses and share holdings of each person for whom such nominee is holding shares. For information, beneficial owners of shares who hold their shares through nominees exercise their rights through the intermediation of such nominees.

In addition, the ACE board is authorized to retroactively delete entries in the share register which were effected on the basis of false information or in case a nominee refuses to make the relevant disclosures.

Failing registration as shareholders with voting rights, registered shareholders may not participate in or vote at ACE’s shareholders’ meetings but will be entitled to dividends, preemptive rights and liquidation proceeds. Only shareholders that are registered as shareholders with voting rights on the relevant record date are permitted to participate in and vote at a general shareholders’ meeting.

Notwithstanding the above, if and so long as the ACE common shares directly, indirectly or constructively owned by any individual or legal entity constitute 10 percent or more of the registered share capital recorded in the commercial register, such individual or legal entity will be entitled to cast votes at any ordinary or extraordinary shareholders’ meeting in the aggregate equal to the number (rounded down to the nearest whole number) obtained from following formula: (T ÷ 10) – 1, where “T” is the aggregate number of votes conferred by all the registered share capital recorded in the commercial register.

Anti-Takeover Measures

New Jersey courts generally apply a policy of judicial deference to board of director decisions to adopt anti-takeover measures in the face of a potential takeover and do not apply heightened scrutiny to director action taken in defense against a proposed acquisition. In addition, New Jersey law endorses share rights or options issued by New Jersey corporations that, among other things, include conditions precluding holders of a specified percentage of outstanding shares of a corporation from exercising such share rights or options or which invalidate the share rights or options beneficially owned by such holders and their transferees.	The rules of the Swiss Stock Exchange Act restricting anti-takeover measures do not apply to ACE because it is not listed in Switzerland, and it is expected that courts would not apply heightened scrutiny to director action taken in defense against a proposed acquisition. Thus, the board of directors of ACE may generally apply takeover measures that are consistent with its fiduciary duties, treat shareholders equally under the circumstances, and are within the powers of the board of directors generally.

Rights of Preferred Stock

Chubb’s Restated Certificate of Incorporation expressly vests the Chubb board with the power, by amendment or amendments to the Restated Certificate of Incorporation, to divide the shares of preferred stock into series. The Chubb board has the authority to fix the number of shares constituting such series and the distinctive designation of such series and the voting powers (if any), preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions, of the shares of such series.

As of the date of this joint proxy statement/prospectus, there were no shares of Chubb preferred stock outstanding.

Under Swiss law, the shareholders may, in accordance with the articles of association, or by way of amendment of the articles of association, authorize the issuance of preferred shares. ACE’s Articles of Association do not provide for preferred shares.

Number of Directors

Chubb’s By-Laws provide that the number of directors will be such number, not less than 7 nor more than 20, as fixed by the Chubb board. There are currently 14 directors on the Chubb board.

ACE’s Articles of Association provide that the ACE board will consist of three to 20 members.

There are currently 14 directors on the ACE board. If the ACE director election proposal is approved, the ACE board will consist of 18 directors upon completion of the merger.

Election of Directors

Pursuant to Chubb’s Restated Certificate of Incorporation, directors are elected by the affirmative vote of a majority of votes cast. Chubb’s By-Laws further provide that, at each annual meeting, shareholders will elect the number of directors as fixed by the Chubb board.	Under ACE’s Articles of Association, directors are elected by shareholder resolutions requiring a vote by the simple majority of votes cast. ACE’s directors are elected for one-year terms. If the ACE director election proposal is approved, the four new directors would have terms commencing upon the completion of the merger and ending at the first annual general meeting following the completion of the merger.

Filling Vacancies on the Board of Directors

Chubb’s By-Laws provide that vacancies on the Chubb board may be filled by a majority of the remaining directors.	Under Swiss law, vacancies may be filled only by shareholder resolutions requiring a vote by simple majority of votes cast.

Cumulative Voting

Chubb’s By-Laws do not provide for cumulative voting rights.	ACE’s Articles of Association do not provide for cumulative voting rights.

Removal of Directors

Chubb’s By-Laws provide that any director may be removed from office, with or without cause, by a majority vote of the Chubb common stock at a meeting of the shareholders.

Directors may be removed without cause at any time and with immediate effect by shareholder resolution at an annual or extraordinary shareholders’ meeting.

In addition, under Swiss law, the board of directors may suspend directors elected by shareholders as chairman or committee member from office at any time. In such case, the board of directors has to immediately call a general meeting.

Shareholder Proposals and Director Nominations by Shareholders

Generally, Chubb’s By-Laws require a shareholder who intends to bring matters before an annual meeting to provide advance notice of such intended action not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. The notice must contain information about the shareholder (and any person in certain categories of persons related to the shareholder (each, a “shareholder associated person”) and the proposed business, including a brief description of the business desired to be brought before the meeting, and must identify any material interest of the shareholder (and any shareholder associated person) in such proposed business. Except as otherwise provided by applicable

Under Swiss law and ACE’s Articles of Association, shareholders with voting powers whose combined holdings represent shares with a nominal value of at least CHF 1 million may, up to 45 days before the date of the meeting, demand that matters be included in the notice. Such demands must be in writing addressed to ACE’s chairman and must specify the items and the proposals to be submitted.

In addition, in accordance with SEC Rule 14a-8 under the Exchange Act, shareholder proposals intended to be included in the proxy statement and presented at a regularly scheduled annual meeting law, the chairman of the meeting has the authority to determine whether any item of business was brought before such meeting in accordance with the above procedures.

In addition, in accordance with SEC Rule 14a-8 under the Exchange Act, shareholder proposals intended to be included in the proxy statement and presented at a regularly scheduled annual meeting must be received by Chubb at least 120 days before the anniversary of the date that the previous year’s proxy statement was first mailed to shareholders. As provided in the SEC rules, if the annual meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before Chubb begins to print and mail its proxy materials.

must be received by ACE at least 120 days before the anniversary of the date that the previous year’s proxy statement was first mailed to shareholders. As provided in the SEC rules, if the annual meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before ACE begins to print and mail its proxy materials.

Furthermore, under Swiss law, any shareholder registered with voting rights and attending a general meeting is entitled to make a shareholder proposal at the general meeting without prior announcement if the proposal is (i) within an agenda item or (ii) to propose the calling of an extraordinary general meeting, a special investigation, the election of the auditors, or the edition of books or records.

Sources and Payment of Dividends

Chubb’s Restated Certificate of Incorporation provides that the Chubb board may determine what, if any, dividends will be declared and paid to shareholders on its outstanding shares in accordance with New Jersey law and the preferential rights of the holders of any shares of preferred stock. Dividends are declared and distributed to shareholders in U.S. dollars. Under New Jersey law, corporations generally may make distributions to shareholders unless (a) the corporation would be unable to pay its debts as they become due in the usual course of its business or (b) the corporation’s total assets would be less than its total liabilities.	Under Swiss law, shareholders must approve in advance dividend distributions, though the determination of the record and payment dates may be delegated to the ACE board. In order to maintain the practice of quarterly dividends that ACE established many years ago, prior to becoming a Swiss company, ACE currently asks its shareholders annually to approve an annual dividend distribution to be paid in four quarterly installments on dates determined by the ACE board. In recent years, ACE has paid dividend distributions made as a share capital decrease in form of a par value reduction or out of capital contribution reserves (additional paid-in capital), in either case in four quarterly installments. ACE proposed at the 2015 annual general meeting a dividend distribution from a separate subaccount of its legal reserves, rather than through the par value reduction method approved at ACE’s 2014 annual general meeting. ACE’s shareholders approved ACE’s proposal for a $2.68 per share annual dividend, payable in one or more installments, at its 2015 annual general meeting. ACE currently expects to pay the full $2.68 of the annual dividend in four quarterly installments of $0.67 each. [ ] installment[s] of $0.67 has been paid as of the date of this joint proxy statement/prospectus.

Although the amount of ACE’s legal reserves that may be used for dividends approved by shareholders is denominated in Swiss francs, payments of such dividend distributions to shareholders are made in U.S. dollars, consistent with ACE’s practices before it redomesticated to Switzerland. To limit shareholder exposure to fluctuations in the U.S. dollar/Swiss franc exchange rate, the per share amount of each quarterly installment is either defined in U.S. dollars or paid pursuant to a formula which ensures that the U.S. dollar amount of such installment remains constant through appropriate adjustment of the Swiss francs amount, in each case subject to a cap expressed in Swiss francs.

Under Swiss law, dividends (other than through reductions in par value) may be paid out only if the corporation has sufficient distributable profits as shown in the balance sheet, or if the reserves of the corporation are sufficient to allow distribution of a dividend. The board of directors of a Swiss corporation may propose that a dividend be paid, but cannot itself authorize the dividend independently from a shareholders’ authorization of a maximum amount. ACE’s auditors must confirm that the dividend proposal of the board of directors conforms with statutory law and the articles of association. Prior to the distribution of dividends, 5 percent of the annual profits must be allocated to the general reserve until the amount of general reserves has reached 20 percent of the paid-in nominal share capital. ACE’s Articles of Association can provide for a higher general reserve or for the creation of further reserves and specify their purpose and use. Once this level has been reached and maintained, the shareholders meeting may approve a distribution of each year’s profit within the framework of applicable legal requirements. Unless otherwise resolved, dividends are usually due and payable immediately after the shareholders’ resolution relating to the allocation of profits has been passed. Distributions in the form of a par value reduction must also be approved by shareholders, require confirmation by an audit expert that the creditors’ claims are fully covered and are subject to a special procedure in which creditors may ask to be satisfied or secured before payment of the distribution.

To the extent ACE pays distributions in the form of par value reductions or dividends from its qualifying capital contribution reserves, they will not be subject to Swiss withholding tax under current law. Otherwise, distributions would be subject to Swiss Federal Withholding Tax, currently at a rate of 35 percent. According to an applicable double tax treaty between Switzerland and the tax resident country of the shareholder or if the shareholder is domiciled in Switzerland, a partial or full refund of the Swiss withholding tax may be possible under certain conditions.

Preemptive Rights

Chubb’s Restated Certificate of Incorporation provides that no holder of any stock or other security of Chubb will, as a holder, have any preemptive right to purchase any shares of capital stock of Chubb.

Under Swiss law, any increase of ACE’s share capital, whether for cash or non-cash consideration, requires prior shareholder approval. Shareholders of a Swiss corporation have preemptive rights to subscribe for new issues of shares, warrants, convertible bonds, or similar debt instruments with option rights in proportion to the nominal amount of shares held (Bezugsrechte, Vorwegzeichnungsrechte). A resolution adopted at a shareholders’ meeting by a two-thirds majority vote may, however, limit or withdraw such preemptive rights, but only for important and valid reasons (wichtiger Grund) (such as a merger, an acquisition, or participation of employees).

ACE’s Articles of Association include certain limitations on preemptive rights for shares issued under its current conditional share capital through the exercise of conversion and/or option or warrant rights in connection with bonds, notes or similar instruments, in connection with the exercise of option rights granted to employees of ACE or its subsidiaries, and under its current authorized share capital for certain general corporate purposes, including for mergers and acquisitions, improving regulatory capital, broadening the shareholder constituency or the participation of employees. Notwithstanding these limitations on preemptive rights, ACE has undertaken not to issue shares in excess of 68,000,000 shares (approximately 19.9 percent of its currently outstanding shares) out of its authorized share capital for general corporate purposes without either providing ACE’s shareholders with the opportunity to exercise preemptive rights or seeking specific shareholder approval for such issuance.

Rights of Purchase and Redemption

Chubb’s Restated Certificate of Incorporation provides that the Chubb board has the power, except as provided by statute, in its discretion, to use or apply any funds of Chubb lawfully available for that purpose to purchase or acquire shares of the capital stock or bonds or other securities of Chubb:

•      in the market or otherwise, at such price as may be fixed by the board;

•      to such extent and in such manner and for such purposes and upon such terms as the board may deem expedient; and

•      as may be permitted by law.

Swiss law limits the number of shares a Swiss corporation may hold or repurchase. A Swiss corporation and its subsidiaries may repurchase shares only if they have sufficient freely distributable reserves on its unconsolidated, statutory balance sheet to pay the purchase price, and if the combined nominal value of all own shares does not exceed 10 percent of the nominal share capital. ACE’s own shares that exceed the threshold of 10 percent of the share capital must be sold or cancelled by means of a capital reduction within two years. The voting rights on ACE’s own shares and the rights associated therewith are suspended. Furthermore, a Swiss corporation must create a special reserve or a minus position, as applicable, on its balance sheet in the amount of the purchase price of the shares held as treasury shares, which reduces the freely distributable equity.

Dissenters’ or Appraisal Rights

Under New Jersey law, shareholders have the right to dissent from any plan of merger or consolidation to which the corporation is a party, and to demand payment for the fair value of their shares. However, unless the certificate of incorporation otherwise provides, New Jersey law provides that shareholders do not have a right to dissent from any plan of merger or consolidation with respect to shares (1) of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders; or (2) for which, pursuant to the plan of merger or consolidation, such shareholder will receive (x) cash, (y) shares, obligations or other securities which, upon consummation of the merger or consolidation, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities. In addition, New Jersey law provides that, unless the certificate of incorporation provides otherwise, shareholders of a surviving corporation do not have the right to dissent from a plan of merger if the merger did not require for its approval the vote of such shareholders. In addition, unless a corporation’s certificate of incorporation provides otherwise, New Jersey law provides that shareholders do not have a right to dissent from any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation (1) with respect to shares of a class or series which is listed on a national securities	Under Swiss law, shareholders have the right to ask that a court determines an adequate compensation payment if shares or membership rights are not adequately safeguarded in case of a merger (Fusion), de-merger (Spaltung) or conversion (Umwandlung) pursuant to the Swiss Federal Merger Act. The petition must be filed with the competent court within 2 months after publication of the resolution approving the merger, de-merger or conversion. A judgment granting a compensation payment has effect for the benefit of all shareholders that are in the same legal position as the claimant.

exchange or is held of record by not less than 1,000 holders; (2) from a transaction pursuant to a plan of dissolution of the corporation which provides for distribution of substantially all of its net assets to shareholders in accordance with their respective interests within one year after the date of such transaction, where such transaction is wholly for (x) cash, (y) shares, obligations or other securities which, upon consummation of the plan of dissolution, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities; or (3) from a sale pursuant to an order of a court having jurisdiction.

Chubb’s Restated Certificate of Incorporation and By-Laws are silent as to dissenters’ rights.

Under New Jersey law, Chubb’s shareholders do not have the right to receive the appraised value of their shares in connection with the merger.

Amendment of Certificate of Incorporation / Articles of Association

Chubb’s Restated Certificate of Incorporation provides that any of its provisions may be amended, altered or repealed and that other provisions authorized by New Jersey law may be added or inserted. Under New Jersey law, for a corporation organized prior to January 1, 1969, such as Chubb, such corporation’s certificate of incorporation may be amended only if the proposed amendment is approved by its board of directors and an affirmative vote of two-thirds of the votes cast.	Under ACE’s Articles of Association, amendments to ACE’s Articles of Association generally require the approval of a majority of the votes cast at the shareholders’ meeting, each ACE common share granting the right to one vote. Certain items require approval of at least two-thirds of the votes represented at a shareholders’ meeting, as specified under “—Voting Rights.”

By-Law and Organizational Regulation Amendments

Under New Jersey law and Chubb’s Restated Certificate of Incorporation and By-Laws, Chubb’s By-Laws may be made, altered or repealed by a majority vote of all of the directors at any regular or special meeting of the Chubb board (so long as a notice of the proposed action has been given of such meeting). In addition, Chubb’s By-Laws may be altered or repealed by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote thereon, provided that the notice of the proposed alteration or repeal shall have been given in the notice or waiver of notice of such meeting of shareholders.	Under Swiss law and ACE’s Articles of Association, the Organizational Regulations are defined by the ACE board. ACE’s Organizational Regulations provide that (i) ACE’s executive management will draw up necessary additional regulations for approval by the ACE board and (ii) ACE’s Organizational Regulations will be reviewed and if necessary amended on a regular basis by the ACE board.

Attendance Quorum

Chubb’s By-Laws provide that a majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at all meetings of shareholders.	There is no attendance quorum requirement for ordinary or extraordinary shareholders’ meetings.

Meetings of Shareholders

Under Chubb’s By-Laws, an annual meeting of the shareholders may be held on the date and time designated by the Chubb Board and stated in the notice of meeting. Under Chubb’s By-Laws, a special meeting of the shareholders may be called by the chairman of the Chubb board, Chubb’s lead director, Chubb’s president and chief executive officer, the chairman of the corporate governance and nominating committee of the Chubb board or a majority of the Chubb board or at the request of the holder or holders of at least 50 percent of the issued and outstanding Chubb common stock. Meetings of the shareholders of Chubb may be held at such places in the state of New Jersey or at such other place as may from time to time be designated by the Chubb Board and stated in the notice of meeting.

In addition, New Jersey law provides that holders of not less than 10 percent of all shares entitled to vote at a meeting may apply to the New Jersey Superior Court to request that a special meeting of the shareholders be called for good cause shown. At such a meeting, the shareholders present in person or by proxy will constitute a quorum for the transaction of business described in such order.

The shareholders’ meeting is ACE’s supreme corporate body. Annual and extraordinary shareholders’ meetings may be held. Currently, the following powers are vested exclusively in the shareholders’ meeting:

•      adoption and amendment of the Articles of Association;

•      election of directors (individually), the chairman of the ACE board, the members of the compensation committee of the ACE board (individually), the independent proxy to whom shareholders may grant proxies or voting instructions to exercise voting rights on their behalf, the auditors, the group auditors and the special auditors;

•      approval of the management report and the consolidated financial statements;

•      approval of the annual financial statements and decision on the allocation of profits shown on the balance sheet, in particular with regard to dividends;

•      granting discharge to the members of the ACE board;

•      passing resolutions as to all matters reserved to the authority of the shareholders’ meeting by law or under ACE’s Articles of Association or that are submitted to the shareholders’ meeting by the ACE board and are not exclusively vested with the ACE board or auditors; and

•      the annual binding approval of the maximum aggregate compensation of the ACE board and its executive management.

ACE’s annual shareholders’ meeting must be held within six months after the end of a financial year.

ACE’s extraordinary shareholders’ meetings may be convened by the ACE board or, under certain circumstances, by the statutory auditors or the liquidators. The ACE board is further required to convene an extraordinary shareholders’ meeting if so resolved by a shareholders’ meeting or if so requested by shareholders with voting powers who represent at least 10 percent of ACE’s nominal share capital.

ACE’s articles provide that ACE’s shareholders’ meetings may be held at such time and such location, which may be within or outside Switzerland, as determined by ACE’s board.

Notice of Meetings of Shareholders

New Jersey law and Chubb’s By-Laws provide that written notice of the time, place and purpose(s) of every meeting of shareholders must be given not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail, to each Chubb shareholder entitled to vote at the meeting. Chubb’s By-Laws further provide that the business transacted at meetings of shareholders must be confined to the purposes specified in the notice.

Notice of an annual or extraordinary shareholders’ meeting must be given no later than 20 days prior to the meeting date. Such notice is given by way of an announcement appearing once in the Swiss Official Gazette of Commerce (Schweizerisches Handelsamtsblatt). The notice period is deemed to have been observed if notice of the meeting is published in the Swiss Official Gazette of Commerce whereby the date of publication is not calculated when computing the period. Shareholders may in addition be informed by ordinary mail. The notice of a meeting must state the items on the agenda and the proposals of the ACE board and of the shareholders who demanded that a shareholders’ meeting be held or that an item be included on the agenda and, in case of elections, the names of the nominated candidates.

ACE’s annual report and auditor’s report must be made available for inspection by the shareholders at its place of incorporation no later than 20 days prior to the meeting. Each shareholder is entitled to request immediate delivery of a copy of these documents free of charge. Shareholders of record will be notified of this in writing.

Proxies

Chubb’s Restated Certificate of Incorporation and By-Laws provide that a shareholder entitled to vote may vote in person or by proxy.	Under ACE’s Articles of Association, a shareholder of record has the right to grant a voting proxy directly to the independent proxy or to grant a written proxy to any person, who does not need to be a shareholder, or to vote in person at the shareholders’ meeting. The independent proxy is obliged to exercise the voting rights granted by shareholders in accordance with shareholder instructions; absent such instructions, it must abstain from voting, but a general or implied instruction to vote according to the proposal of the ACE board in respect of proposals will be considered a valid instruction to exercise voting rights.

Shareholder Action by Written Consent

Under New Jersey law, other than the annual election of directors, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, upon the written consent of shareholders who would have been entitled to cast the minimum	Under Swiss law, resolutions instead of a shareholders’ meeting by written consent are not permitted.

number of votes which would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. In addition, any action to be taken to approve a merger, consolidation or acquisition of all shares or assets of Chubb may be taken without a meeting only if all shareholders entitled to vote thereon consent in writing.

Under Chubb’s By-Laws, any shareholder that wishes to solicit written consents to any corporate action without a meeting or to call a special meeting of shareholders must deliver notice not less than 60 and no more than 90 days before the date on which such shareholder intends to first solicit any such written consent. Such notice must set forth a brief description of the corporation action for which such shareholder intends to solicit written consents and whether or not such shareholder intends to solicit written consents to such actions from all shareholders who would have been entitled to vote at a meeting called to take such action.

Transfer of Shares

Shares of Chubb’s capital stock will be transferable on Chubb’s books only by the holder of record thereof in person or by duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares.	The registered shares are evidenced by way of share certificates or held as uncertificated shares. Subject to the requirements of any stock exchange on which the ACE common shares are listed, ACE may renounce on the printing and delivery of share certificates. However, any shareholder may demand the issuance of a share certificate evidencing ownership of his or her shares free of charge. Registered shares evidenced in a share certificate are transferred by delivery to the acquirer combined with an endorsement or a written assignment attached to it. Registered shares not represented by a share certificate may only be transferred by way of written assignment. To be valid, ACE must be notified of the assignment. In each case, as a matter of Swiss law, an additional requirement applies to off-exchange transfers, which are only completed once the transferee applies for registration in the share register. No such requirement is in place for on-exchange transfers. For the avoidance of doubt, exercise of voting rights also requires registration in the share register with voting rights, as discussed under “Enrollment Requirements for Voting.”

Liability of Directors/Officers

Chubb’s Restated Certificate of Incorporation provides that to the fullest extent authorized or permitted by New Jersey law, a director or officer of Chubb will not be personally liable to Chubb or its shareholder for damages for breach of any duty owed to Chubb or its shareholders.

Under New Jersey law, a director or officer may not be relieved of liability for any breach of duty based upon an act or omission:

•      in breach of such director’s or officer’s duty of loyalty to the corporation or its shareholders;

•      not in good faith or involving a knowing violation of law; or

•      resulting in receipt by such director or officer of an improper personal benefit.

Under Swiss law, the members of the Board of Directors and all persons engaged in the management or liquidation of ACE may become liable to the corporation, its shareholders and, in bankruptcy, its creditors for any damage arising from an intentional or negligent breach of their duties. The directors’ liability is joint and several but only to the extent the damage is attributable to each director based on willful or negligent violation of duty. If the board of directors lawfully delegated the power to carry out day-to-day management to a different corporate body (e.g., the executive board) or officer, the board of directors is not liable for any losses caused by such body or officer provided that it can prove that it acted with due diligence when selecting, instructing and supervising such body or officer.

Indemnification of Directors and Officers

Under New Jersey law, a corporation may indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been a director or officer, other than a proceeding by or in the right of the corporation, if:

•      the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and

•      with respect to any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.

Chubb’s Restated Certificate of Incorporation further provides that to the fullest extent permitted by applicable law, Chubb will indemnify a “corporate agent” (defined below) against his or her reasonable costs, disbursements and counsel fees and amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties in connection with any pending, threatened or completed civil, criminal, administrative, arbitrative or investigative action, suit or proceeding involving the corporate agent by reason of his or her having been such corporate agent. A “corporate agent” means each person who is or was a director, officer or employee of Chubb and any person who is or was a director, officer, trustee or employee of any other enterprise, serving, or continuing to serve, as such at the written request of Chubb, signed by

Under Swiss law, a corporation may indemnify a director or officer of the corporation against losses and expenses, unless arising from his or her gross negligence or willful misconduct, including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or preceding by reason of having been the representative of or serving at the request of the corporation.

ACE’s Articles of Association provide that ACE shall indemnify and hold harmless, to the fullest extent permitted by law, each of the current and former members of the Board of Directors and officers out of the assets of ACE from and against all actions, costs, charges, losses, damages and expenses which they or any of them have incurred or sustained or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty on behalf of ACE; provided that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree not subject to appeal, to have committed fraud or dishonesty. Without limiting the foregoing, ACE shall advance court costs and attorney’s fees to such current and former members of the Board of Directors and officers, except in cases where ACE itself is the plaintiff. ACE may however recover such advanced cost if a court or another competent authority holds that the member of the Board of Directors or the

officer in Chubb’s Chairman or President or pursuant to a resolution of the Chubb board, or the legal representative of any such person. Chubb may purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in any proceeding and any liabilities asserted against him or her by reason of him or her having been a corporate agent.	question has breached its duties to ACE. ACE may purchase and maintain insurance against any liability asserted against the members of the Board of Directors and officers in their capacity as such.

Shareholder Rights Plan

Chubb does not have a shareholder rights plan.	ACE does not have a shareholder rights plan.

Limitations Affecting Shareholders

Under New Jersey law, the consummation of a merger or consolidation of a New Jersey corporation organized prior to January 1, 1969, such as Chubb, requires the approval of such corporation’s board of directors and the affirmative vote of two-thirds of the votes cast by the holders of shares of the corporation entitled to vote thereon; however, no such approval and vote are required if such corporation is the surviving corporation, and:

•      such corporation’s certificate of incorporation is not amended;

•      the shareholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and rights, immediately after; and

•      the number of voting shares and participation shares outstanding after the merger, including voting shares and participation shares issuable on conversion of other securities or on exercise of rights and warrants issued pursuant to the merger, will not exceed by 40 percent the total number of voting or participating shares of the surviving corporation before the merger.

Similarly, a sale of all or substantially all of such corporation’s assets other than in the ordinary course of business, or a voluntary dissolution of such corporation, requires the approval of such corporation’s board of directors and the affirmative vote of two-thirds of the votes cast by the holders of shares of such corporation entitled to vote thereon.

New Jersey law also prohibits a New Jersey corporation from engaging in any “business combination” with any interested shareholder

Under Swiss law, a merger (by absorption or by combination) between two or more companies requires certain merger documentation by the involved companies. Each board of directors must, inter alia, sign a written merger agreement as well as a merger report. Such documents and the respective balance sheets must be audited by a specially qualified auditor. All documents are further subject to approval by the shareholders’ meeting of each company. At least a two-thirds majority of the votes represented at each meeting and the absolute majority of the par value of shares represented are required.

If the acquiring company holds all shares conferring voting rights in the transferring company, simplified conditions apply. Such relaxed proceedings allow the companies to merge without a merger report. Furthermore, neither a report of a special auditor nor an approval the general meeting is required.

Simplified provisions also apply if the acquiring company holds at least 90% of the shares conferring voting rights in the transferring capital company. As an alternative to offering shares in the acquiring company, such company may offer the minority shareholders a compensation payment, which is equal to the actual value of the shares. However, the merger may not result in minority shareholders having to make supplementary capital contributions or result in them providing personal performance or assuming personal liability.

A sale of a substantial and, for the continuance of the company’s purpose, vital part of the corporation’s assets without approval of the shareholders’ meeting, the publication required by law, and without intending to use the earnings for

(generally, a 10 percent or greater shareholder) for a period of five years following the date such person becomes an interested shareholder, unless such business combination is approved by the board of directors of such corporation prior to the stock acquisition.

Under New Jersey law, “business combination” includes:

•      any merger or consolidation of a resident domestic corporation or one of its subsidiaries:

¡        with an interested shareholder; or

¡        with any corporation which is, or would be after such merger or consolidation, an affiliate or associate of an interested shareholder;

•      any transfer or other disposition to or with an interested shareholder or any affiliate or associate of an interested shareholder of at least 10 percent of (1) the assets, (2) the outstanding shares or (3) the earning power or income, on a consolidated basis, of such resident domestic corporation; and

•      other specified self-dealing transactions between such resident domestic corporation and an interested shareholder or any affiliate or associate thereof.

In addition, no resident domestic corporation may engage, at any time, in any business combination with any interested shareholder of such corporation other than:

•      a business combination approved by the board of directors of such corporation prior to the stock acquisition;

•      a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by such interested shareholder at a meeting called for such purpose; or

•      a business combination in which the interested shareholder meets certain fair price criteria.

reinvestment, is generally not allowed. According to the Swiss Federal Court, there is an exception that may allow the board to sell the entire company if the corporation is unable to pursue its purpose due to insolvency or being on the brink of bankruptcy, and immediate action is necessary and there are special circumstances that make an approval by the general meeting of shareholders in a timely manner impossible.

Squeeze-Out Merger—The Swiss Federal Merger Act allows a squeeze-out of minority shareholders by way of a squeeze-out merger. To the extent that the shareholders holding at least 90 percent of the shares outstanding of the target company approve the merger, the target company can be merged into the surviving company and the minority shareholders of the target company can be cashed out instead of receiving shares in the surviving company. In contrast, the compulsory squeeze-out mechanism following a tender offer pursuant to the Swiss Federal Stock Exchange Act is not applicable with regard to ACE as long as it is not listed in Switzerland.

De-merger—Under Swiss law, a de-merger (by split-up or by spin-off) requires a de-merger agreement or a de-merger plan (if the assets are to be transferred to a legal entity yet to be established). Either document is subject to both a resolution by the board of directors of each involved company as well as the approval by each shareholders’ meeting. A symmetrical de-merger requires at least a two-thirds majority of the votes represented at the meeting and the absolute majority of the par value of shares represented. An asymmetrical de-merger (attributing shares of the de-merged companies not in proportion to existing shareholding) requires the approval of at least 90 percent of all shareholders with voting rights in the transferring company.

Ownership of Shares by Non-Swiss Persons—Except for the limitation on voting rights described above applicable to shareholders generally and insurance regulations as mentioned above, there is no limitation under Swiss law or ACE’s Articles of Association on the right of non-Swiss residents or nationals to own or vote its shares.

Exchange Control—Under current Swiss exchange control regulations, there are no limitations on the amount of payments that may be remitted by a Swiss company to non-residents, other than under government sanctions imposed on certain countries and on persons or organizations with links to certain countries or terrorist links.

NO APPRAISAL RIGHTS

In accordance with Section 14A:11-1 of the NJBCA, no appraisal rights will be available to holders of Chubb common stock with respect to the merger.

CERTAIN BENEFICIAL OWNERS OF ACE COMMON SHARES

The following table sets forth information as of December 31, 2014 regarding the beneficial owners of more than 5 percent of the outstanding ACE common shares. To ACE’s knowledge, based on the absence of any other filings which beneficial owners of more than 5 percent of the outstanding ACE common shares are required to make with the SEC, there are no other beneficial owners of more than 5 percent of the outstanding ACE common shares. Except as otherwise noted in the footnotes below, each of these persons or entities had sole voting and investment power with respect to ACE common shares beneficially owned by them.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percent of Class
Wellington Management Group LLP(1) 280 Congress Street Boston, Massachusetts 02210	28,193,212	8.5%

Capital World Investors(2) 333 South Hope Street Los Angeles, California 90071	24,024,534	7.2%

BlackRock, Inc.(3) 55 East 52nd Street New York, New York 10022	21,386,205	6.4%

The Vanguard Group(4) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	19,469,537	5.86%

JPMorgan Chase & Co.(5) 270 Park Ave. New York, New York 10017	17,847,619	5.3%

State Street Corporation(6) State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	17,142,592	5.2%

(1)	Based on a Schedule 13G filed by Wellington Management Group LLP (formerly known as Wellington Management Company, LLP) on February 12, 2015. Wellington Management may be deemed to have had beneficial ownership of 28,193,212 ACE common shares that are owned by investment advisory clients, none of which is known to have such interest with respect to more than 5 percent of the class of shares. Wellington Management had shared voting authority over 9,574,748 ACE common shares and shared dispositive power over 28,193,212 ACE common shares.
(2)	Based on a Schedule 13G filed by Capital World Investors, a division of Capital Research and Management Company, on February 13, 2015. Capital World Investors may be deemed to have had beneficial ownership of 24,024,534 ACE common shares as a result of Capital Research and Management Company acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital World Investors disclaimed beneficial ownership of the shares pursuant to Rule 13d-4.
(3)	Based on a Schedule 13G filed by BlackRock, Inc. on January 29, 2015. BlackRock, together with certain of its affiliates, may be deemed to have had beneficial ownership of 21,386,205 ACE common shares. No one person was known to have an interest with respect to more than 5 percent of the class of shares. BlackRock had sole voting power over 17,850,348 ACE common shares.
(4)	Based on a Schedule 13G filed by The Vanguard Group on February 10, 2015. The Vanguard Group, together with certain of its wholly owned subsidiaries acting as investment managers, may be deemed to have had beneficial ownership of 19,469,537 ACE common shares. The Vanguard Group had sole voting power over 573,446 ACE common shares, sole dispositive power over 18,920,736 ACE common shares, and shared dispositive power over 548,801 ACE common shares.
(5)	Based on a Schedule 13G filed by JPMorgan Chase & Co. on January 23, 2015. JPMorgan Chase & Co., together with certain of its wholly owned subsidiaries, may be deemed to have had beneficial ownership of 17,847,619 ACE common shares. No one person is known to have had an interest in more than 5 percent of the class of shares. JPMorgan Chase & Co. had shared voting power over 152,516 ACE common shares, sole voting power over 15,841,027 ACE common shares, shared dispositive power over 199,380 ACE common shares and sole dispositive power over 17,648,239 ACE common shares.
(6)	Based on a Schedule 13G filed by State Street Corporation on February 11, 2015, filed on behalf of certain investment advisory or bank subsidiaries of State Street Corporation that beneficially owned the ACE common shares.

The following table sets forth information, as of August 27, 2015, with respect to the beneficial ownership of ACE common shares by ACE’s named executive officers, by each of ACE’s directors and by all of ACE’s current directors and executive officers as a group. Except as otherwise noted in the footnotes below, each of the named individual has sole voting and investment power over the ACE common shares listed in the “ACE Common Shares Beneficially Owned” column.

Name of Beneficial Owner	ACE Common Shares Beneficially Owned	ACE Common Shares Subject to Options(1)	Restricted ACE Common Shares(2)
Evan G. Greenberg(3), (4), (7)	969,499	1,081,707	242,466
Philip V. Bancroft(4), (7)	218,411	145,757	42,898
John W. Keogh(7)	98,482	166,366	76,123
John Lupica(3), (7)	93,059	103,717	52,304
Sean Ringsted(7)	97,945	86,419	27,586
Michael G. Atieh(3), (5), (6)	18,073	-	2,617
Mary A. Cirillo(6)	15,156	-	2,497
Michael P. Connors	8,132	-	1,469
John Edwardson	1,906	-	2,387
Robert M. Hernandez(5), (6)	69,592	-	1,469
Peter Menikoff(3), (4), (5), (6)	31,237	-	2,387
Leo F. Mullin(6)	11,152	-	1,469
Kimberly Ross	1,906	-	2,387
Robert Scully	1,906	-	2,387
Eugene B. Shanks, Jr.	5,222	-	1,469
Theodore E. Shasta	7,209	-	1,469
David Sidwell	4,173	-	1,469
Olivier Steimer(6)	11,612	-	1,469
Sheila P. Burke(8)	-	-	-
James I. Cash, Jr.(8)	-	-	-
Lawrence W. Kellner(8)	-	-	-
James M. Zimmerman(8)	-	-	-
All current directors and executive officers as a group(8) (20 individuals)	1,776,965	1,700,265	527,683

(1)	Represents ACE common shares that the individual has the right to acquire within 60 days of August 27, 2015 through option exercises.
(2)	Represents ACE common shares with respect to which the individual has the power to vote (but not to dispose of).
(3)	Messrs. Atieh, Greenberg, Lupica and Menikoff share with other persons the power to vote and/or dispose of 341 shares, 121,624 shares, 35,700 shares and 3,765 shares, respectively, of the ACE common shares listed. Of the ACE common shares listed as held by all directors and officers as a group (including those in the immediately preceding sentence), the power to vote and/or dispose of 164,765 ACE common shares is shared with other persons.
(4)	Mr. Greenberg has pledged 41,070 of the ACE common shares beneficially owned by him, Mr. Bancroft has pledged 41,000 of the ACE common shares beneficially owned by him and Mr. Menikoff has pledged 3,765 of the ACE common shares beneficially owned by him. In each case, such pledging is consistent with the restriction on share pledging adopted by ACE in 2012 and described under “Executive Compensation—Compensation Discussion & Analysis—Share Pledging” of Appendix E.
(5)	Included in these amounts are Common Shares that will be issued to the director immediately upon his or her termination from the Board. These Common Shares relate to vested stock units granted as directors compensation and associated dividend reinvestment accruals. The number of such Common Shares at August 27, 2015 included in the above table for each director is as follows: Mr. Atieh (13,717), Mr. Hernandez (10,229) and Mr. Menikoff (27,472).
(6)	Not included in these amounts are Common Shares that will be issued to the director no earlier than six months following his or her termination from the Board. Such Common Shares relate to deferred restricted stock units granted as directors compensation and associated dividend reinvestment accruals. The number of such Common Shares at August 27, 2015 not included in the above table for each director is as follows: Mr. Atieh (18,507), Ms. Cirillo (13,417), Mr. Hernandez (13,317), Mr. Menikoff (24,256), Mr. Mullin (5,259) and Mr. Steimer (3,250).
(7)	Not included in these amounts are Restricted Common Shares representing a premium performance award with respect to the performance restricted stock awards granted in 2014 and 2015. Such Restricted Common Shares will vest on the fourth anniversary of the date of the award, subject to the satisfaction of certain service and performance-based criteria. Shares will not be entitled to vote until vested. Dividends will be accumulated and distributed only when, and to the extent, that the shares have vested. The number of such Restricted Common Shares at August 27, 2015 not included in the above table for each named executive officer is as follows: Mr. Greenberg (124,100), Mr. Bancroft (14,775), Mr. Keogh (35,377), Mr. Lupica (20,444) and Mr. Ringsted (10,082).
(8)	Sheila P. Burke, James I. Cash, Jr., Lawrence W. Kellner and James M. Zimmerman are currently serving as independent directors on the Chubb board and have been nominated for election to the ACE board (see “Proposals to Be Submitted to ACE Shareholders”).

CERTAIN BENEFICIAL OWNERS OF CHUBB COMMON STOCK

The following table sets forth information as of December 31, 2014 regarding the only persons or entities known to Chubb to be the beneficial owners of more than 5 percent of the outstanding shares of Chubb common stock. To Chubb’s knowledge, based on the absence of any other filings which beneficial owners of more than 5 percent of the outstanding shares of Chubb common stock are required to make with the SEC, there are no other beneficial owners of more than 5 percent of the outstanding shares of Chubb common stock. Except as otherwise noted in the footnotes below, each of these persons or entities had sole voting and investment power with respect to Chubb common stock beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares of Chubb Common Stock Beneficially Owned	Percent of Class(1)
BlackRock, Inc.	16,919,992(2)	7.45%
55 East 52nd Street New York, NY 10022

The Vanguard Group	13,803,552(3)	6.08%
100 Vanguard Blvd Malvern, PA 19355

FMR LLC	13,572,624(4)	5.98%
245 Summer Street Boston, MA 02210

State Street Corporation	12,997,521(5)	5.73%
State Street Financial Center, One Lincoln Street Boston, MA 02111

(1)	Based on the number of shares of Chubb common stock outstanding as of August 27, 2015.
(2)	Reflects ownership as of December 31, 2014 as reported on Schedule 13G/A filed with the SEC on January 26, 2015 by BlackRock, Inc. BlackRock, Inc. reports sole power to vote or direct the vote of 13,646,609 Chubb shares and sole power to dispose of or to direct the disposition of 16,919,992 Chubb shares. BlackRock, Inc. has certified that these shares of Chubb common stock were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of Chubb and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
(3)	Reflects ownership as of December 31, 2014 as reported on Schedule 13G/A filed with the SEC on February 11, 2015 by The Vanguard Group. The Vanguard Group reports sole power to vote or direct the vote of 411,326 Chubb shares, sole power to dispose of or to direct the disposition of 13,409,684 Chubb shares and shared power to dispose of or to direct the disposition of 393,868 Chubb shares. The Vanguard Group has certified that these shares of Chubb common stock were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of Chubb and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
(4)	Reflects ownership as of December 31, 2014 as reported on Schedule 13G filed with the SEC on February 13, 2015 by FMR LLC. FMR LLC reports sole power to vote or direct the vote of 782,422 Chubb shares and the sole power to dispose of or to direct the disposition of 13,572,624 Chubb shares. FMR LLC has certified that these shares of Chubb common stock were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of Chubb and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(5)	Reflects ownership as of December 31, 2014 as reported on Schedule 13G filed with the SEC on February 12, 2015 by State Street Corporation. State Street Corporation reports shared power to vote or direct the vote of 12,997,521 Chubb shares and shared power to dispose of or to direct the disposition of 12,997,521 Chubb shares. State Street Corporation has certified that these shares of Chubb common stock were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of Chubb and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

The following table sets forth the number of shares of Chubb common stock beneficially owned as of August 27, 2015 by each of Chubb’s current directors and named executive officers, and all of Chubb’s current directors and executive officers as a group. Except as otherwise noted in the footnotes below, each of the named individuals below has sole voting and investment power over the shares of Chubb common stock listed in the “Number of Shares of Chubb Common Stock Beneficially Owned” column.

Name of Beneficial Owner(1)	Number of Shares of Chubb Common Stock Beneficially Owned	Percent of Class*(2)
John D. Finnegan(3)	784,963	*
Paul J. Krump(4)	68,321	*
Harold L. Morrison, Jr.(5)	45,478	*
Dino E. Robusto(6)	52,711	*
Richard G. Spiro(7)	109,817	*
Zoë Baird Budinger(8)(9)	53,584	*
Sheila P. Burke(8)(10)	33,210	*
James I. Cash, Jr.(8)(11)	16,332	*
Timothy P. Flynn(12)	6,442	*
Karen M. Hoguet(13)	6,394	*
Lawrence W. Kellner(14)	9,761	*
Martin G. McGuinn(8)	26,707	*
Lawrence M. Small(8)(15)	57,386	*
Jess Søderberg(8)	17,168	*
Daniel E. Somers(8)(16)	28,720	*
William C. Weldon(17)	8,483	*
James M. Zimmerman(8)(18)	20,357	*
Alfred W. Zollar(8)(19)	24,749	*
All directors and executive officers as a group(20) (25 persons)	1,581,644	*

*	Less than 1 percent.
(1)	The business address of each director and executive officer named in this table is The Chubb Corporation, 15 Mountain View Road, Warren, New Jersey 07059.
(2)	Individual directors and executive officers, as well as all directors and executive officers as a group, beneficially owned less than 1 percent of Chubb common stock outstanding as of August 27, 2015.
(3)

Includes (i) 80,000 Chubb shares held by a family-owned limited liability company; (ii) 55,735 Chubb shares held in grantor retained annuity trusts; (iii) 18,622 Chubb shares in family-owned trusts; (iv) 220 Chubb shares that were allocated to Mr. Finnegan pursuant to the Chubb Employee Stock Ownership Plan (“Chubb ESOP”) and (v) 422,755 Chubb deferred stock units that are fully vested and will settle following Mr. Finnegan’s separation from service. This amount does not include (i) 25,630 Chubb restricted stock units (“Chubb RSUs”) that will vest on February 27, 2016; (ii) 27,429 Chubb RSUs that will vest on February 26, 2017; (iii) 24,970 Chubb RSUs that will vest on February 25, 2018; (iv) 76,891 Chubb shares attributable to the performance unit award for the performance cycle ending

December 31, 2015; (v) 82,289 Chubb shares attributable to the performance unit award for the performance cycle ending December 31, 2016; and (vi) 74,910 Chubb shares attributable to the performance unit award for the performance cycle ending December 31, 2017. Payment of Chubb shares attributable to the performance unit awards will range from 0 percent to 200 percent depending on actual performance measured against the stated performance goals for the applicable performance cycle.
(4)	Includes (i) 7,243 Chubb shares that were allocated to Mr. Krump pursuant to the Chubb ESOP; and (ii) 10,390 Chubb deferred stock units that are fully vested which will settle following Mr. Krump’s separation from service. This amount does not include (i) 5,662 Chubb RSUs that will vest on February 27, 2016; (ii) 6,207 Chubb RSUs that will vest on February 26, 2017; (iii) 5,743 Chubb RSUs that will vest on February 25, 2018; (iv) 16,988 Chubb shares attributable to the Chubb performance unit award for the performance cycle ending December 31, 2015; (v) 18,624 Chubb shares attributable to the Chubb performance unit award for the performance cycle ending December 31, 2016; and (vi) 17,229 Chubb shares attributable to the Chubb performance unit award for the performance cycle ending December 31, 2017. Payment of Chubb shares attributable to the Chubb performance unit awards will range from 0 percent to 200 percent depending on actual performance measured against the stated performance goals for the applicable performance cycle.
(5)	Includes (i) 385 Chubb shares in the Chubb Stock Fund of the CCAP; (ii) 144 Chubb shares that were allocated to Mr. Morrison pursuant to the Chubb ESOP; and (iii) 2,128 Chubb deferred stock units that are fully vested which will settle following Mr. Morrison’s separation from service. This amount does not include (i) 4,470 Chubb RSUs that will vest on February 27, 2016; (ii) 4,908 Chubb RSUs that will vest on February 26, 2017; (iii) 4,244 Chubb RSUs that will vest on February 25, 2018; (iv) 13,411 Chubb shares attributable to the Chubb performance unit award for the performance cycle ending December 31, 2015; (v) 14,725 Chubb shares attributable to the Chubb performance unit award for the performance cycle ending December 31, 2016; and (vi) 12,735 Chubb shares attributable to the Chubb performance award for the performance cycle ending December 31, 2017. Payment of Chubb shares attributable to the Chubb performance unit awards will range from 0 percent to 200 percent depending on actual performance measured against the stated performance goals for the applicable performance cycle.
(6)	Includes 8,249 Chubb deferred stock units that are fully vested which will settle following Mr. Robusto’s separation from service. This amount does not include (i) 5,662 Chubb RSUs that will vest on February 27, 2016; (ii) 6,207 Chubb RSUs that will vest on February 26, 2017; (iii) 5,743 Chubb RSUs that will vest on February 25, 2018; (iv) 16,988 Chubb shares attributable to the Chubb performance unit award for the performance cycle ending December 31, 2015; (v) 18,624 Chubb shares attributable to the Chubb performance unit award for the performance cycle ending December 31, 2016; and (vi) 17,229 Chubb shares attributable to the Chubb performance award for the performance cycle ending December 31, 2017. Payment of Chubb common stock attributable to the Chubb performance unit awards will range from 0 percent to 200 percent depending on actual performance measured against the stated performance goals for the applicable performance cycle.
(7)	This amount does not include (i) 7,897 Chubb RSUs that will vest on February 27, 2016; (ii) 7,651 Chubb RSUs that will vest on February 26, 2017; (iii) 6,617 Chubb RSUs that will vest on February 25, 2018; (iv) 23,693 Chubb shares attributable to the Chubb performance unit award for the performance cycle ending December 31, 2015; (v) 22,954 Chubb shares attributable to the Chubb performance unit award for the performance cycle ending December 31, 2016; and (vi) 19,851 Chubb shares attributable to the Chubb performance unit award for the performance cycle ending December 31, 2017. Payment of Chubb shares attributable to the Chubb performance unit awards will range from 0 percent to 200 percent depending on actual performance measured against the stated performance goals for the applicable performance cycle.
(8)	Includes 12,194 fully vested Chubb mandatorily deferred stock units that will settle following separation from service.
(9)	Includes (i) 20,000 Chubb shares that Ms. Baird Budinger may purchase within 60 days; and (ii) 3,311 Chubb market value units.

(10)	Includes (i) 8,232 Chubb market value units; and (ii) 12,454 vested Chubb stock units of which Ms. Burke has elected to defer her receipt.
(11)	Includes (i) 2,612 Chubb market value units; and (ii) 1,526 vested Chubb stock units of which Dr. Cash has elected to defer his receipt.
(12)	Includes (i) 2,495 Chubb market value units; and (ii) 3,947 fully vested Chubb mandatorily deferred stock units that will settle following Mr. Flynn’s separation from service.
(13)	Includes (i) 2,447 Chubb market value units; and (ii) 3,947 fully vested Chubb mandatorily deferred stock units that will settle following Ms. Hoguet’s separation from service.
(14)	Includes (i) 964 Chubb market value units; and (ii) 7,797 fully vested Chubb mandatorily deferred stock units that will settle following Mr. Kellner’s separation from service.
(15)	Includes 29,925 Chubb shares that Mr. Small may purchase within 60 days.
(16)	Includes (i) 2,806 Chubb market value units; and (ii) 13,672 vested Chubb stock units of which Mr. Somers has elected to defer his receipt.
(17)	Includes (i) 3,048 Chubb market value units; and (ii) 4,393 Chubb fully vested mandatorily deferred stock units that will settle following Mr. Weldon’s separation from service.
(18)	Includes 2,403 vested Chubb stock units of which Mr. Zimmerman has elected to defer his receipt.
(19)	Includes 322 vested Chubb stock units of which Mr. Zollar has elected to defer his receipt.
(20)	Includes (i) 1,103 Chubb shares which were allocated to Chubb executive officers other than those listed in the table above pursuant to the Chubb Stock Fund of the CCAP; (ii) 5,244 Chubb shares which were allocated to Chubb executive officers other than those listed in the table above pursuant to the Chubb ESOP; (iii) 12,804 Chubb stock units that are fully vested of which Chubb executive officers other than those listed in the table above have elected to defer receipt until separation from service; and (iv) 2,803 Chubb shares pledged as collateral. This amount does not include (i) 3,343 Chubb RSUs which were allocated to Chubb executive officers other than those listed in the table above that will vest on December 31, 2015; (ii) 9,413 Chubb RSUs which were allocated to Chubb executive officers other than those listed in the table above that will vest on February 27, 2016; (iii) 9,739 Chubb RSUs which were allocated to Chubb executive officers other than those listed in the table above that will vest on February 26, 2017; (iv) 10,385 Chubb RSUs which were allocated to Chubb executive officers other than those listed in the table above that will vest on February 25, 2018; (v) 27,540 Chubb shares attributable to the Chubb performance unit award for the performance cycle ending December 31, 2015; (vi) 28,152 Chubb shares attributable to the Chubb performance unit award for the performance cycle ending December 31, 2016; and (vii) 29,963 Chubb shares attributable to the Chubb performance unit award for the performance cycle ending December 31, 2017. Payment of Chubb shares attributable to the Chubb performance unit awards will range from 0 percent to 200 percent depending on actual performance measured against the stated performance goals for the applicable performance cycle.

VALIDITY OF SECURITIES

The validity of the ACE common shares to be issued to holders of Chubb common stock pursuant to the merger agreement will be passed upon for ACE by Baer & Karrer AG. ACE is being advised as to matters of U.S. law in respect of the merger by Sullivan & Cromwell LLP.

EXPERTS

The financial statements, financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to ACE’s Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the large corporate account P&C business of Itaú Seguros, S.A. the registrant acquired during 2014) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Ernst & Young LLP, independent registered public accounting firm, has audited Chubb’s consolidated financial statements and schedules included in Chubb’s Annual Report on Form 10-K for the year ended December 31, 2014 and the effectiveness of Chubb’s internal control over financial reporting as of December 31, 2014, as set forth in their reports, which are incorporated by reference in this registration statement and related joint proxy statement/prospectus. Chubb’s financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, neither the ACE board nor the Chubb board knows of any matters that will be presented for consideration at the ACE extraordinary general meeting or the Chubb special meeting, respectively, other than as described in this joint proxy statement/prospectus. However, if any other matter shall properly come before either the ACE extraordinary general meeting or the Chubb special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notices of the ACE extraordinary general meeting or the Chubb special meeting, respectively.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Chubb

Any proposal that a Chubb shareholder intends to be included in Chubb’s proxy statement and form of proxy card for Chubb’s 2016 Annual Meeting of Shareholders must be in writing and be received by Chubb’s Corporate Secretary at The Chubb Corporation, 15 Mountain View Road, Warren, New Jersey 07059 no later than November 14, 2015 and must otherwise comply with the rules promulgated by the SEC in order to be eligible for inclusion in Chubb’s proxy materials for Chubb’s 2016 Annual Meeting of Shareholders.

Under Chubb’s By-Laws, if a shareholder desires to bring a matter before the annual meeting of shareholders or if a shareholder wants to nominate a person for election to the Chubb board, the shareholder must follow the procedures set forth in Chubb’s By-Laws. A copy of Article I, Section 10, of Chubb’s By-Laws, which covers those matters, is available without charge upon written request to Chubb’s Corporate Secretary. Chubb’s By-Laws also are available on Chubb’s website at www.chubb.com/investors/chubb2890.html. Chubb’s By-Law procedures are separate from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in its proxy statement.

One of the procedural requirements in Chubb’s By-Laws is timely notice in writing of any business the shareholder proposes to bring before the Chubb annual meeting of shareholders and/or the nomination any Chubb shareholder proposes to make at the Chubb annual meeting of shareholders. Notice of business proposed to be brought before Chubb’s 2016 Annual Meeting of Shareholders and/or director nominations proposed to be made at Chubb’s 2016 Annual Meeting of Shareholders must be received by Chubb’s Corporate Secretary no earlier than December 30, 2015 and no later than January 29, 2016.

The notice for business that a Chubb shareholder proposes to bring before the annual meeting of shareholders must be a proper matter for shareholder action and must set forth:

•	the name and address of such shareholder, as they appear on Chubb’s books, and the name and address of any shareholder associated person;

•	the class and number of shares of Chubb’s stock that are, directly or indirectly, owned beneficially and of record by such shareholder or certain parties related to the shareholder (a “shareholder associated person”);

•	the date such shares of Chubb’s stock were acquired;

•	representation that the shareholder is a record holder of shares of Chubb’s stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to bring or propose such business or make such nomination, as the case may be;

•	a description of any agreement, understanding or arrangement, direct or indirect, with respect to such business, proposal or nomination between or among such shareholder, any shareholder associated person or any others (including their names) acting in concert with any of the foregoing;

•	a description of any agreement, understanding or arrangement (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into, directly or indirectly, as of the date of such shareholder’s notice by, or on behalf of, the shareholder or any shareholder associated person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such shareholder or any shareholder associated person with respect to shares of Chubb’s stock;

•	if such shareholder’s notice relates to the nomination of a person for election to the Chubb board, (i) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such nominating shareholder, any shareholder associated person or others acting in concert with any of the foregoing, including all information that would be required to be disclosed pursuant to Rule 404 promulgated by the SEC under Regulation S-K, as amended from time to time, if such nominating shareholder, shareholder associated person or any person acting in concert therewith, were the “registrant” for the purposes of such rule and the person being nominated for election as director were a director or executive of such “registrant” and (ii) as to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in a solicitation of proxies for the election of such person as a director pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if so elected);

•	a description of any proxy (including revocable proxies), contract, arrangement, understanding or other relationship pursuant to which such shareholder or shareholder associated person has a right to vote any shares of Chubb common stock;

•	with respect to any and all of the agreements, contracts, understandings, arrangements, proxies or other relationships referred to in the foregoing bullets, a representation that such shareholder will notify Chubb in writing of any such agreement, contract, understanding, arrangement, proxy and/or other relationship that are or will be in effect as of the date of the applicable annual meeting of shareholders no later than five business days before the date of such meeting;

•	all other information that would be required to be filed with the SEC if such shareholder or shareholder associated person were participants in a solicitation subject to Section 14 of the Exchange Act;

•	as to any business that the shareholder proposes to bring before the meeting, (i) a brief description of such business, (ii) if such business includes a proposal, the text of the proposal (including the text of any resolutions proposed for consideration), (iii) if the proposal includes an amendment to Chubb’s By-Laws, the language of the proposed amendment, (iv) the reasons for conducting such business at the meeting and (v) any material interest of such shareholder and any shareholder associated person in such business; and

•	a representation as to whether the shareholder intends (i) to deliver a proxy statement and form of proxy to holders of at least the percentage of Chubb’s outstanding capital stock required to approve or adopt the proposal or elect the nominee or (ii) otherwise to solicit proxies from shareholders in support of such proposal or nomination.

In addition, a Chubb shareholder seeking to submit a shareholder proposal or other business or make a director nomination shall promptly provide any other information reasonably requested by Chubb, and any proposed nominee for election to the Chubb board must furnish such other information as Chubb may reasonably require to determine the eligibility of such proposed nominee to serve as a member of the Chubb board.

ACE

Additional Agenda Items for Inclusion in Next Year’s Proxy Material

If a holder of ACE common shares wishes to submit an additional agenda item to be considered for inclusion in the proxy material for ACE’s next annual meeting, please send it to the Corporate Secretary, ACE Limited, Baerengasse 32, CH-8001 Zurich, Switzerland. Under the SEC’s rules, proposed agenda items must be received no later than December 11, 2015 and otherwise comply with the SEC requirements to be eligible for inclusion in ACE’s 2016 annual general meeting proxy statement.

Under Swiss law, one or more shareholders of record owning registered shares with an aggregate nominal value of CHF 1,000,000 or more can ask an item to be put on the agenda of a shareholders meeting. The request must be made at least 45 days prior to the ACE shareholders meeting. Any such requests should be sent to the Corporate Secretary, ACE Limited, Baerengasse 32, CH-8001 Zurich, Switzerland. However, any such requests received after December 11, 2015 may not be eligible for inclusion in the proxy material for the 2016 ACE annual general meeting.

Additional Item for the Agenda at an Annual General Meeting

Under Swiss law, one or more shareholders of record owning registered shares with an aggregate nominal value of CHF 1,000,000 or more (41,408 shares, as of August 31, 2015), can ask that an item be put on the agenda of an ACE shareholders meeting. The request must be made at least 45 days prior to the shareholders meeting. Any such requests should be sent to the Corporate Secretary, ACE Limited, Baerengasse 32, CH-8001 Zurich, Switzerland.

New proposals or motions with regard to existing agenda items are not subject to such restrictions and can be made at the meeting by each shareholder attending or represented.

ENFORCEMENT OF CIVIL LIABILITIES UNDER

UNITED STATES FEDERAL SECURITIES LAWS

ACE is a Swiss company. In addition, some of its officers and directors, as well as some of the experts named in this joint proxy statement/prospectus, reside outside the United States, and all or much of ACE’s assets and some of the officers’ and directors’ assets are or may be located in jurisdictions outside the United States. Therefore, holders of ACE common shares may have difficulty effecting service of process within the United States upon those persons or recovering against ACE or them on judgments of U.S. courts, including judgments based upon the civil liability provisions of the U.S. federal securities laws. However, investors may serve ACE with process in the United States with respect to actions against it arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of the securities covered by this joint proxy statement/prospectus by serving ACE Group Holdings, Inc., its United States agent irrevocably appointed for that purpose.

ACE has been advised by Baer & Karrer AG, its Swiss counsel, that there is doubt as to whether the courts in Switzerland would:

•	enforce judgments of U.S. courts based upon the civil liability provisions of the U.S. federal securities laws obtained in actions against it or its directors and officers, as well as experts named in this joint proxy statement/prospectus, who reside outside the United States; or

•	admit original actions brought in Switzerland against these persons or ACE predicated solely upon U.S. Federal securities laws.

ACE has also been advised by Baer & Karrer AG that there is no treaty in effect between the United States and Switzerland providing for such enforcement, and there are certain grounds upon which Swiss courts may not enforce judgments of United States courts. Some remedies available under the laws of United States jurisdictions, including some remedies available under the U.S. federal securities laws, might not be allowed in Swiss courts as contrary to that nation’s public policy.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows ACE and Chubb to incorporate certain information into this joint proxy statement/prospectus by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information that is superseded by information in this joint proxy statement/prospectus. The documents that are incorporated by reference contain important information about the companies and you should read this joint proxy statement/prospectus together with any other documents incorporated by reference in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by ACE (File No. 001-11778):

•	Annual Report on Form 10-K for the year ended December 31, 2014;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015;

•	Definitive Proxy Statement on Schedule 14A for the annual general meeting of Shareholders on May 21, 2015 and filed on April 8, 2015 (only those portions incorporated by reference in ACE’s Form 10-K);

•	Current Reports on Form 8-K filed on March 16, 2015, March 31, 2015, May 22, 2015, July 1, 2015 and July 7, 2015; and

•	The description of ACE common shares contained in Amendment No. 2 to ACE’s Registration Statement on Form 8-A, dated and filed with the SEC on August 28, 2008, including any subsequent amendment or report filed for the purpose of updating such description.

This joint proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by Chubb (File No. 001-08661):

•	Annual Report on Form 10-K for the year ended December 31, 2014;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015;

•	Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders on April 28, 2015 and filed on March 13, 2015 (only those portions incorporated by reference in Chubb’s Form 10-K); and

•	Current Reports on Form 8-K filed on March 3, 2015, April 29, 2015, July 1, 2015, and July 7, 2015.

In addition, ACE and Chubb are incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the respective extraordinary general meeting of ACE shareholders and the special meeting of Chubb shareholders; provided, however, that ACE and Chubb are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

Both ACE and Chubb file annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Chubb or ACE file with the SEC without charge by following the instructions in the section titled “Where You Can Find More Information.”

Neither ACE nor Chubb has authorized anyone to give any information or make any representation about the merger or its companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. As permitted by the Exchange Act, unless you advised otherwise, if you hold your shares in street name and you and other residents at your mailing address share the same last name and also own ACE common shares or shares of Chubb common stock in an account at the same broker, bank or other nominee, your nominee delivered a single set of proxy materials to your address. This method of delivery is known as “householding.” Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. Shareholders who participate in householding continue to receive separate voting instruction cards and control numbers for voting electronically. A holder of ACE common shares who wishes to receive a separate copy of the proxy materials, now or in the future, should submit this request by writing to D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005, or calling toll-free 1-866-751-6309, and a holder of shares of Chubb common stock who wishes to receive a separate copy of the proxy materials, now or in the future, should submit this request by writing to Georgeson Inc., 480 Washington Boulevard, Jersey City, New Jersey 07310, or calling toll-free at 1-866-482-5136. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and wish to receive a single copy of these materials in the future should contact their broker, bank or other nominee to make this request.

Appendix A

AGREEMENT AND PLAN OF MERGER

by and among

ACE LIMITED,

WILLIAM INVESTMENT HOLDINGS CORPORATION

and

THE CHUBB CORPORATION

Dated as of June 30, 2015

A-i

A-ii

Schedules:

Company Disclosure Schedule

Parent Disclosure Schedule

Exhibit:

Exhibit A:	Amended and Restated Certificate of Incorporation of the Surviving Corporation

A-iii

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	A-52
Adjusted Deferred Stock Unit Award	A-3
Adjusted Restricted Stock Unit Award	A-3
Adjusted Stock Option	A-3
affiliate	A-62
Agent	A-23
Agreement	A-1
Alternative Awards	A-4
Anti-Corruption Laws	A-19
Anti-Money Laundering Laws	A-20
business day	A-62
Certificate of Merger	A-1
Chosen Courts	A-62
Closing	A-1
Closing Date	A-1
Code	A-3
Coexistence Agreement	A-26
Company	A-1
Company 401(k) Plan	A-49
Company Actuarial Analyses	A-23
Company Benefit Plans	A-16
Company Bylaws	A-8
Company Certificate	A-8
Company Common Stock	A-2
Company Contract	A-21
Company Deferred Cash-Settled Units	A-4
Company Deferred Compensation Plans	A-4
Company Deferred Share Units	A-4
Company Deferred Stock Unit Award	A-3
Company Deferred Units	A-4
Company Disclosure Schedule	A-7
Company Equity Awards	A-3
Company ERISA Affiliate	A-17
Company Excess Plan	A-4
Company Indemnified Parties	A-50
Company Insurance Subsidiaries	A-9
Company Meeting	A-46
Company Non-Qualified Plans	A-4
Company Qualified Plans	A-16
Company Regulatory Agreement	A-21
Company Restricted Stock Unit Award	A-3
Company SAP Statements	A-13
Company SEC Reports	A-12
Company Stock Option	A-2
Company Stock Plans	A-3
Company Subsidiary	A-8
Continuing Employee	A-48
Copyrights	A-26
Credit Agreement	A-55
Derivative Contracts	A-21

A-iv

Page
Effective Time	A-2
Enforceability Exceptions	A-10
Environmental Laws	A-22
Equity Award Conversion Amount	A-3
ERISA	A-16
Exception Shares	A-2
Exchange Act	A-11
Exchange Agent	A-5
Exchange Fund	A-5
Financing	A-54
Foreign Company Benefit Plans	A-16
Forms	A-25
GAAP	A-8
Governmental Entity	A-11
Guggenheim	A-14
HSR Act	A-11
Insurance Laws	A-9
Insurance Regulator	A-9
Intellectual Property	A-26
Interim Company SAP Statements	A-13
Investment Assets	A-22
IRS	A-15
Joint Proxy Statement	A-11
knowledge	A-62
Leased Properties	A-25
Licenses	A-19
Liens	A-10
made available	A-62
Material Adverse Effect	A-8
Materially Burdensome Regulatory Condition	A-44
Merger	A-1
Merger Consideration	A-2
Merger Sub	A-1
Morgan Stanley	A-34
Multiemployer Plan	A-17
Multiple Employer Plan	A-17
New Certificates	A-5
New Jersey Secretary	A-1
New Plans	A-48
NJBCA	A-1
Non-Disclosure Agreement	A-46
NYSE	A-11
Old Certificate	A-2
Owned Intellectual Property	A-27
Owned Properties	A-25
Parent	A-1
Parent 401(k) Plan	A-49
Parent Agent	A-37
Parent Common Shares	A-2
Parent Contract	A-36
Parent Disclosure Schedule	A-28

A-v

Page
Parent Insurance Subsidiaries	A-29
Parent Meeting	A-47
Parent Regulatory Agreement	A-36
Parent Reinsurance Agreements	A-38
Parent SAP Statements	A-33
Parent SEC Reports	A-32
Parent Share Closing Price	A-6
Parent Stock Plans	A-30
Parent Subsidiary	A-29
Patents	A-26
PBGC	A-17
Per Share Cash Consideration	A-2
Per Share Exchange Ratio	A-2
Per Share Stock Consideration	A-2
Permitted Encumbrances	A-25
person	A-62
Premium Cap	A-50
Property	A-25
Registered Intellectual Property	A-27
Registered Owned Intellectual Property	A-27
Regulatory Agencies	A-11
Reinsurance Agreements	A-24
Representatives	A-51
Requisite Company Vote	A-10
Requisite Parent Vote	A-31
Requisite Regulatory Approvals	A-57
S-4	A-11
Sanctioned Country	A-20
Sanctions	A-20
SAP	A-13
Sarbanes-Oxley Act	A-13
SEC	A-8
Securities Act	A-12
Severance Plan	A-48
SRO	A-11
Subsidiary	A-8
Superior Proposal	A-52
Supplemental Plans	A-4
Surviving Corporation	A-1
Surviving Corporation By-Laws	A-5
Surviving Corporation Charter	A-5
Systems	A-27
Takeover Statutes	A-28
Tax	A-15
Tax Return	A-16
Taxes	A-15
Termination Date	A-58
Termination Fee	A-59
Trade Secrets	A-26
Trademarks	A-26
Transition Coordinators	A-45
U.S. Company Benefit Plans	A-16

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 30, 2015 (this “Agreement”), by and among ACE Limited, a company organized under the laws of Switzerland (“Parent”), William Investment Holdings Corporation, a corporation organized under the laws of the State of New Jersey (“Merger Sub”), and The Chubb Corporation, a corporation organized under the laws of the State of New Jersey (the “Company”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have determined that it is in the best interests of their respective companies and their shareholders and, in the case of the Company, its other constituencies as set forth in Section 14A:6-1 of the New Jersey Business Corporation Act (the “NJBCA”) to consummate the strategic business combination transaction provided for herein, pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company (the “Merger”), so that the Company is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;

WHEREAS, as an inducement to and condition of Parent’s willingness to enter into this Agreement, concurrently with the entry of the parties into this Agreement, John D. Finnegan is entering into an employment agreement with Parent and ACE Group Holdings, Inc., with such employment agreement to be subject to, and conditioned upon the occurrence of, the Effective Time; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the NJBCA, at the Effective Time, Merger Sub shall merge with and into the Company. The Company shall be the Surviving Corporation in the Merger, and, except as set forth in this Article I, shall continue its corporate existence under the laws of the State of New Jersey unaffected by the Merger. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, at the offices of Sullivan & Cromwell LLP, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place as is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3 Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, Parent shall cause to be filed with the Secretary of State of the State of New Jersey (the “New Jersey Secretary”) a certificate of merger (the “Certificate of Merger”), as provided in Section 14A:10-4.1 of the

NJBCA. The Merger shall become effective as of the date and time specified in the Certificate of Merger (such date and time, the “Effective Time”).

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the NJBCA.

1.5 Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any of the following securities:

(a) Subject to Section 2.2(e), each share of the common stock, par value $1.00 per share, of the Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock”), except for shares of Company Common Stock owned by the Company as treasury stock or owned by the Company, Parent or Merger Sub (in each case other than shares of Company Common Stock held in any Company Benefit Plans or in any employee benefit plan sponsored or maintained by Parent or one of its Subsidiaries or related trust accounts (including any shares of Company Common Stock held in a rabbi trust), managed accounts, mutual funds or similar vehicles, or otherwise held in a fiduciary or agency capacity (collectively, the “Exception Shares”)), shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, (i) 0.6019 (the “Per Share Exchange Ratio”) common shares, par value CHF 24.15 per share, of Parent (the “Parent Common Shares”) (such number of shares, the “Per Share Stock Consideration”) and (ii) $62.93 in cash (the “Per Share Cash Consideration”) (the consideration described in clauses (i) and (ii), the “Merger Consideration”).

(b) All the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate”, it being understood that any reference herein to an “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of fractional shares that the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2, without any interest thereon, and (iii) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 2.2. If, prior to the Effective Time, the outstanding Parent Common Shares shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Per Share Exchange Ratio to give holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by the Company, Parent or Merger Sub (in each case other than the Exception Shares) shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.6 Merger Sub Capital Stock. At and after the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

1.7 Treatment of Company Equity Awards.

(a) At the Effective Time, each option to purchase shares of Company Common Stock granted by the Company under a Company Stock Plan (as defined below), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Company Stock Option”) shall be converted automatically into an option (an “Adjusted Stock Option”) to purchase, on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time, modified as set forth in Section 1.7 of the Company Disclosure Schedule (including vesting terms), the number of Parent Common Shares (rounded down to the nearest whole number of shares) equal to the product of (i) the total number of shares of Company Common Stock underlying such Company Stock Option immediately prior to the Effective Time multiplied by (ii) the Equity Award Conversion Amount, which Adjusted Stock Option shall have an exercise price per Parent Common Share equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of Company Common Stock underlying such Company Stock Option immediately prior to the Effective Time by (2) the Equity Award Conversion Amount; provided, however, that the exercise price and the number of Parent Common Shares underlying the Adjusted Stock Options shall be determined in a manner consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); provided, further, that in the case of any Company Stock Option to which Section 422 of the Code applies, the exercise price and the number of Parent Common Shares underlying the corresponding Adjusted Stock Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. For purposes of this Agreement, (A) “Company Stock Plans” means The Chubb Corporation Long-Term Incentive Plan (2014), The Chubb Corporation Long-Term Incentive Plan (2009), The Chubb Corporation Long-Term Stock Incentive Plan (2004), The Chubb Corporation Long-Term Stock Incentive Plan For Non-Employee Directors (2004), The Chubb Corporation Stock Option Plan for Non-Employee Directors (2001), The Chubb Corporation Long-Term Stock Incentive Plan (2000) and The Chubb Corporation Stock Option Plan For Non-Employee Directors (1996) and (B) “Equity Award Conversion Amount” means (x) the Per Share Stock Consideration plus (y) the quotient of (1) the Per Share Cash Consideration divided by (2) the Parent Share Closing Price.

(b) At the Effective Time, each restricted stock unit award in respect of shares of Company Common Stock granted under a Company Stock Plan and each performance unit award in respect of shares of Company Common Stock granted under a Company Stock Plan, in each case, that is outstanding immediately prior to the Effective Time (each, a “Company Restricted Stock Unit Award”) shall be converted automatically into a restricted stock unit award or performance unit award (each, an “Adjusted Restricted Stock Unit Award”) with the same terms and conditions as were applicable under such Company Restricted Stock Unit Award immediately prior to the Effective Time, modified as set forth in Section 1.7 of the Company Disclosure Schedule (including time-based vesting terms but excluding performance-based vesting terms), and relating to the number of Parent Common Shares equal to the product of (i) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit Award immediately prior to the Effective Time (determined, with respect to any Company Restricted Stock Unit Awards subject to performance-based vesting terms, based on (A) with respect to the performance period ending in calendar year 2015, the greater of target or actual performance (determined as set forth in Section 5.2 of the Company Disclosure Schedule), and (B) with respect to the performance periods ending after 2015, target performance), multiplied by (ii) the Equity Award Conversion Amount, with any fractional shares rounded to the nearest whole number of shares. Any accrued but unpaid dividend equivalents with respect to any Company Restricted Stock Unit Award will be assumed and become an obligation with respect to the applicable Adjusted Restricted Stock Unit Award.

(c) Each deferred stock unit award in respect of shares of Company Common Stock granted under a Company Stock Plan that is outstanding as of immediately prior to the Effective Time (a “Company Deferred Stock Unit Award” and, together with the Company Stock Options and the Company Restricted Stock Unit Awards, the “Company Equity Awards”), shall, as of the Effective Time, be converted automatically into a deferred stock unit award (an “Adjusted Deferred Stock Unit Award”) with the same terms and conditions as were applicable under such Company Deferred Stock Unit Award immediately prior to the Effective Time (including settlement terms), and relating to the number of Parent Common Shares equal to the product of (i) the number of shares of Company Common Stock subject to such Company Deferred Stock Unit Award immediately prior to the Effective Time, multiplied by (ii) the Equity Award Conversion Amount, with any fractional shares rounded to the nearest whole number of shares. Any accrued but unpaid dividend equivalents with respect to any Company Deferred Stock Unit Award will be assumed and become an obligation with respect to the applicable Adjusted Deferred Stock Unit Award. Following the Effective Time, the Company Common Stock fund shall be replaced with a Parent Common Share fund, and participants shall be able to allocate their investments in the Parent Common Share fund or in other investment options under the Defined Contribution Excess Benefit Plan of The Chubb Corporation, effective January 1, 2008 (the “Company Excess Plan”) at their election in accordance with the terms of the Company Excess Plan as in effect from time to time.

(d) Each (i) share of Company Common Stock in respect of a deferred unit obligation under (A) The Chubb Corporation Key Employee Deferred Compensation Plan (2005) or (B) The Chubb Corporation Deferred Compensation Plan for Directors, in each case, as amended or restated (collectively, the “Company Deferred Compensation Plans”) or (C) the Company Excess Plan (such deferred unit obligations, the “Company Deferred Share Units”) that is unsettled as of immediately prior to the Effective Time, and (ii) obligation to pay cash measured based on the value of the Company Common Stock under (A) the CCAP SERP (as defined in Section 1.7(d) of the Company Disclosure Schedule), or (B) the Company Excess Plan (as amended) (collectively, the “Supplemental Plans” and, together with the Company Deferred Compensation Plans, the “Company Non-Qualified Plans”) (such obligations, the “Company Deferred Cash-Settled Units” and, together with the Company Deferred Share Units, the “Company Deferred Units”), shall be deemed to be invested in Parent Common Shares, with the number of Parent Common Shares subject to such Company Deferred Units in a participant’s account under each Company Non-Qualified Plan as of the Effective Time to be equal to the product of (x) the number of shares of Company Common Stock subject to such Company Deferred Units as of immediately prior to the Effective Time, multiplied by (y) the Equity Award Conversion Amount, with any fractional shares rounded to the nearest whole number of shares. Any accrued but unpaid dividend equivalents with respect to any Company Deferred Units will be assumed and become an obligation with respect to the applicable adjusted Company Deferred Units. Following the Effective Time, the Company Common Stock fund shall be replaced with a Parent Common Share fund, and participants shall be able to allocate their investments in the Parent Common Share fund or in other investment options under the applicable Company Non-Qualified Plans (or in the case of the CCAP SERP, the Company Excess Plan) at their election in accordance with the terms of the Company Non-Qualified Plans as in effect from time to time.

(e) At or prior to the Effective Time, the Company, the Board of Directors of the Company and its Organization & Compensation Committee, as applicable, shall adopt any resolutions that are necessary to (i) effectuate the provisions of this Section 1.7 (including determining that the Adjusted Stock Options, Adjusted Restricted Stock Unit Awards, and Adjusted Deferred Stock Unit Awards are “Alternative Awards” contemplated by the Company Stock Plans) and (ii) ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any person pursuant to or in settlement of the Company Equity Awards.

(f) Parent shall use its reasonable best efforts to take such actions as are necessary for the conversion of the Company Equity Awards and Company Deferred Units, as applicable, pursuant to this Section 1.7, including the assumption of the applicable Company Stock Plans and Company Non-Qualified Plans, and the reservation, issuance, and listing of Parent Common Shares as is necessary to effectuate the transactions contemplated by this Section 1.7. No later than the Effective Time, Parent shall prepare and have on file with the SEC an effective registration statement on an appropriate form (including Form S-8, Form S-3, or other applicable form) with respect to the Parent Common Shares subject to the Adjusted Stock Options, Adjusted Restricted Stock Unit Awards, and Adjusted Deferred Stock Unit Awards, and with respect to the Parent Common Shares subject to the Company Deferred Units, and shall distribute a prospectus relating to such form (including Form S-8, Form S-3, or other applicable form), and Parent shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such Adjusted Stock Options, Adjusted Restricted Stock Unit Awards, or Adjusted Deferred Stock Unit Awards, and Company Deferred Units remain outstanding.

1.8 Certificate of Incorporation and Bylaws of the Surviving Corporation. (a) The certificate of incorporation of the Company shall be amended and restated at the Effective Time to read in its entirety as set forth in the form of Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Charter”) until thereafter amended as provided therein or by applicable law and (b) Parent and the Surviving Corporation shall cause the by-laws of Merger Sub as in effect immediately prior to the Effective Time to become the by-laws of the Surviving Corporation (the “Surviving Corporation By-Laws”), until thereafter amended as provided therein or by applicable law.

1.9 Directors of the Surviving Corporation. The Board of Directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation By-Laws.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Exchange Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) certificates, or at Parent’s option, evidence of shares in book-entry form, representing the Parent Common Shares (“New Certificates”), to be given to the holders of Company Common Stock pursuant to Section 1.5 and this Article II in exchange for outstanding shares of such Company Common Stock, and (b) cash in an amount sufficient to allow the Exchange Agent to make all payments required pursuant to this Article II (such New Certificates and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be paid to Parent or Merger Sub, or as otherwise directed by Parent.

2.2 Exchange Procedures.

(a) As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, Parent shall cause the Exchange Agent to mail to each person who was, immediately prior to the Effective Time, a holder of record of one or more Old Certificates representing shares of Company Common Stock that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the consideration for certificates representing the number of whole Parent Common Shares, any cash in lieu of fractional shares and the cash portion of the Merger Consideration which shares of Company Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement, as well as any dividends or distributions to be paid pursuant to Section 2.2(b). From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole Parent

Common Shares to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) the cash portion of the Merger Consideration which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II, (B) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (C) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued with respect to any property to be delivered upon surrender of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b) No dividends or other distributions declared with respect to Parent Common Shares shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable after the Effective Time with respect to the whole Parent Common Shares which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive.

(c) If any New Certificate representing Parent Common Shares is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing Parent Common Shares in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time.

(e) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Shares shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing price of the Parent Common Shares on the NYSE as reported by The Wall Street Journal for the five full trading days ending on the day preceding the Closing Date (the “Parent Share Closing Price”) by (ii) the fraction of a Parent Common Share (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock owned by such holder as of immediately prior to the Effective Time).

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for one (1) year after the Effective Time shall be paid to the Surviving Corporation. Any former shareholders of the Company who have not theretofore exchanged their Old Certificates pursuant to this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Shares deliverable in respect of each former share of Company Common Stock such shareholders hold as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Parent shall be entitled to deduct and withhold, or cause the Merger Sub or Exchange Agent to deduct and withhold, from the cash portion of the aggregate Merger Consideration, any cash in lieu of fractional Parent Common Shares, cash dividends or distributions payable pursuant to this Section 2.2 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, Merger Sub or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which the deduction and withholding was made by Parent, Merger Sub or the Exchange Agent, as the case may be.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration and any cash in lieu of fractional shares and dividends or distributions deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution hereof (the “Company Disclosure Schedule”), provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have a Material Adverse Effect on the Company and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections; or (ii) as disclosed in any Company SEC Reports filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, the Company or Merger Sub, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or SAP (or local equivalents in the applicable jurisdiction) prescribed by the applicable insurance regulatory authority, including accounting and financial reporting pronouncements by the Securities and Exchange Commission (the “SEC”), the National Association of Insurance Commissioners and the Financial Accounting Standards Board, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national, regional or local political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the insurance industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, circumstances or events, in each case after the date hereof, resulting in liabilities under insurance agreements to which such party or any of its Subsidiaries is a party, including any effects resulting from any earthquake, hurricane, tornado, windstorm, rain, flood or other natural disaster, (E) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof, (F) changes attributable to the announcement of the transactions contemplated hereby or to actions expressly required by this Agreement in contemplation of the transactions contemplated hereby or (G) actions or omissions taken pursuant to the written consent of Parent, in the case of the Company, or the Company, in the case of Parent or Merger Sub; except, with respect to subclause (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in the same or similar geographic regions in which such party and its Subsidiaries operate or underwrite insurance) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, insurance company or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party and/or by one or more of its Subsidiaries. True and complete copies of the Restated Certificate of Incorporation of the Company, as amended (the “Company Certificate”), and the bylaws of the Company, as amended (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by the Company to Parent.

(b) Each Subsidiary of the Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified and, where applicable, in good standing would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Company Subsidiary to pay dividends or distributions except as required by applicable law and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. Section 3.1(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Subsidiaries as of the date hereof and a description of their jurisdiction of formation and ownership of their capital stock.

(c) The Company conducts its insurance operations solely through the Subsidiaries set forth in Section 3.1(c) of the Company Disclosure Schedule (collectively, the “Company Insurance Subsidiaries”). Each of the Company Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements. No Governmental Entity regulating the business of insurance or reinsurance under Insurance Laws (an “Insurance Regulator”) has notified the Company or any Company Insurance Subsidiary in writing or, to the knowledge of the Company, orally that any Company Insurance Subsidiary is commercially domiciled in any jurisdiction. As used in this Agreement, “Insurance Laws” means any law, statute, code or ordinance, or any rule, regulation, agency requirement or interpretation of any Governmental Entity applicable to the business of insurance or reinsurance, or the regulation of insurance or reinsurance companies, whether domestic or foreign, and all applicable orders or directives of Insurance Regulators (including, for the avoidance of doubt, the Lloyd’s Regulations and the handbooks of the U.K. Financial Conduct Authority and the U.K. Prudential Regulation Authority, respectively).

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 1,200,000,000 shares of Company Common Stock, par value $1.00 per share, and 8,000,000 shares of preferred stock, par value $1.00 per share, of which no shares of preferred stock are issued and outstanding. As of May 31, 2015, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, other than (i) 227,591,921 shares of Company Common Stock issued and outstanding, (ii) 144,388,539 shares of Company Common Stock held in treasury, and (iii) 12,800,343 shares of Company Common Stock reserved for issuance under the Company Stock Plans, which number includes (A) 385,927 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options, (B) 4,823,439 shares of Company Common Stock reserved for issuance upon the settlement of outstanding Company Restricted Stock Unit Awards (of which, 2,440,200 shares of Company Common Stock are subject to Company Restricted Stock Unit Awards that are currently subject to performance-based vesting, assuming maximum performance), and (C) 129,508 shares of Company Common Stock reserved for issuance upon the settlement of outstanding Company Deferred Stock Unit Awards and (iv) 108,260 shares of Company Common Stock with respect to outstanding Company Deferred Share Units under Company Non-Qualified Plans, and since May 31, 2015, no shares of capital stock or other voting securities of the Company have been issued, other than pursuant to the exercise or settlement of outstanding awards with respect to the shares of Company Common Stock reserved for issuance under the Company Stock Plans or Company Non-Qualified Plans described in the preceding clauses (iii)–(iv). All the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of the Company may vote are issued or outstanding. As of the date of this Agreement, no trust preferred securities of the Company or any Company Subsidiary are issued or outstanding. Other than the Company Equity Awards and the Company Deferred Units, in each case, issued or unsettled prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company or its Subsidiaries to issue, transfer, sell, purchase, redeem or otherwise acquire any of its or its Subsidiaries’ capital stock or other equity security.

(b) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which the Company or any of the Company Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company. Section 3.2(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Equity Awards and the Company Deferred Share Units outstanding as of the date hereof specifying, on a holder-by-holder basis, to the extent applicable, (i) the name of each holder, (ii) the number of shares subject to each such Company Equity Award (assuming target performance, if applicable) or Company Deferred Share Unit, (iii) the grant date of each such Company Equity Award, (iv) the exercise price for each such Company Equity Award that is a Company Stock Option and (v) the expiration date of each such Company Equity Award that is a Company Stock Option. Section 3.2(b) of the Company Disclosure Schedule sets forth, with respect to all Company Equity Awards that are unvested as of the date hereof, the vesting schedule applicable to such Company Equity Awards. Other than the Company Equity Awards and the Company Deferred Units, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of the Company or any Company Subsidiaries) are outstanding.

(c) The Company owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company, its shareholders and its other constituencies as set forth in Section 14A:6-1 of the NJBCA and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the shareholders present and voting at the Company Meeting (the “Requisite Company Vote”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Certificate or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its

Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company.

3.4 Consents and Approvals. Except for (i) the filing of applications, filings and notices with the applicable Governmental Entities (including with Insurance Regulators under applicable Insurance Laws), as applicable, set forth in Section 3.4 of the Company Disclosure Schedule and, where noted therein, the approval of such applications, filings and notices, (ii) the filing with the SEC of a proxy statement in definitive form relating to the meeting of the Company’s shareholders and the meeting of the Parent’s shareholders, in each case, to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (iii) the filing of the Certificate of Merger with the New Jersey Secretary pursuant to the NJBCA, (iv) the filing of any notices or other filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Parent Common Shares pursuant to this Agreement and the approval of the listing of such Parent Common Shares on the New York Stock Exchange (“NYSE”), no consents or approvals of or filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by the Company of this Agreement or (B) the consummation by the Company of the Merger and the other transactions contemplated hereby. As used in this Agreement, “SRO” means (x) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (y) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market. As of the date hereof, the Company is not aware of any reason why all necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

3.5 Reports.

(a) The Company and each of its Subsidiaries have filed (or furnished, as applicable) in material compliance with applicable law or regulation all material reports, statements, documents, registrations, filings or submissions, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2012 with (i) any Insurance Regulator, (ii) the SEC, (iii) any other state or federal regulatory authority, (iv) any foreign regulatory authority and (v) any SRO (clauses (i)-(v), collectively “Regulatory Agencies”), including any material report, statement, document, registration, filing or submission required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for examinations of the Company and its Subsidiaries conducted by a Governmental Entity in the ordinary course of business, no Governmental Entity has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2012. Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company, there (x) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries, and (y) have been no unresolved formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2012.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company or any of its Subsidiaries pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, since January 1, 2013 (the “Company SEC Reports”) is publicly available. No such Company SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Company SEC Reports.

3.6 Financial Statements.

(a) The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, since January 1, 2012, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Ernst & Young LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2015 or in connection with this Agreement and the transactions contemplated hereby or (iii) liabilities that are not material to the Company and its Subsidiaries, taken as a whole.

(c) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the Audit Committee of the Company’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (y) to the knowledge of the Company, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Copies of any such disclosures were made in writing by management to the Company’s auditors and Audit Committee and a copy has been previously made available to Parent. To the knowledge of the Company, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, prior to the Closing Date.

(d) Since January 1, 2012, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting, auditing or actuarial practices, procedures, methodologies or methods (including with respect to reserves) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that the Company or any of its Subsidiaries has engaged in questionable accounting, auditing or actuarial practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors or employees to the Board of Directors of the Company or any committee thereof or, to the knowledge of the Company, to any director or officer of the Company.

(e) The Company has previously made available to Parent true and complete copies of the annual statutory statements for the year ended December 31, 2014, and quarterly statutory statements for the quarter ended March 31, 2015, in each case, as filed with the Insurance Regulator of the jurisdiction in which the applicable Company Insurance Subsidiary is domiciled or commercially domiciled (collectively, the “Company SAP Statements”), with respect to each of the Company Insurance Subsidiaries. The Company SAP Statements and the annual statutory statements with respect to each of the Company Insurance Subsidiaries for each of the years ended December 31, 2012 and December 31, 2013, in each case, as filed with the Insurance Regulator of the jurisdiction in which the applicable Company Insurance Subsidiary is domiciled or commercially domiciled, were prepared in all material respects in conformity with applicable statutory accounting practices (or local equivalents in the applicable jurisdiction) prescribed or permitted by such Insurance Regulator (“SAP”) applied on a consistent basis and present fairly, in all material respects, to the extent required by and in conformity with SAP, the statutory financial condition of such Company Insurance Subsidiary at the respective dates and the results of operations, changes in statutory capital and surplus and cash flow of such Company Insurance Subsidiary for each of the periods then ended. The Company SAP Statements were filed with the applicable Insurance Regulator in a timely fashion on forms prescribed or permitted by such Insurance Regulator. No deficiencies or violations material to the financial condition of any of the Company Insurance Subsidiaries, either individually or in the aggregate, have been asserted in writing by any Insurance Regulator that have not been cured or otherwise resolved to the satisfaction of such Insurance Regulator. The quarterly and annual statements of each Company Insurance Subsidiary filed on or after the date of this Agreement and prior to the Closing (“Interim Company SAP Statements”), when filed with the applicable Insurance Regulators of the applicable jurisdictions, will present fairly in all material respects, to the extent required by and in conformity with SAP, the statutory financial condition of such Company Insurance Subsidiary at the respective dates indicated

and the results of operations, changes in capital and surplus and cash flow of such Company Insurance Subsidiary for each of the periods therein specified (subject to normal year-end adjustments) and will be filed in a timely fashion on forms prescribed or permitted by the relevant Insurance Regulator. Since the year ended December 31, 2013, the annual consolidated balance sheets (statutory basis) and consolidated statements of operations (statutory basis) included in the Company SAP Statements have been audited by Ernst & Young LLP. True, correct, and complete copies of the audit opinions relating to the most recent of such balance sheets and statements of operations have previously been made available to Parent.

(f) The reserves for claims, losses (including incurred but not reported losses) and loss adjustment expenses (whether allocated or unallocated), as reflected in each of the Company SEC Reports and Company SAP Statements, (i) were established at levels consistent in all material respects with generally accepted actuarial standards consistently applied and fairly stated in accordance with sound actuarial principles, (ii) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years, and (iii) were in compliance in all material respects with the requirements of all applicable Insurance Laws with respect to the establishment of reserves. The provision for uncollectible reinsurance as reflected in each of the Company SEC Reports (x) was computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding provisions in the prior fiscal years, and (y) was established in all material respects in accordance with GAAP.

3.7 Broker’s Fees. Neither the Company nor any Company Subsidiary nor any of their respective officers or directors have employed any broker, finder or financial advisor, or incurred any liability for any broker’s fees, commissions or finder’s fees, in each case, in connection with the Merger or related transactions contemplated by this Agreement, other than Guggenheim Securities, LLC (“Guggenheim”) pursuant to a letter agreement, a true and complete copy of which has been previously made available to Parent.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2014, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Since December 31, 2014, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, the Company and its Subsidiaries have carried on their respective businesses in the ordinary course.

3.9 Legal and Regulatory Proceedings.

(a) There is no suit, action, investigation, claim or proceeding pending, or to the Company’s knowledge, threatened against or affecting it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action or proceeding) (i) that involves a Governmental Entity, (ii) that, individually or in the aggregate, and, in either case, is (A) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its Subsidiaries’ businesses, or, after the Effective Time, the business of Parent and any of its affiliates, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement, or (iii) that is of a material nature challenging the validity or propriety of this Agreement.

(b) There is no material injunction, order, judgment, decree or regulatory restriction imposed upon the Company or any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent, the Surviving Corporation or any of their respective affiliates).

3.10 Taxes and Tax Returns.

(a) (i) Each of the Company and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects; (ii) neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return; (iii) all material Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid; (iv) each of the Company and its Subsidiaries has collected or withheld all material Taxes required to have been collected or withheld and to the extent required by applicable law have paid such amounts to the proper governmental authority or other person; (v) neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect; (vi) the federal income Tax Returns of the Company and its Subsidiaries for all years up to and including December 31, 2011 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (vii) no deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries; (viii) there are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of the Company and its Subsidiaries or the assets of Company and its Subsidiaries; (ix) in the last six (6) years, neither the Company nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed; (x) the Company has made available to Parent true, correct, and complete copies of any private letter ruling requests, technical advice memoranda received, voluntary compliance program statements or similar agreements, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years; (xi) the Company and each of its Subsidiaries has systems, processes and procedures in place in order to materially comply with Sections 1471 through 1474 of the Code and any similar provision of foreign law; (xii) there are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries; (xiii) neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries); (xiv) neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; (xv) neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code; (xvi) neither the Company nor any of its Subsidiaries has participated in or been a party to any “listed transaction” or “prohibited reportable transaction” (each as defined in Section 4965(e) of the Code); and (xvii) at no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b) The Company and its Subsidiaries have made adequate provision as of March 31, 2015 (in accordance with GAAP and SAP) for any material Taxes that were not yet due and payable for all taxable periods, or portions thereof, prior to the date thereof.

(c) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(d) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity and any documentation required to be filed with any taxing authority or to be retained by the Company or any of its Subsidiaries in respect of information reporting and withholding requirements imposed by the Code or any similar foreign, state or local law.

3.11 Employees.

(a) Section 3.11(a) of the Company Disclosure Schedule lists all material U.S. Company Benefit Plans. For purposes of this Agreement, (i) “Company Benefit Plans” means all benefit or compensation plans, programs, policies, practices, agreements, contracts or arrangements (including, but not limited to, employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, retention, change in control, employment, termination, and severance plans, programs, policies, practices, agreements, contracts or arrangements) for the benefit of any current or former employee, officer, director or independent contractor (who is a natural person) of the Company or any of its Subsidiaries (x) with respect to which the Company or any Company Subsidiary is a party or has any obligation or (y) that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries, other than a Multiemployer Plan (as defined below) and other than any plan or program maintained by a Governmental Entity to which the Company or any of its affiliates contribute pursuant to applicable laws; (ii) “Foreign Company Benefit Plans” means all Company Benefit Plans that primarily cover current or former employees, officers, directors or other service providers of the Company or any of its affiliates based outside of the United States and/or which are governed by the laws of any jurisdictions outside of the United States; and (iii) “U.S. Company Benefit Plans” means Company Benefit Plans that are not Foreign Company Benefit Plans.

(b) The Company has made available to Parent a true and complete copy of each of the material U.S. Company Benefit Plans and the following related documents, to the extent applicable: (i) the most recent copy of any summary plan description and all written material amendments, modifications or supplements applicable to any U.S. Company Benefit Plan (and a summary of any such amendment, modification or supplement that is not in writing), (ii) the most recent annual report (Form 5500), if any, filed with the IRS, (iii) the most recently received IRS determination or opinion letter, if any, relating to a U.S. Company Benefit Plan, and (iv) the most recently prepared actuarial report for each Company Benefit Plan.

(c) Each U.S. Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither the Company nor any of its Subsidiaries has, within the prior three (3) years, taken corrective action or made a filing under any voluntary correction program of the IRS, the U.S. Department of Labor or any other Governmental Entity with respect to any U.S. Company Benefit Plan that has not been resolved prior to the date hereof, and neither the Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d) Section 3.11(d) of the Company Disclosure Schedule identifies each U.S. Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”). The IRS has issued a favorable determination, advisory or opinion letter with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened in writing), and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to result in disqualification of any Company Qualified Plan or the related trust. No trust funding any U.S. Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e) Each U.S. Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been in documentary and operational compliance with Section 409A of the Code, except, in each case as would not reasonably be expected to result in, either individually or in the aggregate, any material liability to the Company and its Subsidiaries, taken as a whole.

(f) With respect to each U.S. Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) based upon the actuarial assumptions used for funding purposes in the actuarial report prepared by such U.S. Company Benefit Plan’s actuary for funding purposes as of January 1, 2014, with respect to such U.S. Company Benefit Plan, no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, the present value of accrued benefits under each such U.S. Company Benefit Plan, based upon the actuarial assumptions used for funding purposes in the actuarial report prepared by such U.S. Company Benefit Plan’s actuary for funding purposes as of January 1, 2014, with respect to such U.S. Company Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such U.S. Company Benefit Plan allocable to such accrued benefits, (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30)-day notice requirement has not been waived has occurred in the three (3) years prior to the date hereof, (iv) all premiums required to be paid to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (v) no liability that would be material to the Company and its Subsidiaries, taken as a whole (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries, and (vi) the PBGC has not instituted proceedings to terminate any such U.S. Company Benefit Plan.

(g) None of the Company and its Subsidiaries nor any other entity which, together with the Company, would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”) has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and, during the six (6) years prior to the date hereof, none of the Company and its Subsidiaries nor, to the knowledge of the Company, any Company ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.

(h) No U.S. Company Benefit Plan provides for post-retirement health or medical or life insurance benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. The most recent plan document or summary plan description for each U.S. Company Benefit Plan that provides post-retirement health, medical, life insurance or other welfare benefits to any employee or former employee reserves the right for the Company or the applicable Subsidiary to amend, terminate or modify such plan at any time.

(i) All material contributions required to be made to any U.S. Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any U.S. Company Benefit Plan, for any period in the prior three

(3) years through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.

(j) There are no pending or, to the Company’s knowledge, threatened material claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Company’s knowledge, no set of circumstances exists that would reasonably be expected to give rise to a material claim or lawsuit, against the U.S. Company Benefit Plans, any fiduciaries thereof with respect to their duties to the U.S. Company Benefit Plans and for whom the Company has an obligation to indemnify or the assets of any of the trusts under any of the U.S. Company Benefit Plans.

(k) None of the Company and its Subsidiaries nor any Company ERISA Affiliate nor, to the Company’s knowledge, any other person, including any fiduciary whom the Company has an obligation to indemnify, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the U.S. Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries, any Company ERISA Affiliate or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any tax or penalty imposed under Section 4975 or 4976 of the Code or Section 409 or 502 of ERISA that would result in material liability to the Company and its Subsidiaries, taken as a whole.

(l) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause an acceleration of the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor (who is a natural person) of the Company or any of its Subsidiaries under a U.S. Company Benefit Plan or, to the Company’s knowledge, a Foreign Company Benefit Plan or (ii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust under a U.S. Company Benefit Plan or, to the Company’s knowledge, a Foreign Company Benefit Plan. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require the Company or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(m) No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(n) Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries taken as a whole, each Foreign Company Benefit Plan (i) if intended to qualify for special tax treatment, meets all the requirements for such treatment, (ii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, (iii) to the extent required to be registered or approved by a foreign Governmental Entity, has been registered with, or approved by, a foreign Governmental Entity and, to the Company’s knowledge, nothing has occurred that would adversely affect such registration or approval and (iv) has been maintained and operated in accordance with, and are in compliance with, their terms, all applicable laws, government taxation and funding requirements, and with any agreement entered into with a union or labor organization in all material respects. As of the date hereof, there is no pending or, to the Company’s knowledge, threatened material litigation relating to any Foreign Company Benefit Plan.

(o) Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries taken as a whole, there are no pending or, to the Company’s knowledge, threatened labor grievances or material unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other material labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or Governmental Entity applicable to employees of the Company or any of its Subsidiaries in the United States, and to the Company’s knowledge, neither the Company nor any of its Subsidiaries is a party or bound to any such arrangements described in this sentence outside of the United States. To the Company’s knowledge, there are no organizing efforts by any union or other labor organization seeking to represent any employees of the Company or any of its Subsidiaries.

3.12 Compliance with Applicable Law.

(a) Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company, the businesses (including the appointment of Agents) of each of the Company and its Subsidiaries have not, since January 1, 2012, been, and are not being, conducted in violation of any federal, state, local or foreign law, or any rule, regulation, agency requirement or published interpretation of any Governmental Entity. Without limiting the generality of the foregoing, since January 1, 2012, each Company Insurance Subsidiary and, to the knowledge of the Company and except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company, its Agents have marketed, sold and issued insurance products in compliance in all material respects with Insurance Laws applicable to the business of such Company Insurance Subsidiary and in the respective jurisdictions in which such products have been marketed, sold and issued. Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company, to the knowledge of the Company, the Company and the Company Insurance Subsidiaries have not received, since January 1, 2012, any written notice or communication of any instance of non-compliance with any such law, or any rule, regulation, agency requirement or published interpretation of any Governmental Entity that has not been cured as of the date of this Agreement. Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company, each of the Company and its Subsidiaries has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted (and has paid all fees and assessments due and payable in connection therewith).

(b) Since January 1, 2012, neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee or any other person acting on behalf of the Company or any of the Company Subsidiaries has (i) used any funds for any unlawful contribution, payment, benefit, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing; (iii) violated or is in violation of any provision of any applicable anti-bribery or anti-corruption laws (collectively, the “Anti-Corruption Laws”); or (iv) made, offered, agreed, requested or accepted any unlawful bribe or other unlawful benefit, including any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit, in the case of each of clauses (i) through (iv) of this Section 3.12(b), in connection with the operation of the businesses of the Company and its Subsidiaries. The Company and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance by the Company and its Subsidiaries with all applicable Anti-Corruption Laws.

(c) The Company and its Subsidiaries are, and since January 1, 2012 have been, conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any Governmental Entity in jurisdictions where the Company and its Subsidiaries conduct business (collectively, the “Anti-Money Laundering Laws”). The Company and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by the Company and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws.

(d) Neither the Company, nor any of its Subsidiaries, nor any director, officer or employee of the Company or any of the Company Subsidiaries, nor, to the knowledge of the Company, any agent or other person acting on behalf of the Company or any of its Subsidiaries, is currently the subject or the target of any economic sanctions administered or enforced by any Governmental Entity (collectively, “Sanctions”), nor is the Company or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions (each, a “Sanctioned Country”). For the past five (5) years, the Company and its Subsidiaries have not knowingly engaged in, are not now knowingly engaged in and will not engage in, any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country. The Company and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance by the Company and its Subsidiaries with all applicable Sanctions.

3.13 Certain Contracts.

(a) Except for those listed in Section 3.13(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, agreement, arrangement, commitment or understanding (whether written or oral), other than any Company Benefit Plans:

(i) That is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) That contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any material line of business of the Company and its Subsidiaries or upon consummation of the Merger would materially restrict the ability of Parent or any of its Subsidiaries to engage in such businesses;

(iii) That is with or to a labor union or guild (including any collective bargaining agreement);

(iv) That relates to the incurrence of indebtedness by the Company or any of its Subsidiaries in the principal amount of $100,000,000 or more, including any sale and leaseback transactions, capitalized leases and other similar financing transactions;

(v) That grants any right of first refusal, right of first offer or similar right to a third party with respect to any assets, rights or properties (x) that are material to the Company and its Subsidiaries, taken as a whole, or (y) that would be applicable to Parent or any of its Subsidiaries (other than the Surviving Corporation or any of its Subsidiaries) after the Closing;

(vi) Involving (A) the payment of more than $25,000,000 over any twelve-month period (other than any such contracts that are terminable by the Company or any of its Subsidiaries on sixty (60) days’ or less notice without any required payment or other conditions, other than the condition of notice) or (B) the payment of more than $25,000,000 payable as a result of the termination of the agreement or the consummation of the Merger;

(vii) Relating to investment management, asset management or investment advisory services that involve costs or fees in excess of $10,000,000 per year;

(viii) With an Agent accounting for more than 5% of the Company’s consolidated revenue during the year ended December 31, 2014 or the twelve-month period immediately preceding the date of this Agreement;

(ix) Entered into after January 1, 2012 or under which the Company or any of its Subsidiaries has executory indemnification or other continuing obligations, in each case, relating to the acquisition or disposition of any business or operations or any amount of assets or liabilities (whether by merger, sale of stock, sale of assets or otherwise) that would be material to the Company and its Subsidiaries taken as a whole; or

(x) That is an amendment, supplement or modification in respect of any of the foregoing.

Each contract, agreement, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and neither the Company nor any of its Subsidiaries knows of, or has received written notice of, any violation of a Company Contract by any of the other parties thereto which would reasonably be expected to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) In each case, except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company: (i) each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and the applicable counterparty or counterparties and is in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Company Contract, (iii) to the Company’s knowledge, each third-party counterparty to each Company Contract has performed all obligations required to be performed by it to date under such Company Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Contract.

3.14 Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or since January 1, 2012, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity, specific to the Company or its Subsidiaries, that, in each of any such cases, currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing or, to the Company’s knowledge, orally, since January 1, 2012, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

3.15 Derivatives. All swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements (“Derivative Contracts”) entered into for the account of or guaranteed by the Company or any of its Subsidiaries were entered into in the ordinary course of business and in accordance in all material respects with applicable rules, regulations and policies of any Regulatory Agency with jurisdiction over the Company or any such Subsidiary and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). The Company and each of its Subsidiaries have duly performed in all material respects all their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Company’s knowledge, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder. The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in its books and records and the books and records of such Subsidiaries, in each case, in accordance with GAAP consistently applied.

3.16 Environmental Matters. Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance, and since January 1, 2012, have complied, with any federal, state, local or foreign law, regulation, order, decree, permit, authorization, common law or legal requirement relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”) and have not incurred any liabilities under Environmental Laws. There are no pending or, to the knowledge of the Company, threatened legal, administrative, arbitral or other judicial proceedings, claims or actions, or, to the knowledge of the Company, any private environmental investigations or remediation activities or governmental investigations of any nature, in each case, seeking to impose on the Company or any of its Subsidiaries, or that could reasonably be likely to result in the imposition on the Company or any of its Subsidiaries of, any material liability or obligation arising under any Environmental Law. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any material liability or obligation. The Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or third party imposing any liability or obligation with respect to any Environmental Law, except for any such agreement, order, judgment, decree, letter agreement or memorandum of agreement that would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

3.17 Insurance Maintained by the Company. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and neither the Company nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, with such exceptions that would not, either individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

3.18 Investment Assets.

(a) All securities and investment assets, including bonds, notes, debentures, mortgage loans, real estate and all other instruments of indebtedness, stocks, partnerships, joint venture interests and all other equity interests, certificates issued by or interests in trusts and Derivatives held for investment (collectively, the “Investment Assets”) and carried on the books and records of the Company and its Subsidiaries as of March 31, 2015 complied in all material respects with the Company’s investment guidelines and in all material respects with all applicable Insurance Laws. As of the date hereof, there has been no material change in the overall composition of the Investment Assets held by the Company and its Subsidiaries since March 31, 2015. Each of the Company and its Subsidiaries, as applicable, has good and marketable title to all of the Investment Assets it purports to own, free and clear of all Liens other than Liens created or incurred in the ordinary course of the Company’s or any of its Subsidiaries’ investment operations consistent with past practice. The Investment Assets held by each Company Insurance Subsidiary that are included as admitted assets in any such Company Insurance Subsidiary’s statutory financial statements as of March 31, 2015 were qualified or eligible to be admitted assets of such Company Insurance Subsidiary under applicable Insurance Laws.

(b) The Company and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of their respective businesses, and the Company and its Subsidiaries have, since January 1, 2012, been in compliance with such policies, practices and procedures in all material respects.

3.19 Insurance Matters.

(a) To the knowledge of the Company, since January 1, 2012, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any Company Insurance Subsidiary (“Agent”) wrote, sold, produced, managed, administered or procured business for a Company Insurance Subsidiary, except as would not be material to the Company, such Agent was, at the time the Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced. Each of the contracts, agreements or arrangements between a Company Insurance Subsidiary and any Agent who has sold, underwritten, produced, managed, administered or issued business for or on behalf of such Company Insurance Subsidiary is, except as would not be material to the Company, valid, binding and in full force and effect in accordance with its terms. As of the date of this Agreement, no Agent individually accounting for 5% or more of the total gross GAAP premiums of all Company Insurance Subsidiaries for the year ended December 31, 2014 has indicated to the Company or any Company Insurance Subsidiary in writing or, to the knowledge of the Company, orally that such Agent will be unable or unwilling to continue its relationship as an Agent with any Company Insurance Subsidiary within twelve (12) months after the date of this Agreement. To the knowledge of the Company, as of the date of this Agreement, no Agent has been since January 1, 2012, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation), in any material respect, of any term or provision of any law, rule or regulation applicable to such Agent’s writing, sale, management, administration or production of insurance or other business for any Company Insurance Subsidiary, that is reasonably likely to be material to the Company. To the knowledge of the Company, each Agent was appointed by the Company or a Company Insurance Subsidiary in compliance in all material respects with applicable Insurance Laws and all processes and procedures undertaken with respect to such Agent were undertaken in compliance, in all material respects, with applicable Insurance Laws.

(b) The Company has made available to Parent a true and complete copy of any material internal actuarial reports prepared by actuaries with respect to any Company Insurance Subsidiary since January 1, 2014, and all attachments, addenda, supplements and modifications thereto (the “Company Actuarial Analyses”). To the knowledge of the Company, each Company Actuarial Analysis was based, in all material respects, upon an accurate inventory of policies relevant to such Company Actuarial Analysis in force for the Company Insurance Subsidiaries at the relevant time of preparation. The information and data furnished by the Company and the Company Insurance Subsidiaries to their respective actuaries in connection with the preparation of the Company Actuarial Analyses were (i) obtained from the books and records of the relevant Company Insurance Subsidiary and (ii) accurate in all material respects for the periods covered in such reports.

(c) Since January 1, 2012, the Company and the Company Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, and all contracts, agreements, arrangements and transactions in effect between any Company Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, except where the failure to make any such notices, submissions, reports, or other filings, or any non-compliance with such statutes, would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company.

3.20 Reinsurance and Coinsurance.

(a) To the knowledge of the Company, all reinsurance or coinsurance, ceded or assumed, treaties or agreements, including retrocessional agreements, under which any Company Insurance Subsidiary has any existing rights, obligations or liabilities (including all amendments, extensions, renewals, guaranties, modifications, waivers, supplements and other agreements, if any, related thereto, “Reinsurance Agreements”) are, as of the date of this Agreement, in full force and effect, except where the failure to be in full force and effect would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company.

(b) Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other party to a Reinsurance Agreement, is in breach of or in default under any Reinsurance Agreement, and, to the knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default thereunder by the Company or the Company Subsidiary party thereto or by any other party thereto, except for such breaches and defaults as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company. The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby will not violate, or result in a right to terminate, recapture, rescind or modify, any Reinsurance Agreement or any coverage provided by any party thereto, except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company.

(c) In those instances in which a Company Insurance Subsidiary is a cedent, neither the Company nor such Company Insurance Subsidiary has received any written notice that the financial condition of any other party to any Reinsurance Agreement is impaired with the result that a default thereunder may be reasonably anticipated, except in those instances in which such default would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company, and, to the knowledge of the Company, no counterparty to a Reinsurance Agreement is insolvent or the subject of a rehabilitation, liquidation, receivership or similar proceeding.

(d) Each Reinsurance Agreement is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon the Company or the Company Insurance Subsidiary party thereto and, to the knowledge of the Company, each other party thereto (except as may be limited by the Enforceability Exceptions), except for such failures to be valid and binding as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company.

(e) Each Company Insurance Subsidiary was entitled to take the credit that was taken by it in its Company SAP Statements pursuant to applicable Insurance Laws for all reinsurance and coinsurance ceded pursuant to any Reinsurance Agreement to which such Company Insurance Subsidiary was a party as of the date of the applicable Company SAP Statement. With respect to any Reinsurance Agreement for which any Company Insurance Subsidiary is taking credit on its most recent Company SAP Statements or has taken credit on any of its Company SAP Statements from and after January 1, 2014, (i) there have been no separate written or oral agreements between such Company Insurance Subsidiary and the assuming reinsurer that would under any circumstances materially reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Reinsurance Agreement, other than inuring to reinsurance contracts that are specifically defined in any such Reinsurance Agreement, (ii) for each currently in-force Reinsurance Agreement for which risk transfer is not reasonably considered to be self-evident, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment, to the extent required by SAP, is available for review by the respective domiciliary Insurance Regulator for each of the Company Insurance Subsidiaries, (iii) each Company Insurance Subsidiary complies and, since January 1, 2014, has complied, in all material respects with the applicable requirements of SAP related to the credit taken and (iv) each Company Insurance Subsidiary has, and, since January 1, 2014, has had, appropriate controls in place to monitor the use by it of reinsurance and comply with the provisions of SAP that are relevant to such use.

(f) Since January 1, 2014, none of the Company or the Company Insurance Subsidiaries has received written notice from any counterparty to a Reinsurance Agreement that any material amount of reinsurance ceded by a Company Insurance Subsidiary will be uncollectible or otherwise defaulted upon or that there is a dispute with respect to any amounts recoverable or payable by the Company or a Company Insurance Subsidiary pursuant to such Reinsurance Agreement.

3.21 Forms and Rates. Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company, (i) all insurance contracts, policies, binders, slips, certificates and other agreements of insurance (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) issued by the Company Insurance Subsidiaries and any and all marketing materials related thereto are, to the extent required under applicable Insurance Laws, on forms approved by the applicable Regulatory Agency that have been filed and, as appropriate, either approved or not objected to by such Regulatory Agency within the period provided for objection (the “Forms”) and such Forms comply with the Insurance Laws applicable thereto; (ii) with respect to premium rates established by the Company Insurance Subsidiaries that are required to be filed with or approved by the applicable Regulatory Agency, the rates have been so filed or approved, the premiums charged conform thereto, and such premiums comply with the Insurance Laws applicable thereto; and (iii) all such insurance contracts, policies and marketing materials comply with applicable Insurance Laws and have been administered by the Company Insurance Subsidiaries in accordance with applicable Insurance Laws and the terms of the applicable insurance contracts.

3.22 Reports of Examination. To the knowledge of the Company, no Insurance Regulator that noted any deficiencies or violations in any reports of examination since January 1, 2012 has advised the Company or the applicable Company Insurance Subsidiary of any intention to commence any material regulatory proceeding or to otherwise take any material disciplinary action against such Company Insurance Subsidiary based upon such deficiencies or violations.

3.23 Real Property. Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company, the Company or one of its Subsidiaries (a) has good and marketable title to all real property reflected in the latest audited balance sheet included in such Company SEC Reports as being owned by the Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively, with the Owned Properties, the “Property” ), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of the Company, the lessor. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against any Property that is material to the Company. Other than the Owned Properties, neither the Company nor any of its Subsidiaries owns any real property.

3.24 Intellectual Property.

(a) Each item of registered or issued Registered Owned Intellectual Property is subsisting and, to the Company’s knowledge, valid and enforceable.

(b) To the knowledge of the Company, the Company and its Subsidiaries are the sole and exclusive owners of all Owned Intellectual Property and hold all right, title and interest in and to all Owned Intellectual Property, free and clear of any Liens. The Owned Intellectual Property is not subject to any outstanding order, judgment or decree limiting or adversely affecting the use thereof by the Company or any of its Subsidiaries.

(c) To the knowledge of the Company: (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens other than any Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted; (ii) the conduct of the respective business of the Company and each of its Subsidiaries does not infringe, misappropriate or otherwise violate, and in the three-year period prior to the date of this Agreement has not infringed, misappropriated or otherwise violated, the Intellectual Property rights of any person; and (iii) no person is challenging, infringing, misappropriating or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or its Subsidiaries.

(d) The Company and each of its Subsidiaries have taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of, and any proprietary rights in, all Trade Secrets included in the Owned Intellectual Property.

(e) The Amended and Restated Trademark Coexistence Agreement between Chubb International Holdings Limited (and its affiliates) and the Company, dated as of November 20, 2007 (the “Coexistence Agreement”), is valid and binding on the Company and its Subsidiaries and, to the knowledge of the Company, the current counterparty thereto and its affiliates and is in full force and effect. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, the historical or current counterparties to the Coexistence Agreement (including Chubb International Holdings Limited and its successors in interest under the Coexistence Agreement), or any affiliate of any such counterparty, is in breach thereof or in default thereunder and, to the knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default thereunder by the Company or its Subsidiaries or the counterparty thereto. Neither the Coexistence Agreement nor any rights or obligations thereunder have been assigned by the Company, or to the knowledge of the Company, by Chubb International Holdings Limited. Other than the Coexistence Agreement, neither the Company nor any of its Subsidiaries is a party to any other agreement, including any coexistence, license, co-ownership or settlement agreement, with respect to any Trademarks owned by the Company or any of its Subsidiaries.

(f) For purposes of this Agreement:

(i) “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos and other indications of source or origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application (“Trademarks”); patents, applications for patents (including divisions, continuations, continuations in part and provisional and renewal applications), and any re-examinations, extensions or reissues thereof, in any jurisdiction (“Patents”); any confidential and proprietary information, including trade secrets, processes, proprietary formula, design, know-how, methods, techniques, software programs (including all source code, object code, firmware, programming tools or documentation), vendor lists, customer lists, databases and compilations, including any and all data and collections of data and all documentation and media constituting, describing or relating to the above (“Trade Secrets”); and copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof (“Copyrights”);

(ii) “Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries;

(iii) “Registered Intellectual Property” means all Trademark registrations and applications for registration (including internet domain name registrations), Copyright registrations and applications for registration, issued Patents and Patent applications; and

(iv) “Registered Owned Intellectual Property” means all of the Registered Intellectual Property owned by, or purported to be owned by, filed in the name of or applied for by the Company or any of its Subsidiaries.

3.25 Information Systems and Data Security.

(a) To the Company’s knowledge: (i) the computer, information technology and data processing systems, facilities and services used by the Company and each of its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are reasonably sufficient for the conduct of the respective businesses of the Company and such Subsidiaries as currently conducted; and (ii) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of the Company and each of its Subsidiaries as currently conducted.

(b) The Company and each of its Subsidiaries has (i) complied in all material respects with its published privacy policies and internal privacy policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information (including personal, private, health or financial information about individual policyholders, customers, consumers or benefits recipients) and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To the Company’s knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company, any of its Subsidiaries or any other person, except as would not, either individually or in the aggregate, reasonably be likely to be material to the Company.

(c) Except as would not, either individually or in the aggregate, reasonably be likely to be material to the Company, to the Company’s knowledge, no third party has gained unauthorized access to any Systems owned or controlled by the Company or any of its Subsidiaries, and the Company and each of its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Except as would not, either individually or in the aggregate, reasonably be likely to be material to the Company, the Company and each of its Subsidiaries has implemented and maintains security, backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the security and operation of the respective businesses of the Company and each of its Subsidiaries.

3.26 Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Company Subsidiaries) on the other hand, of the type required to be reported in any Company SEC Report pursuant to Item 404 of Regulation S-K of the SEC.

3.27 State Takeover Laws. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any provisions of the takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).

3.28 Opinion. Prior to the execution of this Agreement, the Company has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Guggenheim, to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

3.29 Company Information. The information relating to the Company and its Subsidiaries that is provided by the Company or its representatives for inclusion in (a) the Joint Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock and at the time of the Company Meeting, (b) in the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of the Company incorporated by reference in the Joint Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement relating to the Company and its Subsidiaries and other portions within the reasonable control of the Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Parent or its Subsidiaries for inclusion in the Joint Proxy Statement or the S-4.

3.30 Books and Records. The books and records of account of the Company and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein.

3.31 No Other Representations or Warranties.

(a) Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective properties, businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties.

(b) The Company acknowledges and agrees that none of Parent, Merger Sub or any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (i) as disclosed in the disclosure schedule delivered by Parent and Merger Sub to the Company prior to the execution hereof (the “Parent Disclosure Schedule”), provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent or Merger Sub that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have a Material Adverse Effect on Parent or Merger Sub, and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections; or (ii) as disclosed in any Parent SEC Reports filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Corporate Organization.

(a) Parent has been duly created for an unlimited duration and is validly existing as a company limited by shares (Aktiengesellschaft) under the laws of Switzerland. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent. True and complete copies of Parent’s Articles of Association and Organizational Regulations, as in effect as of the date of this Agreement, have previously been made available by Parent to the Company.

(b) Each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified and, where applicable, in good standing would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Parent to pay dividends or distributions except as required by applicable law and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. Merger Sub is a wholly owned subsidiary of Parent.

(c) Each of the Parent Subsidiaries through which Parent conducts its insurance operations (collectively, the “Parent Insurance Subsidiaries”) is (i) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Parent SAP Statements, except where the failure to be so licensed or authorized would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent.

4.2 Capitalization.

(a) The issued share capital of Parent consists of CHF 8,279,402,749.80, divided into 342,832,412 shares, par value CHF 24.15 per share, which may be increased (i) by an amount not exceeding CHF 796,950,000.00 through the issuance of a maximum of 33,000,000 shares, par value CHF 24.15 per share, through the exercise of conversion and/or option or warrant rights granted in connection with bonds, notes or similar instruments, issued or to be issued by Parent or by Subsidiaries of Parent, including convertible debt instruments, (ii) by an amount not exceeding CHF 613,673,935.35 through the issuance of a maximum of 25,410,929 shares, par value CHF 24.15 per share, in connection with the exercise of option rights granted to any employee of Parent or any of its Subsidiaries, and any consultant, director, or other person providing services to Parent or any of its Subsidiaries and (iii) until May 15, 2016, by an amount not exceeding CHF 3,381,000,000.00 through the issue of up to 140,000,000 shares, par value CHF 24.15 per share. As of the date of this Agreement, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding, other than (i) 342,832,412 Parent Common Shares issued and 323,700,327 Parent Common Shares outstanding, (ii) 19,157,085 Parent Common Shares held in treasury and (iii) 25,410,929 Parent Common Shares reserved for issuance under the employee and director stock plans of Parent or Subsidiaries of Parent in effect as of the date of this Agreement (the “Parent Stock Plans”), which number includes (A) 1,916,544 Parent Common Shares reserved for issuance in respect of outstanding awards of restricted Parent Common Shares (or units representing such shares, assuming maximum performance, if applicable) under a Parent Stock Plan and (B) 10,708,921 Parent Common Shares reserved for issuance upon exercise of options issued pursuant to a Parent Stock Plan. All the issued and outstanding Parent Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Parent may vote are issued or outstanding. Other than the Parent Stock Plans, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent or its Subsidiaries to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Parent or any of its Subsidiaries has a contractual or other obligation to the voting or transfer of the Parent Common Shares or other equity interests of Parent.

(c) Parent owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Parent Subsidiaries, free and clear of any Liens, and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of each of Parent and Merger Sub. The Board of Directors of Parent has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Parent and its shareholders, and has directed that this Agreement and the transactions contemplated hereby be submitted to its shareholders for approval at a duly held meeting of such shareholders and has adopted resolutions to the foregoing effect. The Board of Directors of Merger Sub has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Merger Sub and its shareholder, and has adopted a resolution to the foregoing effect. The sole shareholder of Merger Sub has approved this Agreement and the transactions contemplated hereby at a duly held meeting or by written consent. Except for the approval of (i) (x) (1) the issuance of Parent Common Shares pursuant to this Agreement, (2) the election of 4 current directors of the Company to the Board of Directors of Parent, in each case, effective as of the Effective Time and (3) an increase in the maximum aggregate compensation for the Board of Directors of

Parent to provide for compensation for the directors elected in accordance with clause (2) for the period from the Effective Time until the first annual general meeting of Parent following the Effective Time and (y) the amendment of Parent’s Articles of Association to increase the share capital of Parent by, in the case of (x), a majority of votes cast and, in the case of (y), at least two-thirds of the represented share votes and the absolute majority of the represented shares par value at the Parent Meeting (the “Requisite Parent Vote”), and (ii) the amendment of Parent’s Articles of Association to change Parent’s name in accordance with Section 6.22 by a majority of votes cast with respect to such amendment, no other corporate proceedings on the part of either Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The Parent Common Shares to be issued in the Merger will have been validly authorized immediately prior to the Effective Time and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by each of Parent and Merger Sub, nor the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, nor compliance by each of Parent and Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the organizational documents of Parent or Merger Sub, as applicable, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Merger Sub or any of their Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent, Merger Sub or any of their Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Parent, Merger Sub or any of their Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent.

4.4 Consents and Approvals. Except for (i) the filing of applications, filings and notices with the applicable Governmental Entities (including with Insurance Regulators under applicable Insurance Laws), as applicable, set forth in Section 4.4 of the Parent Disclosure Schedule and, where noted therein, the approval of such applications, filings and notices, (ii) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (iii) the filing of the Certificate of Merger with the New Jersey Secretary pursuant to the NJBCA, (iv) the filing of any notices or other filings under the HSR Act and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Parent Common Shares pursuant to this Agreement and the approval of the listing of such Parent Common Shares on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by each of Parent and Merger Sub of this Agreement or (B) the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby. As of the date hereof, neither Parent nor Merger Sub is aware of any reason why all necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

4.5 Reports.

(a) Parent and each of its Subsidiaries have filed (or furnished, as applicable) in material compliance with applicable law or regulation all material reports, statements, documents, registrations, filings or submissions, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2012 with any Regulatory Agency, including any material report, statement, document, registration, filing or submission required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for examinations of Parent and its Subsidiaries conducted by a Governmental Entity in the ordinary course of business, no Governmental Entity has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2012. Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent, there (x) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries, and (y) have been no unresolved formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since January 1, 2012.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2013 (the “Parent SEC Reports”) is publicly available. No such Parent SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or material unresolved issues raised by, the SEC with respect to any of the Parent SEC Reports.

4.6 Financial Statements.

(a) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP, consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, since January 1, 2012, and are being maintained in all material respects in accordance with GAAP, and any other applicable legal and accounting requirements. PricewaterhouseCoopers LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) None of Parent, Merger Sub or any of their respective Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2015 or in connection with this Agreement and the transactions contemplated hereby or (iii) liabilities that are not material to Parent and its Subsidiaries, taken as a whole.

(c) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent. Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the Audit Committee of Parent’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Parent, any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Copies of any such disclosures were made in writing by management to Parent’s auditors and Audit Committee and a copy has previously been made available to the Company. To the knowledge of Parent, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, prior to the Closing Date.

(d) Since January 1, 2012, (i) none of Parent, Merger Sub or any of their respective Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent, Merger Sub or any of their respective Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Parent, oral, regarding the accounting, auditing or actuarial practices, procedures, methodologies or methods (including with respect to reserves) of Parent, Merger Sub or any of their respective Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Parent, Merger Sub or any of their respective Subsidiaries has engaged in questionable accounting, auditing or actuarial practices, and (ii) no attorney representing Parent, Merger Sub or any of their respective Subsidiaries, whether or not employed by Parent, Merger Sub or any of their respective Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent, Merger Sub or any of their respective officers, directors or employees to the Board of Directors of either Parent or Merger Sub or any committee thereof or to the knowledge of Parent, to any director or officer of Parent or Merger Sub.

(e) The annual statutory statements for each of the years ended December 31, 2012, December 31, 2013 and December 31, 2014, and quarterly statutory statements for the quarter ended March 31, 2015, in each case, as filed with the Insurance Regulator of the jurisdiction in which the applicable Parent Insurance Subsidiary is domiciled or commercially domiciled (collectively, the “Parent SAP Statements”), with respect to each of the Parent Insurance Subsidiaries, were prepared in all material respects in conformity with SAP applied on a consistent basis and present fairly, in all material respects, to the extent required by and in conformity with SAP, the statutory financial condition of such Parent Insurance Subsidiary at the respective dates and the results of operations, changes in statutory capital and surplus and cash flow of such Parent Insurance Subsidiary for each of the periods then ended. The Parent SAP Statements were filed with the applicable Insurance Regulator in a timely fashion on forms prescribed or permitted by such Insurance Regulator. No deficiencies or violations material to the financial condition of any of the Parent Insurance Subsidiaries, either individually or in the aggregate, have been asserted in writing by any Insurance Regulator that have not been cured or otherwise resolved to the satisfaction of such Insurance Regulator. The quarterly and annual statements of each Parent Insurance Subsidiary filed on or after the date of this Agreement and prior to the Closing, when filed with the applicable Insurance Regulators of the applicable jurisdictions, will present fairly in all material respects, to the extent required by and in conformity with SAP, the statutory financial condition of such Parent Insurance Subsidiary at the respective dates indicated and the results of operations, changes in capital and surplus and cash flow of such Parent Insurance Subsidiary for each of the periods therein specified (subject to normal year-end adjustments) and will be filed in a timely fashion on forms prescribed or permitted by the relevant Insurance Regulator. Since the year ended December 31, 2013, the annual consolidated balance sheets (statutory basis) and consolidated statements of operations (statutory basis) included in the Parent SAP Statements have been audited by PricewaterhouseCoopers LLP.

(f) The reserves for claims, losses (including incurred but not reported losses) and loss adjustment expenses (whether allocated or unallocated), as reflected in each of the Parent SEC Reports and Parent SAP Statements, (i) were established at levels consistent in all material respects with generally accepted actuarial standards consistently applied and fairly stated in accordance with sound actuarial principles, (ii) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years, and (iii) were in compliance in all material respects with the requirements of all applicable Insurance Laws with respect to the establishment of reserves. The provision for uncollectible reinsurance as reflected in each of the Parent SEC Reports (x) was computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding provisions in the prior fiscal years, and (y) was established in all material respects in accordance with GAAP.

4.7 Broker’s Fees. None of Parent, Merger Sub or any of their respective Subsidiaries, nor any of their respective officers or directors, have employed any broker, finder or financial advisor, or incurred any liability for any broker’s fees, commissions or finder’s fees, in each case, in connection with the Merger or related transactions contemplated by this Agreement, other than Morgan Stanley & Co. LLC (“Morgan Stanley”).

4.8 Absence of Certain Changes or Events. Since December 31, 2014, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent. Since December 31, 2014, Parent, Merger Sub and their respective Subsidiaries have carried on their respective businesses in the ordinary course.

4.9 Legal and Regulatory Proceedings.

(a) None of Parent, Merger Sub or any of their respective Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent, Merger Sub or any of their respective Subsidiaries or any of their current or former directors or executive officers (i) that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, or (ii) of a material nature challenging the validity or propriety of this Agreement.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, Merger Sub, any of their respective Subsidiaries or the assets of Parent, Merger Sub or any of their respective Subsidiaries that is material to Parent and its Subsidiaries, taken as a whole.

4.10 Taxes and Tax Returns.

(a) (i) Each of Parent and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects; (ii) neither Parent nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return; (iii) all material Taxes of Parent and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid; (iv) each of Parent and its Subsidiaries has collected or withheld all material Taxes required to have been collected or withheld and to the extent required by applicable law have paid such amounts to the proper governmental authority or other person; (v) neither Parent nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect; (vi) the material income Tax Returns of Parent and its Subsidiaries for all years up to and including December 31, 2011 have been examined by the relevant Tax authority or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (vii) no deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries; (viii) there are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries; (ix) in the last six (6) years, neither Parent nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Parent or any of its Subsidiaries was required to file any Tax Return that was not filed; (x) Parent has made available to the Company true, correct, and complete copies of any ruling requests to a Tax authority, technical advice memorandum received from a Tax authority, voluntary compliance program statement or similar agreement, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years; (xi) Parent and each of its Subsidiaries has systems, processes and procedures in place in order to materially comply with Sections 1471 through 1474 (FATCA) of the Code and any similar provision of foreign law; (xii) there are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Parent or any of its Subsidiaries; (xiii) neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries); (xiv) neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent or one of its Subsidiaries) or (B) has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; (xv) neither Parent nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code; and (xvi) neither Parent nor any of its Subsidiaries has participated in or been a party to any “listed transaction” or “prohibited reportable transaction” (each as defined in Section 4965(e) of the Code).

(b) Parent and its Subsidiaries have made adequate provision as of March 31, 2015 (in accordance with GAAP and SAP) for any material Taxes that were not yet due and payable for all taxable periods, or portions thereof, prior to the date thereof.

4.11 Compliance with Applicable Law.

(a) Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent, the businesses (including the appointment of Agents) of each of the Parent and its Subsidiaries have not, since January 1, 2012, been, and are not being, conducted in violation of any federal, state, local or foreign law, or any rule, regulation, agency requirement or published interpretation of any Governmental Entity. Without limiting the generality of the foregoing, since January 1, 2012, each Parent

Insurance Subsidiary and, to the knowledge of Parent and except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent, its Agents have marketed, sold and issued insurance products in compliance in all material respects with Insurance Laws applicable to the business of such Parent Insurance Subsidiary and in the respective jurisdictions in which such products have been marketed, sold and issued. Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent, to the knowledge of Parent, Parent and the Parent Insurance Subsidiaries have not received, since January 1, 2012, any written notice or communication of any instance of non-compliance with any such law, or any rule, regulation, agency requirement or published interpretation of any Governmental Entity that has not been cured as of the date of this Agreement. Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent, each of Parent and its Subsidiaries has obtained and is in compliance with all Licenses necessary to conduct its business as presently conducted (and has paid all fees and assessments due and payable in connection therewith).

(b) Parent, Merger Sub and their respective Subsidiaries are, and since January 1, 2012 have been, conducting operations at all times in compliance in all material respects with applicable Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions.

4.12 Certain Contracts.

(a) Each contract, agreement, arrangement, commitment or understanding (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Parent, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Parent Contract”), and, to the knowledge of Parent, there has been no violation of any Parent Contract by any of the other parties thereto that would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, (i) each Parent Contract is valid and binding on Parent or one of its Subsidiaries, as applicable, and the applicable counterparty or counterparties and is in full force and effect, (ii) Parent or, as applicable, each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Parent Contract, (iii) to Parent’s knowledge, each third-party counterparty to each Parent Contract has performed all obligations required to be performed by it prior to the date hereof under such Parent Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time, or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Contract.

4.13 Agreements with Regulatory Agencies. Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or since January 1, 2012, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity, specific to Parent or its Subsidiaries, that, in each of any such cases, currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised in writing or, to Parent’s knowledge, orally, since January 1, 2012, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Parent Regulatory Agreement.

4.14 Environmental Matters. Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent, Parent and its Subsidiaries are in compliance, and since January 1, 2012, have complied, with any Environmental Laws and have not incurred any liabilities under Environmental Laws. There are no pending or, to the knowledge of Parent, threatened legal, administrative, arbitral or other judicial proceedings, claims or actions, or, to the knowledge of Parent, any private environmental investigations or remediation activities or governmental investigations of any nature, in each case, seeking to impose on Parent or any of its Subsidiaries, or that could reasonably be likely to result in the imposition on Parent or any of its Subsidiaries of, any material liability or obligation arising under any Environmental Law. To the knowledge of Parent, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any material liability or obligation. Parent is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or third party imposing any liability or obligation with respect to any Environmental Law, except for any such agreement, order, judgment, decree, letter agreement or memorandum of agreement that would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent.

4.15 Insurance Maintained by Parent. Parent and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Parent reasonably has determined to be prudent and consistent with industry practice, and neither Parent nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Parent and its Subsidiaries, Parent or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, with such exceptions that would not, either individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole.

4.16 Derivatives. All Derivative Contracts entered into for the account of or guaranteed by Parent or any of its Subsidiaries were entered into in the ordinary course of business and in accordance in all material respects with applicable rules, regulations and policies of any Regulatory Agency with jurisdiction over Parent or any such Subsidiary and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Parent or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Parent and each of its Subsidiaries have duly performed in all material respects all their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Parent’s knowledge, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder. The financial position of Parent and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in its books and records and the books and records of such Subsidiaries, in each case, in accordance with GAAP consistently applied.

4.17 Insurance Matters.

(a) To the knowledge of Parent, since January 1, 2012, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any Parent Insurance Subsidiary (“Parent Agent”) wrote, sold, produced, managed, administered or procured business for a Parent Insurance Subsidiary, except as would not be material to Parent, such Parent Agent was, at the time the Parent Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced. Each of the contracts, agreements or arrangements between a Parent Insurance Subsidiary and any Parent Agent who has sold, underwritten, produced, managed, administered or issued business for or on behalf of such Parent Insurance Subsidiary is, except as would not be material to Parent, valid, binding and in full force and effect in accordance with its terms. As of the date of this Agreement, no Parent Agent individually accounting for 5% or more of the total gross GAAP premiums of all Parent Insurance

Subsidiaries for the year ended December 31, 2014 has indicated to Parent or any Parent Insurance Subsidiary in writing that such Parent Agent will be unable or unwilling to continue its relationship as a Parent Agent with any Parent Insurance Subsidiary within twelve (12) months after the date of this Agreement. To the knowledge of Parent, as of the date of this Agreement, no Parent Agent has been since January 1, 2012, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation), in any material respect, of any term or provision of any law, rule or regulation applicable to such Parent Agent’s writing, sale, management, administration or production of insurance or other business for any Parent Insurance Subsidiary, that is reasonably likely to be material to Parent. To the knowledge of Parent, each Parent Agent was appointed by Parent or Parent Insurance Subsidiary in compliance in all material respects with applicable Insurance Laws and all processes and procedures undertaken with respect to such Parent Agent were undertaken in compliance, in all material respects, with applicable Insurance Laws.

(b) Since January 1, 2012, Parent and the Parent Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, and all contracts, agreements, arrangements and transactions in effect between any Parent Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, except where the failure to make any such notices, submissions, reports, or other filings, or any non-compliance with such statutes, would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent.

4.18 Reinsurance and Coinsurance.

(a) To the knowledge of Parent, all reinsurance or coinsurance, ceded or assumed, treaties or agreements, including retrocessional agreements, under which any Parent Insurance Subsidiary has any existing rights, obligations or liabilities (including all amendments, extensions, renewals, guaranties, modifications, waivers, supplements and other agreements, if any, related thereto, “Parent Reinsurance Agreements”) are, as of the date of this Agreement, in full force and effect, except where the failure to be in full force and effect would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent.

(b) Neither Parent nor any Parent Subsidiary nor, to the knowledge of Parent, any other party to a Parent Reinsurance Agreement is in breach of or in default under any Parent Reinsurance Agreement, and, to the knowledge of Parent, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default thereunder by Parent or the Parent Subsidiary party thereto or by any other party thereto, except for such breaches and defaults as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent. The execution, delivery and performance of this Agreement by Parent and the consummation of the Merger and the other transactions contemplated hereby will not violate, or result in a right to terminate, recapture, rescind or modify, any Parent Reinsurance Agreement or any coverage provided by any party thereto, except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent.

(c) In those instances in which a Parent Insurance Subsidiary is a cedent, neither Parent nor such Parent Insurance Subsidiary has received any written notice that the financial condition of any other party to any Parent Reinsurance Agreement is impaired with the result that a default thereunder may be reasonably anticipated, except in those instances in which such default would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent, and, to the knowledge of Parent, no counterparty to a Parent Reinsurance Agreement is insolvent or the subject of a rehabilitation, liquidation, receivership or similar proceeding.

(d) Each Parent Reinsurance Agreement is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon Parent or the Parent Insurance Subsidiary party thereto and, to the knowledge of Parent, each other party thereto (except as may be limited by the Enforceability Exceptions), except for such failures to be valid and binding as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent.

4.19 Forms and Rates. Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent, (i) all insurance contracts, policies, binders, slips, certificates and other agreements of insurance (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) issued by the Parent Insurance Subsidiaries and any and all marketing materials related thereto are, to the extent required under applicable Insurance Laws, on forms approved by the applicable Regulatory Agency that have been filed and, as appropriate, either approved or not objected to by such Regulatory Agency within the period provided for objection and such forms comply with the Insurance Laws applicable thereto; (ii) with respect to premium rates established by the Parent Insurance Subsidiaries that are required to be filed with or approved by the applicable Regulatory Agency, the rates have been so filed or approved, the premiums charged conform thereto, and such premiums comply with the Insurance Laws applicable thereto; and (iii) all such insurance contracts, policies and marketing materials comply with applicable Insurance Laws and have been administered by the Parent Insurance Subsidiaries in accordance with applicable Insurance Laws and the terms of the applicable insurance contracts.

4.20 Reports of Examination. To the knowledge of Parent, no Insurance Regulator that noted any deficiencies or violations in any reports of examination since January 1, 2012 has advised Parent or the applicable Parent Insurance Subsidiary of any intention to commence any material regulatory proceeding or to otherwise take any material disciplinary action against such Parent Insurance Subsidiary based upon such deficiencies or violations.

4.21 Parent Information. The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in (a) the Joint Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock and at the time of the Company Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Parent incorporated by reference in the Joint Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of the Company or its Subsidiaries for inclusion in the Joint Proxy Statement or the S-4.

4.22 Financing. Parent has, or will have available to it on or prior to the Closing Date, all funds necessary to satisfy its obligations hereunder.

4.23 No Other Representations or Warranties.

(a) Except for the representations and warranties made by each of Parent and Merger Sub in this Article IV, none of Parent, Merger Sub or any other person makes any express or implied representation or warranty with respect to Parent, Merger Sub, their respective Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each of Parent and Merger Sub hereby disclaims any such other representations or warranties.

(b) Each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business of the Company Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), required by law, regulation or mandatory policies imposed by any Governmental Entity or as consented to in writing by Parent (such consent not to be unreasonably withheld), (a) the Company shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (b) each of Parent and the Company shall, and shall cause their respective Subsidiaries to, take no action that would reasonably be likely to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2 Company Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.2 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, regulation or mandatory policies imposed by any Governmental Entity, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld):

(a) other than in the ordinary course of business, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any Company Subsidiary listed on Section 3.1(b) of the Company Disclosure Schedule);

(b) (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends (and, with respect to Company Equity Awards or Company Deferred Units, as and if applicable, dividend equivalents) by the Company at a rate not in excess of $0.57 per share of Company Common Stock, as increased in the discretion of the Company’s Board of Directors by not more than $0.07 per share in respect of dividends declared after December 31, 2015, (B) dividends paid by any Company Subsidiary to the Company or any of its wholly owned Subsidiaries or (C) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards or Company Deferred Units, in each case in accordance with past practice and, if applicable, the terms of the applicable award agreements, Company Stock Plan or Company Non-Qualified Plan);

(iii) grant any stock options, stock appreciation rights, performance units, restricted stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of its capital stock; or

(iv) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock, except for the issuance of shares upon the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards or Company Deferred Units;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Company Subsidiary, or cancel, release or assign any indebtedness to any such person, in each case, other than in the ordinary course of business;

(d) acquire assets with a value or purchase price in the aggregate in excess of $5,000,000 in any transaction or series of related transactions, other than acquisitions of Investment Assets in the ordinary course of the Company’s or any of its Subsidiaries’ investment operations that are in accordance with the investment guidelines as in effect as of the date of this Agreement of the Company or such Subsidiary, as applicable;

(e) other than loans, advances, guarantees or capital contributions to or investments in any person made in the ordinary course of the Company’s or any of its Subsidiaries’ investment operations consistent with past practice, make any loans, advances, guarantees or capital contributions to or investments in any person (other than the Company or any Company Subsidiary listed on Section 3.1(b) of the Company Disclosure Schedule; provided that the Company shall consult with Parent prior to making any loan, advance or capital contribution to or investment in any Subsidiary that would decrease the cash and liquid assets owned and held by the Company) in excess of $1,000,000 in the aggregate;

(f) make, or commit to make, any capital expenditures in excess of $5,000,000 in the aggregate;

(g) (i) terminate, materially amend, or waive any material provision of, any Company Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or (ii) enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

(h) except as required under applicable law or the terms of any Company Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit of any current or former employee, officer, director or consultant (who is a natural person), (ii) amend any employee benefit or compensation plan, program, policy or arrangement for the benefit of any current or former employee, officer, director or consultant (who is a natural person), (iii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant (who is a natural person), (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, or collective bargaining agreement or arrangement, (vii) fund any rabbi trust, (viii) terminate the employment or services of any employee in Salary Band 12 or above, other than for cause or for performance-related reasons, or (ix) hire any employee with a base salary greater than $275,000, and excluding, for the avoidance of doubt, any agent;

(i) settle any material claim, suit, action or proceeding relating to claims made under any insurance contracts, policies, binders, slips, certificates and other agreements of insurance issued by the Company Insurance Subsidiaries, except in the ordinary course of business;

(j) settle any material claim, suit, action or proceeding (other than claims, suits, actions or proceedings described in Section 5.2(i)), except in the ordinary course of business and in an amount and for consideration not in excess of $5,000,000 individually or $10,000,000 in the aggregate or that would not impose any material restriction or cost on the business of it or its Subsidiaries or the Surviving Corporation or affect the Merger and the other transactions contemplated hereby;

(k) except in the ordinary course of business consistent with past practice and except between or among the Company and its Subsidiaries, enter into any new Reinsurance Agreement or other reinsurance transaction; it being understood that nothing in this Section 5.2(k) shall restrict or prohibit the Company or any of its Subsidiaries from modifying, terminating or extending, in the ordinary course of business consistent with past practice, any Reinsurance Agreement that is in effect as of the date of this Agreement;

(l) make any filings with any Governmental Entity relating to the withdrawal or surrender of any License held by the Company or any of its Subsidiaries, or the withdrawal by any of the Company or any of its Subsidiaries from any lines or kinds of business;

(m) amend the Company Certificate, Company Bylaws or comparable governing documents of its Significant Subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act);

(n) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(o) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(p) except in the ordinary course of business consistent with past practice or as may be required by (or, in the reasonable good faith judgment of the Company, advisable under) GAAP, applicable SAP, any Governmental Entity or applicable laws, rules or regulations, alter or amend in any material respect any existing underwriting, reserving, hedging, marketing, pricing, risk management, reinsurance, claim handling, loss control, investment, or actuarial practice guideline or policy of the Company or any Company Insurance Subsidiary, or any material assumption underlying an actuarial practice or policy;

(q) enter into or engage in (through acquisition, product extension or otherwise) the business of selling any products or services materially different from products or services of the Company and its Subsidiaries as of the date of this Agreement or enter into or engage in new lines of business (as such term is defined in the National Association of Insurance Commissioners’ instructions for the preparation of the annual statement form or in comparable instructions of the relevant Insurance Regulator);

(r) other than in the ordinary course of business consistent with past practice, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or materially change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes;

(s) knowingly take, or, to the extent feasible, fail to prevent, any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of (i) Parent, the Company or any of their respective Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or (ii) the Company to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby; or

(t) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors body in support of, any of the actions prohibited by this Section 5.2.

5.3 Parent and Merger Sub Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.3 of the Parent Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by law, regulation or mandatory policies imposed by any Governmental Entity, each of Parent and Merger Sub shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (such consent not to be unreasonably withheld):

(a) adjust, split, combine or reclassify any capital stock;

(b) amend the Parent’s Articles of Association or Organizational Regulations, or the organizational documents of any of its Subsidiaries, in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Company Common Stock or adversely affect the holders of Company Common Stock relative to holders of Parent Common Shares or that would materially impede Parent’s ability to consummate the transactions contemplated by this Agreement on a timely basis;

(c) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by Parent at a rate not in excess of $0.67 per Parent Common Share, as increased in the discretion of Parent’s Board of Directors by not more than $0.04 per share in respect of dividends declared after Parent’s 2016 Annual General Meeting, (B) dividends paid by any Parent Subsidiary to the Parent or any of its wholly owned Subsidiaries, (C) the acceptance of Parent Common Shares as payment for the exercise price of, for withholding taxes incurred in connection with the exercise of or the vesting or settlement of, as applicable, Parent equity-based awards, in each case in accordance with past practice and the terms of the applicable award agreements and plan documents or (D) repurchases of Parent Common Shares in the ordinary course of business consistent with past practices (including as to volume) at then-prevailing market prices pursuant to Parent’s share repurchase program as in effect from time to time);

(d) except as may be required by applicable law, regulation or mandatory policies imposed by any Governmental Entity, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (ii) take, or omit to take, any action where such action or omission is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied; or

(e) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Parent and the Company shall promptly prepare and file with the SEC, no later than forty-five (45) days after the date of this Agreement, the Joint Proxy Statement, and Parent shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and each of the Company and Parent shall thereafter mail or deliver the Joint Proxy Statement to its shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than sixty (60) days after the date of this Agreement, Parent and the Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals. Parent and the Company shall each use, and shall each cause their applicable Subsidiaries to use, their respective reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals). Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality and subject to applicable laws relating to the exchange of information. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement, and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c) Each of Parent and the Company shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Parent or the Company to take, or commit to take, any action or agree to any condition or restriction that would reasonably be likely to have a material and adverse effect on Parent and its Subsidiaries, taken as a whole, giving effect to the Merger (with such materiality measured on a scale relative to the Company and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”).

(d) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Each of Parent and the Company agrees, as to itself and its Subsidiaries, (i) that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Meeting and the Parent Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statement was made, not misleading. Each of Parent and the Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Joint Proxy Statement.

(e) Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will not be timely received.

(f) The Company shall deliver to Parent, prior to the Closing, a statement in form and substance reasonably acceptable to Parent certifying that the Company has at no time during the past five (5) years been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

6.2 Access to Information; Cooperation.

(a) Upon reasonable notice and subject to applicable laws, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of Parent reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, personnel, information technology systems and records, and each shall reasonably cooperate with Parent in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, nondisclosure and similar agreements with service providers), and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent such information concerning its business, properties and personnel as Parent may reasonably request. Parent shall use commercially reasonable efforts to minimize any interference with the Company’s regular business operations during any such access. Upon reasonable notice and subject to applicable laws, each of Parent and the Company shall, and shall cause each of their respective Subsidiaries to, furnish or otherwise make available to the officers, employees, accountants, counsel, advisors and other representatives of the other party such information concerning its businesses as is reasonably relevant to such party and its shareholders in connection with the transactions contemplated by this Agreement. No party shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege or work-product protection of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will seek to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Subject to applicable law, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, each party shall reasonably cooperate with the other party to reasonably assist each other in planning and implementing necessary and appropriate policies, procedures and other arrangements in connection with the Merger and the Surviving Corporation’s and its Subsidiaries’ becoming Subsidiaries of Parent. As necessary in connection therewith, each of Parent and the Company shall designate certain of their or their Subsidiaries’ respective employees as “Transition Coordinators” to coordinate planning and implementation contemplated by this Section 6.2(b).

(c) Within ten (10) business days of the date hereof, the Company shall provide to Parent: (i) accurate and complete copies of each Company Contract and Reinsurance Agreement in effect as of the date of this Agreement, (ii) a complete and accurate list of all Investment Assets carried on the books and records of the Company and its Subsidiaries as of March 31, 2015, (iii) copies of the investment guidelines of each Company Insurance Subsidiary as in effect as of the date of this Agreement and (iv) a complete and accurate list of all material Registered Owned Intellectual Property, in each case listing, as applicable, (1) the name of the applicant/registrant and current owner, (2) the jurisdiction where the application/registration is located (or, for internet domain names, the applicable registrar), (3) the application or registration number, and (4) the filing date, issuance/registration/grant date (other than with respect to internet domain names) and expiration date.

(d) Each party shall hold all information furnished by or on behalf of the other party or any of its Subsidiaries or representatives pursuant to Section 6.2(a), Section 6.2(b), Section 6.2(c) or Section 6.6(d) in confidence to the extent required by, and in accordance with, the provisions of the Non-Disclosure Agreement, dated June 15, 2015, by and between Parent and the Company (the “Non-Disclosure Agreement”).

(e) No investigation by Parent, the Company or their respective representatives pursuant to this Section 6.2 shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either Parent or the Company, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3 Shareholder Approvals.

(a) The Company shall take, in accordance with applicable law and the Company Certificate and Company Bylaws, all action necessary to convene a meeting of its shareholders (the “Company Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger, and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to adopt a merger agreement. The Board of Directors of the Company shall use its reasonable best efforts to obtain from the shareholders of the Company the Requisite Company Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Joint Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby. The Company shall engage a proxy solicitor reasonably acceptable to Parent to assist in the solicitation of proxies from shareholders relating to the Requisite Company Vote. However, subject to Sections 8.1 and 8.2, if the Board of Directors of the Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that, because of the receipt by the Company of an Acquisition Proposal that the Board of Directors of the Company concludes in good faith constitutes a Superior Proposal, it would violate its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, the Board of Directors of the Company may submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of the Company may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that the Board of Directors of the Company may not take any actions under this sentence unless (i) it gives Parent at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof) and (ii) at the end of such notice period, the Board of Directors of the Company takes into account any amendment or modification to this Agreement proposed by Parent and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.

(b) The Board of Directors of Parent has resolved to recommend to Parent’s shareholders that they approve the issuance of Parent Common Shares in connection with the Merger, and will submit to its shareholders the proposed issuance of Parent Common Shares and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement; provided, that any amendment to the Articles of Association of Parent necessary to effect the change in the name of Parent in accordance with Section 6.22 shall be submitted to its shareholders in accordance with Section 6.22. Parent shall duly take, in accordance with applicable law and the Articles of Association of Parent, all action necessary to call, give notice of, convene and hold a meeting of its shareholders, as promptly as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Parent Vote (the “Parent Meeting”). The Board of Directors of Parent will use its reasonable best efforts to obtain from its shareholders the Requisite Parent Vote, including by communicating to its shareholders its recommendation that they approve the issuance of Parent Common Shares in connection with the Merger. Parent shall engage a proxy solicitor reasonably acceptable to Company to assist in the solicitation of proxies from shareholders relating to the Requisite Parent Vote.

(c) The Company and Parent shall cooperate to schedule and convene the Company Meeting and the Parent Meeting on the same date.

(d) The Company shall adjourn or postpone the Company Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement shall be submitted to the shareholders of the Company at the Company Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve the Company of such obligation.

(e) Parent shall adjourn or postpone the Parent Meeting, if, on the date of such meeting, Parent has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Parent Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Parent Meeting shall be convened and this Agreement shall be submitted to the shareholders of the Parent at the Parent Meeting, for the purpose of voting on the issuance of the Parent Common Shares in connection with the Merger and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Parent of such obligation.

6.4 Legal Conditions to Merger. Subject in all respects to Section 6.1, each of Parent and the Company shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

6.5 Stock Exchange Listing. Parent shall cause the Parent Common Shares to be issued in the Merger to be approved for listing on the NYSE, subject to official notices of issuance, prior to the Effective Time.

6.6 Employee Benefit Plans.

(a) During the period commencing at the Effective Time and ending on the one-year anniversary of the Effective Time, Parent shall cause the Surviving Corporation to provide continuing employees of the

Company and its Subsidiaries (each, a “Continuing Employee”) with (i) an annual base salary or wage rate and target incentive compensation opportunities (including annual bonus and equity-based incentive compensation opportunities) that are no less favorable than the annual base salary or wage rate and target incentive compensation opportunities (including annual bonus and equity-based incentive compensation opportunities) provided to each such Continuing Employee immediately prior to the Effective Time, and (ii) employee benefits (other than severance benefits) no less favorable in the aggregate than the employee benefits provided to the Continuing Employees immediately prior to the Effective Time. Notwithstanding anything contained herein to the contrary, (A) with respect to any Continuing Employee whose employment is terminated by Parent or any of its affiliates on or prior to the one-year anniversary of the Effective Time under circumstances that constitute an “involuntary termination” or “constructive termination” (as defined in Section 1.7 of the Company Disclosure Schedule), Parent shall provide, or cause the Surviving Corporation to provide, each such Continuing Employee with the severance payments and benefits that such Continuing Employee would have received under the Company’s Severance Plan, as amended prior to the Effective Time as set forth in Section 5.2 of the Company Disclosure Schedule (the “Severance Plan”) (and, for the avoidance of doubt, such Continuing Employee shall be credited for all service with the Company, Parent and their respective affiliates as provided in Section 6.6(b) below); provided, however, if any such Continuing Employee is entitled to severance benefits under an individual severance, employment or similar agreement, the terms of such agreement and not this Section 6.6(a) shall govern. In addition, notwithstanding anything contained herein to the contrary, during the period commencing at the Effective Time and ending on the three-year anniversary thereof Parent shall maintain, or cause the Surviving Corporation to maintain, the same Company post-retirement health, medical, and life insurance benefits as in effect immediately prior to the Effective Time (including with respect to Company-paid subsidy levels thereunder), and subject to any amendments to such plans after the Effective Time as required to comply with applicable law, which shall be implemented in a manner intended to preserve such benefits to the maximum extent possible, for the benefit of all retired employees of the Company and its Subsidiaries or beneficiaries or dependents thereof, and for the benefit of all Continuing Employees who, as of the Effective Time, were (1) hired, or deemed hired, prior to January 1, 1999, (2) would be eligible for such benefits if such Continuing Employee were to retire as of the Effective Time, or (3) could become eligible for such benefits if such Continuing Employee were to remain as a Continuing Employee during the period commencing at the Effective Time and ending on the third anniversary thereof and retire during, or at the end of, such period.

(b) With respect to any employee benefit plans of Parent or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall or shall cause the Surviving Corporation to (i) use reasonable best efforts to: (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each such employee and his or her eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, and (B) provide each such employee and his or her eligible dependents with credit for any co-payments or deductibles paid during the plan year in which participation under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) commences in satisfying any applicable deductible or out-of-pocket requirements under any New Plans; and (ii) recognize all service of each such employee with the Company and its Subsidiaries (and their respective predecessors, if applicable) for all purposes (including eligibility to participate, vesting, and benefit accrual, and Company-paid subsidy levels) in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (x) to the extent it would result in duplication of benefits for the same period of services, (y) for purposes of any New Plan that is a defined benefit pension plan or any New Plan that provides retiree welfare benefits, or (z) to any New Plan that is a frozen plan or provides grandfathered benefits.

(c) Notwithstanding anything contained herein to the contrary, with respect to any Continuing Employees who are based outside of the United States, Parent’s obligations under this Section 6.6 shall be in addition to, but not in contravention of, any obligations required by the laws of the foreign countries and political subdivisions thereof in which such Continuing Employees are based.

(d) No later than thirty (30) days following the execution of this Agreement, the Company shall make available to Parent copies of each material Foreign Company Benefit Plan, the most recent summary plan description, and the most recent actuarial valuation report, in each case, to the extent applicable.

(e) If requested by Parent in writing at least sixty (60) business days prior to the Effective Time, the Company shall cause the 401(k) plan sponsored or maintained by the Company (the “Company 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. In the event that Parent requests that any Company 401(k) Plan be terminated, (i) the Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Parent) not later than two days immediately preceding the Effective Time and (ii) the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Parent or one of its Subsidiaries (a “Parent 401(k) Plan”). Parent shall take any and all actions as may be required, including amendments to the Company 401(k) Plan and/or Parent 401(k) Plan to permit the Continuing Employees who are then actively employed to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” (with the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof in an amount equal to the full account balance distributed to such Continuing Employee from the Company 401(k) Plan.

(f) Parent hereby acknowledges that a “change in control” of the Company or other event with similar import, within the meaning of the Company Benefit Plans that contain such terms will occur upon the Effective Time. Parent shall, and shall cause the Surviving Corporation to, honor, assume, fulfill and discharge the Company’s and its Subsidiaries’ obligations under the Company Benefit Plans, and to honor and effectuate the agreements and provisions set forth in Section 6.6 of the Company Disclosure Schedule, it being understood that, subject to Section 6.6(a), the foregoing shall not be construed to limit the right of the Surviving Corporation, the Company or any of its Subsidiaries or affiliates to amend or terminate any such Company Benefit Plans, to the extent permitted by the terms of such Company Benefit Plans and applicable laws.

(g) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, the Company, or any Subsidiary or affiliate thereof, or, subject to Section 6.6(a) hereof, shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Subject to Section 6.6(a) hereof, nothing in this Agreement shall be deemed to (i) establish, amend or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than the parties hereto), other than the parties hereto, including any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, to the extent permitted by applicable law, Parent shall cause the Surviving Corporation to indemnify and hold harmless each present and former director, officer or employee of the Company and its Subsidiaries or fiduciaries of the Company or any of its Subsidiaries under Company Benefit Plans (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of (i) the fact that such person is or was a director, officer or employee of the Company or any Company Subsidiary or is or was a fiduciary of the Company or any of its Subsidiaries under Company Benefit Plans or (ii) matters, acts or omissions existing or occurring at or prior to the Effective Time, including the transactions contemplated hereby, to the same extent as such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Certificate, the Company Bylaws, the governing or organizational documents of any Company Subsidiary and any indemnification agreements in existence as of the date hereof; and Parent shall also cause the Surviving Corporation to advance expenses as incurred by such Company Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company Certificate, the Company Bylaws, the governing or organizational documents of any Company Subsidiary and any indemnification agreements in existence as of the date hereof; provided that the Company Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.

(b) Subject to the following sentence, for a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that Parent may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of the Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that Parent shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the aggregate annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Parent shall cause to be maintained policies of insurance which, in Parent’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, the Company may in consultation with Parent (and at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If either Parent or the Surviving Corporation, or any of their respective successors or assigns, consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other entity or engages in any similar transaction, then in each case, Parent or the Surviving Corporation, as the case may be, will cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, will expressly assume the obligations of Parent or the Surviving Corporation, as the case may be, set forth in this Section 6.7.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by any other party, at the expense of the party who makes any such request.

6.9 Advice of Changes. Each of Parent and the Company shall promptly advise the other of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII to be satisfied; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 6.9 or provide a basis for terminating this Agreement or constitute the failure of any condition set forth in Article VII to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying fact, change or circumstance would independently result in a failure of the conditions set forth in Article VII to be satisfied or provide a basis for terminating this Agreement.

6.10 Acquisition Proposals.

(a) The Company shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal; provided, that, prior to receipt of the Requisite Company Vote, in the event Company receives an unsolicited bona fide written Acquisition Proposal and the Board of Directors of the Company concludes in good faith that such Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, the Company shall have provided notice to Parent of its intention to provide such information, and shall have provided such information to Parent if not previously provided to Parent, and shall have entered into a non-disclosure agreement with such third party on terms no less favorable to it than the Non-Disclosure Agreement, which non-disclosure agreement shall not provide such person with any exclusive right to negotiate with the Company. The Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Parent with respect to any Acquisition Proposal. The Company will promptly (and in any event within twenty-four (24) hours) advise Parent following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will promptly (and in any event within twenty-four (24) hours) advise Parent of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. The Company shall use its reasonable best efforts, subject to applicable law, to (x) enforce any existing non-disclosure, standstill or similar agreements to which it or any of its Subsidiaries is a party relating to an Acquisition Proposal, and (y) within ten (10) business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than Parent and its affiliates) pursuant to any such non-disclosure, standstill or similar agreement. Unless this Agreement is contemporaneously terminated in accordance with its terms, the Company shall not, and shall cause its Representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (other than a non-disclosure agreement referred to and entered into in accordance with this Section 6.10(a)) relating to any Acquisition Proposal).

(b) As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries (including by way of reinsurance or otherwise) or twenty percent (20%) or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the consolidated assets of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning twenty percent (20%) or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange, other business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the consolidated assets of the Company.

(c) As used in this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal that the Board of Directors of the Company concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority.”

(d) Nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.11 Public Announcements. The Company and Parent shall each use their respective reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by (i) applicable law or regulation, (ii) a request by a Governmental Entity or (iii) an obligation pursuant to any listing agreement with or rules of any securities exchange, each of the Company and Parent agrees to consult with the other and to obtain the advance approval of the other (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.12 Change of Method. Parent may at any time change the method of effecting the transactions contemplated hereby if and to the extent requested by Parent, and the Company hereby agrees to enter into such amendments to this Agreement as Parent may reasonably request in order to give effect to such restructuring, including effecting the Merger through other wholly owned Subsidiaries of Parent; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to the Company’s shareholders or (iii) be reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.

6.13 Restructuring Efforts. If the Company shall have failed to obtain the Requisite Company Vote at the duly convened Company Meeting or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for herein (provided, however, that no party shall have any obligation to agree to (i) alter or change any material term of this Agreement, including the amount or kind of the Merger Consideration, in a manner adverse to such party or its shareholders or (ii) adversely affect the Tax treatment of the Merger with respect to the Company’s shareholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.13) to its shareholders for approval or adoption.

6.14 Takeover Statutes. No party shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and its respective Board of Directors will grant such approvals and take such actions within its control as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.15 Exemption from Liability Under Section 16(b). Prior to the Effective Time, Parent and the Company shall each take such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock (or conversion of any derivative securities in respect of such shares of Company Common Stock) and any acquisition of Parent Common Shares (or any derivative securities in respect of Parent Common Shares) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.16 Deregistration of Company Common Stock. Prior to the Effective Time, the Company shall cooperate with Parent and take such steps as may be necessary or appropriate on its part under the Exchange Act (including the rules and regulations promulgated thereunder) and the rules and policies of the NYSE to enable the de-listing of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.17 Litigation and Claims. Each of Parent and the Company shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Parent or the Company, as applicable, threatened against Parent, the Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, the Company or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin, materially delay or otherwise restrain the transactions contemplated hereby or thereby. The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.18 Financing Cooperation.

(a) The Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ respective officers, managers, employees, agents, consultants, advisors, accountants, financial advisors, legal counsel and other representatives to, provide to Parent, at Parent’s sole expense, all reasonable cooperation on a timely basis as may be reasonably requested by Parent to assist the

Parent in the arrangement of any bank debt financing or any capital markets debt financing for the purposes of financing the payment of any amounts contemplated by this Agreement (the “Financing”), including the following:

(i) furnishing such financial statements and other financial data and other information relating to the Company and its Subsidiaries requested by Parent as may be reasonably necessary or advisable to consummate the Financing, including financial statements, financial data, audit reports and other information (v) reasonably necessary to assist Parent in its preparation of materials relating to the Company and its Subsidiaries for presentations to any rating agency, (w) reasonably necessary to assist Parent in the preparation of one or more confidential information memoranda, prospectuses, registration statements, offering memoranda and other marketing and syndication materials reasonably requested by Parent or any of its Subsidiaries, (x) of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of debt securities on Form S-3, (y) of a type and form customarily included in offerings of debt securities under Rule 144A of the Securities Act, or (z) as otherwise reasonably requested in connection with the Financing or as otherwise necessary in order to assist in receiving customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with offerings of debt securities in connection with the Financing; provided that the Company’s sole obligation with respect to the preparation of any pro forma financial information and financial statements for inclusion in any confidential information memorandum, prospectus, offering memorandum or other marketing or syndication material shall be as set forth in clause (vi) of this Section 6.18(a);

(ii) using reasonable best efforts to cause its independent accountants to cooperate with Parent’s financing sources consistent with their customary practice and provide customary accountants’ “comfort letters” (including customary “negative assurances”) and customary consents to the inclusion of audit reports in marketing and syndication material in connection with the Financing;

(iii) authorizing the reasonable use by Parent and its Subsidiaries of the Company’s and its Subsidiaries’ logos for syndication and underwriting, as applicable, of the Financing (subject to advance review of and consultation with respect to such use); provided that such logos are used solely in a manner that is reasonable and customary for such purposes and that is not intended to, or reasonably likely to, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective products, services or intellectual property rights;

(iv) participating in a reasonable and limited number of meetings, presentations and road shows with prospective lenders and investors and in drafting sessions and due diligence sessions, as applicable;

(v) providing customary information regarding the Company and its Subsidiaries required by Governmental Entities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001;

(vi) providing information reasonably necessary to assist Parent with the preparation of pro forma financial information and financial statements to the extent required by the rules and regulations of the SEC; and

(vii) taking other actions ancillary to the Financing as may be reasonably requested by the Parent;

provided that neither the Company, its Subsidiaries nor any of their respective directors or officers shall be required to (x) enter into any document or instrument prior to the Closing Date that is not contingent on the occurrence of the Closing (other than one or more customary authorization and representation letters), (y) take any action that would be likely to result in personal liability, or (z) pass resolutions or consents to approve or authorize the execution of the Financing or deliver any certificate, document, instrument or agreement (other than one or more customary authorization and representation letters) or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, prior to the Closing; provided, further, that none of the Company or its Subsidiaries shall be required to (1) pay or agree to pay any commitment or other similar fee prior to the Closing, (2) take any action that could subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make or agree to make any other payment or agree to provide any indemnity (other than any cost, expense or fee that is promptly reimbursed by Parent) in connection with the Financing or any of the foregoing and in any event prior to the Closing, (3) take any action, or fail to take any action, that would violate any applicable law or the Company Certificate, the Company Bylaws or any organizational documents of any Subsidiary of the Company, (4) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries, or (5) provide any information the disclosure of which is prohibited or restricted under applicable law or would result in the waiver or forfeiture of any applicable legal privilege.

(b) Parent shall, upon written request by the Company, promptly reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with providing cooperation requested by Parent pursuant to this Section 6.18. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective directors, officers, managers, employees, agents, consultants, advisors, accountants, financial advisors, legal counsel and other representatives from and against any and all liabilities, losses, damages, claims, interest, costs, awards, judgments, amounts paid in settlement and penalties suffered or incurred by them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 6.18) or any information utilized in connection therewith, except for any of the foregoing to the extent the same is the result of the gross negligence or willful misconduct of the Company, its Subsidiaries or their respective directors, officers, managers, employees, agents, consultants, advisors, accountants, financial advisors, legal counsel and other representatives.

(c) Parent and Merger Sub acknowledge and agree that neither obtaining financing related to the transactions contemplated by this Agreement, nor completing the Financing, is a condition to the Closing.

6.19 Company Debt.

(a) If requested by the Parent, and subject to the Parent’s reasonable cooperation therewith, the Company shall use commercially reasonable efforts to (i) deliver all notices and take all other reasonable and customary actions necessary to effect, at or prior to the Effective Time, the payoff (if any borrowings thereunder have been made and not repaid), discharge and termination of all outstanding obligations and commitments under the Five Year Revolving Credit Agreement, dated as of September 24, 2012, among the Company, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint book runners, and the banks and agents listed therein (the “Credit Agreement”) and (ii) in connection therewith to obtain customary payoff letters (if any borrowings thereunder have been made and not repaid) and instruments of discharge to be delivered at or prior to, and effective at or prior to, the Effective Time, which payoff letters and instruments of discharge will evidence the payoff (if any borrowings thereunder have been made and not repaid), discharge and termination in full on the date thereof of all amounts payable and of all commitments under the Credit Agreement; provided that the Company has unrestricted cash sufficient for such purposes at Closing or Parent provides, or causes to be provided, cash sufficient for such purposes at or prior to the Closing.

(b) The Company and Merger Sub shall execute and deliver, at or prior to the Effective Time, any supplements, amendments or other instruments (including officers’ certificates and opinions of counsel) required in connection with the Merger under the Company’s outstanding 6.60% Debentures due 2018, 5.75% Senior Notes due 2018, 6.80% Debentures due 2031, 6% Notes due 2037, 6.50% Senior Notes due 2038 and 6.375% Directly-Issued Subordinated Capital Securities due 2067. Following the Effective Time, Parent shall cause the Surviving Corporation to give notice of the consummation of the Merger in accordance with the terms of the Replacement Capital Covenant, dated as of March 29, 2007, by the Company.

6.20 Financial Statements and Other Current Information.

(a) As soon as reasonably practicable after they become available, but in no event more than thirty (30) days after the end of each calendar month ending after the date hereof, the Company will furnish to Parent (a) summaries of gross written premiums and analysis of underwriting-related expenses and (b) to the extent permitted by applicable law, any reports provided to the Company’s Board of Directors or any committee thereof relating to the financial performance and risk management of the Company or any of its Subsidiaries.

(b) As soon as reasonably practicable after they are filed with the applicable Insurance Regulator of the jurisdictions in which the Company Insurance Subsidiaries are domiciled or commercially domiciled, the Company will deliver to Parent true, correct and complete copies of the Interim Company SAP Statements.

6.21 Dividends. After the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall coordinate with Parent regarding the record dates and payment dates for dividends in respect of Company Common Stock so that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock and any Parent Common Shares any such holder receives in exchange therefor in the Merger.

6.22 Post-Closing Matters and Governance.

(a) Following the Closing, Parent shall (i) cause the Surviving Corporation and its Subsidiaries to continue to use the brand and marketing names used by the Company and its Subsidiaries immediately prior to the Closing Date, (ii) as promptly as practicable following the Effective Time, in conjunction with its integration plan, (x) submit to its shareholders an amendment of the Articles of Association of Parent to change the name of Parent to Chubb Limited and (y) begin using, and cause certain of its Subsidiaries to begin using, the brand and marketing names used by the Company immediately prior to the Closing Date and (iii) maintain substantial operations, and manage the majority of its and its Subsidiaries’ North American division-related headquarter functions, in Warren, New Jersey.

(b) Parent shall take all appropriate action, subject to the receipt of the Requisite Parent Vote, so that, as of the Effective Time, 4 current directors of the Company mutually selected by the Chief Executive Officer of the Company, the Chief Executive Officer of Parent and the lead independent director of Parent shall be appointed as directors of Parent.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been adopted by the shareholders of the Company by the Requisite Company Vote, and the Requisite Parent Vote shall have been obtained.

(b) Stock Exchange Listing. The Parent Common Shares that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notices of issuance.

(c) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and be in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(e) Regulatory Approval. (i) All regulatory authorizations, consents, orders or approvals set forth, or referenced, in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger, or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”), and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

7.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of the Company set forth in Section 3.1, Section 3.2(b), and Section 3.3(a) (in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on the Company or the Surviving Corporation. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Section 4.2(a) and Section 4.8 (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Parent set forth in Section 4.1(a), Section 4.2(b) and Section 4.3(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would be reasonably expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate to such effect from each of Parent and Merger Sub (i) signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent of Parent and (ii) signed on behalf of Merger Sub by the Chief Executive Officer and the Chief Financial Officer of Merger Sub.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company:

(a) by mutual consent of Parent, Merger Sub and the Company in a written instrument;

(b) by either Parent or the Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the other transactions contemplated hereby and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the other transactions contemplated hereby, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either Parent or the Company if the Merger shall not have been consummated on or before the one-year anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Parent or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2 or Section 7.3, as the case may be, and which is not cured within the earlier of the Termination Date and forty-five (45) days following written notice to the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period; or

(e) by Parent, if (i) prior to such time as the Requisite Company Vote is obtained, the Company or the Board of Directors of the Company (A) submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or publicly discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.3(a), or recommends to its shareholders an Acquisition Proposal other than the Merger, or (B) materially breaches its obligations under Section 6.3 or its obligations under Section 6.10; or (ii) a tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the Board of Directors of the Company recommends that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Company, Merger Sub, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 3.3(a), 3.7, 4.3(a), 4.7, 6.2(d), this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement (which, in the case of the Company, may include the loss to the holders of Company Common Stock of the economic benefits of the Merger).

(b) (i) In the event that after the date of this Agreement a bona fide Acquisition Proposal shall have been made known to senior management of the Company or shall have been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company and (A) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c) without the Requisite Company Vote having been obtained or (B) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(d), and (C) prior to the date that is eighteen (18) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to $930,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%”.

(ii) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(e) (or this Agreement is terminated pursuant to Section 8.1(c)) but at the time of such termination Parent could have terminated this Agreement pursuant to Section 8.1(e)), then the Company shall pay Parent, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practical after the date of termination (and, in any event, within three (3) business days thereafter). Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages, the maximum aggregate amount of fees payable by the Company under this Section 8.2 shall be equal to the Termination Fee, and in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(c) Each of Parent and the Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the Termination Fee or any portion thereof, the Company shall pay the costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if the Company fails to pay the amounts payable pursuant to this Section 8.2, then the Company shall pay interest on such overdue amounts (for the period commencing as of the date that any such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as reported by The Wall Street Journal or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Non-Disclosure Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time (including Section 6.22).

9.2 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of the Company; provided, however, that after the adoption of this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

9.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption of this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion hereof that requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4 Expenses. Except (i) with respect to costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Parent and the Company, or (ii) as otherwise provided in Section 6.18 and Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to the Company, to:

The Chubb Corporation
15 Mountain View Road
Warren, NJ 07059
Attention:	Maureen A. Brundage
Facsimile:	(908) 903-2027

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:	Edward D. Herlihy & Nicholas G. Demmo
Facsimile:	(212) 403-2207; (212) 403-2381

and

(b) if to Parent or Merger Sub, to:

ACE Limited
Bärengasse 32
8001 Zurich
Switzerland
Attention:	Joseph F. Wayland
Facsimile:	+41 (43) 456 76 01

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:	H. Rodgin Cohen & C. Andrew Gerlach
Facsimile:	(212) 291-9028; (212) 291-9299

9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the Company and/or its Subsidiaries means the actual knowledge of any of the officers of the Company listed in Section 9.6 of the Company Disclosure Schedule, and the “knowledge” of Parent and/or its Subsidiaries means the actual knowledge of any of the officers of Parent listed in Section 9.6 of the Parent Disclosure Schedule. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed, (ii) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iv) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.7 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Non-Disclosure Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law that would require or permit the application of the law of any other jurisdiction (except that matters relating to the fiduciary duties of the Board of Directors of the Company shall be subject to the laws of the State of New Jersey).

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, which is intended to benefit each Company Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Except as provided in Section 6.7, notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify or waive any provision of this Agreement.

9.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

THE CHUBB CORPORATION

By:	/s/ John D. Finnegan
Name: John D. Finnegan
Title: Chairman, President and Chief Executive Officer

ACE LIMITED

By:	/s/ Evan G. Greenberg
Name: Evan G. Greenberg
Title: Chairman and Chief Executive Officer

WILLIAM INVESTMENT HOLDINGS CORPORATION

By:	/s/ Kenneth Koreyva
Name: Kenneth Koreyva
Title: Chairman and President

Exhibit A

FORM OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THE CHUBB CORPORATION

THIS IS TO CERTIFY that The Chubb Corporation, a New Jersey Corporation under and by virtue of the provisions of Title 14A of the Revised Statutes of New Jersey and the several amendments thereof and supplements thereto, does hereby restate and integrate its Certificate of Incorporation, pursuant to Section 14A:9-5 of The New Jersey Business Corporation Act, as follows:

1. Name. The name of the corporation is The Chubb Corporation (the “Corporation”).

2. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the New Jersey Business Corporation Act.

3. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is 100, all of which shall be shares of Common Stock.

4. Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of New Jersey is 820 Bear Tavern Road, West Trenton, New Jersey 08628. The name of its registered agent at such address is The Corporation Trust Company.

5. Number, Names, and Mailing Addresses of Directors. The number of directors constituting the current Board of Directors is [●]. The names and addresses of such directors are as follows:

Name	Address
[●]	[●]

6. Limitation of Liability.

(a) To the fullest extent permitted under the New Jersey Business Corporation Act, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b) Any amendment or repeal of Section 6(a) shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

7. Adoption, Amendment or Repeal of By-Laws. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal by-laws of the Corporation.

IN WITNESS WHEREOF, the undersigned Corporation has caused this Certificate to be executed on its behalf by its duly authorized officer on the      day of             , 20    .

Name:
Title:

Appendix B

TEXT OF PROPOSED AMENDMENTS TO ACE’S ARTICLES OF ASSOCIATION

STATUTEN der ~~ACE~~Chubb Limited (~~ACE~~Chubb AG) (~~ACE~~Chubb SA)	ARTICLES OF ASSOCIATION of ~~ACE~~Chubb Limited (~~ACE~~Chubb AG) (~~ACE~~Chubb SA)
I. Firma, Sitz und Zweck der Gesellschaft	I. Name, Domicile and Purpose of the Company

Artikel 1 Firma, Sitz und Dauer der Gesellschaft	Article 1 Corporate Name, Registered Office and Duration
Unter der Firma ~~ACE~~Chubb Limited (~~ACE~~Chubb AG) (~~ACE~~Chubb SA) besteht eine Aktiengesellschaft gemäss Artikel 620 ff. OR mit Sitz in Zürich. Die Dauer der Gesellschaft ist unbeschränkt.

Under the corporate name

~~ACE~~Chubb Limited

(~~ACE~~Chubb AG)

(~~ACE~~Chubb SA)

a Company exists pursuant to art. 620 et seq. of the Swiss Code of Obligations (hereinafter “CO”) having its registered office in Zurich. The duration of the Company is unlimited.

Artikel 6 Genehmigtes Kapital zu allgemeinen Zwecken	Article 6 Authorized Share Capital for General Purposes

a)     Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis ~~15. Mai~~,zum 22. Oktober 2017 im Maximalbetrag von CHF ~~3’381’000’000.00~~3’984’750’000.00 durch Ausgabe von höchstens ~~140’000’000~~165’000’000 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 24.15 je Aktie zu erhöhen.

a)     The Board of Directors is authorized to increase the share capital from time to time until ~~May 15~~October 22, 2017 by an amount not exceeding CHF ~~3,381,000,000.00~~3,984,750,000.00 through the issue of up to ~~140,000,000~~ 165,000,000 fully paid up registered shares with a nominal value of CHF 24.15 each.

b)     Erhöhungen auf dem Weg der Festübernahme sowie Erhöhungen in Teilbeträgen sind gestattet. Der Ausgabebetrag, die Art der Einlage, der Zeitpunkt der Dividendenberechtigung sowie die Zuweisung nicht ausgeübter Bezugsrechte werden durch den Verwaltungsrat bestimmt.

b)     Increases through firm underwriting or in partial amounts are permitted. The issue price, the date of dividend entitlement, the type of consideration (including the contribution or underwriting in kind) as well as the allocation of non exercised pre-emptive rights shall be determined by the Board of Directors.

c) Der Verwaltungsrat ist ermächtigt, Bezugsrechte der Aktionäre auszuschliessen und diese Dritten zuzuweisen, wenn die neu auszugebenden Aktien zu folgenden Zwecken verwendet	c) The Board of Directors is authorized to exclude the pre-emptive rights of the shareholders and to allocate them to third parties in the event of the use of shares for werden: (1) Fusionen, Übernahmen von Unternehmen oder Beteiligungen, Finanzierungen und Refinanzierungen solcher Fusionen und Übernahmen sowie anderweitige Investitionsvorhaben (unter Einschluss von Privatplatzierungen), (2) Stärkung der regulatorischen Kapitalbasis der Gesellschaft oder ihrer Tochtergesellschaften (unter Einschluss von Privatplatzierungen), (3) zur Erweiterung des Aktionariats oder (4) zum Zwecke der Mitarbeiterbeteiligung.

the purpose of (1) mergers, acquisitions of enterprises or participations, financing and/or refinancing of such mergers and acquisitions and of other investment projects (including by way of private placements), (2) to improve the regulatory capital position of the company or its subsidiaries (including by way of private placements), (3) broadening the shareholder constituency or (4) for the purpose of the participation of employees.

d)     Die Zeichnung sowie der Erwerb von Namenaktien aus genehmigtem Kapital zu allgemeinen Zwecken sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Art. 8 der Statuten.

d)     The subscription and acquisition of registered shares out of authorized share capital for general purposes and any further transfers of registered shares shall be subject to the restrictions specified in Article 8 of the Articles of Association.

Artikel 24 Anreiz- und Beteiligungspläne	Article 24 Incentive and Equity Plans

a)     Variable Vergütungen, die Mitgliedern der Geschäftsleitung im Zusammenhang mit einem bestimmten Jahr bezahlt oder gewährt werden, können aus einem Bonus in bar gemäss Art. 24 lit. c) und aus Zuteilungen von Beteiligungsrechten (aktienbasierten Awards) mit langfristiger Anreizwirkung gemäss Art. 24 lit. d) bestehen, zuzüglich gegebenenfalls Beiträgen des Arbeitsgebers für die Pensionskasse und Sozialversicherungen. In besonderen Fällen und nach vorgängiger Genehmigung durch die Generalversammlung können die Mitglieder der Geschäftsleitung einen zusätzlichen Ermessensbonus erhalten. Des Weiteren kann der Verwaltungsrat oder der Vergütungsausschuss bestimmen, dass die Mitglieder der Geschäftsleitung berechtigt sind, am Mitarbeiterbeteiligungsplan der Gesellschaft teilzunehmen, welcher von der Generalversammlung mittels konsultativem oder bindendem Beschluss, wie nach anwendbarem Recht (inklusive den US-Wertschriftengesetzen) verlangt, genehmigt wurde.

a)     Variable compensation paid or granted to the members of the Executive Management in relation to a certain year may consist of a cash bonus pursuant to Article 24(c) and long-term incentive equity awards pursuant to Article 24(d), plus, if applicable, social security and pension plan contributions on the part of the employer. In exceptional cases the members of the Executive Management may receive an additional discretionary bonus upon prior approval by the General Meeting. Furthermore, the Board of Directors or the Compensation Committee may determine that the members of Executive Management are eligible to participate in the Company’s employee share purchase plan that has been approved by the General Meeting by a binding or advisory vote as required by applicable law (including U.S. securities laws).

b)     Variable Vergütungen beruhen auf Performancekriterien, welche die Performance der ~~ACE~~Gesellschaft und der Gruppe und/oder von deren Geschäftseinheiten und/oder individuelle Zielen berücksichtigen. Der Verwaltungsrat oder der Vergütungsausschuss setzen Performancekriterien, Zielwerte und deren Erreichung fest (wobei die Bestimmung

b)     Variable compensation shall be based on performance criteria that take into account the performance of the ~~ACE~~Company and the group and/or operating units thereof, and/or individual targets. The Board of Directors or the Compensation Committee determines performance criteria, target levels, and their achievement (it being von individuellen Zielen und deren Erreichung in Bezug auf jedes andere Mitglied der Geschäftsleitung an den Chief Executive Officer delegiert werden kann). Wenn der Verwaltungsrat oder der Vergütungsausschuss es als zweckmässig erachtet, kann er auch Zuteilungen mit langfristiger Anreizwirkung gewähren, welche unabhängig von der Erreichung von Zielen in der Vergangenheit an die zukünftige Performance geknüpft sind.

understood that the determination of individual targets and their achievement may be delegated to the chief executive officer in respect to any other member of Executive Management). If deemed appropriate, the Board of Directors or Compensation Committee may also grant long-term incentive awards that are linked to future performance independently from the achievement of targets in the past.

c)     Der Bonus in bar wird unter Anwendung der obengenannten Kriterien und Rahmenbedingungen basierend auf Leistungen ausbezahlt, die grundsätzlich unter Zugrundelegung des einjährigen Zeitraums gemessen werden, auf den sich der Bonus in bar bezieht.

c) The cash bonus is paid out based on achievements which are generally measured based on the one-year period to which the cash bonus relates, applying the above criteria and framework.

d)       Der Umfang der Zuteilungen von Beteiligungsrechten (aktienbasierten Awards) mit langfristiger Anreizwirkung (long-term incentive) wird durch den Verwaltungsrat oder den Vergütungsausschuss festgelegt. Er kann aus Aktienoptionen, Aktien mit Veräusserungssperre, Performance-Aktien und sonstigen Beteiligungsinstrumenten bestehen, die gemäss einem Beteiligungsplan zulässig sind, welcher von der Generalversammlung mittels konsultativem oder bindendem Beschluss, wie vom anwendbaren Recht (inklusive den US-Wertschriftengesetzen) verlangt, genehmigt wurde.

d)     The amount of long-term incentive equity awards granted shall be determined by the Board of Directors or the Compensation Committee and may consist of stock options, restricted stock, performance shares or any other equity instruments permitted by an equity plan that has been approved by the General Meeting by a binding or advisory vote as required by applicable law (including U.S. securities laws).

e)     Zuteilungen von Beteiligungsrechten (aktienbasierte Awards) stellen grundsätzlich Vergütungen im Jahr dar, in der gegebenenfalls die Performance zum Zwecke der Festlegung des Umfangs der Zuteilung gemessen wurde (d.h. wenn eine Zuteilung im Zusammenhang mit der Beurteilung der Performance im Vorjahr erfolgt, stellt diese Zuteilung Vergütung in Bezug auf dieses Vorjahr dar), oder andernfalls Vergütungen am Tag der Zuteilung dar. Sie sind grundsätzlich zu ihrem Fair Value am Zuteilungsdatum zu bewerten, wie vom Verwaltungsrat oder Vergütungsausschuss festgelegt. Wenn der Verwaltungsrat oder der Vergütungsausschuss es unter den gegebenen Umständen als angemessen erachtet, kann er bestimmen, dass eine Zuteilung oder ein Teil einer Zuteilung eine Vergütung in einem anderen Jahr darstellt und an einem anderen Datum bewertet wird (soweit dies nach

e)     Any equity awards generally constitute compensation for the year during which performance was measured in order to determine the size of the award, if applicable (i.e., if an award is granted in connection with review of prior-year performance, then such award shall constitute compensation with respect to such prior year), and otherwise at the date of grant. They shall be generally valued at their fair value at the date of grant as determined by the Board of Directors or the Compensation Committee. If the Board of Directors or the Compensation Committee deems it reasonable under the circumstances, it may determine that all or part of an award shall constitute variable compensation in a different year and be valued at a different date (to extent permitted by applicable law, including U.S. securities laws).

anwendbarem Recht, inklusive den US-Wertschriftengesetzen, zulässig ist).

f)     Der Verwaltungsrat oder der Vergütungsausschuss ist autorisiert, die näheren Vorschriften und Bedingungen von variablen Vergütungen zu spezifizieren, sei dies in Bonus- und Beteiligungsplänen, Arbeits- oder Zuteilungsverträgen oder anderweitig. Sie bestimmen die Bedingungen der Gewährung, der Unverfallbarkeit (Vesting), der Sperrung, der Ausübung und des Verfalls von aktienbasierten Awards und können Mechanismen zur Anpassung oder Rückforderung von variablen Vergütungen vorsehen. Sie können insbesondere vorsehen, dass gewisse variable Vergütungen oder deren Äquivalent in bar während einer Freistellung ausbezahlt oder gewährt werden (wobei in diesem Fall die Ausrichtung auf dem im letzten Jahr bzw. in den letzten Jahren ausgerichteten durchschnittlichen Bonus bzw. Incentive oder dem Zielbonus bzw. -incentive basieren kann) und dass aktienbasierte Awards (i) im Falle eines Kontrollwechsels betreffend die Gesellschaft und (ii) im Falle der Beendigung der Anstellung eines Mitgliedes der Geschäftsleitung unverfallbar werden (vesten) und Sperrfristen aufgehoben werden.

f)     The Board of Directors or the Compensation Committee is authorized to specify any further terms and conditions of variable compensation, be it in bonus and equity incentive plans, employment or award agreements or otherwise. They shall determine grant, vesting, blocking, exercise and forfeiture conditions of any equity awards and may provide for mechanisms for adjustment or clawback of variable compensation. In particular, they may provide that certain variable compensation or their cash equivalent is paid or granted during garden leave (in which case the payout may be based on the average bonus or incentive paid in the last year(s) or on the target bonus or incentive), and that equity awards will vest and any blocking periods will be waived (i) in the event of a change in control regarding the Company and (ii) in the event of termination of employment of a member of the Executive Management.

g)     Der Verwaltungsrat oder der Vergütungsausschuss ist dafür verantwortlich, für jedes Mitglied der Geschäftsleitung das proportionale Verhältnis der jährlichen Grundvergütung und der Komponenten der variablen Vergütung zu bestimmen. Dies erfolgt unter Berücksichtigung der vorstehend umschriebenen Performancekriterien und individuellen Ziele und des proportionalen Verhältnisses der Vergütungsstruktur in vergleichbaren Unternehmen, welche den Aktionären auf jährlicher Basis mitgeteilt und veröffentlicht werden (wobei der Verwaltungsrat oder der Vergütungsausschuss jedoch von der Norm oder den Praktiken anderer Gesellschaften abweichen kann, wenn er es für Zwecke des Geschäfts, der Rekrutierung oder der Mitarbeiterbindung für angemessen hält). In Übereinstimmung mit, und unter Vorbehalt von, Art. 25 der Statuten darf die gesamte Vergütung (einschließlich der festen und variablen Vergütung), welche allen Mitgliedern der

g)     The Board of Directors or the Compensation Committee shall be responsible for determining for each member of Executive Management the proportional balance of base annual salary and the components of variable compensation, following consideration of the performance criteria and individual targets described above, and the proportional balance of compensation structures at peer group companies that shall be published and disclosed to shareholders on an annual basis (provided the Board of Directors or Compensation Committee may deviate from the norm or other companies’ practices if it deems appropriate for business, recruitment or retention purposes). In accordance with, and subject to, Article 25 below, in no event shall the aggregate compensation (including fixed and variable compensation) paid with respect to any calendar year to all members of Executive Management exceed the total aggregate

Geschäftsleitung in Bezug auf ein Kalenderjahr ausgerichtet wird, in keinem Fall den Gesamtbetrag übersteigen, welcher vorgängig durch die Generalversammlung für die Vergütung der Geschäftsleitung für dieses Kalenderjahr genehmigt wurde.

amount previously approved by the General Meeting for the compensation of the Executive Management for such calendar year.

Appendix C

[Letterhead of Guggenheim Securities, LLC]

June 30, 2015

The Board of Directors

The Chubb Corporation

15 Mountain View Road

Warren, New Jersey 07059

Members of the Board:

We understand that The Chubb Corporation (“Chubb”) and ACE Limited (“ACE”) intend to enter into an Agreement and Plan of Merger to be dated as of June 30, 2015 (the “Agreement”), pursuant to which William Investment Holdings Corporation, a wholly owned subsidiary of ACE, will merge with and into Chubb (the “Merger”), with Chubb surviving as a wholly owned subsidiary of ACE. Pursuant to the Agreement, each of the issued and outstanding shares of the common stock, par value $1.00 per share, of Chubb, subject to certain customary exceptions, will be converted into the right to receive (i) 0.6019 shares of common stock, par value CHF 24.15 per share, of ACE and (ii) $62.93 in cash (together, the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have asked us to render our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the common stockholders of Chubb.

In the course of performing our reviews and analyses for rendering our opinion, we have:

•	Reviewed a draft of the Agreement dated as of June 29, 2015;

•	Reviewed certain publicly available business and financial information regarding each of Chubb and ACE;

•	Reviewed certain non-public business and financial information regarding Chubb’s and ACE’s respective businesses and prospects, as prepared and provided to us by Chubb’s and ACE’s senior management, respectively;

•	Reviewed selected Wall Street equity research financial forecasts regarding each of Chubb and ACE, including certain adjustments thereto and illustrative extrapolations thereof, in each case as discussed with and approved by Chubb’s and ACE’s senior management, respectively (such financial forecasts, as so adjusted and including any such extrapolations, the “Forecasts”);

•	Reviewed certain estimated incremental financial impacts (the “Estimated Incremental Financial Impacts”) expected to result from the Merger, including certain (i) potential revenue enhancements, cost savings and other combination benefits, (ii) estimated costs to achieve such synergies and (iii) estimated financing impacts associated with the Merger, in each case as prepared and provided to us by ACE’s senior management and discussed with Chubb’s senior management;

•	Discussed with Chubb’s and ACE’s senior management their strategic and financial rationale for the Merger as well as their views of Chubb’s and ACE’s respective businesses, operations, historical and projected financial results and future prospects;

•	Reviewed the historical prices, trading multiples and trading volumes of the shares of common stock of Chubb and ACE;

The Board of Directors

The Chubb Corporation

June 30, 2015

•	Compared the financial performance of Chubb and ACE and the trading multiples and trading activity of the common shares of Chubb and ACE with corresponding data for certain other publicly traded companies that we deemed relevant in evaluating Chubb and ACE;

•	Reviewed the valuation and financial metrics of certain mergers and acquisitions that we deemed relevant in evaluating the Merger;

•	Performed dividend discount analyses based on the Forecasts and the Estimated Incremental Financial Impacts;

•	Reviewed the pro forma financial results, financial condition and capitalization of ACE giving effect to the Merger, as prepared and provided to us by ACE’s senior management and discussed with Chubb’s senior management; and

•	Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

With respect to the information used in arriving at our opinion:

•	We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, the Forecasts, the Estimated Incremental Financial Impacts, other estimates and other forward-looking information) furnished by or discussed with Chubb and ACE or obtained from reputable public sources, data suppliers and other third parties.

•	We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, the Forecasts, the Estimated Incremental Financial Impacts, other estimates and other forward-looking information), (ii) express no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of the Forecasts, the Estimated Incremental Financial Impacts, other estimates and other forward-looking information or the assumptions upon which they are based, (iii) have relied upon the assurances of Chubb’s and ACE’s (as the case may be) senior management that they are unaware of any facts or circumstances that would make such information (including, without limitation, the Forecasts, the Estimated Incremental Financial Impacts, other estimates and other forward-looking information) incomplete, inaccurate or misleading and (iv) have assumed, with the consent of Chubb’s senior management, that the Estimated Incremental Financial Impacts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of ACE’s senior management as to the expected realization of such Estimated Incremental Financial Impacts.

•

Neither Chubb nor ACE furnished us with any internally generated stand-alone financial projections for Chubb or ACE (other than, in the case of Chubb, a one-year budget for the current calendar year). Accordingly, at the direction of Chubb’s senior management, we have based our forward-looking analyses for purposes of our opinion on the Forecasts. We have been advised by Chubb’s and ACE’s respective senior management, and we have assumed,

The Board of Directors

The Chubb Corporation

June 30, 2015

that such Forecasts represent a reasonable basis upon which to evaluate the business and financial prospects of Chubb and ACE, respectively. We express no view, opinion, representation, guaranty or warranty of any kind (in each case, express or implied) regarding (i) the reasonableness or achievability of such Forecasts or the assumptions on which they are based or (ii) the selection of the specific Wall Street equity research analyst reports from which such Forecasts were derived.

•	In addition, with respect to (i) the Forecasts, the Estimated Incremental Financial Impacts, other estimates and other forward-looking information furnished by or discussed with Chubb and ACE, we have assumed that such Forecasts, Estimated Incremental Financial Impacts, other estimates and other forward-looking information have been reviewed by Chubb’s Board of Directors with the understanding that such information will be used and relied upon by us in connection with rendering our opinion herein and (ii) financial forecasts, other estimates and/or other forward-looking information obtained by us from public sources, data suppliers and other third parties, we have assumed that such information is reasonable and reliable.

During the course of our engagement, we were not asked by Chubb’s Board of Directors to, and we did not, solicit indications of interest from any potential strategic acquirors or merger partners regarding a potential transaction with Chubb, although in rendering our opinion we have considered certain discussions that Chubb and/or its representatives have had with certain third parties from time to time.

In arriving at our opinion, we have not performed or obtained any independent appraisal or assessment of the fair market value of the assets (including the respective investment portfolios) or liabilities (including the respective insurance-related reserves or any contingent, derivative or off-balance sheet liabilities) of Chubb or ACE or the solvency or fair value of Chubb or ACE, nor have we been furnished with any such appraisals or assessments. We (i) are not actuaries and, accordingly, are not experts in the evaluation of insurance-related reserves (whether with respect to potential losses, loss adjustment expenses or otherwise), (ii) did not (and did not attempt to) independently evaluate or actuarially determine Chubb’s and ACE’s respective insurance-related reserves or the adequacy thereof and (iii) did not (and did not attempt to) independently evaluate any actuarial assumptions with respect to such insurance-related reserves. We have assumed that the insurance-related reserves included in the most recent audited annual and unaudited quarterly balance sheets of Chubb and ACE reflect the best currently available estimates and judgments of Chubb’s and ACE’s respective senior management as to the adequacy of such insurance-related reserves, and we express no view or opinion regarding any of the foregoing matters. We are not expressing any view or rendering any opinion regarding the tax consequences to Chubb, ACE or their respective stockholders of the Merger. We are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in this letter or our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of Chubb, ACE and their respective advisors with respect to such matters.

In rendering our opinion, we have assumed that, in all respects material to our analyses, (i) the final executed form of the Agreement will not differ from the draft that we have reviewed, (ii) Chubb and ACE will comply with all terms of the Agreement and (iii) the representations and warranties of Chubb and ACE contained in the Agreement are true and correct and all conditions to the obligations of each party to the Agreement to consummate the Merger will be satisfied without any waiver thereof. We also have assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Agreement, without any limitations, restrictions, conditions, amendments or modifications (regulatory, tax-related or otherwise) that would have an adverse effect on Chubb or ACE or the Merger in any way material to our analyses.

The Board of Directors

The Chubb Corporation

June 30, 2015

In rendering our opinion, we do not express any view or opinion as to the price or range of prices at which the shares of common stock or other securities of Chubb and ACE may trade at any time, including, without limitation, subsequent to the announcement or consummation of the Merger.

We have acted as a financial advisor to Chubb in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. A portion of our compensation is payable upon delivery of this letter and our opinion and will be credited against the fee payable upon consummation of the Merger. In addition, Chubb has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

Aside from our current engagement by Chubb, Guggenheim Securities, LLC (“Guggenheim Securities”) has not been previously engaged during the past two years by either Chubb or ACE to provide any financial advisory or investment banking services for which we received fees. Guggenheim Securities may seek to provide Chubb, ACE and their respective affiliates with certain financial advisory and investment banking services unrelated to the Merger in the future.

Guggenheim Securities and its affiliates engage in a wide range of financial services activities for our and their own accounts and the accounts of our and their customers, including: asset, investment and wealth management; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities or its affiliates may (i) provide such financial services to Chubb, ACE, other participants in the Merger or their respective affiliates, subsidiaries, investment funds and portfolio companies, for which services Guggenheim Securities or its affiliates has received, and may receive, compensation and (ii) directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to certain bank debt, debt or equity securities and derivative products of or relating to Chubb, ACE, other participants in the Merger or their respective affiliates, subsidiaries, investment funds and portfolio companies. Finally, Guggenheim Securities or its affiliates and our or their directors, officers, employees, consultants and agents may have investments in Chubb, ACE, other participants in the Merger or their respective affiliates, subsidiaries, investment funds and portfolio companies.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Chubb, ACE, other participants in the Merger or their respective affiliates, subsidiaries, investment funds and portfolio companies and the Merger that differ from the views of Guggenheim Securities’ investment banking personnel.

It is understood that this letter and our opinion have been provided to Chubb’s Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Merger Consideration. This letter and our opinion may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of Chubb common stock in connection with the Merger.

The Board of Directors

The Chubb Corporation

June 30, 2015

This letter, our opinion and any materials provided in connection therewith do not constitute a recommendation to Chubb’s Board of Directors with respect to the Merger, nor do this letter and our opinion constitute advice or a recommendation to any holder of Chubb or ACE common stock as to how to vote in connection with the Merger or otherwise. This letter and our opinion do not address Chubb’s underlying business or financial decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Chubb, the financing of the Merger or the effects of any other transaction in which Chubb might engage. This letter and our opinion address only the fairness, from a financial point of view, to Chubb’s stockholders of the Merger Consideration pursuant to the Agreement. We do not express any view or opinion as to any other term or aspect of the Merger, the Agreement or any other agreement, transaction document or instrument contemplated by the Agreement or to be entered into or amended in connection with the Merger or the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities, creditors or other constituencies of Chubb. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Chubb’s or ACE’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration or otherwise.

This letter and our opinion have been authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, capital markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the common stockholders of Chubb.

Very truly yours,

/s/ GUGGENHEIM SECURITIES, LLC

GUGGENHEIM SECURITIES, LLC

Appendix D

[Letterhead of Morgan Stanley & Co. LLC]

June 30, 2015

Board of Directors

ACE Limited

Bärengasse 32

8001 Zurich

Switzerland

Members of the Board:

We understand that The Chubb Corporation (the “Company”), ACE Limited (the “Buyer”) and William Investment Holdings Corporation, a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, dated June 30, 2015 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company, with the Company surviving the Merger and continuing as a wholly owned subsidiary of the Buyer. Pursuant to the Merger, each outstanding share of common stock, par value $1 per share (the “Company Common Stock”) of the Company, other than shares owned by the Company as treasury stock or owned by the Company, the Buyer or Acquisition Sub (in each case other than the Exception Shares, as defined in the Merger Agreement), will be converted into the right to receive 0.6019 shares of common stock, par value CHF 24.15 per share, of the Buyer (the “Buyer Common Stock”) and $62.93 in cash (together, the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be paid by the Buyer pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

For purposes of the opinion set forth herein, we have:

(1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

(2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer, respectively;

(3)	Reviewed certain financial projections prepared by the management of the Company and reviewed certain publicly available research analyst reports and financial projections relating to the business and financial prospects of the Company (the “Company Projections”);

(4)	Reviewed certain financial projections prepared by the management of the Buyer (the “Buyer Projections”);

(5)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the management of the Buyer;

(6)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

(7)	Discussed the past and current operations and financial condition and the prospects of the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Buyer;

(8)	Reviewed the pro forma impact of the Merger on the Buyer’s earnings per share and certain other financial metrics, including book value per share and return on equity;

(9)	Reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock;

(10)	Compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer Common Stock with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

(11)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(12)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

(13)	Reviewed the Merger Agreement and certain related documents; and

(14)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, and formed a substantial basis for this opinion. With respect to the Company Projections and the Buyer Projections and with respect to the information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Buyer of the future financial performance of the Company and the Buyer. At the Buyer’s direction, our analysis relating to the business and financial prospects of the Company and the Buyer for purposes of this opinion has been made on the bases of the Company Projections and the Buyer Projections, respectively. We have been advised by the Buyer, and have assumed, with the Buyer’s consent, that the Company Projections and the Buyer Projections are reasonable bases upon which to evaluate the business and financial prospects of the Company and the Buyer, respectively. We express no view as to the Company Projections and the Buyer Projections or the assumptions on which they were based, including the selection of the research analyst reports and financial projections from which the Company Projections were derived. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions and that the final Merger Agreement will not differ in any material respects from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, regulatory or actuarial advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their legal, tax, regulatory or actuarial advisors with respect to legal, tax, regulatory or actuarial matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock in the transaction. We express no opinion as to the relative proportion of the Buyer Common Stock and cash included in the Consideration. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid by the Buyer pursuant to the Merger Agreement and does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor does it address the underlying business decision of the Buyer to enter into the Merger Agreement.

We have acted as financial advisor to the Board of Directors of the Buyer in connection with this transaction and will receive a fee for our services, all of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services for the Buyer and the Company and have received fees in connection with such services. In addition, it is anticipated that Morgan Stanley or one or more of its affiliates may provide or arrange financing in connection with the consummation of the Merger, for which we will receive fees from the Buyer. Morgan Stanley may also seek to provide other financial advisory and financing services to the Buyer and the Company in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Buyer and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Buyer is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Buyer and the Company should vote at the shareholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be paid by the Buyer pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ MORGAN STANLEY & CO. LLC
	Name:	Eric Bischof
	Title:	Managing Director

Appendix E

ACE CURRENT DIRECTORS, CORPORATE GOVERNANCE AND DIRECTOR AND EXECUTIVE COMPENSATION

This Appendix E contains updated excerpts from ACE’s 2015 Proxy Statement and provides information on ACE’s current directors, corporate governance and director and executive compensation.

References in this Appendix E to “$” and “USD” are to United States dollars and references to “CHF” are to Swiss francs. References to “we”, “us”, “our”, “ACE,” or the “Company” are to ACE Limited. References to “Common Shares” are to common shares, par value CHF 24.15 per share, of ACE. References to the “Board” are to ACE’s Board of Directors.

E-i

Our Directors

Our Board of Directors currently consists of 14 directors. Each of these directors is serving a one year term from the 2015 Annual General Meeting until our next annual general meeting.

The current directors are Evan G. Greenberg, Robert M. Hernandez, Michael G. Atieh, Mary A. Cirillo, Michael P. Connors, John Edwardson, Peter Menikoff, Leo F. Mullin, Kimberly Ross, Robert Scully, Eugene B. Shanks, Jr., Theodore E. Shasta, David Sidwell and Olivier Steimer. Biographical information for each of the directors is included below.

Evan G. Greenberg

Chairman, President and Chief Executive Officer, ACE Limited Age 60 Years of Service 13 Committee Memberships •Executive (Chair)

Evan G. Greenberg was elected as our Chairman of the Board in May 2007. We appointed Mr. Greenberg as our President and Chief Executive Officer in May 2004 and as our President and Chief Operating Officer in June 2003. In April 2002, Mr. Greenberg was appointed to the position of Chief Executive Officer of ACE Overseas General. Mr. Greenberg joined the Company as Vice Chairman, ACE Limited and Chief Executive Officer of ACE Tempest Re in November 2001. Prior to joining the Company, Mr. Greenberg was most recently President and Chief Operating Officer of American International Group, which we refer to as AIG, from 1997 until 2000. From 1975 until 1997, Mr. Greenberg held a variety of senior management positions at AIG, including President and Chief Executive Officer of AIU, AIG’s foreign general insurance organization. Mr. Greenberg is a member of the Board of Directors of The Coca-Cola Company, where he is also Chairman of the Audit Committee and a member of the Finance Committee.

Skills and Qualifications: Mr. Greenberg has a long and distinguished record of leadership and achievement in the insurance industry. He has been our Chief Executive Officer since 2004 and has served in senior management positions in the industry for 40 years. Mr. Greenberg’s record of managing large and complex insurance operations and the skills he developed in his various roles suit him for his role as a Director of the Company and Chairman of the Board, in addition to his President and Chief Executive Officer positions.

Robert M. Hernandez

Retired Vice Chairman and Chief Financial Officer, USX Corporation Independent Lead Director Age 71 Years of Service 30 Committee Memberships •Compensation •Nominating & Governance •Executive

Robert M. Hernandez is currently our Lead Director. Mr. Hernandez served as Vice Chairman, Director and Chief Financial Officer of USX Corporation (energy and steel) from December 1994 to December 2001, as Executive Vice President—Accounting & Finance and Chief Financial Officer of USX from November 1991 to November 1994 and as Senior Vice President—Finance & Treasurer from October 1990 to October 1991. Mr. Hernandez was President and Chief Operating Officer of the US Diversified Group of USX from May 1989 until October 1990. Mr. Hernandez is Chairman, Board of Trustees, of the BlackRock Open-End Equity and Long Term Bond Funds. He is a director of Eastman Chemical Company and a former director of TE Connectivity, Ltd and the former Chairman of the Board of RTI International Metals, Inc.

Skills and Qualifications: Mr. Hernandez brings a diverse financial and business management background to the Board and its committees. The range of his senior finance and executive positions with USX is valuable to the Board, given his deep and long-tenured involvement with all aspects of

OUR DIRECTORS

managing and leading a large-cap company. His extensive experience as a director provides additional perspective and qualifications for his Lead Director role with ACE.

Michael G. Atieh

Chief Financial and Business Officer, Ophthotech Corporation Age 62 Years of Service 24 Committee Memberships •Audit (Chair) •Executive

Michael G. Atieh is Executive Vice President and Chief Financial and Business Officer of Ophthotech Corporation (a biopharmaceutical company). From February 2009 until its acquisition in February 2012, Mr. Atieh was Executive Chairman of Eyetech Inc., a private specialty pharmaceutical company. He served as Executive Vice President and Chief Financial Officer of OSI Pharmaceuticals from June 2005 until December 2008. He also served as a member of the Board of Directors and Chairman of the Audit Committee for OSI Pharmaceuticals from June 2003 to May 2005. Previously, Mr. Atieh served at Dendrite International, Inc. as Group President from January 2002 to February 2004 and as Senior Vice President and Chief Financial Officer from October 2000 to December 2001. He also served as Vice President of U.S. Human Health, a division of Merck & Co., Inc., from January 1999 to September 2000, as Senior Vice President—Merck-Medco Managed Care, L.L.C., an indirect wholly-owned subsidiary of Merck, from April 1994 to December 1998, as Vice President—Public Affairs of Merck from January 1994 to April 1994 and as Treasurer of Merck from April 1990 to December 1993. Mr. Atieh also served on the Board of Directors and Audit Committee of Theravance Biopharma Inc. from May 1, 2014 to April 30, 2015.

Skills and Qualifications: Mr. Atieh brings a wealth of diverse business experience to the Board which he gained as a senior executive in a Fortune

50 company, large and small biotechnology companies and technology and pharmaceutical service companies. His experience in finance includes serving as a chief financial officer, developing and executing financing strategies for large acquisitions, and subsequently leading the integration efforts of newly acquired companies. He was an audit manager at Ernst & Young and has served as chair of the audit committee of another public company, providing additional experience relevant to his service on the Audit Committee. Mr. Atieh also has deep knowledge of sales and operations gained from over a decade of experience in these disciplines, with extensive customer-facing responsibilities.

Mary A. Cirillo

Advisor, Hudson Venture Partners L.P. Age 68 Years of Service 9 Committee Memberships •Compensation •Nominating & Governance (Chair) •Executive

Mary A. Cirillo is an advisor to Hudson Venture Partners L.P. (venture capital). She served as Chairman of OPCENTER, LLC (help desk and network operations services) from 2000 to 2004. She was Chief Executive Officer of Global Institutional Services of Deutsche Bank from July 1999 until February 2000. Previously, she served as Executive Vice President and Managing Director of Bankers Trust Company (which was acquired by Deutsche Bank), which she joined in 1997. From 1977 to 1997, she was with Citibank, N.A., most recently serving as Senior Vice President. Ms. Cirillo currently serves as a director of Thomson Reuters Corporation, and within the past five years was a director of DealerTrack Technologies.

Skills and Qualifications: Ms. Cirillo has spent a career in both software product development and management and in commercial banking. She has

OUR DIRECTORS

developed and led global businesses and served as chief executive officer for various subsidiaries at two major financial institutions. She has also led major turnaround efforts in global financial institutions. Ms. Cirillo also has experience in private equity. This business experience allows Ms. Cirillo to bring financial services and technology leadership skills to the Board.

Michael P. Connors

Chairman and Chief Executive Officer, Information Services Group, Inc. Age 60 Years of Service 4 Committee Memberships •Compensation (Chair) •Nominating & Governance •Executive

Michael P. Connors is Chairman of the Board and Chief Executive Officer of Information Services Group, Inc., a technology insights, market intelligence and advisory services company. He is also a founder of that company. Mr. Connors served as a member of the Executive Board of VNU N.V., a worldwide media and marketing information company, from the merger of ACNielsen into VNU in 2001 until 2005, and he served as Chairman and Chief Executive Officer of VNU Media Measurement & Information Group and Chairman of VNU World Directories until 2005. He previously was Vice Chairman of the Board of ACNielsen from its spin-off from the Dun & Bradstreet Corporation in 1996 until 2001, was Senior Vice President of American Express Travel Related Services from 1989 until 1995, and before that was a Corporate Vice President of Sprint Corporation. Mr. Connors is currently a director of Eastman Chemical Company.

Skills and Qualifications: Mr. Connors is a successful chief executive officer, who brings to the Board substantial corporate management experience in a variety of industries as well as expertise in marketing, media and public relations through his high-level positions at marketing and information-based companies. Mr. Connors’ skills are enhanced through his experience serving on several public company boards, which furthers his ability to provide valued oversight and guidance to the Company and strategies to inform the Board’s general decision-making, particularly with respect to management development, executive compensation and other human resources issues. He has served as the chair of two compensation committees.

John Edwardson

Retired Chairman and Chief Executive Officer, CDW Corporation Age 66 Years of Service 1 Committee Memberships •Compensation •Nominating & Governance

John A. Edwardson is the former Chairman and Chief Executive Officer of CDW Corporation (a technology products and services provider), serving as Chief Executive Officer from 2001 to September 2011 and as Chairman from 2001 to December 2012. Prior to joining CDW, he served as Chairman and Chief Executive Officer of Burns International Services Corporation, a provider of security services, from 1994 to 2000, and he was President (1994-1998) and Chief Operating Officer (1995-1998) of UAL Corporation (the parent company of United Air Lines, Inc.). Mr. Edwardson is currently a director of Rockwell Collins, Inc. and FedEx Corporation.

Skills and Qualifications: Mr. Edwardson has extensive management, leadership and international experience. As the former Chairman and Chief Executive Officer of a technology company, he also has significant technological expertise. Mr. Edwardson has additional prior experience serving on a compensation committee, developing insight into executive compensation

OUR DIRECTORS

issues. He also serves as the chair of FedEx’s audit committee. All of these factors contribute to his value as a Board member.

Peter Menikoff

Private Investor Age 74 Years of Service 29 Committee Memberships •Audit

Peter Menikoff is currently a private investor and was the Interim Chief Financial Officer of Vlasic Foods International Inc. from February 2000 to May 2001. He is Chairman of the Board of Directors of American Electric Technologies, Inc. Mr. Menikoff served as President and Chief Executive Officer of CONEMSCO, Inc. (oil and gas drilling/production supplies, services and equipment) from April 1997 until June 1998. Mr. Menikoff served as Executive Vice President and Chief Administrative Officer of Tenneco Energy Corporation from June 1995 to April 1997. Mr. Menikoff served as a Senior Vice President of Tenneco, Inc. from June 1994 until April 1997. Mr. Menikoff served as Executive Vice President of Case Corporation, a subsidiary of Tenneco, Inc., from November 1991 to June 1994. Mr. Menikoff served as Treasurer of Tenneco, Inc. from May 1989 to November 1991.

Skills and Qualifications: Mr. Menikoff has developed a wealth of management experience and business understanding through a variety of senior positions with different companies. He has gained significant financial expertise through his finance positions and also holds an M.B.A. in Finance and a J.D. with a concentration on tax, which enhance his valuable contributions to the Board and its Audit Committee. He also has chief executive officer experience.

Leo F. Mullin

Senior Advisor, Goldman Sachs Capital Partners Age 72 Years of Service 8 Committee Memberships •Risk & Finance

Leo F. Mullin served as Chief Executive Officer of Delta Air Lines, Inc. from 1997 to 2003 and as Chairman of Delta from 1999 to 2004. Mr. Mullin currently serves as a Senior Advisor, on a part-time basis, to Goldman Sachs Capital Partners, a private equity fund group. He is currently a director of Johnson & Johnson and the Education Management Corporation, and Chairman of the Board of Directors of Transunion Holding Company. Mr. Mullin was Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from 1995 to 1997. He was an executive of First Chicago Corporation (bank holding company) from 1981 to 1995, serving as that company’s President and Chief Operating Officer from 1993 to 1995.

Skills and Qualifications: Mr. Mullin served as Chairman and Chief Executive Officer of one of the nation’s largest airlines, giving him exposure to a broad array of complex business, regulatory and international issues. In addition, his long and distinguished career in the banking industry provides additional background and experience with organizational and operational management, global business and financial matters.

OUR DIRECTORS

Kimberly Ross

Chief Financial Officer, Baker Hughes Incorporated Age 50 Years of Service 1 Committee Memberships •Audit

Kimberly A. Ross is Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated (supplier to the oil and gas industry). She was Executive Vice President and Chief Financial Officer of Avon Products, Inc. (a beauty direct sales company) from November 2011 until September 2014. Prior to joining Avon, Ms. Ross served as the Executive Vice President and Chief Financial Officer of Royal Ahold N.V., a food retail company, since November 2007 and its Deputy Chief Financial Officer from July to November 2007. Prior to that, Ms. Ross held a variety of senior management positions at Ahold. Ms. Ross was also, during the last five years, a director of Avon.

Skills and Qualifications: Having served as Chief Financial Officer at three companies and as the chair of the audit committee of a private company, Ms. Ross has extensive understanding of finance and financial reporting and internal auditing processes relevant to her service on the Audit Committee. Her work across a spectrum of industries has given Ms. Ross significant management and leadership skills and perspectives that in particular make her an asset to the Board. The Board also benefits from her international executive experience developed through executive positions with multiple companies.

Robert Scully

Retired Co-President, Morgan Stanley Age 65 Years of Service 1 Committee Memberships •Risk & Finance

Robert W. Scully was a member of the Office of the Chairman of Morgan Stanley from 2007 until his retirement in 2009, and he previously served at Morgan Stanley as Co-president, Chairman of global capital markets and Vice Chairman of investment banking. Prior to joining Morgan Stanley in 1996, he served as a managing director at Lehman Brothers and at Salomon Brothers Inc. Mr. Scully is currently a director of KKR & Co. L.P. and Zoetis Inc. and was, during the last five years, a director of Bank of America Corporation. He was appointed to the Board of the Financial Industry Regulatory Authority (FINRA) in November 2014.

Skills and Qualifications: Mr. Scully’s lengthy career in the global financial services industry brings expertise in capital markets activities and, of particular note, risk management to the Board. Mr. Scully has a broad range of experience with oversight stemming from his extensive service as a director; he has served or is serving on three companies’ audit committees, two companies’ compensation committees and a nominating and governance committee. Mr. Scully’s experience with and knowledge of talent development and strategic initiatives are also important to the Board.

OUR DIRECTORS

Eugene B. Shanks, Jr.

Director, Federal Home Loan Mortgage Corporation (Freddie Mac) Age 68 Years of Service 4 Committee Memberships •Risk & Finance

Eugene B. Shanks, Jr. is a member of the Board of Directors of Federal Home Loan Mortgage Corporation (Freddie Mac), and chairs its nominating and governance committee as well as serving on its business and risk committee and its executive committee. Mr. Shanks is also a senior advisor to Bain & Company. From November 2007 until August 2008, Mr. Shanks was a senior management consultant for Trinsum Group, Incorporated, a strategic consulting and asset management company. From 1997 until its sale in 2002, Mr. Shanks was President and Chief Executive Officer of NetRisk, Inc., a risk management software and advisory services company he founded. From 1973 to 1978 and from 1980 to 1995, Mr. Shanks held a variety of positions with Bankers Trust New York Corporation and Bankers Trust Company, including head of Global Markets from 1986 to 1992 and President and Director from 1992 to 1995.

Skills and Qualifications: With two decades of varied banking experience, Mr. Shanks brings extensive finance expertise to the Board. He earned a PhD in economics at Stanford University. In addition he has a strong background in both asset and risk management, which are two areas that are very important to ACE’s business. Our Board also benefits from the leadership experience that Mr. Shanks gained from serving as a president of Bankers Trust. Mr. Shanks’s public company board experience also contributes to his value as a director.

Theodore E. Shasta

Retired Partner, Wellington Management Company Age 64 Years of Service 5 Committee Memberships •Audit

Theodore E. Shasta is a member of the Board of Directors and audit and risk & finance committees of MBIA Inc. Mr. Shasta was formerly Senior Vice President and Partner of Wellington Management Company, a global investment advisor. Mr. Shasta joined Wellington Management Company in 1996 and specialized in the financial analysis of publicly-traded insurance companies and retired in June 2009. Prior to joining Wellington Management Company, Mr. Shasta was a Senior Vice President with Loomis, Sayles & Company (investment management). Before that, he served in various capacities with Dewey Square Investors and Bank of Boston. In total, Mr. Shasta spent 25 years covering the insurance industry as a financial analyst.

Skills and Qualifications: Mr. Shasta’s history of working in the financial services industry, as well as in the property and casualty insurance arena, brings valuable insight and perspective to the Board. His years of analysis of companies like ACE and its peer group provide him with deep knowledge of particular business and financial issues we face. His financial acumen and industry knowledge make him a valuable contributor to the Audit Committee. Mr. Shasta has been a Chartered Financial Analyst since 1986.

OUR DIRECTORS

David Sidwell

Retired Chief Financial Officer, Morgan Stanley Age 62 Years of Service 1 Committee Memberships •Audit

David H. Sidwell was Executive Vice President and Chief Financial Officer of Morgan Stanley from March 2004 to October 2007, when he retired. From 1984 to March 2004, Mr. Sidwell worked for JPMorgan Chase & Co. in a variety of financial and operating positions, most recently as Chief Financial Officer of JPMorgan Chase’s investment bank from January 2000 to March 2004. Prior to joining JP Morgan in 1984, Mr. Sidwell was with Price Waterhouse LLP, a major public accounting firm, from 1975 to 1984, where he was qualified as a chartered accountant with the Institute of Chartered Accountants in England and Wales. Mr. Sidwell is currently Senior Independent Director of UBS AG and also a director of the Federal National Mortgage Association (Fannie Mae). Mr. Sidwell served as a Trustee of the International Accounting Standards Committee Foundation from January 2007 until his term ended in December 2012.

Skills and Qualifications: Mr. Sidwell has a strong background in accounting, finance and capital markets, as well as the regulation of financial institutions, complementary to his role on the Audit Committee. He also has considerable expertise in risk management from chairing the audit committee of a public company and the risk committee of two public companies and his executive positions. Mr. Sidwell further contributes experience in executive compensation and corporate governance from his service on the committees of other public company boards. This comprehensive range of experience contributes greatly to his value as a Board member.

Olivier Steimer

Chairman, Banque Cantonale Vaudoise Age 60 Years of Service 7 Committee Memberships •Risk & Finance (Chair) •Executive

Olivier Steimer is Chairman of the Board of Banque Cantonale Vaudoise. Previously, he worked for the Credit Suisse Group from 1983 to 2002, with his most recent position at that organization being Chief Executive Officer, Private Banking International and member of the Group Executive Board. Mr. Steimer has served since 2013 on the Board of Allreal Holding AG (Swiss real estate manager and developer). He is Chairman of the foundation board of the Swiss Finance Institute. From 2010 to 2014, he was Vice Chairman of the Board of Directors of SBB CFF FFS (the Swiss national railway company), and from 2009 until 2012, he was the Chairman of the Board of Piguet Galland & Cie SA. Since 2009, he has been a member and, since 2012, he has been Vice Chairman of the Bank Council of Swiss National Bank. Mr. Steimer is a Swiss citizen.

Skills and Qualifications: Mr. Steimer has a strong background of leadership in chairman and chief executive officer roles. He has deep knowledge of sophisticated banking and finance matters derived from his extensive experience in the financial services industry. As a Swiss company, ACE benefits specifically from Mr. Steimer being a Swiss citizen and resident, and his insight into the Swiss commercial and insurance arenas provides valuable perspective to the Board.

Overview

We are committed to the highest levels of ethical conduct and corporate governance standards, through our corporate values and culture. As an insurance company, we are in the business of managing risk. Our corporate governance helps us mitigate and manage risks we face as an organization by providing a framework that guides how management runs the business and how our Board provides oversight. We review and evolve corporate governance at our company regularly.

Our Board of Directors’ corporate governance policies comply with the rules of the SEC, the listing standards of the New York Stock Exchange, which we refer to as the NYSE, and Swiss law. Our compliance with U.S. laws includes compliance with the Sarbanes-Oxley Act of 2002, the Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010, and other statutes applicable to corporations doing business in the U.S. To balance our NYSE listing and Swiss incorporation requirements, we:

•	adhere to SEC and NYSE governance and compensation regulations and best practices, and

•	also comply with Swiss corporate laws that necessarily impose various restrictions and requirements resulting from our place of incorporation.

We have adopted Organizational Regulations, Corporate Governance Guidelines and Categorical Standards for Director Independence covering issues such as executive sessions of the Board of Directors, director qualification and independence standards, Board leadership, director responsibilities and procedures, director equity ownership guidelines, management evaluation and succession and Board self-evaluations. Our Board has established committees that help with oversight of the Company and its operations, and these committees govern themselves pursuant to the Organizational Regulations and charters that are reviewed at least annually and amended as necessary.

Corporate Governance Documents

The following governance documents are available on our website in the Investor Information section at http://investors.acegroup.com/investor- information/corporate-governance/default.aspx.

•	Articles of Association

•	Organizational Regulations

•	Corporate Governance Guidelines

•	Committee Charters

•	Categorical Standards for Director Independence

•	Code of Conduct

You may also request copies of any of these documents by contacting our Investor Relations department:

Telephone — +1 (441) 299-9283; or

E-mail — investorrelations@acegroup.com

CORPORATE GOVERNANCE  ●  OUR CORPORATE GOVERNANCE FRAMEWORK

Our Corporate Governance Framework

Board Independence

•The Board has determined that 13 out of 14 of our existing directors are independent under NYSE regulations and our Categorical Standards for Director Independence.

•Our CEO is the only management director.

Board Composition

•Under Swiss law, our shareholders elect directors and determine the number of directors on the Board. Currently, our Articles of Association state there can be between 3 and 20 directors, but these limits may be changed by the shareholders.

•Our Categorical Standards for Director Independence include director qualification standards and require our Nominating & Governance Committee to annually review Board composition and the skills and attributes of individual Board members, including consideration of diversity factors.

•Individuals may not be nominated or re-nominated to the Board after they reach 75 years of age; this prohibition is waived from time to time as deemed advisable by the Board.

•In 2014, we added four new Directors, and two long-tenured Directors retired.

Board Committees

•We have five Board committees – Audit, Compensation, Nominating & Governance, Risk & Finance, and Executive.

•All committees are composed entirely of independent directors, with the exception of the Executive Committee (our Chairman and CEO serves on this Committee).

Leadership Structure

•Our Chairman is CEO of our company. He interacts closely with our independent Lead Director.

•Our Lead Director is appointed by the other independent directors. Among other duties, our Lead Director chairs executive sessions of the independent directors to discuss certain matters without management present. These executive sessions take place at least every regular Board meeting.

•The Lead Director has the ability to call special meetings or schedule executive sessions with the other independent Board members.

Risk Oversight

•Our full Board and the Risk & Finance Committee are responsible for risk oversight. Our Board oversees management as it fulfills its responsibilities for the assessment and mitigation of risks and for taking appropriate risks.

Open Communication

•We encourage open communication and strong working relationships among the Lead Director, Chairman and other directors.

•Our directors have access to members of management and employees, and our Lead Director and members of our Committees regularly communicate with members of management other than the CEO on a variety of topics.

CORPORATE GOVERNANCE  ●  OUR CORPORATE GOVERNANCE FRAMEWORK

•Shareholders and other interested parties can contact our Board, Audit Committee or Lead Director by email or regular mail.
Accountability to Shareowners

•We elect our directors by majority shareholder voting. There is no plurality concept built into our shareholder voting, unless the number of nominees exceeds the maximum number of director positions as set by shareholders in our Articles of Association. This is because shareholders can determine the number of Board positions and all nominees who receive a majority of votes cast are, by law, elected to the Board.

•The Board may not appoint directors to fill vacancies.

•Our Chairman, members of the Board of Directors and members of the Compensation Committee are each elected annually.

Succession Planning

•The Board actively monitors our succession planning and management development; they receive regular updates on employee engagement, diversity and retention matters.

•Chairman and CEO succession plans under various scenarios are discussed and reviewed annually.

CORPORATE GOVERNANCE  ●  GOVERNANCE PRACTICES AND POLICIES THAT GUIDE OUR ACTIONS

Governance Practices and Policies that Guide Our Actions

Our Code of Conduct

Our Board has adopted a Code of Conduct applicable to all directors, officers and employees, which sets forth the basic principles to guide their day-to-day activities. The Code of Conduct addresses, among other things, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets, compliance with laws and regulations (including insider trading laws) and reporting illegal or unethical behavior.

Director Stock Ownership Requirements

Our Corporate Governance Guidelines specify director equity ownership requirements. ACE compensates independent directors with restricted stock awards to help meet these requirements. ACE requires minimum equity ownership of $600,000 for outside directors (based on stock price on date of award). Each director has until the fifth anniversary of his or her initial election to the Board of Directors to achieve this minimum.

Executive Sessions of Directors

Our non-management directors meet for an executive session of the Board at each quarterly Board meeting. Our CEO is our only non-independent director and does not attend these sessions. Our Lead Director, Robert M. Hernandez, is the presiding director for executive sessions of non-management and independent directors. Executive sessions are also common for special meetings of the Board and ad hoc committees that are created from time to time to provide oversight over specific matters. Similarly, our Committees (other than the Executive Committee) generally conduct an executive session at their meetings, with only Committee members and no members of management present.

Continuing Education for Directors

We provide ongoing programs for existing directors, covering, among other things, the Company’s business, organizational and management structure, results of operations and financial condition, including critical accounting policies, budgets and forecasts and corporate governance and risk management. Directors are encouraged to attend these and other appropriate continuing education programs. In 2014, we sponsored sessions for our Risk & Finance Committee members and our Audit Committee members. In addition, many of our directors attended outside director education programs.

Related Party Transaction Guidelines

We have adopted Related Party Transaction Guidelines that require our Nominating & Governance Committee to review and approve or ratify certain transactions between ACE and any related persons.

Shareholder Outreach Program

We speak with our shareholders on a regular basis throughout the year. ACE Investor Relations and other members of management speak with analysts and others who advise our shareholders on their ownership positions about general matters related to our Company. But we also conduct shareholder outreach to discuss and solicit feedback about corporate governance and executive compensation matters. Each year, this outreach program results in individual meetings or telephone conferences with shareholders who hold in aggregate a majority of our outstanding shares.

Management and the Board recognize the value of taking our shareowners views into account. Feedback from our shareholders helps us understand how they view us, set goals and expectations for our performance, and identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations.

CORPORATE GOVERNANCE  ●  GOVERNANCE PRACTICES AND POLICIES THAT GUIDE OUR ACTIONS

Open Lines of Communication

The ACE Ethics Help Line is a free, confidential service you can call 24 hours a day if you have questions or concerns about ethics or integrity at ACE. Please visit our website for specific contact information at: www.acegroup.com/contact-ace/ace-ethics-helpline.aspx.

We have a process for shareholders, employees and other interested parties to send communications to the Board:

To contact the Board about accounting or auditing matters, you may send an e-mail to the Chairman of the Audit Committee at: chmnaudit@acegroup.com. The Corporate Secretary has access to this e-mail address.

For other matters you may send an e-mail to: corpsecy@acegroup.com.

You may also contact the Lead Director, any director, non-management and independent directors, the Chairman of the Board, or the Chair of any Board Committee by sending an e-mail to our Lead Director, Robert Hernandez, at LeadDirector@acegroup.com. The Corporate Secretary has access to this e-mail address.

If you wish to send written communications, please mail to the Board c/o Secretary, ACE Limited, Bärengasse 32, CH-8001 Zurich, Switzerland, although mail to Switzerland is not as prompt as e-mail. The Corporate Secretary will forward all communications to the Board to the Lead Director.

ACE and the Environment

ACE has a responsibility not only to provide solutions that help clients manage environmental and climate change risks, but also to control our own ecological impact and contribute to environmental causes. We also believe that the well-being of society depends on a healthy environment and that a proper ethic strives for a sustainable balance between development and preservation.

Climate change is an important and serious issue for the global insurance industry because it is our business to provide security against many of the property and casualty-related risks posed by such change. With operations in 54 countries, ACE’s business and operating models are exposed to the full impact of global climate change. The potential physical effects of climate change present a risk to the Company, and therefore, have been integrated into ACE’s overall risk management process.

Environmental risks are evaluated at least annually at three governance levels, with the company’s senior management actively engaged in each. The Company’s executive Risk and Underwriting Committee, product boards and credit committees meet as frequently as monthly to evaluate specific risks and risk accumulations in ACE’s business activities and investments, while the Board of Directors’ Risk & Finance Committee meets regularly with company management. Various reports are provided at least quarterly to business division management, product boards, credit committees, senior management, the executive Risk and Underwriting Committee and the full Board of Directors, as well as its Risk & Management Committee.

The goals and objectives of our environmental program, including a plan to reduce the Company’s greenhouse gas emissions by 10 percent per employee, are evaluated annually and approved by the CEO.

ACE Philanthropy

ACE firmly believes that positive contributions to the fabric of our communities return long-lasting benefits to society, our employees and our company. ACE supports the communities around the world in which our employees live and work through our established philanthropic entities and through company-sponsored volunteer initiatives. In 2014, the ACE Foundations—ACE Charitable Foundation, ACE Foundation-International, and ACE Foundation-Bermuda—distributed more than $4.3 million in charitable grants and matching gifts to organizations throughout the world.

To learn more about ACE’s wide-ranging global philanthropic initiatives in the areas of education, poverty and health, the environment and disaster relief, visit our website at: www.acegroup.com/about-ace/philanthropy/#sthash.xalDqsbf.dpuf.

CORPORATE GOVERNANCE  ●   DIRECTOR NOMINATION PROCESS AND ANNUAL BOARD SKILLS REVIEW

Director Nomination Process and Annual Board Skills Review

The Board’s Nominating & Governance Committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Directors. The Nominating & Governance Committee considers each person’s judgment, experience, independence and understanding of our business or other related industries, as well as other factors it determines are relevant in light of the needs of the Board of Directors and the Company. The Nominating & Governance Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors.

Our Corporate Governance Guidelines require the Nominating & Governance Committee to review annually the skills and attributes of Board members within the context of the current make-up of the full Board. Board members should have individual backgrounds that, when combined, provide a portfolio of experience and knowledge that well serve our governance and strategic needs. We consider Board candidates on the basis of a range of criteria, including:

Director Skills Criteria

Directors should have the following skills and attributes:

•    broad-based business knowledge and contacts,

•    prominence and sound reputation in their fields,

•    global business perspective and commitment to good corporate citizenship,

•    ability to provide wise and thoughtful counsel to top management on the full range of potential issues facing the Company,

•    should represent all shareholders and not any special interest group or constituency,

•    the highest personal and professional integrity and commitment to ethical and moral values, and

•    the time necessary to fully meet their duty of care to the shareholders, as well as willingness to commit to service over the long haul, if called upon.

In accordance with its charter, the Nominating & Governance Committee identifies nominees for directors from various sources. We do not generally retain third-party consultants to assist in identifying and evaluating potential nominees, although the Nominating & Governance Committee may do so if it desires.

The Nominating & Governance Committee will consider shareholder recommendations for director candidates, but the Nominating & Governance Committee has no obligation to recommend such candidates. Assuming that appropriate biographical and background material (including qualifications) is provided for candidates recommended by shareholders, the Nominating & Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria as for candidates recommended by other sources. If a shareholder has a suggestion for candidates for election, it should be sent to: Corporate Secretary, ACE Limited, Bärengasse 32, CH-8001 Zurich, Switzerland.

CORPORATE GOVERNANCE  ●  THE BOARD OF DIRECTORS

The Board of Directors

Our Board oversees our business and monitors the performance of management. The directors keep themselves informed by discussing matters with the CEO, other key executives and our principal external advisors, such as legal counsel, outside auditors, and other consultants. They also read the reports and other materials that we send them regularly and participate in Board and committee meetings.

Board Meetings Held

The Board usually meets a minimum of four times per year in regularly scheduled meetings, but will meet more often if necessary. The Board met six times during 2014, including two telephonic meetings. All directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors and committees of the Board of which they were a member that were held during 2014.

Director Independence and Other Information

The Board has determined that the following directors and nominees are independent under the listing standards of the NYSE: Michael G. Atieh, Mary A. Cirillo, Michael P. Connors, John Edwardson, Robert M. Hernandez, Peter Menikoff, Leo F. Mullin, Kimberly Ross, Theodore E. Shasta, Robert Scully, Eugene B. Shanks, Jr., David Sidwell and Olivier Steimer. The Board also determined that Thomas J. Neff and Robert Ripp, who retired from the Board in May 2014, met the independence requirements during the time they were directors, including the independence criteria applicable to members of the Compensation Committee (in the case of Mr. Neff) and Audit Committee (in the case of Mr. Ripp). Our independent directors constitute a substantial majority, 13 out of 14, of our existing Board of Directors. In making its determination of independence, the Board applied its Categorical Standards for Director Independence and determined that no other material relationships existed between the Company and these directors.

SEC regulations require us to describe certain legal proceedings, including bankruptcy and insolvency filings, involving nominees for the Board of Directors or companies of which a nominee was an executive officer. Mr. Mullin retired as Chief Executive Officer of Delta Air Lines in January 2004 and Chairman in April 2004. In September 2005, Delta Air Lines voluntarily filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Board Composition and Diversity

We believe that a variety of perspectives, opinions and backgrounds among the members of the Board is critical to the Board’s ability to perform its duties and various roles. We strive to maintain, and we encourage, diversity of thought among Board members, which makes the body as a whole more effective. Our Board includes ethnic and religious minorities, members from multiple countries, both genders, and people from many walks of life and disciplines. The make-up of the Board has evolved, and broadened, as ACE has grown and evolved as a company, and continued diversity is expected.

The Board of Directors is elected by our shareholders and they have the legal and structural power to determine the Board’s composition. Under our Articles of Association and Swiss law, the Board is entrusted with the ultimate direction of the Company, and is responsible for ensuring appropriate policies, procedures and leadership (including at Board level) are in place. The Nominating & Governance Committee was established in large part to focus on Board composition matters.

Our Corporate Governance Guidelines help ensure that the Board, as it evolves, will have the collective skills, experience, independence and diversity to enable it to function as well as possible for the short term and long term. Those guidelines, which require the Nominating & Governance Committee to consider diversity in professional experience, skills, expertise, education, training, perspectives,

CORPORATE GOVERNANCE  ●  THE BOARD OF DIRECTORS

opinion, broad-based business knowledge and understanding of ACE’s business environment when recommending director nominees to the Board, instill in the Nominating & Governance Committee responsibility for oversight of this objective, although we do not have a formal Board diversity policy.

Board Tenure Diversity

Independent Board leadership is important to ACE and currently 13 of our 14 existing directors are independent. Board tenure diversity is equally important as we seek to achieve the appropriate balance of tenure years of service. Our more senior directors have a deep knowledge of our company, while new directors provide fresh perspectives. Our current Board of Directors has an average tenure of 10 years.

Our Corporate Governance Guidelines set a retirement age of 75 years old, after which directors may no longer be nominated or re-nominated to the Board. This guideline is waived from time to time as deemed advisable by the Board.

Each of our directors represents stockholders as a whole rather than any particular stockholder or group of stockholders. Individual directors are required to notify the Nominating & Governance Committee’s Chair, and the Chairman of the Board, of any change in business or professional affiliations or responsibilities, including retirement, so that diversity, conflicts and other Board composition issues can be considered. The Lead Director is also involved in this evaluation process. A director is required to offer his or her resignation from the Board in the event a director leaves a full-time job or otherwise materially changes his or her full-time employed position or status for any reason (for example, by resignation, termination, reassignment, or retirement). The resignation may be accepted or not accepted, on behalf of the Board, by the Chair of the Nominating & Governance Committee after consulting with other Committee or Board members in the reasonable discretion of the Chair. In addition, under our Corporate Governance Guidelines, a director should offer to resign if the Nominating & Governance Committee concludes that he or she no longer meets the Company’s requirements for service on the Board.

Moreover, the ACE Code of Conduct applies to the Board and its decisions, not just Company employees. The Code of Conduct prohibits discrimination on the basis of any characteristic protected by law, and we make all director nomination decisions and set all terms and conditions of the appointment of directors without regard to these characteristics. ACE is committed to providing an environment in which diversity is valued, and this is particularly true with respect to the Board of Directors.

Annual Board Evaluations

Our Nominating & Governance Committee annually performs evaluations of the Board and a self-evaluation of the Committee. In that context, they further consider the composition of the Board.

Director Attendance at the Annual General Meeting

While we do not have a formal policy regarding Board member attendance at annual general

CORPORATE GOVERNANCE  ●  THE BOARD OF DIRECTORS

meetings of shareholders, we encourage each member of the Board of Directors to attend each annual general meeting of shareholders. All of our directors then in office attended our 2014 annual general meeting except for Thomas J. Neff (who retired from the Board of Directors as of the 2014 annual general meeting).

CORPORATE GOVERNANCE  ●  BOARD LEADERSHIP STRUCTURE

Board Leadership Structure

Our Board’s mandate under Swiss law includes overall supervision and control of management of the Company. Though our management and employees direct and are responsible for the business operations of the Company and its divisions, and implementation of policies and strategies approved by the Board, the power of management is fundamentally delegated from the Board. Our Organizational Regulations and Corporate Governance Guidelines provide the Board with the right and flexibility to vest the responsibilities of Chairman of the Board and Chief Executive Officer in the same individual or in more than one individual, as the Board determines to be in the best interest of the Company. Our Board has determined it to be in the best interests of the Company, at this time, to vest the responsibilities of Chairman and CEO in Evan G. Greenberg because the Board believes he has the skills and experience to best perform both roles.

While Mr. Greenberg serves as Chairman, Board leadership comes also from our Lead Director, Robert M. Hernandez. Our Lead Director’s powers are significant.

Independent Lead Director—Role and Responsibilities

Our Lead Director provides independent Board leadership. Specific responsibilities include:

•    Establishing the agenda (with the Chairman) for Board meetings and presiding at executive sessions of the independent members of the Board, which the Lead Director may call.

•    Providing a forum for independent director feedback at those executive sessions and communicating that feedback to the Chairman.

•    Working with the Nominating & Governance Committee in the Board’s performance evaluation process and the Compensation Committee in the CEO evaluation process and compensation determination, facilitating communication between Board members and the Chairman of the Board.

•    Empowerment to respond to non-audit related shareholder inquiries, monitor the Company’s mechanism for receiving and responding to shareholder communications to the Board, and oversee the timely delivery of background materials to Board members.

•    Helping to assure that all Board members have the means to, and do, carry out their responsibilities in accordance with their fiduciary duties.

•    Communicating regularly with our CEO on matters of significance, and with the other independent directors to help foster independent thinking.

The Board regularly reviews and discusses its composition and structure. It has specifically delegated to the Nominating & Governance Committee the duty of evaluation in this regard, and to advise the Board as it sees fit. ACE’s Board leadership structure has evolved over time. For example, the Chairman and Chief Executive Officer roles were separate immediately before May 2007. Mr. Greenberg was promoted to President and Chief Executive Officer in 2004 and was not appointed Chairman of the Board until three years later. As ACE and its circumstances develop in the future, the Board will continue to examine its leadership structure and will at all times conduct itself in the manner it determines to be in the best interests of the Company and its shareholders. We expect that the Company will always have either an independent lead director or a non-executive chairman.

CORPORATE GOVERNANCE  ●  THE COMMITTEES OF THE BOARD

The Committees of the Board

The Board of Directors has five committees: Audit, Compensation, Nominating & Governance, Risk & Finance and Executive. The principal role, independence standards and meetings held during 2014 are outlined in the following chart. For more information on committee members, see our Board of Director profiles beginning on page E-1.

Committee	Role & Responsibilities	Independence	Meetings Held 2014
Audit Committee Chair: Michael G. Atieh Members: Peter Menikoff Kimberly Ross Theodore E. Shasta David Sidwell

The Audit Committee provides oversight of the integrity of our financial statements and financial reporting process, our compliance with legal and regulatory requirements, our system of internal controls, and our audit process.

The Committee’s oversight includes the performance of our internal auditors and the performance, qualification and independence of our independent registered public accounting firm.

If a member of our Audit Committee simultaneously serves on the audit committees of more than three public companies, the Board is required to determine whether such simultaneous service would impair the ability of such member to effectively serve on our Audit Committee.

All members are independent directors as defined by the NYSE listing standards and applied by the Board; each member meets the financial literacy requirements, per NYSE listing standards

All members are audit committee financial experts as defined under 407(d) of Regulation S-K

Nine meetings (five of which were telephonic) plus: One in-person in-depth review of important accounting topics relevant to ongoing Company matters.

CORPORATE GOVERNANCE  ●  THE COMMITTEES OF THE BOARD

Committee	Role & Responsibilities	Independence	Meetings Held 2014
Compensation Committee Chair: Michael P. Connors Members: Mary A. Cirillo John Edwardson Robert M. Hernandez

The Compensation Committee has independent responsibilities relating to the compensation of employees. It evaluates the performance of the CEO based on relevant corporate goals and objectives. Based on this evaluation, it approves the CEO’s compensation level, both as a committee and together with the other independent directors. It also determines appropriate NEO compensation levels.

The Compensation Committee also works with the Nominating & Governance Committee and the CEO on succession planning and periodically consults with the Risk & Finance Committee on matters related to executive compensation and risk.

For more information about how the Compensation Committee determines executive compensation, see the “Compensation Discussion & Analysis” section of this Appendix E.

		All members are independent directors, as defined by the NYSE listing standards and applied by the Board	Four meetings and several additional consultations

CORPORATE GOVERNANCE  ●  THE COMMITTEES OF THE BOARD

Committee	Role & Responsibilities	Independence	Meetings Held 2014
Nominating & Governance Committee Chair: Mary A. Cirillo Members: Michael P. Connors John Edwardson Robert M. Hernandez

The responsibilities of the Nominating & Governance Committee include identification of individuals qualified to become Board members, recommending director nominees to the Board and developing and recommending corporate governance guidelines.

The Committee also has the responsibility to review and make recommendations to the full Board regarding director compensation.

In addition to general corporate governance matters, the Nominating & Governance Committee assists the Board and the Board committees in their self-evaluations.

		All members are independent directors, as defined by the NYSE listing standards and applied by the Board	Four meetings
Risk & Finance Committee Chair: Olivier Steimer Members: Leo F. Mullin Robert Scully Eugene B. Shanks, Jr.

Under Swiss law, the Board of Directors has ultimate responsibility for management and direction of the Company. The Risk & Finance Committee helps execute the Board’s supervisory responsibilities pertaining to enterprise risk management, capital structure, financing arrangements and investments.

		All members are independent according to our Categorical Standards for Director Independence, as applied by the Board	Four meetings and one training session

CORPORATE GOVERNANCE  ●  THE COMMITTEES OF THE BOARD

Committee	Role & Responsibilities	Independence	Meetings Held 2014
For more information on the Risk & Finance Committee’s role, see “Board Oversight of Risk and Risk Management” below.

Executive Committee Chair: Evan G. Greenberg Members: Michael G. Atieh Mary A. Cirillo Michael P. Connors Robert M. Hernandez Olivier Steimer

The Executive Committee may exercise all the powers and authorities of the Board of Directors between meetings of the full Board of Directors, except as expressly limited by applicable law or regulation, stock exchange rule, our Articles of Association or our Organizational Regulations and except for matters expressly reserved for another committee of our Board of Directors. Its primary focus is to act for the full Board when it is not practical to convene meetings of the full Board.

None

CORPORATE GOVERNANCE  ●  BOARD OVERSIGHT OF OUR INDEPENDENT ADVISORS

Board Oversight of Our Independent Advisors

Independent Auditors

Our Audit Committee hires, determines the compensation of, and decides the scope of services performed by, our independent auditors. It also has the authority to retain outside advisors.

Together with our Board, our Audit Committee evaluates the qualification, performance and independence of our independent auditors. If required by applicable law or regulation relating to auditor rotation or otherwise, or if the Audit Committee otherwise determines it is necessary, it will initiate and stay actively involved in the process to select and replace the independent auditors.

In determining whether to reappoint the Company’s independent auditor, the Audit Committee took into consideration a number of factors, including the length of time the firm has been engaged, the quality of the Audit Committee’s ongoing discussions with the Company’s Independent Auditor and an assessment of the professional qualifications and past performance of the lead audit partner.

Compensation Consultants

Our Compensation Committee has the authority to retain advisors and must assess the independence of any advisor so retained. Our Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any such compensation adviser. During 2014, our Compensation Committee retained Pay Governance as its independent compensation consultant. Pay Governance did not perform any other work for the Company in 2014.

Search Firm Consultants

Our Nominating & Governance Committee has the authority to retain search firms to be used to identify director candidates and to approve the search firm’s fees and other retention terms, but has not typically done so. Our Nominating & Governance Committee may also retain other advisors.

CORPORATE GOVERNANCE  ●  BOARD OVERSIGHT OF RISK AND RISK MANAGEMENT

Board Oversight of Risk and Risk Management

As part of its oversight of the Company and its business activities, the Board takes very seriously its role in risk management. The Risk & Finance Committee is composed entirely of directors who are independent of the Company and its management according to our Categorical Standards for Director Independence.

Under Swiss law, the Board of Directors has ultimate responsibility for management and direction of the Company. The Board discusses and considers risk management issues at each of its meetings. The Board will adjust its practices with respect to risk management oversight whenever it determines it needs to do so and will involve itself in particular risk areas or business circumstances where its proper exercise of oversight demands it. The Board’s role in risk oversight is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and its committees providing oversight in connection with these efforts.

Risk & Finance Committee Role

The goal of the Risk & Finance Committee is to assure that the Company’s risk management process perceives risk well, has a reasonable and sound set of policies for setting parameters on risk, and, for specific material risks, has prepared itself to avoid or to mitigate outcomes that threaten the viability of the Company.

The Risk & Finance Committee helps execute the Board’s supervisory responsibilities pertaining to enterprise risk management, capital structure, financing arrangements and investments. This includes:

•	evaluation of the integrity and effectiveness of the Company’s enterprise risk management procedures and systems and information,

•	oversight of policy decisions about risk aggregation and minimization, including credit risk,

•	assessment of the Company’s major decisions and preparedness levels pertaining to perceived material risks,

•	oversight of the capital structure and financing arrangements in support of the Company’s plans and consistent with its risk tolerances, and

•	oversight of management’s investment of the Company’s investible assets, including to give input on strategies and monitor overall conditions and developments with respect to these assets and, again, make certain they are consistent with the Company’s risk tolerances.

The Risk & Finance Committee meets regularly with Company management, including the Chief Risk Officer and others, in fulfillment of its responsibilities. The Chief Risk Officer reports to both the Risk & Finance Committee and the Chief Executive Officer of the Company. The Risk & Finance Committee also conducts joint meetings, such as with the Audit Committee.

For information about compensation risks, see “The Relationship of Compensation to Risk” in the Compensation Discussion & Analysis section.

CORPORATE GOVERNANCE  ●  WHAT IS OUR RELATED PARTY TRANSACTIONS APPROVAL POLICY AND WHAT PROCEDURES DO WE USE TO IMPLEMENT IT?

What Is Our Related Party Transactions Approval Policy And What Procedures Do We Use To Implement It?

The Board of Directors has adopted Related Party Transactions Guidelines. For the purposes of our Related Party Transactions Guidelines, related parties include:

•	any director, nominee for director or executive officer of the Company and each of their immediate family members,

•	any entity where any of the related persons listed above is a current employee, executive officer or general partner or own 10 percent or more of the equity interest in the entity and its affiliates, and

•	any person, and his or her immediate family members, or entity, including affiliates, that was a beneficial owner of more than five percent of the Company’s outstanding Common Shares at the time the transaction occurred or existed.

Related Party Transactions

The Board of Directors has adopted Related Party Transactions Guidelines requiring approval, pre-approval or ratification of transactions in which we, on the one hand, and a related party, on the other hand, participate.

•	If any of these related-party transactions involve total payment of more than $120,000 per fiscal year, then the Nominating & Governance Committee must review it to determine that it does not constitute a conflict of interest.

•	If any of these related-party transactions involve total payments of $120,000 or less per fiscal year, then they are deemed pre-approved under the Related Party Transactions Guidelines.

The Related Party Transactions Guidelines also deem as pre-approved:

•	transactions involving our sale of insurance or reinsurance, in the amount of less than the greater of $1 million and 2% of the related party’s gross revenues, in the ordinary course of business on terms that are generally available to similarly situated parties that are not related to us, and

•	payments or settlements of claims on such policies in the ordinary course of business on commercially reasonable terms.

There is a financial limit condition to the Nominating & Governance Committee determination of pre-approval status for the transactions or payments listed in the two bullets above. If any of these transactions or payments involve payments to an entity that is a related party and a director or his or her immediate family member has interests totaling the greater of $1 million or 2 percent of that entity’s consolidated gross revenue, then they will not be considered pre-approved.

Contributions to the ACE Political Action Committee by related parties are not within the scope of our Related Party Transactions Guidelines and are not subject to approval by the Nominating & Governance Committee.

Not-for-Profit Organizations

Our Related Party Transactions Guidelines require the Board of Directors to review, approve or ratify, and determine that no conflict of interest exists regarding, financial contributions by the Company (or its charitable foundations) to not-for-profit organizations for which a director or an executive officer or a member of the director’s or executive officer’s immediate family serves on the board of directors or as a senior officer.

By adopting these guidelines, the Board has determined that financial contributions to a related not-for-profit organization do not constitute conflicts of interest and are deemed pre-approved if:

•	the contributions total $10,000 or less per fiscal year for a Company director or their immediate family, or

CORPORATE GOVERNANCE  ●  WHAT IS OUR RELATED PARTY TRANSACTIONS APPROVAL POLICY AND WHAT PROCEDURES DO WE USE TO IMPLEMENT IT?

•	the contributions total $50,000 or less per fiscal year for a Company executive officer or their immediate family.

Financial contributions to a related not-for-profit organization that are not pre-approved as described above are reviewed as follows:

•	for a Company director or his or her immediate family, by the Board of Directors, and

•	for a Company executive officer or his or her immediate family, by the Nominating & Governance Committee if the contribution totals more than $50,000 but less than $100,000 per fiscal year, or by the Board of Directors if the total contribution is $100,000 or more per fiscal year.

How Do We Monitor Related Party Transactions?

We have established procedures to monitor related party transactions so that we can submit them to the Nominating & Governance Committee or the

Board of Directors under the Related Party Transactions Guidelines. For example, we have compiled a list of relevant persons and entities, which we update on a regular basis, and search various databases to identify payments to or from these persons or entities. In some circumstances, our directors, nominees for directors and executive officers are also required to report transactions of which they are aware to the Chief Compliance Officer, such as transactions in which an immediate family member or entity associated with such family member has an interest. We also circulate directors’ and officers’ questionnaires that inquire about related parties.

Our Code of Conduct addresses procedures to follow with respect to matters that raise potential conflicts, including a requirement that our employees, officers and directors report potential conflicts as part of their annual Code of Conduct affirmation statement. In addition, we poll key officers to determine whether they are aware of any transactions that may be subject to the Related Party Transactions Guidelines.

CORPORATE GOVERNANCE  ●  WHAT RELATED PERSON TRANSACTIONS DO WE HAVE?

What Related Person Transactions Do We Have?

From time to time, institutional investors, such as large investment management firms, mutual fund management organizations and other financial organizations, become beneficial owners (through aggregation of holdings of their affiliates) of five percent or more of a class of voting securities of the Company and, as a result, are considered a related person under our Related Persons Transactions Guidelines.

Some of our related person transactions include related persons or entities that, have purchased from us, or sold to us, insurance or reinsurance. We believe the terms of these transactions were no more favorable to either them or us than the terms made available to unrelated counterparties. As such, they may receive or make claim payments on such policies in the ordinary course of business.

During 2014, we also engaged in certain other transactions with shareholders who owned more than five percent of our Common Shares at the time of the transaction (or their affiliates) or other related persons, as described below.

Wellington Management Company, LLP provided investment management services to some of our subsidiaries, as well as the ACE Charitable Foundation, in the first six months of 2015 and in 2014, for which we paid Wellington approximately $5 million and $7 million, respectively. Wellington managed approximately 15 percent of our investment assets during the first six months of 2015 and in 2014. Also, during the first six months of 2015 and the year 2014, we invested an average balance of approximately $15 million and $17 million, respectively, for ACE’s general account with money market and other mutual funds managed by Wellington Management Company, LLP or its affiliates.

BlackRock Inc. entities have provided investment management services to some of our subsidiaries in the first six months of 2015 and in 2014, managing approximately 22 and 21 percent, respectively, of our investment assets and, additionally, approximately $541 million and $522 million, respectively, of investment assets for our United Kingdom defined benefit and defined contribution programs. We paid BlackRock approximately $7 million and $10 million for these services in the first six months of 2015 and in 2014, respectively. In addition, we include BlackRock funds as among the investment options that may be selected by our clients with respect to their separate accounts with us. We understand that BlackRock funds may pay investment management fees to BlackRock, Inc. and/or its affiliates for their services to the funds.

In 2015, our subsidiary ACE Tempest Reinsurance Ltd. paid approximately $90 million to acquire 11.3 percent of the common equity of ABR Reinsurance Capital Holdings, Inc. (or ABR Re), a newly formed Bermuda reinsurance holding company and warrants to acquire 0.5 percent of additional equity. An affiliate of Blackrock also acquired 9.9 percent of ABR Re and warrants to acquire 0.5 percent of additional equity. Through long-term arrangements, ACE will be the sole source of reinsurance risks ceded to ABR Re and BlackRock will be ABR Re’s exclusive investment management service provider. ACE and BlackRock will also enter into a fee-sharing agreement with each other to equally share certain fees payable by ABR Re pursuant to these long-term arrangements. No fee-sharing payments have yet been made.

Mr. Hernandez, our Lead Director, is the Chairman of the Board of Trustees of various BlackRock Open-End Equity and Long Term Bond Funds, publicly traded open-end mutual funds, which are advised by BlackRock Advisors, LLC. He is not an executive officer of BlackRock Advisors, LLC or its ultimate parent, BlackRock, Inc., a publicly held company.

Fidelity Management & Research Company (FMR) and its affiliates manage certain money market and other mutual funds in which we invested an average balance of approximately $25 million for ACE’s general account during 2014. In addition, we include FMR funds as among the investment options that may be selected by our clients with respect to their separate accounts with us. We understand that FMR funds may pay investment management fees to FMR and/or its affiliates for their services to the funds. Based on

CORPORATE GOVERNANCE  ●  WHAT RELATED PERSON TRANSACTIONS DO WE HAVE?

FMR’s most recent Schedule 13G filed on February 13, 2015, its percentage of ownership of the Company’s common stock has fallen below five percent and it is no longer a related party.

JPMorgan Chase & Co. entities provided investment management services to some of our subsidiaries in the first six months of 2015 and 2014, managing approximately 9 percent of our investment assets. We paid JPMorgan Chase approximately $2 million and $5 million for these services in the first six months of 2015 and in the year 2014, respectively. In addition, from time to time, JP Morgan entities provide certain investment banking or book running manager services to us. JPMorgan Chase also manages Highbridge Principal Strategies – Institutional Mezzanine Partners II, L.P., an investment fund in which an ACE affiliate invests. We invested approximately $7.5 million and $25.1 million in that fund during the first six months of 2015 and in 2014, respectively, including management fees and other fund expenses (as part of a total $100 million commitment).

State Street Corporation and certain of its affiliates act as our global custodian and in the first six months of 2015 and the year 2014 provided custody, accounting and related services to the Company. We paid State Street approximately $6 million and $10 million for these services in the first six months of 2015 and the year 2014, respectively. When acting as custodian for us, State Street does not have discretionary authority with respect to custodied assets.

Aquiline Capital Partners LLC manages two private investment funds in which Company affiliates invest, and its Chief Executive is Jeffrey Greenberg, a brother of Evan Greenberg (the Company’s Chairman and Chief Executive Officer). In the first six months of 2015 and in 2014, we invested approximately $7.4 million and $10.8 million, respectively, including management fees and other fund expenses, in Aquiline Financial Services Fund II L.P., a private investment fund managed by Aquiline Capital Partners LLC. We have a total $50 million commitment to Aquiline Financial Services Fund II. Also, in 2014, we committed a total of $50 million (none of which was called or invested in 2014, and $7.1 million of which was invested in the first six months of 2015) to a successor fund named Aquiline Financial Services Fund III L.P., with the same management.

The ACE Foundation–Bermuda, which we refer to as the ACE Foundation, is an unconsolidated not-for-profit organization established to strengthen the community by using its financial resources to actively address social, educational, and other issues of community concern in Bermuda. It strives to be consistent in its community support by contributing to those charitable organizations that are specifically focused on clearly defined needs and problems. Six of the trustees of the ACE Foundation are current employees of the Company, and the seventh trustee is a retired employee of the Company. We annually make contributions to the ACE Foundation for them to fund charitable causes in Bermuda. At June 30, 2015 and December 31, 2014 and 2013, the Company maintained a non-interest bearing demand note receivable of $24.8 million, $24.8 million and $25.9 million, respectively, from the ACE Foundation. The ACE Foundation has used the related proceeds to finance investments in Bermuda real estate, including investments in two properties that it rents to ACE employees at rates established by independent, professional real estate appraisers. The income generated from the real estate will initially be used to repay the note. However, the primary purpose of purchasing real estate was to pursue a fundamental financial objective of the ACE Foundation, which is to become a self-funding institution. The real estate assets assist the ACE Foundation in its endeavors to meet this goal by producing annual cash income that supports the ACE Foundation’s charitable objectives. Philip Bancroft has rented real estate from the ACE Foundation. Lease payments under Mr. Bancroft’s lease with the ACE Foundation totaled $111,000 for the six months ended June 30, 2015 and $222,000 for the year ending December 31, 2014.

Starr Technical Risks Agency, Inc., and its subsidiary company, which we collectively refer to as Starr Tech, act as managing general agencies with which some of our subsidiaries have had agency agreements since 2006. Starr Tech is

CORPORATE GOVERNANCE  ●  WHAT RELATED PERSON TRANSACTIONS DO WE HAVE?

indirectly and wholly owned by Starr International Company, Inc., of which Maurice R. Greenberg, the father of our CEO, is the Chairman. Under these agreements, Starr Tech underwrites, on behalf of ACE, first-party property and machinery breakdown insurance coverage to new and existing clients domiciled, having their principal places of business in or conducting a substantial portion of their business in the U.S. or Canada in the industries ACE services, which include oil, gas, chemical, petrochemical, utilities, power generation, construction and other complex process industries.

In the first six months of 2015 and the year 2014, we generated approximately $113 million and $254 million, respectively, in gross written premium through the relationship with Starr Tech, net of commissions. We paid commissions, which Starr Tech earns on the premiums it underwrites on our behalf under the agency agreements, of $24 million in the first six months of 2015 and $63 million in 2014. An affiliate of Starr Tech provides claims services for the program, and we do not pay any additional fee for those services. C. V. Starr & Co., Inc., of which Maurice R. Greenberg is the Chairman and CEO, was formerly the ultimate parent company of Starr Tech at the time these agency agreements were entered into and has guaranteed some of Starr Tech’s obligations under the agreements.

The agency agreements include a profit-sharing arrangement based on loss ratios and minimum premium volume underwritten in connection with the Starr Tech program. The profit share amount we will pay in any year will depend on how much program business Starr Tech underwrites on our behalf and the calculation of the profit share amount. No profit share has been payable yet.

Each party to the Starr Tech agency agreement may terminate it without cause on 180 days’ notice and with cause on 30 days’ notice. We can also terminate Starr Tech’s binding authority for new business on 30 days’ notice, in which event Starr Tech may terminate the agency agreement on 30 days’ notice.

In addition, pursuant to a mutual service agreement, ACE retained an affiliate of Starr Tech as a consultant and subcontractor to provide technical services in connection with certain insurance products marketed by ACE. We paid approximately $122,000 in the first six months of 2015 and $487,000 in 2014 for such services.

Finally, we reinsure a portion of the gross premium underwritten by Starr Tech in the agency agreements program with reinsurers affiliated with Starr Tech. We ceded these Starr Tech-affiliated reinsurers approximately $50 million for the first six months of 2015 and $102 million for 2014, gross of ceding commissions, arising out of the Starr Tech agency program. In addition, from time to time, we cede reinsurance on a facultative basis in the ordinary course of business to certain companies affiliated with Starr Tech on other, non-material amounts of business, outside of our Starr Tech agency agreements.

We have entered into the agency agreements and other contracts with Starr Tech and its affiliates described in this section because we judge them to be good for our business. Our Board has also determined the agency relationship to be beneficial to ACE. Our Nominating & Governance Committee and Board of Directors reviewed and approved our arrangements with Starr Tech and its affiliates, and they also review and approve aggregate amounts paid to Starr Tech and its affiliates on a regular basis, under our Related Party Transactions Guidelines. Our CEO is not involved in negotiating the terms of these agreements. We believe the terms of our relationship with Starr Tech and its affiliates are no more favorable to either them or us than the terms made available to unrelated counterparty brokers, agents, reinsurers or service providers.

Other related person transactions

A Company subsidiary employs a brother of John Lupica (a named executive officer of the Company) as a divisional president. Mr. Lupica’s brother was hired in 2000 and was not hired by, and does not report directly to, Mr. Lupica. His compensation was established by the Company in accordance with its compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. He received salary and incentive compensation valued in the aggregate at approximately $207,500 for the first six months of 2015 and $1,425,000 for 2014.

CORPORATE GOVERNANCE  ●  DID OUR OFFICERS AND DIRECTORS COMPLY WITH SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING IN 2014?

Did Our Officers And Directors Comply With Section 16(A) Beneficial Ownership Reporting In 2014?

Executive officers and directors of the Company are subject to the reporting requirements of Section 16 of the Securities and Exchange Act of 1934 (the “Exchange Act”). We believe that all our directors and executive officers complied with filing requirements imposed by Section 16(a) of the Exchange Act on a timely basis during 2014, except for Paul Medini, our Chief Accounting

Officer. Due to an administrative error, Mr. Medini was late in reporting 24 transactions that occurred over a number of years and that originally would have been filed on 14 reports, but all such late transactions have now been reported.

Board of Directors’ Role and Compensation

ACE’s Board of Directors represents shareholder interests through overall management of the Company and its operations. The Board reviews and approves the Company’s strategy and supports disciplined execution of these goals, contributing significantly to ACE’s continued growth and outstanding short-term and long-term financial performance.

Board members, with the exception of the Chairman and CEO, are not employees of the Company and receive fixed compensation for their role as directors, committee members and committee chairs. Other than in exceptional cases, Board member compensation is not tied to the achievement of specific corporate results or performance targets. Instead, the amounts paid are based on the U.S. market for board membership of similarly-sized companies within the insurance industry.

Process Used to Determine Maximum Aggregate Compensation for the Board of Directors Outside Consultant Survey and Analysis of Director Compensation

In February 2015 the Nominating & Governance Committee retained Pay Governance to provide a survey and analysis of Board of Directors compensation, including a comparison of our compensation structure to that of our competitors and other insurance and similarly sized companies.

Our Nominating & Governance Committee considered the Pay Governance survey and analysis, together with other considerations particular to the Company, to set the Director Compensation Parameters in February 2015. At that time, the Nominating & Governance Committee approved the Director Compensation Parameters with no changes, in the form they have been in since 2013, other than to clarify that all per-meeting fees are subject to the maximum amount approved by shareholders. The Board does not expect to change the Director Compensation Parameters until it considers the maximum aggregate pool to be submitted for shareholder approval next year.

The Board or the Nominating & Governance Committee determines the actual individual compensation of each member of the Board, subject to the maximum aggregate compensation amounts ratified by the shareholders.

DIRECTOR COMPENSATION  ●  ELEMENTS OF DIRECTOR COMPENSATION

Elements of Director Compensation

Pay Component	2014 Compensation
Standard Compensation Per year of service from May annual general meeting to the next May annual general meeting	$260,000 — $160,00 in restricted stock awards based on the fair market value of the Company’s Common Shares at the date of award — $100,000 in cash, paid quarterly
Committee Chair Retainers	Audit Committee $25,000 Compensation Committee $20,000 Risk & Finance Committee $15,000 Nominating & Governance Committee $12,000 Paid in quarterly installments
Lead Director Annual Retainer	$50,000 Paid in quarterly installments
Additional Board Meeting Fees	No fees were paid in 2014 for attendance at regular or special Board or Committee meetings.

The aggregate fee for May 2012 to May 2013 was $230,000, with $140,000 in the form of restricted stock awards.

Directors may elect to receive all of their compensation, other than compensation for special meetings, in the form of restricted stock awards issued on an annual basis.

Restricted stock will be awarded at beginning of the plan year (i.e., the date of the Annual General Meeting) and become non-forfeitable at end of the plan year, provided that the grantee has remained an ACE director continuously during that plan year.

We discontinued the practice of granting deferred restricted stock units to directors in 2009. We continue to credit dividend equivalents to outstanding deferred restricted stock units, which were awarded to directors in prior years, as additional stock units at such time as cash dividends are paid to holders of our Common Shares, based on the closing price of our Common Shares on the date dividends are paid.

In addition to the compensation described above, we have a matching contribution program for non-management directors pursuant to which we will match director charitable contributions to registered charities, churches and other places of worship or schools up to a maximum of $10,000 per year.

Director Stock Ownership Requirements

The Company’s Corporate Governance Guidelines specify director equity ownership requirements to further align their interests with our shareholders. ACE awards independent directors restricted stock awards as part of their standard compensation. The Company requires minimum equity ownership of $600,000 for outside directors (based on stock price on date of award). Each Director has until the fifth anniversary of his or her initial election to the Board of Directors to achieve this minimum. Deferred restricted stock units (which we no longer grant) and restricted stock, whether or not vested, are counted toward achieving this minimum. Stock options are not counted towards achieving this minimum. All of our outside directors who have served for at least five years satisfy ACE’s director equity ownership requirements.

DIRECTOR COMPENSATION  ●  DIRECTOR STOCK OWNERSHIP REQUIREMENTS

Once a Director has achieved the $600,000 minimum equity ownership, this requirement remains satisfied going forward as long as he or she retains the number of shares valued at $600,000 based on the NYSE closing price for the

Company’s Common Shares as of the date such minimum threshold is initially met. Any vested shares held by a Director in excess of the minimum share equivalent may be sold at the Director’s discretion. Shares may be sold after consultation with General Counsel.

2014 Director Compensation

The following table sets forth information concerning director compensation paid or, in the case of restricted stock awards, earned during 2014.

Name	Fees Earned or Paid in Cash	Stock Awards[1]	All Other Compensation[2]	Total

Michael G. Atieh	$136,250	$152,500	$89,933	$378,683

Mary A. Cirillo [3]	$15,000	$256,250	$43,213	$314,463

Michael P. Connors	$90,000	$193,750	$10,000	$293,750

John Edwardson4 5	—	$162,500	$10,000	$172,500

Robert M. Hernandez	$161,250	$152,500	$68,285	$382,035

Peter Menikoff [6]	$15,000	$248,750	$138,044	$401,794

Leo F. Mullin	$111,250	$152,500	$23,019	$286,769

Thomas J. Neff [7]	$15,000	$90,750	$94,170	$199,920

Robert Ripp [7]	$48,750	$52,500	$62,739	$163,989

Kimberly Ross5 8	—	$162,500	$7,000	$169,500

Robert Scully5 9	—	$162,500	$10,000	$172,500

Eugene B. Shanks, Jr.	$111,250	$152,500	$10,000	$273,750

Theodore E. Shasta	$111,250	$152,500	$10,000	$273,750

David Sidwell[5]	$62,500	$100,000	$10,000	$172,500

Olivier Steimer	$126,250	$152,500	$18,046	$296,796

1	This column reflects restricted stock awards earned during 2014. The restricted stock awards were granted at the 2014 and 2013 annual general meeting, respectively, and vest at the subsequent year annual general meeting. The grant date fair value of the restricted stock awards for 2014 are based on the Common Share value of $102.29 and amount to $159,982 for each director. This amount does not include Common Shares received in lieu of cash for annual retainer or committee retainer fees earned, which are described in footnotes three through seven to this table.
2	Beginning in 2009, we stopped using deferred restricted stock units to compensate our directors. However, certain of our longer-serving directors continue to receive dividends from deferred restricted stock units issued before 2009. When we pay dividends on our deferred restricted stock units, we issue stock units equivalent in value to the dividend payments that they would have received if they held stock. The fair value of the dividend payment on restricted stock units for each director is as follows: Mr. Atieh ($79,766), Ms. Cirillo ($33,213), Mr. Hernandez ($58,285), Mr. Menikoff ($128,044), Mr. Mullin ($13,019), Mr. Neff ($80,998), Mr. Ripp ($49,567) and Mr. Steimer ($8,046). The number of vested stock units and associated dividend payment accruals that each director held at December 31, 2014 was: Mr. Atieh (31,645), Ms. Cirillo (13,176), Mr. Hernandez (23,123), Mr. Menikoff (50,798), Mr. Mullin (5,165), Mr. Neff (18,232), and Mr. Steimer (3,192).

DIRECTOR COMPENSATION  ●  2014 DIRECTOR COMPENSATION

Other annual compensation also includes our matching contribution program for non-management directors pursuant to which we match director charitable contributions to registered charities, churches and other places of worship or schools up to a maximum of $10,000 per year. And it includes personal use of Company aircraft, spousal travel and entertainment and retirement gifts.
3	Included in Ms. Cirillo’s stock awards are the following amounts which were paid in stock, rather than cash, at the election of the director: an annual retainer fee of $100,000 for which she received 978 restricted stock awards and a committee chair retainer of $12,000 for which she received 117 restricted stock awards.
4	Included in Mr. Edwardson’s stock awards is an annual retainer fee of $100,000 for which he received 978 restricted stock awards, rather than cash, at the election of the director.
5	Mr. Edwardson, Ms. Ross, Mr. Scully and Mr. Sidwell were first elected to the Board of Directors at the annual general meeting in May 2014.
6	Included in Mr. Menikoff’s stock awards is an annual retainer fee of $100,000 for which he received 978 restricted stock awards, rather than cash, at the election of the director.
7	Mr. Neff and Mr. Ripp retired from the Board of Directors as of the annual general meeting in May 2014.
8	Included in Ms. Ross’s stock awards is an annual retainer fee of $100,000 for which she received 978 restricted stock awards, rather than cash, at the election of the director.
9	Included in Mr. Scully’s stock awards is an annual retainer fee of $100,000 for which he received 978 restricted stock awards, rather than cash, at the election of the director.

This year we have reorganized our Compensation Discussion & Analysis in part to reflect feedback we have received from shareholders about our presentation of compensation information. We have also expanded our discussion regarding our executive compensation program and the compensation of our named executive officers (NEOs) and Executive Management.

For 2014, the named executive officers of ACE Group were:

Evan G. Greenberg Chairman, President and Chief Executive Officer

Philip V. Bancroft Chief Financial Officer

John W. Keogh Vice Chairman and Chief Operating Officer; Chairman, ACE Overseas General

John J. Lupica Vice Chairman; Chairman, Insurance—North America

Sean Ringsted Chief Risk Officer and Chief Actuary

We determine which of our executive officers comprise our NEOs based on applicable SEC rules. Our Executive Management as determined under Swiss law consists of the first four officers above, but not Mr. Ringsted. Mr. Wayland is part of Executive Management under Swiss law, but is not an NEO this year. In future years, he may be an NEO, depending on the application of the relevant SEC rules.

COMPENSATION DISCUSSION & ANALYSIS  ●  EXECUTIVE SUMMARY

Our 2014 Performance

ACE’s 2014 operating performance was excellent. In absolute terms, ACE delivered record earnings for the second consecutive year. In relative terms—as measured against our Financial Performance Peer Group (as defined under “—How We Select, and Who is Currently in, Our Financial Performance Peer Group”), as well as a broader group of U.S. and global industry peers—our performance was also industry-leading. The company’s record $3.3 billion of operating income was driven by growth in both underwriting income and investment income. Operating income per share was $9.79, up 4.7 percent. Property and casualty (P&C) underwriting income grew 7.2 percent, driven by strong current accident year underwriting income which, excluding catastrophe losses, was up 13 percent. Investment income increased 5.1 percent to $2.3 billion in an environment with interest rates at historic lows. ACE’s P&C combined ratio was again world class at 87.7 percent, versus 88 percent in 2013.

Our primary shareholder wealth creation goal—to grow book value per common share—was advanced in 2014. Book value per common share was up 6.1 percent and tangible book value per common share increased 5.3 percent. Excluding foreign currency movement, book value per share was up 8.8 percent, and excluding foreign currency movement and the impact of goodwill and intangibles associated with acquisitions closed during the year, tangible book value per common share grew 11.3 percent. Operating return on equity was 12 percent. Total shareholder return, which includes share price appreciation plus dividends, was 14.5 percent for the year, versus a 13.7 percent return for the S&P 500.

The company’s premium growth was broad-based from all regions. Global P&C net premiums grew 6.9 percent on a constant-dollar basis.

To drive sustainable growth and build earning power, ACE continued to invest in the future of the company in ways consistent with our strategic goals to expand our presence and capabilities in fast-growing market segments as well as increase diversification by geography, product, customer segment and distribution channel. Complementing our organic growth, in 2014 we completed two acquisitions—the large corporate account P&C business of Brazil’s Itaú Seguros and, with our local partner, 93.03% of The Siam Commercial Samaggi Insurance PCL in Thailand—and entered into an agreement to purchase the U.S. high net worth personal lines business of Fireman’s Fund, which closed in April 2015.

COMPENSATION DISCUSSION & ANALYSIS  ●  EXECUTIVE SUMMARY

Linking Pay and Performance

Our compensation structure and design directly align our compensation levels with our current and future performance. Based upon the outstanding 2014 operating results described above, the Compensation Committee awarded higher levels of 2014 cash and 2015 stock grants to the CEO and other NEOs relative to last year. Given the percentage of total compensation delivered in equity, much of the increase is future-oriented so that the ultimate realizable value is highly contingent upon future operating results and stock price.

Key financial performance metrics considered by the Compensation Committee to determine executive compensation include (as of and for the year ended December 31, 2014):

P&C Combined Ratio 87.7%	Operating Income $3.3 Billion	Operating Return on Equity 12%	Total Shareholder Return 1 Year 14.5% 3 Year Annualized 21%	Growth in Tangible Book Value Per Common Share 5.3%

Total Direct Compensation Pay Mix

Approximately 90 percent of the total direct compensation of our NEOs was variable or “at-risk.” We believe this pay mix best aligns the interests of our NEOs with those of our shareholders.

Stock Ownership Requirements for our NEOs

We established and annually review and communicate our stock ownership guidelines for officers. The guidelines set stock ownership goals as a multiple of annual base salary. For our CEO, the requirement is seven times annual base salary. For direct reports to the CEO, including all NEOs (other than the CEO) and other operating unit presidents, it is four times annual base salary. All NEOs are in compliance with our stock ownership guidelines, and many of them own an amount of ACE shares considerably in excess of the required amount.

COMPENSATION DISCUSSION & ANALYSIS  ●  EXECUTIVE SUMMARY

Say-on-Pay Voting

This year shareholders had two votes on executive compensation and one vote for our Board of Directors’ compensation. One executive compensation vote was the say-on-pay vote under U.S. SEC rules, which we have had in place for several years. The other executive compensation vote and the director compensation vote were new say-on-pay votes under the Minder Ordinance.

What is the difference between the two say-on-pay votes for executives (U.S. and Swiss)?

Generally speaking, the Swiss vote is forward-looking—meaning that shareholders pre-approved the budget that serves as the maximum amount payable (including base, bonus and equity, and any perquisites) to Executive Management for the upcoming calendar year (2016). The calendar year budget includes the base salary that is earned during the year, plus the related bonus award and equity grant, the values of which are determined by the Compensation Committee based on its assessment of the prior-year performance. It is also important to note that the Swiss vote was binding on the Company. If this vote were to not pass, we would have held another shareholder meeting in order to secure binding approval for the following year’s compensation.

The U.S. SEC vote gives shareholders a voice on executive compensation in an advisory vote on our executive compensation. It is generally retrospective, meaning that shareholders were asked to review the Compensation Discussion & Analysis, the Summary Compensation Table and other compensation tables and narrative disclosures, and voted to approve executive compensation for the prior calendar year.

We believe our shareholders benefit from these multiple say-on-pay votes. Our Board and Compensation Committee values and will use this feedback to continually evolve our compensation programs.

2014 and 2015 U.S. SEC Say-on-Pay Advisory Votes—90 Percent Shareholder Approval Rates

Although the SEC annual advisory shareholder vote on executive compensation is non-binding, the Compensation Committee will continue to consider the outcome of this vote each year when making compensation decisions for our CEO and other NEOs. At our annual general meeting of shareholders held on May 15, 2014, approximately 90 percent of the shareholders who voted on the U.S. SEC say-on-pay proposal approved the 2013 compensation of our NEOs. Even with such strong shareholder support, we actively engaged shareholders representing a majority of the Company’s outstanding Common Shares after the 2014 annual general meeting in discussions on the Company’s governance and compensation practices. The Compensation Committee took into account our shareholders’ input in its consideration of compensation and disclosure matters.

At our annual general meeting of shareholders held on May 21, 2015, approximately 90 percent of the shareholders who voted on the U.S. SEC say-on-pay proposal approved the 2014 compensation of our NEOs. The Compensation Committee continues to take into account our shareholders’ input in its consideration of compensation and disclosure matters.

COMPENSATION DISCUSSION & ANALYSIS  ●  COMPENSATION PROGRAM OVERVIEW

Compensation Program Overview

Our Compensation Philosophy

We structure our compensation program to fairly compensate our employees and to enhance shareholder value by continuing to closely align our executive compensation philosophy and practices with the interests of our shareholders.

Our compensation practices balance long-term and short-term awards. We seek to closely link pay to Company performance. We believe this encourages business decision-making aligned with the long-term interests of the Company and our shareholders, without encouraging or rewarding excessive risk. We also vary and adjust our compensation structure and components to support the human resource requirements of our business in all the markets, globally, in which we operate.

Our goal is to attract and retain highly qualified executives who are talented, experienced, disciplined, motivated and honest. We compete for talent with property and casualty insurers, specialty insurers, and financial services companies worldwide. Given the complexity and global nature of our business, our compensation practices must enable us to attract the highest caliber executives with specific capabilities such as knowledge of international insurance markets and the ability to effectively manage teams and organizations in multiple geographies around the world. We strive to develop and administer compensation practices that enable us to retain and motivate top talent in the markets in which we operate while, at the same time, administering integrated compensation practices for our employees internationally.

As our business performance and industry reputation continue to grow in comparison with our peer companies, we have become a potential source of talent for peer companies. This has made retention of our executives and other employees even more challenging.

What We Reward:

Individual and Company Performance Criteria

Our compensation practices are designed to reward both individual and Company performance, based on the following:

Individual Performance Criteria:

•	Personal contribution to both short-term and long-term business results

•	Successful execution of key strategic objectives

•	Demonstrated leadership capability

•	Demonstrated application of relevant technical expertise

•	Ethical conduct, regulatory compliance and mitigation of unnecessary risk

Company Performance Criteria:

•	Growth in tangible book value per common share, which has a strong correlation with shareholder wealth creation

•	Quality of growth in book value, which recognizes the sources of our book value growth and is a principal measure of the quality of our shareholder wealth creation

•	Operating return on equity, which is a principal measure of the efficiency of our use of capital

•	Operating income, which is net income (after-tax) before net realized gains and losses (excluding realized gains and losses on crop derivatives)

•	P&C combined ratio (the amount that an insurer must pay to cover claims and expenses for every dollar of earned premium), which is the sum of the expense ratio and the loss ratio (including realized gains and losses on crop derivatives)

Company performance is measured in absolute terms versus current year’s financial plan as

COMPENSATION DISCUSSION & ANALYSIS  ●  COMPENSATION PROGRAM OVERVIEW

approved by the Board, as well as versus prior year results, and in relative terms in comparison with the performance of peer companies in our

Financial Performance Peer Group on the same financial metrics.

Components of Total Direct Compensation

Each NEO has a total direct compensation opportunity, which we deliver through three components that constitute what we refer to as total direct compensation:

TOTAL DIRECT COMPENSATION

	Component	What We Reward	Target Opportunity Range	What It Achieves

FIXED COMPENSATION	BASE SALARY	Annual base salary, which is closely tied to role and market.	Base salary is targeted at the median of our compensation peer group and industry peers.	Provides a competitive market-based level of fixed compensation.

VARIABLE COMPENSATION	CASH BONUS

Each NEO’s annual cash bonus is based on the prior year’s performance, as measured against:

•    Individual Performance Criteria;

•    Company Performance Criteria; and

•    for some NEOs, the performance of the operating unit(s) directly managed by the NEO.

			The specific annual cash bonus opportunity for each NEO ranges between zero and 250 percent of annual base salary based on performance, with the exception of the CEO, for whom the range could be significantly higher.	Ties officer pay to annual corporate and individual performance.
LONG-TERM INCENTIVE EQUITY AWARDS Stock options (time based) Restricted stock (time based) Performance based restricted stock • Target Awards • Premium Awards

The value of each NEO’s long-term incentive compensation award is based on the prior year’s performance, as measured against:

•    Individual Performance Criteria;

•    Company Performance Criteria; and

•    for some NEOs, the performance of the operating unit(s) directly managed by the NEO.

The value of the award is determined as a percentage of annual base salary. This varies greatly among NEOs depending on position and performance but has been targeted to be between 200 percent and 500 percent of annual base salary, with the exception of the CEO, for whom the range is higher.

Ties the current year’s awards to future performance.

The Committee determines a specific long-term incentive equity award for each NEO that is linked both to current year performance and multi-year future performance.

Stock options reward stock price appreciation.

Restricted stock (time based) provide ownership and support executive retention.

Performance based restricted stock encourages growth in tangible book value.

COMPENSATION DISCUSSION & ANALYSIS  ●  COMPENSATION PROGRAM OVERVIEW

Other Compensation

NEOs automatically participate in Company-sponsored qualified retirement plans. They are also eligible to participate in Company-sponsored non-qualified deferred compensation plans. Under the non-qualified deferred compensation plans, the NEOs may elect to defer annual base salary and annual cash bonus and direct those deferrals to investment options that mirror those offered in our qualified defined contribution plans, to the extent permissible under applicable tax laws.

Our NEOs do not participate in any Company-sponsored defined benefit plans, which are often referred to as pension plans.

Perquisites are not considered part of total direct compensation. They are discussed in footnote 3 of the Summary Compensation Table beginning on page E-61.

COMPENSATION DISCUSSION & ANALYSIS  ●  COMPENSATION PRACTICES AND POLICIES

Compensation Practices and Policies

Stock Ownership Guidelines for Our NEOs

We annually review and communicate our stock ownership guidelines for officers. The guidelines set stock ownership goals as a multiple of annual base salary as follows:

•	Senior Vice Presidents earning base salaries of $250,000 or more: two times annual base salary

•	Executive Vice Presidents: three times annual base salary

•	Direct reports to the CEO, including all NEOs (other than the CEO) and other operating unit presidents: four times annual base salary

•	CEO: seven times annual base salary

Shares of vested and unvested stock, excluding performance shares and options, count toward the ownership requirement. Shares of restricted stock are valued at the current market price. Newly promoted officers and new hires are expected to comply with these ownership guidelines within seven years of employment with the Company. Ownership guidelines for NEOs are mandatory and each NEO is in compliance with them.

The Company also maintains an employee stock purchase plan, which is described in the “Executive Compensation—Employee Stock Purchase Plan” section of this Appendix E.

Hedging Prohibitions

The Company prohibits NEOs (as well as directors and employees) from engaging in the following potential hedging strategies with respect to ACE securities: short selling, short-term speculation, such as day trading, purchases and sales of options involving ACE securities and trading in hybrid or derivative securities based on ACE securities, such as straddles, equity swaps or exchange funds, other than securities issued by ACE.

Share Pledging

The Company prohibits NEOs from pledging shares that are held in satisfaction of the share ownership guidelines.

Recoupment Policy

The Company has enacted a recoupment policy covering all NEOs. This policy provides for the forfeiture, or clawback, of all unvested equity for any covered officer who deliberately commits fraud that results in a financial restatement.

Impact of Tax Treatments on Compensation

Under U.S. income tax rules, Section 162(m) of the Internal Revenue Code limits the deductibility of annual compensation in excess of $1 million paid to our CEO and other NEOs (not more than four) who were executive officers as of the last day of our fiscal year. However, compensation is exempt from this limit if it qualifies as “performance-based compensation.” Performance-based compensation generally includes only payments that are contingent on achievement of performance objectives, and excludes fixed or guaranteed payments.

Although the Compensation Committee will consider deductibility under Section 162(m) with respect to the compensation arrangements for executive officers who may be employed by subsidiaries subject to U.S. income tax, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since our compensation objectives may not always be consistent with the requirements for full deductibility, we and our subsidiaries may enter into compensation arrangements under which payments would not be deductible under Section 162(m).

Impact of Accounting Treatment

The Company accounts for employee stock options and its employee stock purchase plan in accordance with generally accepted accounting principles. For further information on stock-based compensation, see note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

COMPENSATION DISCUSSION & ANALYSIS  ●  THE RELATIONSHIP OF COMPENSATION TO RISK

The Relationship of Compensation to Risk

ACE’s compensation practices take into account risk management and broadly align total compensation with the medium-term and long-term financial results of the Company. The key objectives of our compensation program for executives are:

(1) to emphasize long-term performance and value creation that, while not immune to short-term financial results, encourages sensible risk-taking in pursuit of superior long-term operating performance;

(2) to assure that executives do not take imprudent risks to achieve compensation goals; and

(3) to provide, to the extent practicable, that executives are not rewarded with short-term compensation for risk-taking actions that may not manifest in outcomes until after the compensation is irrevocably paid.

For bonus-eligible officers and employees below the executive level, the cash incentive pool and equity pool available for distribution within each operating unit during the annual compensation cycle are based on a blend of overall Company performance and operating unit performance, as defined by a range of metrics taking into account short-term, medium-term and long-term results.

Annual Board Committee Review of Executive Compensation Practices

The Chairman of the Compensation Committee meets annually with the Risk & Finance Committee of the Board of Directors to conduct a risk assessment of our Executive Compensation practices. ACE’s management, including leaders in legal and human resources, provide a risk assessment of our compensation program to the Committee for its review. Additionally, the Committee considers the following factors to be important in discouraging excessive risk:

Integrity First—The ACE Code of Conduct

The ACE Code of Conduct is at the heart of our corporate culture and drives every business decision our executives and employees make. The Compensation Committee considers ACE’s values-oriented culture to be a key factor in mitigating risky behavior.

Executive Stock Ownership Requirements

ACE’s Equity Ownership Guidelines require our NEOs to hold substantial amounts of equity. For our CEO, the guideline amount is seven times annual base salary, while for the other NEOs, the guideline amount is four times annual base salary. We believe that stock ownership encourages appropriate decision-making that aligns with the long-term interests of our shareholders.

Compensation Alignment with our Peer Group

Our compensation program target levels are compared to the median of our Compensation Benchmarking Peer Group.

Our Recoupment Policy (Clawbacks)

Our recoupment policy provides for the forfeiture of all unvested equity in the event that a financial restatement arises out of fraud deliberately committed by any NEO.

Performance Goals

Performance goals are set at levels that are high enough to encourage strong performance, but within reasonably attainable levels to discourage risky business strategies or actions.

Our NEO Compensation Components and

Their Relationship to Risk

Variable pay for our NEOs in the form of annual cash bonuses and equity grants comprises the majority of each NEO’s annual total compensation.

COMPENSATION DISCUSSION & ANALYSIS  ●  THE RELATIONSHIP OF COMPENSATION TO RISK

Base salary provides a fixed level of compensation for our NEOs and comprises a relatively small portion of their overall compensation. Adjustments to base salary are driven more by competitive market data for similar positions as opposed to being tied to performance or short-term financial results and are targeted to market median.

Cash bonuses are determined by the prior calendar year’s operating results, which include financial performance metrics that drive short, medium and long-term performance and that measure ACE’s performance against a defined group of industry peers. The most important of these metrics are growth in tangible book value per common share, operating return on equity, after-tax operating income and P&C combined ratio.

These specific financial performance metrics, taken together, have been selected in part because they encourage sound business decision-making and measure the creation of both short- and long-term enterprise value.

Equity awards, in the form of stock options, restricted shares and performance shares, comprise the remainder—and typically the majority—of each NEO’s total compensation.

As restricted stock awards vest evenly over a four-year period from the time of grant and stock options vest evenly over a three-year period from the time of grant, the majority of each NEO’s total annual compensation is directly tied to the medium-term and long-term performance of the Company. We believe that executive performance is reasonably reflected in stock price over time, or ought to be, and we do not manage the Company (nor manage our executive compensation practices) to achieve or reward short-term fluctuations or anomalies in market conditions.

While stock price may be an imperfect short-term marker for executive compensation, we believe it is a reasonable long-term tool for aligning executive compensation with shareholder results.

25 percent of the value of each NEO’s annual equity award consists of 10-year options with strike prices set as of the award date. Because options often have more value when held longer, they are particularly suitable for encouraging long-term performance.

Performance shares comprise a significant portion of each NEO’s annual stock grant (75 percent of the annual stock grant for the CEO, 66 percent for the Vice Chairman and COO, ACE Limited, and 50 percent of the annual stock grant for the other NEOs). This has the effect of making awards in a given year significantly dependent on objectively measured operating performance relative to industry competitors over the following four years. Over the course of years, this makes a great percentage of overall compensation dependent on long-term outcomes relative to the competition.

Our Assessment of Compensation Risk

As part of Board governance, the Compensation Committee reviews the Company’s compensation structure, policies and practices to determine whether incentives arising from compensation policies or practices relating to any of our NEOs and other employees would be reasonably likely to have a material adverse effect on the Company. The Compensation Committee and management concluded that the Company’s compensation policies and practices do not create risks reasonably likely to have a material adverse effect on the Company, and again confirmed that the mix of compensation types and timeframes tended to align risk-taking with appropriate medium- and long-term reward for the Company.

COMPENSATION DISCUSSION & ANALYSIS  ●  HOW WE USE PEER GROUP DATA IN DETERMINING COMPENSATION

How We Use Peer Group Data in Determining Compensation

The Compensation Committee recommends to the full Board and the Board approves the total direct compensation for the CEO. The Compensation Committee also reviews and approves or modifies the CEO’s recommendations for the total direct compensation for the other NEOs and direct reports to the CEO. As part of the annual compensation review process, the Compensation Committee evaluates:

•	each NEO’s individual compensation against compensation levels for comparable positions in our Compensation Benchmarking Peer Group, a peer group that best defines the market in which we compete for executive talent,

•	Company performance against the financial performance of companies in a second peer group that best defines the market in which we compete for business, which we refer to as the Financial Performance Peer Group.

How We Select, and Who is Currently in, Our Compensation Benchmarking Peer Group

Annually, the Compensation Committee reviews those companies designated as our Compensation Benchmarking Peer Group and considers additions to the group based on a review of a broader set of industry peers and deletions from the group. This annual review is undertaken with the Compensation Committee’s independent executive compensation consultants. Over the past 10 years, there have been no changes to the composition of this peer group. The Compensation Committee believes that the stability of this group over time has supported more valid executive compensation decision-making as the volatility that would accompany frequent changes to this group is avoided. With regard to peer group size, the Compensation Committee and its independent executive compensation consultants believe it is preferable to have the correct companies included and have stability in group composition rather than more companies that may not be appropriate and a changing composition.

For our CEO, we rely exclusively on the Compensation Benchmarking Peer Group. For the other NEOs, we rely on a broader set of industry-specific market survey data that includes many of the companies in our Compensation Benchmarking Peer Group.

Our Compensation Benchmarking Peer Group is:

• The Allstate Corporation • Aon Corporation • The Chubb Corporation • The Hartford Financial Services Group, Inc. • Marsh & McLennan Companies, Inc.	• The Progressive Corporation • The Travelers Companies, Inc. • XL Group plc

How We Select, and Who is Currently in, Our Financial Performance Peer Group

The Financial Performance Peer Group includes companies that we view as comparable to us from a business perspective. The composition of the Financial Performance Peer Group is reviewed annually by the Compensation Committee and it, too, has remained stable for the past 10 years with the exception of AIG, which was omitted from the group during the financial crisis when they ceased to disclose financial results in a format that enabled performance comparisons. It includes four companies in the Compensation Benchmarking Peer Group that are considered commercial property and casualty insurance companies. It also has three additional commercial property and casualty insurance companies that are not in the Compensation Benchmarking Peer Group because of their size and ownership structure. We think the Financial Performance Peer Group is the most relevant peer group to compare to the financial performance of the Company on such measures as growth in tangible book value per common share, P&C combined ratio and operating return on equity.

COMPENSATION DISCUSSION & ANALYSIS  ●  HOW WE USE PEER GROUP DATA IN DETERMINING COMPENSATION

Our Financial Performance Peer Group is:

• AIG • The Chubb Corporation • CNA Financial Corporation • The Hartford Financial Services Group, Inc.	• The Travelers Companies, Inc. • XL Group plc • Zurich Financial Services Group

COMPENSATION DISCUSSION & ANALYSIS  ●  HOW WE DETERMINE TOTAL COMPENSATION PAY MIX

How We Determine Total Direct Compensation Pay Mix

Introduction—Determining the Mix of Total Direct Compensation

The components of our NEOs’ total direct compensation vary depending on level. Our more senior officers receive a greater percentage of their total direct compensation as variable or at-risk compensation. This consists of an annual cash bonus and a long-term incentive equity award composed of restricted stock, at least half of which is in the form of performance shares, as described below.

Total cash compensation, which consists of annual base salary and annual cash bonus, is typically less than half of total direct compensation.

The Compensation Committee reviews the percentage of total direct compensation delivered in annual base salary, annual cash bonus, and long-term incentive equity awards for similar positions in our Compensation Benchmarking Peer Group. For certain positions the Compensation Committee also considers the broader insurance market.

Elements of Total Direct Compensation

Annual Base Salary

The Compensation Committee reviews and approves or modifies the CEO’s recommendations for the annual base salary of each NEO. The Compensation Committee recommends, and the full Board of Directors determines, the annual base salary for the CEO. On an annual basis, the Committee reviews each NEO’s actual annual base salary in reference to the median compensation levels for comparable positions at companies in our Compensation Benchmarking Peer Group. The Committee also considers industry-specific market survey data for NEOs other than the CEO. While we typically target annual base salary to be at the median of the market, each NEO’s actual annual base salary may fall above or below the market median.

Variable Compensation—Bonus and Equity Compensation Awards

We use variable performance-based compensation in the form of the annual cash bonus and the long-term incentive equity award in combination with the annual base salary to provide an overall compensation opportunity that is closely tied to performance. When both Company performance and individual performance are considered outstanding, NEOs have the opportunity to achieve total direct compensation that approximates the 75th percentile of compensation for comparable positions at companies in our Compensation Benchmarking Peer Group. Pay Governance determines the percentiles for a given position based on an analysis of compensation disclosures in the most recent publicly available Compensation Benchmarking Peer Group proxy statements in combination with industry-specific market survey data. The Compensation Committee considers the opportunity to achieve or exceed the 75th percentile for outstanding performance because of the high performance expectations to which our Company executives are held, the prevailing competition for talent within our Compensation

COMPENSATION DISCUSSION & ANALYSIS  ●  HOW WE DETERMINE TOTAL COMPENSATION PAY MIX

Benchmarking Peer Group, and the ambitious financial goals of the Company, which the Board reviews and approves each year.

Annual Cash Bonus

The annual cash bonus component of total direct compensation provides a timely link between recent performance and compensation. This allows the Compensation Committee to adjust annual compensation to reflect overall Company financial performance during the prior fiscal year as well as the individual performance of each NEO.

Each NEO’s annual cash bonus is based on:

•	the prior year’s performance, as measured against the Individual Performance Criteria, described above;

•	the Company Performance Criteria, described above; and,

•	for some NEOs, as further specified elsewhere in this Compensation Discussion & Analysis, the performance of the operating unit(s) directly managed by the NEO.

This process culminates in a specific annual cash bonus opportunity for each NEO that ranges between zero and 250 percent of annual base salary based on performance, with the exception of the CEO, for whom the range could be significantly higher.

Long-Term Incentive Equity Awards

The Compensation Committee uses long-term incentive equity awards, principally in the form of stock options, restricted stock and performance shares, as:

•	a timely link between recent performance and compensation;

•	a forward-looking vehicle for retention of executive talent due to the multi-year vesting schedule for equity awards;

•	an important driver of long-term performance and risk management; and

•	a key link for aligning shareholder and executive interests.

The Compensation Committee bases the value of each NEO’s long-term incentive compensation award on the past year’s performance as measured against the Individual and Company Performance Criteria, described above, as well as, for some NEOs as further specified below, the performance of the operating unit(s) directly managed by the NEO.

This process culminates in a specific long-term incentive equity award for each NEO that is linked both to current year performance and multi-year future performance. The range of the value of the award as a percentage of annual base salary varies greatly among NEOs depending on position and performance but has been targeted to be between 200 percent and 500 percent of annual base salary, with the exception of the CEO, for whom the range is higher.

Variable Compensation

Criteria and Vesting Schedules

Each year the Compensation Committee reviews the vesting criteria for Executive Management and NEOs. Prior to May 2011, all equity awards were granted with single-trigger vesting upon a change in control. Over the past three years, the vesting criteria have changed so that for all grants awarded after August 2014, all members of Executive Management and NEOs have double-trigger vesting upon a change in control.

COMPENSATION DISCUSSION & ANALYSIS  ●  HOW WE DETERMINE TOTAL COMPENSATION PAY MIX

VESTING CRITERIA UNDER A CHANGE IN CONTROL
	Single-Trigger Vesting	Modified Single Trigger Vesting	Double-Trigger Vesting
Evan Greenberg	Before May 2011	After May 2011	After August 2014

John Keogh	Before August 2014	n/a	After August 2014

John Lupica	Before August 2014	n/a	After August 2014

Philip V. Bancroft	Before February 2013	After February 2013	After August 2014

Sean Ringsted	Before August 2014	n/a	After August 2014

Options and restricted stock also vest if a recipient’s termination of employment occurs by reason of death or disability. Continued vesting requires uninterrupted employment with the Company unless the Compensation Committee (by recommendation from the CEO) exercises its discretion and grants continued vesting in unvested equity in connection with an employee’s separation from the Company. Also, upon reaching age 62 and having 10 years of service, employees who retire from the Company in good standing will be granted continued vesting without requiring Compensation Committee approval.

Performance-Based Restricted Stock Criteria and Vesting

The Compensation Committee established performance criteria for at least half of the restricted stock awards to NEOs and several other Company senior officers.

Prior to February 2014, the performance criteria applied to 50 percent of the restricted stock awards granted to the CEO and 33 percent of the stock awards granted to the other executive participants. For subsequent awards the performance criteria have been applied to 75 percent of the restricted stock awards granted to the CEO; 66 percent of the restricted stock awards granted to the Vice Chairman and COO, ACE Limited and Chairman, ACE Overseas General; and 50 percent of the stock awards granted to the other participating executives.

Our performance criteria tie the annual vesting of these awards to specified performance targets, namely growth in our tangible book value per common share. We selected this financial measure because it is a strong indicator of growth in shareholder value for a commercial property and casualty insurer and a common financial performance measure for companies in our industry.

To determine whether awards vest, we compare our performance with the Company’s Financial Performance Peer Group (see “How We Select, and Who is Currently in, Our Financial Performance Peer Group”). For awards granted before 2014, we compared our performance with the growth in tangible book value per common share of other companies included in the S&P 500 Property & Casualty Index.

Independent Verification of Growth in Tangible Book Value Per Common Share

We have retained Ernst & Young LLP, an independent public accounting firm, to verify the calculations of our growth in tangible book value per common share, to compare our growth in tangible book value per common share to that of the Financial Performance Peer Group for 2014 (or the S&P 500 Property & Casualty Index prior to 2014) and to prepare a report on its findings. Our Compensation Committee reviews the report prepared by Ernst & Young and, based on that report, formally confirms whether, and to what extent, the performance criteria were met for the prior year and how much, if any, performance-based restricted stock has vested as a result.

Performance-Based Restricted Stock Awards

We have two types of performance-based restricted stock awards: Target Awards and Premium Awards.

COMPENSATION DISCUSSION & ANALYSIS  ●  HOW WE DETERMINE TOTAL COMPENSATION PAY MIX

Target Awards

Each Target Award of performance-based restricted stock consists of four installments. The vesting of each annual installment is subject to the following criteria:

•	If growth in tangible book value per common share exceeds the median, then 100 percent of the performance-based restricted stock scheduled to vest that year actually vests.

•	Beginning in January 2014, if the growth in tangible book value per common share is above the 25th percentile or at or below the median, then 50 percent of the performance-based restricted stock scheduled to vest that year actually vests; while if the growth is at or below the 25th percentile, then no such stock actually vests.

•	Before January 2014, if growth in tangible book value per common share was at or below the median, then no performance-based restricted stock scheduled to vest that year actually vested.

Issuance Criteria

If the performance-based restricted stock does not vest in a particular one-year period applicable to that installment, it may later vest in any of the subsequent years if the aggregate to-date performance or the cumulative four-year performance exceeds the median performance for growth in tangible book value per common share. If the performance goal is not achieved within four years, the shares will be forfeited.

Premium Awards

If our growth in tangible book value per common share compared with the growth of other companies included in our Financial Performance Peer Group (or the S&P 500 Property & Casualty Index for awards granted prior to 2014) over the four-year performance period, which we refer to as our Cumulative Performance, exceeds the 65th percentile, a Premium Award of additional shares, over and above the yearly Target Award, will be earned as follows:

•	If Cumulative Performance is above the 65th and below the 75th percentile, then we will interpolate the Premium Award between 50 percent and 100 percent of the number of Target Award shares earned.

•	If Cumulative Performance exceeds the 75th percentile, then the Premium Award will equal 100 percent of the number of Target Award shares earned.

Issuance Criteria

Shares representing Target Awards are issued when the performance award is approved. They are subject to forfeiture if applicable performance criteria are not met. For awards granted prior to February 2014, shares representing Premium Awards were not issued at the time the Target Award was approved. Rather, they were subject to issuance following the four-year performance period, if and to the extent the Premium Awards were earned. Because of this, a portion of our NEOs’ compensation received in any given year could relate to performance share awards granted four years prior.

For awards granted in February 2014 and thereafter, Premium Awards have been issued subject to vesting if actually earned or forfeited if not earned at the end of the four-year performance period.

In May 2014, Target Awards granted to NEOs in February 2010 earned a Premium Award of 100 percent based on Cumulative Performance exceeding the 75th percentile.

Stock Option and Restricted Stock Grants: Timing and Pricing

The Compensation Committee typically grants stock options and restricted stock to NEOs annually, effective the day of the February Board of Directors meeting. From time to time the Compensation Committee may make off-cycle grants to NEOs to recognize mid-year promotions

COMPENSATION DISCUSSION & ANALYSIS  ●  HOW WE DETERMINE TOTAL COMPENSATION PAY MIX

or other circumstances. No off-cycle grants were made to NEOs in 2014.

•	The option exercise price is the closing price of our Common Shares as traded on the NYSE on the grant date. Executive officers who join the Company after February in a given year may be granted stock options and restricted stock following their start date.
•	To determine the number of shares for an option award, we use a notional Black Scholes option value. In 2014 that notional value was 30 percent of the stock price, and in 2015 that notional value was 25 percent of the stock price, calculated in each case at the time that we make the decision to grant the option. We typically base the number of shares to be covered by a restricted stock grant on the stock price at the time that we make the decision to grant the restricted stock.

COMPENSATION DISCUSSION & ANALYSIS  ●  NEO COMPENSATION

How We Determine and Approve NEO Compensation

Role of the Compensation Committee

The Compensation Committee recommends to the full Board and the Board approves the CEO’s total direct compensation. The Compensation Committee meets in executive sessions, with no management present, to evaluate the performance and determine the total direct compensation of the CEO. In addition to considering overall Company financial performance in absolute terms compared to plan and prior-year performance, and in relative terms compared to the financial performance of our Financial Performance Peer Group, the Compensation Committee seeks external guidance from Pay Governance.

The CEO makes recommendations for the total direct compensation of each of the other NEOs. The Committee discusses these recommendations with the CEO along with a review of the performance of each NEO as assessed by the CEO. The Committee then approves or disapproves, or recommends modifications to, the total direct compensation for each NEO, as appropriate.

Role of Independent Consultants in Advising the CEO and Compensation Committee on NEO Compensation Determinations

The Compensation Committee directly retains Pay Governance, an independent consultant, to assist management in the collection and analysis of relevant market data including compensation and financial performance data for our Compensation Benchmarking and Financial Performance Peer Groups. Pay Governance also provides compensation benchmarking for the positions held by our NEOs for consideration by the CEO and the Compensation Committee. In addition, the Compensation Committee currently retains Pay Governance to assist it with respect to the compensation of the Chief Executive Officer. For this assignment, Pay Governance meets directly with the Compensation Committee to review Company performance, the personal performance of the CEO and provides guidance on CEO compensation in the form of proposed compensation ranges for the annual cash bonus and long-term incentive equity award. In addition, Pay Governance facilitates discussion, reviews peer groups and provides guidance on current trends in executive compensation practices, in general, and CEO compensation practices, specifically. The Compensation Committee has the authority to retain and terminate Pay Governance and to approve their fees and other retention terms.

Prior to 2014, the Compensation Committee directly retained Frederic W. Cook & Co. as their advisors. Frederic W. Cook & Co. assisted in the design of the performance-based restricted stock program and in the design of that program’s revisions, which took effect in February 2014.

Role of the Global Human Resources Officer in Advising the CEO and Compensation Committee on NEO Compensation Determinations

Our Global Human Resources Officer further supports the CEO and the Compensation Committee in assembling external market data as prepared by Pay Governance, gathering and assembling internal compensation information, acting as liaison with Pay Governance, and assisting the CEO and the Compensation Committee in further compensation analysis.

Process Used to Determine Maximum Aggregate Compensation for Executive Management

The Board of Directors calculates the maximum aggregate compensation amount based on the assumption that compensation for Executive Management will be at the maximum of all applicable ranges, meaning that all individual and Company performance criteria are met or substantially exceeded. Actual compensation determinations and awards are subject to Board or Compensation Committee determination after the Annual General Meeting. If the Board of Directors were to decide that Executive Management deserves compensation and awards in excess of

COMPENSATION DISCUSSION & ANALYSIS  ●  NEO COMPENSATION

the maximum amount approved by shareholders, we would pay such amounts only with subsequent shareholder approval for that additional amount.

If performance criteria are not met, then the actual aggregate amount of compensation paid to the individual members of Executive Management will be significantly lower than the maximum aggregate compensation amount approved by shareholders.

The Board or the Compensation Committee determines the actual individual compensation of each member of Executive Management, subject to the maximum aggregate compensation amounts ratified by the shareholders and other limitations contained in the Articles of Association and the Company’s bonus and equity incentive plans. The actual aggregate amount of compensation paid to the individual members of Executive Management may be lower than the maximum aggregate compensation amount for which the Board is seeking ratification. This is because the maximum aggregate compensation amount is calculated based on the assumption that all performance and other measures of applicable bonus and equity-based compensation plans are met or substantially exceeded.

How We Determine Compensation For Our CEO

STEP 1

Our Compensation Framework

As a starting point, the Compensation Committee uses a framework that links total direct compensation for the CEO to:

•	the financial performance of the Company assessed against our Board approved plan

•	achievement of non-financial strategic objectives

•	key financial performance metrics as compared with other companies within our Financial Performance Peer Group (see below)

•	individual performance

•	annual base salary of the CEO and

•	market data for other CEOs within the Compensation Benchmarking Peer Group.

Operating Metrics Used To Evaluate Absolute Financial Performance Are:
• Premium revenue • P&C combined ratio (and its component parts)	• Operating return on equity • Book value growth

• P&C underwriting income • Operating income • Net income	• Tangible book value per common share growth, and • Earnings per share.

The Committee first considers Company performance on these metrics against plan or budget, and prior year results. For 2014, the Company’s performance across most metrics exceeded plan and prior year and in most instances, substantially exceeded plan and prior year.

Consideration is then also given to the achievement of non-financial, strategic Company objectives and individual objectives set by the CEO in advance of the calendar year. These might include geographic expansion into target markets, the launch of new product lines and objectives related to improved operational efficiency.

STEP 2

Measure Financial Performance Against our Financial Performance Peer Group

The Committee then evaluates ACE Group’s performance as measured against the performance of our peer companies named in our Financial Performance Peer Group.

COMPENSATION DISCUSSION & ANALYSIS  ●  NEO COMPENSATION

Key Financial Performance Metrics Considered by the Compensation Committee To Evaluate Relative Performance Are:
• Tangible book value per common share growth	• Operating income • P&C combined ratio

•	Operating return on equity

For 2014, the Company’s relative performance across the metrics taken collectively fell in the upper quartile of our peer group.

One- and three-year total shareholder return are also considered. One-year total shareholder return, at 14.5 percent, exceeded median performance of our peers. Our three-year annualized total shareholder return, at 21 percent, fell below the median of our peers’ due principally to share price volatility of several of our Financial Performance Peer Group companies, including substantial drops in share price followed by recovery in 2014.

STEP 3

Results of Both Analyses Evaluated Against Our Compensation Framework

The results of both analyses are evaluated against a compensation framework that relates overall performance to a multiple of CEO annual base salary for determining annual cash bonus and long-term incentive equity award. The Committee then applies judgment based on the achievement of non-financial objectives that were set in January of the performance year and personal accomplishments. These objectives range from initiating operations in new geographical jurisdictions and expanding product lines, to achieving certain strategic, enterprise-wide, corporate goals that position the Company for future growth and balance sheet strength. The Committee concluded that these objectives, too, had been met or exceeded.

The Committee does not rely exclusively on arithmetic formulas for this assessment, both because such inflexibility is incompatible with the long-term corporate goals that form the basis for our compensation decisions, and because of the multiplicity of data points. Rather, the Committee uses these data points as part of a performance assessment framework that is intended to reach a fair conclusion in light of all of the available information.

STEP 4

Approval and Determination of CEO Compensation

How We Determine Other NEO Compensation

For other NEOs, total direct compensation is determined by the CEO and approved or modified by the Compensation Committee. Compensation decisions are based in part on overall Company performance and the performance of the operating units or support functions under each NEO’s management. Decisions are also influenced by each NEO’s individual performance, within the context of compensation market data for each position provided by Pay Governance.

As part of the annual compensation cycle, the CEO, with assistance from the Global Head of Human

Resources, reviews appropriate compensation market data for each NEO. For those NEOs directly managing an operating unit, the review includes market data for other business segment leaders of comparatively sized business units within our Compensation Benchmarking Peer Group as well as for business segment leaders from other insurance industry peers.

For those NEOs managing a support function, the review includes market data for other support function leaders within our Compensation Benchmarking Peer Group as well as for support function leaders from other insurance industry peers. This review and market analysis informs decision-making about annual compensation for our NEOs.

COMPENSATION DISCUSSION & ANALYSIS  ●  2014 NEO TOTAL DIRECT COMPENSATION AND PERFORMANCE SUMMARY

2014 NEO Total Direct Compensation and Performance Summary

Below we provide a summary of each of our named executive officers’ total direct compensation and an overview of their 2014 performance relative to achieving our annual and long term performance goals. The process the Compensation Committee uses to determine each officer’s 2014 compensation is described more fully in “How We Determine and Approve NEO Compensation” beginning on page E-51.

CEO Compensation

Evan G. Greenberg, Chairman, President and CEO

2014 Performance Summary

2014 was a record year for ACE. Under Mr. Greenberg’s leadership, the Company produced record financial results, increased shareholder value and advanced the Company’s strategic and operational goals including building greater presence and capabilities in fast-growing market segments as well as increasing diversification by geography, product, customer and distribution channel. The following accomplishments were relevant to the Compensation Committee’s considerations in developing its CEO compensation recommendations for 2014:

Financial Performance

•	Second consecutive year of record operating income—$9.79 per share, up 4.7% in 2014

•	P&C combined ratio of 87.7% versus 88% in 2013

Shareholder Value Creation

•	Book value per common share excluding foreign currency movement, up 8.8%, and tangible book value per share excluding foreign currency movement and the impact of goodwill and intangibles related to acquisitions closed in 2014, up 11.3% in 2014

•	Operating return on equity of 12% with total return to shareholders of 14.5%

Strategic and Operational Accomplishments

•	We and our local partner completed acquisition of 93.03% of The Siam Commercial Samaggi Insurance PCL, making ACE the largest foreign owned insurer in Thailand

•	Completed acquisition of large corporate account P&C business of Itaú Seguros, making ACE the largest commercial P&C insurer in Brazil

•	Entered into an agreement to acquire the Fireman’s Fund high net worth personal lines business in the U.S., which was completed in April 2015.

2014 Compensation Committee Decisions

The extensive Company Performance Criteria and Individual Performance Criteria used to evaluate Mr. Greenberg’s compensation is detailed in the section “How We Determine Compensation For Our CEO” beginning on page E-52.

The Compensation Committee concluded that it was fair and appropriate to provide compensation for 2014 in the upper quartile of the Compensation Benchmarking Peer Group. Mr. Greenberg’s salary was increased for the first time since 2007. As a result of the Company’s strong financial performance and Mr. Greenberg’s strategic leadership, total direct compensation was increased as follows:

•	Base salary was increased 16.7 percent for 2015,

•	Annual cash bonus was increased 5.6 percent, and

•	Long-term incentive equity award was increased 3.5 percent

COMPENSATION DISCUSSION & ANALYSIS  ●  2014 NEO TOTAL DIRECT COMPENSATION AND PERFORMANCE SUMMARY

CEO Leadership—10-Year Performance Perspective

Mr. Greenberg was named CEO of ACE in May 2004. Over the past decade under his leadership, ACE’s scale and financial strength have grown substantially. In the last 10 years, net premiums increased over 50 percent while shareholders’ equity, market capitalization, total capital and operating income have all tripled. Operating income increased from just under $1 billion in 2004 to $3.3 billion in 2014.

In addition, as charts elsewhere in this Appendix E and the company’s Annual Report have illustrated, ACE has outperformed its domestic and global peer groups in both P&C combined ratio and operating return on equity on a consistent basis over the 10-year period.

Financial Strength (in billions of U.S. dollars)	2004	2014	04-14 Factor
Total Assets	$56.2	$98.2	1.7x
Total Investments	$26.9	$62.9	2.3x
Shareholder’s Equity	$9.8	$29.6	3.0x
Market Capitalization	$12.2	$37.8	3.1x
Total Capital	$12.3	$35.8	2.9x
Debt to Total Capital	16.3%	16.5%	NM
S&P Rating (FSR)	A+	AA	NM

Other NEO 2014 Total Direct Compensation

Philip V. Bancroft Chief Financial Officer
Corporate Units under his management:
• Accounting & Financial Reporting • Investment Management	• Actuarial • Tax and Treasury

2014 Performance Criteria

Mr. Bancroft’s compensation was based on overall Company performance and his individual performance as the Chief Financial Officer of the Company, which was evaluated in terms of his execution of a wide and complex set of financially-oriented objectives relating to the balance sheet and the income statement. These objectives help measure his fulfillment of his leadership role in the financial management of the Company, globally.

He is also evaluated on the quality of the support provided by those corporate units under his management.

Mr. Bancroft was deemed to have met or exceeded expectations on a range of financial and corporate objectives.

2014 Compensation Committee Decisions

•	Base salary was unchanged,

•	Annual cash bonus was increased 3.6 percent, and

COMPENSATION DISCUSSION & ANALYSIS  ●  2014 NEO TOTAL DIRECT COMPENSATION AND PERFORMANCE SUMMARY

•	Long-term incentive equity award was increased 7.5 percent.

John W. Keogh Vice Chairman and Chief Operating Officer; Chairman, ACE Overseas General
Corporate Units under his management:
• ACE International • ACE North American P&C businesses	• ACE Global Markets

2014 Performance Criteria

Mr. Keogh’s compensation was based on overall Company performance, the performance of the property and casualty operating units under Mr. Keogh’s management as Chief Operating Officer, and the performance of ACE Global Markets and ACE International under Mr. Keogh’s direct management as Chairman, ACE Overseas General, in each case with regard to gross and net written premium, underwriting income, expense ratio, P&C combined ratio and operating income—in absolute terms and relative to plan and the prior year. Consideration was also given to Mr. Keogh’s leadership effectiveness in terms of both developing a robust strategy for the operating units under his management and the effectiveness of its implementation, which ranged from geographical expansion in targeted markets to the strategic growth of certain product lines. In addition, his management of the portfolio of risk across product lines and geographical regions, assuring profitability while building the various ACE Overseas General businesses and the ACE North American property and casualty businesses for longer-term growth, was a significant factor in evaluating his performance.

And finally, consideration was given to the effectiveness of the management teams under Mr. Keogh’s direction across all regions of the globe.

2014 Compensation Committee Decisions

•	Base salary was unchanged,

•	Annual cash bonus was increased 9.6 percent, and

•	Long-term incentive equity award was increased 8.3 percent from prior year’s award.

COMPENSATION DISCUSSION & ANALYSIS  ●  2014 NEO TOTAL DIRECT COMPENSATION AND PERFORMANCE SUMMARY

John J. Lupica Vice Chairman; Chairman, Insurance—North America
Corporate Units under his management:
• ACE USA • ACE Westchester • Rain & Hail • ACE Agribusiness	• ACE Private Risk Services • ACE Bermuda • ACE Commercial Risk Services

2014 Performance Criteria

Mr. Lupica’s compensation was based on overall Company performance and the performance of the operating units under Mr. Lupica’s management, namely ACE USA, ACE Westchester, Rain & Hail, ACE Private Risk Services, and ACE Bermuda, and then modified by Mr. Lupica’s individual performance.

2014 Compensation Committee Decisions

•	Base salary was unchanged,

•	Annual cash bonus was increased 13.3 percent, and

•	Long-term incentive equity award was increased 11 percent from prior year’s award.

Sean Ringsted Chief Risk Officer and Chief Actuary
Corporate Units under his management:
• Enterprise Risk Management	• Actuarial

2014 Performance Criteria

Mr. Ringsted’s compensation was based on overall Company performance and his individual performance as the Chief Risk Officer and Chief Actuary of the Company. This requires him to address complex actuarial and risk concentration issues across all the geographies, business segments and product lines of the Company, as well as provide leadership to the actuarial function, globally.

The evaluation of his performance is informed by both measurable outcomes which significantly impact the financial performance of the Company and the quality of the actuarial support provided to all business segments.

In addition to Company and personal performance, Mr. Ringsted’s dual responsibilities as Chief Risk Officer and Chief Actuary were taken into consideration in determining his compensation.

Mr. Ringsted was deemed to have achieved and, in many instances, exceeded expectations on a range of actuarial and risk-related objectives.

2014 Compensation Committee Decisions

•	Base salary was unchanged,

•	Annual cash bonus was increased 3.6 percent, and

COMPENSATION DISCUSSION & ANALYSIS  ●  2014 NEO TOTAL DIRECT COMPENSATION AND PERFORMANCE SUMMARY

•	Long-term incentive equity award was increased 1.8 percent over prior year’s award.

2014 Total Direct Compensation

Each February, the Compensation Committee and the Board of Directors approve compensation for each NEO including any adjustments to annual base salary, annual cash bonus in recognition of prior calendar year’s performance and long-term incentive equity awards. The long-term incentive equity awards consist of stock options, valued using a notional Black Scholes option valuation methodology representing roughly 30 percent and 25 percent (in 2014 and 2015, respectively) of the closing market price at the date of grant; time-based restricted stock awards; and performance shares, which are subject to performance-based vesting criteria, valued at the closing market price at the date of grant.

The key compensation components for each of our NEOs are summarized in the charts below. The totals and the equity award values do not directly correlate to what is ultimately reported in the Summary Compensation Table in accordance with SEC rules (for example, the equity award column below reflects February 2015 grants while the Summary Compensation Table reflects February 2014 grants). However, using the above methodology, they do reflect how the Compensation Committee considers the overall impact of each annual compensation component as of the time of determination.

2014 NAMED EXECUTIVE OFFICERS COMPENSATION

Name and Title/Business Unit	Annual Base Salary	Annual Cash Bonus	Annual Long Term Incentive Equity Award	Total Direct Compensation
Evan G. Greenberg [1]	$1,200,000	$6,600,000	$11,800,000	$19,600,000
Chairman, President and CEO

Philip V. Bancroft	$750,000	$1,160,000	$2,150,000	$4,060,000
Chief Financial Officer

John W. Keogh	$885,000	$2,265,000	$3,915,000	$7,065,000
Vice Chairman and Chief Operating Officer; Chairman, ACE Overseas General

John J. Lupica	$775,000	$1,700,000	$3,025,000	$5,500,000
Vice Chairman; Chairman, Insurance—North America

Sean Ringsted	$575,000	$725,000	$1,425,000	$2,725,000
Chief Risk Officer and Chief Actuary

1	Mr. Greenberg’s annual base salary was increased for 2015 to $1,400,000.

COMPENSATION DISCUSSION & ANALYSIS  ●  DEFINED TERMS AND CALCULATIONS

Defined Terms and Calculations

The non-GAAP financial measures used in this Compensation Discussion & Analysis (operating income, operating return on equity, P&C combined ratio, P&C underwriting income and tangible book value per common share) are defined and reconciled to U.S. GAAP in “Regulation G—Non-GAAP Measures” of this Appendix E.

Book Value Per Common Share	shareholders’ equity divided by the number of Common Shares outstanding

Combined Ratio	the amount that an insurer must pay to cover claims and expenses for every dollar of earned premium. It is the sum of the expense ratio and the loss ratio.

Company Performance Criteria	the factors described on page E-38 that measure the Company’s performance for purposes of determining an individual’s compensation

Compensation Benchmarking Peer Group	those companies identified on page E-44 who the Company considers for purposes of comparing and determining executive compensation

Cumulative Performance	the four-year performance period of growth in tangible book value per common share compared with the growth of other companies included in the Financial Performance Peer Group during such period

Double-Trigger Vesting	all unvested equity vests immediately upon a change in control if the executive is terminated without cause or resigns for good reason between six months before and two years after such change in control.

Expense Ratio

Financial Performance Peer Group	those companies identified on page E-45 who the Company considers to be comparable from a business perspective

Individual Performance Criteria	the factors described on page E-38 that measure an individual’s performance for purposes of determining such individual’s compensation

Loss Ratio
Modified Single-Trigger Vesting

all unvested equity vests:

(a) immediately upon a change in control if the executive is terminated without cause or resigns for good reason between six months before and six months after such change in control; or

COMPENSATION DISCUSSION & ANALYSIS  ●  DEFINED TERMS AND CALCULATIONS

(b) immediately upon the executive’s resignation for any reason after remaining a company executive for at least six months after a change in control, provided that such resignation occurs between six months and two years after a change in control.

Premium Award	performance-based restricted stock awards in excess of the yearly Target Award in the event that the Company’s Cumulative Performance exceeds the 65th percentile, as further described on page E-49

Single-Trigger Vesting	all unvested equity vests immediately upon a change in control

Target Award	performance-based restricted stock awards consisting of four annual installments subject to specified vesting criteria described on page E-49

Total Shareholder Return	stock price increase plus dividends reinvested

Total Direct Compensation	Base salary, cash bonus and long-term incentive equity awards

Acronyms

CEO	Chief Executive Officer
CFO	Chief Financial Officer
COO	Chief Operating Officer
NEOs	Named executive officers, who are determined based on applicable SEC rules
P&C	Property & casualty

EXECUTIVE COMPENSATION  ●  SUMMARY COMPENSATION TABLE

Summary Compensation Table

The following table sets forth compensation for 2014, 2013 and 2012 for our NEOs.

Name and Principal Position	Year	Salary	Bonus	Stock Awards[1]	Option Awards[2]	All Other Compensation[3]	Total
Evan G. Greenberg Chairman, President and Chief Executive Officer	2014	$1,200,000	$6,600,000	$8,550,004	$2,004,856	$1,323,314	$19,678,174
	2013	$1,200,000	$6,250,000	$6,825,052	$2,609,519	$900,776	$17,785,347
	2012	$1,200,000	$5,100,000	$6,370,007	$1,912,566	$973,939	$15,556,512

Philip V. Bancroft Chief Financial Officer	2014	$750,000	$1,160,000	$1,499,974	$351,735	$556,567	$4,318,276
	2013	$725,000	$1,120,000	$1,368,802	$323,946	$579,389	$4,117,137
	2012	$700,000	$1,000,000	$1,312,525	$243,944	$565,822	$3,822,291

John W. Keogh Vice Chairman and Chief Operating Officer; Chairman, ACE Overseas General	2014	$885,000	$2,265,000	$2,711,215	$635,756	$399,658	$6,896,629
	2013	$860,000	$2,067,000	$2,280,084	$539,606	$348,518	$6,095,208
	2012	$825,000	$1,750,000	$2,062,455	$383,348	$306,287	$5,327,090

John J. Lupica Vice Chairman; Chairman, Insurance–North America	2014	$775,000	$1,700,000	$2,043,765	$479,237	$350,124	$5,348,126
	2013	$735,000	$1,500,000	$1,387,502	$328,384	$307,392	$4,258,278
	2012	$700,000	$1,265,000	$1,012,450	$188,189	$265,491	$3,431,130

Sean Ringsted Chief Risk Officer and Chief Actuary	2014	$575,000	$725,000	$1,050,040	$246,204	$1,453,302	$4,049,546
	2013	$543,750	$700,000	$975,068	$230,758	$1,492,096	$3,941,672

1	This column discloses the aggregate grant date fair value of stock awards granted during the year. This column includes time-based as well as performance-based restricted stock for which the target amount is included. For information on performance targets and vesting, see “Compensation Discussion & Analysis—Performance-Based Restricted Stock Vesting.” Additional detail regarding restricted stock awards made in 2014 is provided in the Grants of Plan-Based Awards table below in the “Executive Compensation” section of this Appendix E. Assuming the highest level of performance is achieved (which would result in vesting of 100 percent of performance shares awarded, i.e., all Target Awards and Premium Awards), the aggregate grant date fair value of the stock awards set forth in the table above would be:

	2014	2013	2012
Evan G. Greenberg	$14,962,483	$10,237,578	$9,555,011
Philip V. Bancroft	$2,249,961	$1,820,515	$1,745,657
John W. Keogh	$4,500,598	$3,032,540	$2,743,070
John J. Lupica	$3,065,647	$1,845,363	$1,346,559
Sean Ringsted	$1,575,060	$975,068	—

EXECUTIVE COMPENSATION  ●  SUMMARY COMPENSATION TABLE

All Target Awards granted in 2013 and prior met relevant performance criteria and vested their annual installments as scheduled. Target Awards granted to NEOs for 2008, 2009 and 2010 earned a Premium Award of 100 percent based on the Cumulative Performance exceeding the 75th percentile, which Premium Awards are not included in the above-reported amounts. The table below shows the value realized on vesting of those Premium Awards at their respective four-year anniversary dates in 2014, 2013 and 2012.

	2010 Grant Vested in 2014	2009 Grant Vested in 2013	2008 Grant Vested in 2012
Evan G. Greenberg	$6,071,934	$5,791,877	$3,651,992
Philip V. Bancroft	$879,694	$882,414	$541,119
John W. Keogh	$1,256,121	$1,006,762	$617,885
John J. Lupica	—	—	—
Sean Ringsted	—	—	—

2	This column discloses the aggregate grant date fair value of stock option awards granted during the year. Option values are based on the grant date fair market value computed in accordance to FASB ASC Topic 718. Additional detail regarding stock option awards made in 2014 is provided in the Grants of Plan-Based Awards table elsewhere in this Appendix E.
3	As detailed in the table below, this column includes perquisites and other personal benefits, consisting of the following:

•	Perquisites including personal use of the Company aircraft and Company apartment, and miscellaneous other benefits, including club memberships, financial planning, executive medical coverage, car allowance or car lease and car maintenance allowance.

•	We calculate our incremental cost for personal use of corporate aircraft based on our variable operating costs, including fuel, crew travel, landing/ramp fees, catering, international handling and proportional share of lease costs. We include in this table amounts for personal use of corporate aircraft by all NEOs who make personal use of the corporate aircraft, although the Board of Directors required Mr. Greenberg to use corporate aircraft for all travel whenever practicable for security reasons. For all other NEOs, personal use of the corporate aircraft was limited to space available on normally scheduled management business flights.

•	Other personal benefits including housing allowances, cost of living allowance and home leave.

•	In 2014, 2013 and 2012, housing allowances were provided to Messrs. Bancroft and Ringsted because they have been required by ACE to maintain a second residence in Bermuda in addition to maintaining their own personal residence.

•	We do not pay tax reimbursements or gross-ups to our U.S.-based NEOs. We eliminated such payments as of January 2011. Mr. Ringsted is a citizen of Great Britain and not the U.S. and lives in Bermuda at our request. He receives certain tax reimbursements as part of a standard expatriate package consistent with packages given to our other expatriate executives resident in Bermuda.

•	Our contributions to retirement plans consist of matching and non-contributory employer contributions for 2014, 2013 and 2012.

EXECUTIVE COMPENSATION  ●  SUMMARY COMPENSATION TABLE

Name	Year	Housing Allowance	Private Jet Usage	Misc. Other Benefits	Tax Reimbursements	Retirement Plan Contribution
Evan G. Greenberg	2014	—	$237,718	$191,596	—	$894,000
	2013	—	$124,742	$20,034	—	$756,000
	2012	—	$277,571	$24,368	—	$672,000

Philip V. Bancroft	2014	$222,000	—	$110,167	—	$224,400
	2013	$264,000	—	$108,389	—	$207,000
	2012	$264,000	—	$96,022	—	$205,800

John W. Keogh	2014	—	—	$45,418	—	$354,240
	2013	—	—	$35,318	—	$313,200
	2012	—	$4,974	$26,513	—	$274,800

John J. Lupica	2014	—	$1,016	$76,108	—	$273,000
	2013	—	$4,052	$63,340	—	$240,000
	2012	—	$3,194	$46,297	—	$216,000

Sean Ringsted	2014	$210,000	—	$60,903	$1,029,399	$153,000
	2013	$210,000	—	$58,904	$1,079,942	$143,250

Employment Arrangements

Each of our NEOs receives an annual salary with annual discretionary cash and long-term incentives. Base salaries for NEOs are adjusted as described in “Compensation Discussion & Analysis.” Each NEO also receives customary executive benefits, such as participation in our current benefit and insurance plans, and certain perquisites, which may include some or all of a housing allowance, car allowance, car loan and club dues. We entered into an individual offer letter with each NEO at the beginning of his respective employment. Other than as described above, no material terms of such offer letters remain in effect.

Because our shareholders approved certain amendments to the Articles of Association regarding compensation of the Board of Directors and Executive Management at the 2015 annual general meeting, the Articles of Association now permit, and we have entered into, non-compete agreements with our Executive Management. These non-compete agreements are described below under the “Potential Payments Upon Termination or Change in Control” table.

In addition, in connection with the Company’s re-domestication to Switzerland in 2008, and for the sole purpose of documentation of work that is expected to be performed in Switzerland, the Company entered into employment agreements with Evan G. Greenberg, the Company’s Chairman and Chief Executive Officer, Philip Bancroft, the Company’s Chief Financial Officer, and Sean Ringsted, the Company’s Chief Risk Officer and Chief Actuary. Subsequent to the re-domestication, the Company entered into employment agreements with John W. Keogh, as Vice Chairman of ACE Limited. These employment agreements did not change these officers’ responsibilities to the ACE group of companies or their aggregate compensation from the ACE group of companies. These employment agreements formally establish that the named executive officers have responsibilities directly with ACE Limited as a Swiss company and will receive compensation specifically for work performed in Switzerland.

EXECUTIVE COMPENSATION  ●  SUMMARY COMPENSATION TABLE

These employment agreements specify that these officers:

•	are employees of the Swiss parent company,

•	will receive compensation allocable to such employment agreement (as opposed to compensation allocable to their work for other ACE companies) that reflects 10 percent (and five percent in the case of Mr. Keogh) of the total compensation such named executive officer is currently receiving, and

•	will work a portion of their time in Switzerland for ACE Limited approximating 10 percent of their annual work calendar.

The Company may use the same form of employment agreement for these officers to allocate a percentage of their salaries to other subsidiaries of the Company.

Employee Stock Purchase Plan

We maintain a broad-based employee stock purchase plan, which gives our eligible employees the right to purchase our Common Shares through payroll deductions at a purchase price that reflects a 15 percent discount to the market price of our Common Shares. No participant may purchase more than ten percent of the participant’s compensation or $25,000 in value of Common Shares, whichever is less, under this plan in any calendar year, nor may any participant purchase more than 1,500 in number of Common Shares under any subscription period. Of our NEOs, John J. Lupica participated in the employee stock purchase plan in 2014.

Indemnification Agreements

We have entered into indemnification agreements with our directors and executive officers. These agreements are in furtherance of our Articles of Association that allow us to indemnify our directors and officers to the fullest extent permitted by law. The indemnification agreements provide for indemnification arising out of specified indemnifiable events, such as events relating to the fact that the indemnitee is or was one of our directors or officers or is or was a director, officer, employee or agent of another entity at our request or relating to anything done or not done by the indemnitee in such a capacity, including indemnification relating to the government investigation of industry practices. The indemnification agreements provide for advancement of expenses. These agreements provide for mandatory indemnification to the extent an indemnitee is successful on the merits. The indemnification agreements set forth procedures relating to indemnification claims. To the extent we maintain general and/or directors’ and officers’ liability insurance, the agreements provide that the indemnitee shall be covered by such policies to the maximum extent of the coverage available for any of our directors or officers.

EXECUTIVE COMPENSATION  ●  GRANTS OF PLAN-BASED AWARDS

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards to the NEOs during the calendar year ended December 31, 2014. Because the Compensation Committee made plan-based awards at its February 2015 meeting which it intended as compensation for 2014, we have included those grants in this table along with grants made during 2014.

Name	Grant Date [1]	Estimated Future Payouts Under Equity Incentive Plan Awards[2]		All Other Stock Awards; Number of Shares of Stock or Units[3]	All Other Option Awards; Number of Securities Underlying Options[4]	Exercise or Base Price of Option Award	Grant Date Fair Value of Equity Incentive Plan Awards[5]
		Target	Maximum
Evan G. Greenberg	February 26, 2015	57,828	115,656	19,276			$8,849,997
	February 26, 2015				102,787	$114.78	$2,371,296
	February 27, 2014	66,272	132,544	22,091			$8,550,004
	February 27, 2014				98,181	$96.76	$2,004,856

Philip V. Bancroft	February 26, 2015	7,024	14,048	7,024			$1,612,429
	February 26, 2015				18,728	$114.78	$432,055
	February 27, 2014	7,751	15,502	7,751			$1,499,974
	February 27, 2014				17,225	$96.76	$351,735

John W. Keogh	February 26, 2015	16,884	33,768	8,698			$2,936,302
	February 26, 2015				34,103	$114.78	$786,756
	February 27, 2014	18,493	36,986	9,527			$2,711,215
	February 27, 2014				31,134	$96.76	$635,756

John J. Lupica	February 26, 2015	9,883	19,766	9,883			$2,268,741
	February 26, 2015				26,350	$114.78	$607,895
	February 27, 2014	10,561	21,122	10,561			$2,043,765
	February 27, 2014				23,469	$96.76	$479,237

Sean Ringsted	February 26, 2015	4,656	9,312	4,656			$1,068,831
	February 26, 2015				12,413	$114.78	$286,368
	February 27, 2014	5,426	10,852	5,426			$1,050,040
	February 27, 2014				12,057	$96.76	$246,204

1	As stated above, the Compensation Committee intended awards granted in February 2015 as compensation for 2014. The Compensation Committee intended awards granted in February 2014 as compensation for 2013. Therefore, we also disclosed these awards in our 2014 proxy statement.
2	The terms of the performance awards, including the performance criteria for vesting, are described in “Compensation Discussion & Analysis–Performance-Based Restricted Stock Vesting.” The Target column of this table corresponds to Target Awards, and the Maximum column refers to the maximum possible Target and Premium Awards. During the restricted period, the NEOs are entitled to vote both the time-based and performance-based restricted stock. Dividends are accumulated and distributed only when the shares have vested.
3	Restricted stock vests on the first, second, third and fourth anniversary dates of the grant.
4	Stock options vest on the first, second and third anniversary dates of the grant.
5	This column discloses the aggregate grant date fair market value computed in accordance with FASB ASC Topic 718. For all assumptions used in the valuation, see note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

EXECUTIVE COMPENSATION  ●  OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards held by our NEOs as of December 31, 2014.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[1]
Evan G. Greenberg	108,600	—	$56.40	02/22/2016
	134,000	—	$56.14	02/28/2017
	130,640	—	$60.28	02/27/2018
	169,280	—	$38.51	02/26/2019
	159,820	—	$50.37	02/25/2020
	134,100	—	$62.64	02/24/2021
	77,934	38,971	$73.35	02/23/2022
	47,817	95,642	$85.39	02/28/2023
	—	98,181	$96.76	02/27/2024	86,230	$9,906,102	130,406	$14,981,041

Philip V. Bancroft	14,027	—	$56.40	02/22/2016
	16,700	—	$56.14	02/28/2017
	18,150	—	$60.28	02/27/2018
	24,190	—	$38.51	02/26/2019
	21,710	—	$50.37	02/25/2020
	18,459	—	$62.64	02/24/2021
	9,938	4,973	$73.35	02/23/2022
	5,935	11,874	$85.39	02/28/2023
	—	17,225	$96.76	02/27/2024	25,514	$2,931,048	16,494	$1,894,831

John W. Keogh	5,562	—	$54.08	05/01/2016
	13,920	—	$56.14	02/28/2017
	20,740	—	$60.28	02/27/2018
	9,197	—	$38.51	02/26/2019
	31,030	—	$50.37	02/25/2020
	24,944	—	$62.64	02/24/2021
	—	7,391	$63.42	08/11/2021
	15,619	7,813	$73.35	02/23/2022
	9,887	19,778	$85.39	02/28/2023
	—	31,134	$96.76	02/27/2024	46,249	$5,313,085	34,569	$3,971,287

John J. Lupica	8,017	—	$56.40	02/22/2016
	9,349	—	$56.14	02/28/2017
	10,630	—	$60.28	02/27/2018
	12,824	—	$38.51	02/26/2019
	13,648	—	$50.37	02/25/2020
	11,977	—	$62.64	02/24/2021
	—	5,913	$63.42	08/11/2021
	7,667	3,836	$73.35	02/23/2022
	6,016	12,037	$85.39	02/28/2023
	—	23,469	$96.76	02/27/2024	34,040	$3,910,515	16,859	$1,936,762

EXECUTIVE COMPENSATION  ●  OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[1]
Sean Ringsted	6,800	—	$56.40	02/22/2016
	8,070	—	$56.14	02/28/2017
	9,850	—	$60.28	02/27/2018
	13,880	—	$38.51	02/26/2019
	13,648	—	$50.37	02/25/2020
	11,478	—	$62.64	02/24/2021
	6,531	3,268	$73.35	02/23/2022
	279	142	$74.20	02/04/2022
	4,227	8,459	$85.39	02/28/2023
	—	12,057	$96.76	02/27/2024	23,569	$2,707,607	5,426	$623,339

1	Based on the closing market price of our Common Shares on December 31, 2014 of $114.88 per share.

Contingent on continued employment and, in some circumstances, satisfaction of specified performance targets, the vesting dates for the awards described in the Outstanding Equity Awards at Fiscal Year-End table are as follows:

Name	Vest Date	Number of Securities Underlying Unexercised Options Unexercisable	Number of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested[1]
Evan G. Greenberg	2/23/2015	38,971	10,855	10,855
	2/24/2015	—	12,453	12,452
	2/27/2015	32,725	5,522	16,568
	2/28/2015	47,820	9,992	9,992
	2/23/2016	—	10,857	10,855
	2/27/2016	32,728	5,523	16,568
	2/28/2016	47,822	9,990	9,990
	2/27/2017	32,728	5,522	16,568
	2/28/2017	—	9,992	9,990
	2/27/2018	—	5,524	16,568

Philip V. Bancroft	2/23/2015	4,973	2,998	1,475
	2/24/2015	—	3,711	1,826
	2/27/2015	5,739	1,937	1,937
	2/28/2015	5,936	2,686	1,322
	2/23/2016	—	2,998	1,476
	2/27/2016	5,742	1,938	1,938
	2/28/2016	5,938	2,684	1,322
	2/27/2017	5,744	1,938	1,938
	2/28/2017	—	2,686	1,322
	2/27/2018	—	1,938	1,938

EXECUTIVE COMPENSATION  ●  OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

Name	Vest Date	Number of Securities Underlying Unexercised Options Unexercisable	Number of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested[1]
John W. Keogh	2/23/2015	7,813	4,709	2,320
	2/24/2015	—	5,015	2,470
	2/27/2015	10,375	2,381	4,623
	2/28/2015	9,888	4,473	2,203
	8/11/2015	7,391	8,869	—
	8/12/2015	—	—	2,360
	2/23/2016	—	4,711	2,319
	2/27/2016	10,378	2,382	4,623
	2/28/2016	9,890	4,472	2,202
	2/27/2017	10,381	2,382	4,623
	2/28/2017	—	4,473	2,202
	2/27/2018	—	2,382	4,624

John J. Lupica	2/23/2015	3,836	2,312	1,139
	2/24/2015	—	3,592	—
	2/27/2015	7,822	2,639	2,639
	2/28/2015	6,018	2,722	1,340
	8/11/2015	5,913	7,096	—
	2/23/2016	—	2,313	1,138
	2/27/2016	7,823	2,641	2,641
	2/28/2016	6,019	2,721	1,340
	2/27/2017	7,824	2,640	2,640
	2/28/2017	—	2,723	1,341
	2/27/2018	—	2,641	2,641

Sean Ringsted	2/23/2015	3,268	2,940	—
	2/24/2015	—	3,444	—
	2/27/2015	4,017	1,355	1,355
	2/28/2015	4,229	2,856	—
	4/02/2015	142	126	—
	2/23/2016	—	2,940	—
	2/27/2016	4,019	1,357	1,357
	2/28/2016	4,230	2,854	—
	4/02/2016	—	127	—
	2/27/2017	4,021	1,357	1,357
	2/28/2017	—	2,856	—
	2/27/2018	—	1,357	1,357

1	The vesting date for the securities specified in this column is the later of (a) the “Vest Date” specified for such securities in this table and (b) the date when the Compensation Committee formally confirms vesting pursuant to the process further described in “Compensation Discussion & Analysis—Performance-Based Restricted Stock Vesting.” For additional information on performance measures, see footnote 2 to the Grant of Plan-Based Awards table.

EXECUTIVE COMPENSATION  ●  OPTION EXERCISES AND STOCK VESTED

Option Exercises and Stock Vested

The following table sets forth information concerning option exercises by, and vesting of restricted stock awards of, our NEOs during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise[1]	Number of Shares Acquired on Vesting[2]	Value Realized on Vesting[3]
Evan G. Greenberg	140,000	$6,935,992	155,637	$15,666,623
Philip V. Bancroft	22,773	$1,297,155	29,136	$2,907,615
John W. Keogh	—	—	45,134	$4,509,485
John J. Lupica	—	—	15,200	$1,487,647
Sean Ringsted	—	—	13,458	$1,306,050

1	The value of an option is the difference between (a) the fair market value of one of our Common Shares on the exercise date and (b) the exercise price of the option.
2	Of Common Shares acquired on vesting, the following numbers were respectively acquired due to vesting of performance-based restricted stock target awards on May 15, 2014: Mr. Greenberg (48,139 shares), Mr. Bancroft (6,778 shares), Mr. Keogh (12,424 shares) and Mr. Lupica (2,480 shares). Each annual installment of the performance-based restricted stock awards granted in February 2010, February 2011, February 2012 and February 2013 vested.

Of shares acquired on vesting, the following numbers were respectively acquired due to vesting of performance-based restricted stock premium awards: Mr. Greenberg (59,360 shares), Mr. Bancroft (8,600 shares) and Mr. Keogh (12,280 shares). In May 2014, target awards granted to NEOs in February 2010 earned a Premium Award of 100 percent based on Cumulative Performance exceeding the 75th Percentile.

For information on performance targets and vesting, see “Compensation Discussion & Analysis—Performance-Based Restricted Stock Vesting.”

3	The value of a share of restricted stock upon vesting is the fair market value of one of our Common Shares on the vesting date. If vesting occurs on a day on which the New York Stock Exchange is closed, the value realized on vesting is based on the closing price on the open market day prior to the vesting date.

EXECUTIVE COMPENSATION  ●  NONQUALIFIED DEFERRED COMPENSATION

Nonqualified Deferred Compensation

The following table sets forth information about nonqualified deferred compensation of our NEOs.

	Executive Contributions in Last FY	Registrant Contributions in Last FY1	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE[2]
Evan G. Greenberg	$727,500	$894,000	$266,892	—	$14,545,354
Philip V. Bancroft	$169,500	$224,400	$181,388	—	$5,100,552
John W. Keogh	$277,700	$354,240	$9,740	—	$3,827,134
John J. Lupica	$210,000	$273,000	$475,010	—	$5,891,020
Sean Ringsted	$76,500	$153,000	$16,570	—	$2,895,755

1	The amounts shown in this column are also included in the Summary Compensation Table for 2014 in the All Other Compensation column.
2	Of the totals shown in this column, the following amounts are also included in the Summary Compensation Table for 2014, 2013 and 2012: Evan G. Greenberg ($2,271,000), Philip V. Bancroft ($586,200), John W. Keogh ($890,132) and John J. Lupica ($676,047). For Sean Ringsted, $296,250 was included for 2014 and 2013.

ACE Limited and ACE INA Holdings Inc. sponsor a total of five nonqualified deferred compensation plans in which the NEOs participate. Four of these plans—The ACE Limited Supplemental Retirement Plan, The ACE Limited Elective Deferred Compensation Plan, The ACE USA Supplemental Employee Retirement Savings Plan, and The ACE USA Officers Deferred Compensation Plan—are unfunded nonqualified plans designed to benefit employees who are highly compensated or part of a select group of management. ACE Limited and ACE INA Holdings Inc. set aside assets in rabbi trusts to fund the obligations under these four plans. The funding (inclusive of investment returns) of the rabbi trusts attempts to mirror the participants’ hypothetical investment choices made under each plan.

The fifth nonqualified deferred compensation plan in which an NEO participates is The ACE Bermuda Employee Retirement Plan, which is, from a U.S. tax perspective, a non-qualified retirement plan. The ACE Bermuda Employee Retirement Plan is a broad-based plan in which all ACE Bermuda-based employees who are non-U.S. citizens participate. The plan provides for a matching employer contribution of up to 6 percent of compensation, as well as a noncontributory 6 percent employer contribution. Bermudians participate in the plan over and above their participation in Bermuda’s National Pension Scheme Plan. All assets are held in trust for the employee. Subject to certain exceptions, benefits may be paid upon termination of employment once the participant has attained age 55. Benefits may be paid in a single sum or in the form of periodic distributions over the life expectancy of the participant.

Participants in the ACE Limited Supplemental Plan contributed (until 2009) and ACE USA Supplemental Plan contribute to such plans only after their contributions to tax-qualified plans are capped under one or more Internal Revenue Code provisions. Participants in the ACE Limited Elective Deferred Compensation Plan were allowed to defer (until 2009) and ACE USA Deferred Compensation Plans may defer additional amounts of salary or bonuses with deferred amounts credited to these plans. Up to 50 percent of salary and up to 100 percent of cash bonuses are eligible for deferral under the ACE USA Officers Deferred Compensation Plan, while the ACE Limited Elective Deferred Compensation Plan permitted deferral of up to 100 percent of salary, minus payroll taxes and other payroll obligations, and up to 100 percent of cash bonuses. NEOs are not treated differently from other participants under these plans. Effective January 1, 2009, participation under the ACE Limited nonqualified plans ceased on compensation paid for 2009 performance, due to the impact of Code section 457A. Starting in 2009, certain Bermuda-based employees, among them NEOs, participate under the ACE INA Holdings Inc. nonqualified plans.

EXECUTIVE COMPENSATION  ●  NONQUALIFIED DEFERRED COMPENSATION

Finally, in 2011, the ACE Limited nonqualified plans were amended to provide that distributions will be paid no later than 2017 to comply with limitations imposed by Internal Revenue Code Section 457A and related legislation.

For more information on our nonqualified deferred compensation plans, see the section of this Appendix E titled “Potential Payments upon Termination or Change in Control—Non-Qualified Retirement Plans and Deferred Compensation Plans.”

EXECUTIVE COMPENSATION  ●  POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Potential Payments upon Termination or Change in Control

The table below contains estimates of potential payments to each of our NEOs upon termination of employment or a change in control under current employment arrangements and other compensation programs, assuming the termination or change of control event occurred on December 31, 2014. The table reflects payments due in 2014 under the Severance Plan, which was terminated with respect to our Executive Management because our shareholders approved certain amendments to the Articles of Association regarding compensation of the Board of Directors and Executive Management at the 2015 annual general meeting. The Articles of Association now permit, and we have entered into, non-compete agreements with our Executive Management. Following the table we have provided a brief description of such employment arrangements and other compensation programs, including the Severance Plan and non-compete agreements.

Name	Cash Severance	Medical Continuation[1]	Retirement Plan Continuation[2]	Value of Accelerated & Continued Equity and Performance Awards[3]
Evan G. Greenberg
Separation without cause	$14,366,667	$37,385	—	$23,140,941
Change in control	$21,478,167	$56,077	—	$31,105,131
Separation for cause	—	—	—	—
Retirement	—	—	—	—
Death or disability	—	—	—	$31,105,131

Philip V. Bancroft
Separation without cause	$1,843,333	$33,619	—	$2,541,006
Change in control	$3,686,667	$67,237	—	$5,694,690
Separation for cause	—	—	—	—
Retirement	—	—	—	—
Death or disability	—	—	—	$5,694,690

John W. Keogh
Separation without cause	$2,912,333	$11,712	—	$5,713,321
Change in control	$5,824,667	$23,424	—	$11,136,588
Separation for cause	—	—	—	—
Retirement	—	—	—	—
Death or disability	—	—	—	$11,136,588

John J. Lupica
Separation without cause	$2,263,333	$15,374	—	$3,480,066
Change in control	$4,526,667	$30,747	—	$7,091,099
Separation for cause	—	—	—	—
Retirement	—	—	—	—
Death or disability	—	—	—	$7,091,099

Sean Ringsted
Separation without cause	—	—	—	—
Change in control	—	—	—	$3,940,371
Separation for cause	—	—	—	—
Retirement	—	—	—	—
Death or disability	—	—	—	$3,940,371

1	The value of medical continuation benefits is based on the medical insurance premium rates payable by the Company and applicable to the NEOs as of year-end 2014.
2	The value of retirement plan continuation benefits is based on employer matching contributions (assuming maximum employee contributions) and employer non-discretionary contributions, in each case, in accordance with the relevant plans as in effect at year-end 2014.
3	Based on the closing market price of our Common Shares on December 31, 2014 of $114.88 per share.

EXECUTIVE COMPENSATION  ●  POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The table above does not duplicate aggregate balance amounts disclosed in the section of this Appendix E titled “Executive Compensation—Nonqualified Deferred Compensation,” including amounts that may become payable on an accelerated timeline due to termination of employment or a change in control as described below under “—Non-Qualified Retirement Plans and Deferred Compensation Plans.”

Severance Plan

The Severance Plan described here was terminated with respect to Executive Management because our shareholders approved certain amendments to the Articles of Association regarding compensation of the Board of Directors and Executive Management at the 2015 annual general meeting. The Severance Plan remains in effect with respect to other non-Executive Management participants.

Messrs. Greenberg, Bancroft, Keogh and Lupica were the only participants among NEOs in the Severance Plan at the time of its termination with respect to Executive Management. Under the Severance Plan, if we terminate a participant’s employment without cause, the participant will receive a lump sum cash payment equal to 100 percent (and 200 percent, in the case of the CEO when he was a participant) of such officer’s current annual base salary and average of the bonuses paid for the prior three years, plus pro rata annual bonus with respect to the year of separation. In addition, if we terminate employment without cause, the Severance Plan provides for:

•	continued vesting of equity-based compensation for one year (and two years, in the case of the CEO when he was a participant);

•	continued exercisability of stock options for the earlier of three years or the option’s scheduled expiration date; and

•	continuation of health coverage for 12 months (and 24 months for the CEO when he was a participant).

All equity-based compensation granted before August 2014 will immediately vest in the event of a change in control for all participants in the Severance Plan (except Mr. Greenberg and Mr. Bancroft when they were participants). Equity-based compensation granted to Mr. Greenberg after May 2011 and before August 2014, and to Mr. Bancroft after February 2013 and before August 2014, and held by him would have instead vested on his termination, before the regularly scheduled vesting dates, in any of the following circumstances: if we had terminated his employment without cause, if he had terminated his employment for good reason during the six-month period immediately before a change in control or during the two-year period immediately following a change in control, or if he had terminated employment for any reason in the seventh month after the change in control. Equity-based compensation granted after August 2014, for all participants in the Severance Plan, will vest only if we terminate the participant’s employment without cause or if the participant resigns for good reason during the six-month period immediately before a change in control or during the two-year period immediately following a change in control (which we have elsewhere in this Appendix E referred to as double-trigger vesting).

In addition, upon the events creating double-trigger vesting, the Severance Plan provides for:

•	a lump sum cash payment equal to 200 percent (and 299 percent, in the case of the CEO when he was a participant) of the sum of the current annual base salary and average of the bonuses paid to the participant for the prior three years, plus pro rata annual bonus with respect to the year of separation;

•	continued exercisability of stock options for the earlier of three years or the option’s scheduled expiration date; and

•	continuation of health coverage for 24 months (and 36 months for the CEO when he was a participant).

All participants in the Severance Plan are required to sign a waiver and release to receive benefits and must agree to a 12-month non-competition period

EXECUTIVE COMPENSATION  ●  POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

as well as an agreement not to solicit clients, customers or employees for specified periods ranging between 12 and 24 months.

A “change in control” under the Severance Plan occurs when:

•	any person becomes a beneficial owner of 50 percent or more of the voting stock of the Company;

•	the majority of the Board consists of persons other than directors in office on the effective date of the Severance Plan, who we refer to as the Incumbent Directors. However, any person becoming a director after the effective date of the Severance Plan will also be considered to be an Incumbent Director if their election or nomination for election was supported by three-quarters of the established Incumbent Directors;

•	the Company adopts any plan of liquidation providing for distribution of all or substantially all of its assets;

•	all or substantially all of the assets or business of the Company is disposed of due to a merger, consolidation or other transaction, unless the shareholders of the Company, immediately prior to such merger, consolidation or other transaction, beneficially own, directly or indirectly, (in substantially the same proportion as they owned the voting stock of the Company), all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company; or

•	the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50 percent or less of the voting stock of the combined company.

A termination by the participant for “good reason” is generally deemed to occur if within 60 days prior to the separation date and without the participant’s consent, there is:

•	a material adverse diminution of the participant’s titles, authority, duties or responsibilities;

•	a reduction in the participant’s base salary or annual bonus opportunity; or

•	a failure by the Company to obtain the assumption in writing of its obligations under the Severance Plan by the Company’s successor in a change in control transaction.

Under certain circumstances, the Company is required to reimburse a plan participant for reasonable costs and expenses incurred by the participant in connection with a disputed claim.

If a participant becomes subject to a “golden parachute” excise tax, the Severance Plan provides for the reduction of the aggregate “parachute payment” if such reduction would result in the participant retaining an amount on an after-tax basis that is equal to or greater than the amount that the participant would have received if such excise tax did not apply.

The Severance Plan has been amended to comply with the requirements of Section 409A of the Internal Revenue Code.

Non-Competition Agreements

The amendments to our Articles of Association that were approved at the 2015 annual general meeting include a new article specifying a maximum 12-month duration and notice period for compensation-related agreements with Executive Management. In addition, the new article permits the Company to enter into post-employment non-competition agreements with members of Executive Management for a term of up to two years after termination of employment. Following the 2015 annual general meeting, we entered into non-compete agreements with our Executive Management.

EXECUTIVE COMPENSATION  ●  POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

These non-compete agreements prohibit our Executive Management from engaging in, or soliciting clients, customers and employees of the Company in connection with, any business competitive with the Company for a period of 24 months following termination of employment. The non-compete agreements’ restrictions take effect if the Company terminates a member of Executive Management’s employment. In addition, if the termination is for reasons other than disability, gross negligence or willful misconduct, in exchange for complying with the agreement’s restrictions, the executive will receive a payment equal to the sum of (i) two times annual base salary, (ii) two times the average of the bonuses paid to the executive for the prior three years, (iii) a pro rata annual bonus for the year of termination, and (iv) an amount equal to 24 months of the Company’s portion of the health and dental premium payments, and the executive will receive 24 months of continued vesting of certain equity awards granted before the date of the non-compete agreement. The executives forfeit their rights to the payment and continued vesting, and they must repay amounts already paid in cash or

the value of shares received through equity awards, if applicable, if they violate any provision of the non-compete agreement. The non-compete agreements also require the executive to sign a waiver and release to receive payment and continued vesting.

Non-Qualified Retirement Plans and Deferred Compensation Plans

All the NEOs participate in one or more non-qualified defined contribution retirement plans or deferred compensation plans through an ACE employer. Under the ACE Limited Elective Deferred Compensation Plan, as amended to comply with Internal Revenue Code Section 409A, a change in control is a distributable event. A change in control under the current provisions of the other plans discussed below will not result in a distributable event in and of itself. Further, whether an NEO’s termination is with or without cause does not impact entitlement to benefits under the ACE Limited Elective Deferred Compensation Plan or the other plans. Below is an overview of each plan.

The ACE Limited Supplemental Retirement Plan

This is a non-qualified retirement plan for higher-paid employees who are United States citizens or permanent residents.

Effective January 1, 2009, contributions ceased for services performed in 2009 or later.

In 2011, the plan was amended so distributions will be paid no later than 2017 to comply with limitations imposed by Internal Revenue Code Section 457A and related legislation.

•    Contributions to this plan are made where Internal Revenue Code provisions limit the amount of contributions that employees may make or ACE makes on their behalf to the qualified ACE Limited Employee Retirement Plan.

•    Contributions credited to this supplemental plan mirror the employee contributions, employer matching contributions, and a non-contributory six percent employer contribution that would have been made under the ACE Limited Employee Retirement Plan had the Internal Revenue Code provisions not limited the contributions

•    Vesting: Upon completion of one year of service.

•    Distributions: Following the year the participant has terminated employment and participants attained age 55. However, for participants employed by an ACE company on or after 2007, distributions will be made in the year following termination of employment, regardless of the participant’s age

EXECUTIVE COMPENSATION  ●  POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The ACE USA Supplemental Employee Retirement Savings Plan

This is a non-qualified retirement plan for a select group of employees who are generally higher paid.

Beginning in 2009, Bermuda-based employees who are also employed by a United States employer participate in the Plan.

•    Contributions to this plan are made where Internal Revenue Code provisions limit the contributions of these employees under one or both U.S. qualified plans: the ACE USA Employee Retirement 401(k) Plan (formerly known as the ACE USA Employee Retirement Savings Plan) and the ACE USA Basic Employee Retirement Savings Plan.

•    Contributions credited to this supplemental plan mirror the employee contributions and employer matching contributions that would have been made under the ACE USA Employee Retirement 401(k) Plan and the non-discretionary six percent (for NEOs) employer contribution that would have been made under the ACE USA Basic Employee Retirement Savings Plan but for the limits imposed by the Internal Revenue Code.

•    Vesting: Upon completion of two years of service, a participant vests in the employer contributions under this supplemental plan.

•    Distributions: After termination of employment, regardless of age or reason for termination. Distributions are generally made in January of the year following the participant’s termination of employment, subject to restrictions imposed by Internal Revenue Code Section 409A.

•    ACE makes employer contributions once each year for participants employed on December 31.

The ACE USA Officers Deferred Compensation Plan

This is a non-qualified deferred compensation plan for a select group of employees who are generally higher paid that permits them to defer the receipt of a portion of their compensation.

•    The plan also credits employer contributions that would have been made or credited to the ACE USA Employee Retirement 401(k) Plan, the ACE USA Basic Employee Retirement Savings Plan, or the ACE USA Supplemental Employee Retirement Plan if the employee had received the compensation rather than electing to defer it, subject to the same vesting period as those plans.

•    Participants generally elect the time and form of payment at the same time that they elect to defer compensation. Participants may elect:

•    to receive distributions at a specified date or at termination of employment;

•    to receive distributions in the form of a lump sum or periodic payments;

•    a different distribution date and form of payment each time they elect to defer compensation. The new date and payment form will apply to the compensation that is the subject of the new deferral election.

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EXECUTIVE COMPENSATION  ●  POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

•    For plan amounts subject to Internal Revenue Code Section 409A, the plan imposes additional requirements on the time and form of payments.

•    ACE makes employer contributions once each year for participants employed on December 31.

The ACE Limited Elective Deferred Compensation Plan

This is a deferred compensation plan for employees who are United States citizens or permanent residents that permits them to defer the receipt of a portion of their compensation.

Effective January 1, 2009, contributions ceased for services performed in 2009 or later.

•    The plan also credits contributions that would have been made to the ACE Limited Employee Retirement Plan, the ACE Limited Supplemental Retirement Plan or the ACE Limited Bermudian National Pension Plan if the employee had received the compensation rather than electing to defer it, subject to the same vesting period as those plans.

•    Distribution: Participants generally receive distribution of their plan account balance in a lump sum upon termination of employment.

•    Participants may instead elect to receive distributions at a specified date while still employed or at termination of employment, and they may elect whether they want to receive a lump sum or periodic payments.

In 2011, the plan was amended so distributions will be paid no later than 2017 to comply with limitations imposed by Internal Revenue Code Section 457A and related legislation.

•    Participants make the election regarding form and time of payment at the same time that they elect to defer compensation.

•    Participants may elect a different distribution date and payment form each time they elect to defer compensation, and the new date and payment form will apply to the compensation that is the subject of the new deferral election.

Death, Disability or Change in Control Payments under the ACE Limited Elective Deferred Compensation Plan

Distribution upon death or disability: a lump sum payment upon the participant’s death or disability, as defined under the plan, overriding any other election made under the plan.

Distribution upon change in control: For plan amounts subject to Internal Revenue Code Section 409A, the plan requires distributions to be made upon a change in control regardless of the participants’ distribution elections or whether the participant’s employment has terminated. Under the plan, a change in control occurs when a majority of the members of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our Board of Directors prior to the date of the appointment or election.

In addition, a change in control occurs when any of the following events occurs with respect to an ACE company which employs the

EXECUTIVE COMPENSATION  ●  POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

participant, is obligated to make plan payments to the participant, or is either the majority shareholder or is in a chain of corporations comprising the majority shareholder of the ACE company:

•    any one person (or more than one person acting as a group) acquires stock ownership of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation;

The ACE Limited Elective Deferred Compensation Plan (continued)

•    any one person (or more than one person acting as a group) acquires, or has acquired, stock ownership of the corporation representing 35 percent or more of the total voting power of the stock of such corporation during the 12-month period ending on the date of the most recent acquisition by such person or persons; or

•    any one person (or more than one person acting as a group) acquires, or has acquired, assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions during the 12-month period ending on the date of the most recent acquisition by such person or persons. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Long-Term Incentive Plans

All the NEOs participate in one or more long-term incentive plans. Awards under the equity plans are generally subject to vesting, as set by the Compensation Committee as a part of each award. In general, the awards vest and are exercisable, where applicable, without regard to whether the NEO’s termination is considered with or without cause.

Generally, all options and awards vest upon termination of employment due to death or disability. An NEO is disabled for purposes of accelerating vesting when the NEO, under the relevant employer-sponsored long-term disability plan, is determined to be disabled. If the NEO is not eligible to participate in an employer-sponsored disability plan, then the Compensation Committee makes this determination by applying standards similar to those applied under a disability plan. In making these determinations, the definition of disability is modified, where necessary, to comply with Internal Revenue Code Section 409A.

All equity-based compensation (options, restricted stock and restricted stock units) of our NEOs granted before August 2014 will immediately vest in the event of a change in control (as defined above), except for Mr. Greenberg and Mr. Bancroft.

Equity-based compensation granted to Mr. Greenberg after May 2011 and before August 2014, and to Mr. Bancroft after February 2013 and before August 2014, and held by him will instead vest on his termination, before the regularly scheduled vesting dates, in any of the following circumstances:

•	if we terminated his employment without cause,

•	if he terminated his employment for good reason during the six-month period immediately before a change in control or

EXECUTIVE COMPENSATION  ●  POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

during the two-year period immediately following a change in control, or

•	if he terminated employment for any reason in the seventh month after the change in control.

Equity-based compensation granted after August 2014, for all our NEOs including Mr. Greenberg and Mr. Bancroft, will vest only if we terminate the participant’s employment without cause or if the participant resigns for good reason during the six-month period immediately before a change in control or during the two-year period immediately following a change in control (double-trigger vesting).

Generally, incentive stock options must be exercised within three months of the date of termination of employment. Upon termination of employment due to death or disability, the exercise period is extended to one year following the termination of employment. Upon retirement, the exercise period for the retiree is extended so that the termination is deemed to have occurred on the ten-year anniversary of the option grant date or, if earlier, the date of the retiree’s death. In addition, for employees who meet certain criteria, unvested awards will continue to vest after retirement. To qualify for continued vesting, employees must be at least age 62 with ten or more years of service, retire in good standing and sign an agreement and release as presented by the Company.

For purposes of these long-term incentive plans, change in control means:

•	a person becomes a “beneficial owner” (as such term is used in Rule 13d-3) of 50 percent or more of the voting stock of ACE;

•	the majority of the Board consists of individuals other than incumbent directors (meaning the members of the Board on the effective date of the change in control); provided that any person becoming a director after that date, whose election or nomination for election was supported by three-quarters of the incumbent directors, will be considered to be an incumbent director;

•	ACE adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

•	all or substantially all of the assets or business of ACE is disposed of due to a merger, consolidation or other transaction unless the shareholders of ACE, immediately prior to such merger, consolidation or other transaction, beneficially own, directly or indirectly (in substantially the same proportion as they owned the voting stock of ACE), all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of ACE; or

•	ACE combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of ACE immediately prior to the combination hold, directly or indirectly, 50 percent or less of the voting stock of the combined company.

For the purpose of this definition of change in control:

An “affiliate” of a person or other entity means a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified.

“Voting stock” means capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

When determining if a change in control has occurred, where necessary, the definition of change in control is modified to comply with Internal Revenue Code Section 409A.

In presenting our results for purposes of our compensation determinations, we included and discussed certain non-GAAP measures. The below non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with U.S. GAAP. Amounts below are shown in millions of U.S. dollars, except for percentages, share and per share data.

Operating income or income excluding adjusted net realized gains (losses), net of tax, is a common performance measurement for insurance companies and non-GAAP financial measure. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) and net realized gains (losses) included in other income (expense) related to partially owned entities because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. Operating income or income excluding net realized gains (losses) should not be viewed as a substitute for net income determined in accordance with U.S. GAAP. The following table presents the reconciliation of Net income to Operating income:

	Full Year 2014	Full Year 2013
Net income, as reported	$2,853	$3,758
Adjusted net realized gains (losses)[1]	(558)	505
Net realized gains (losses) related to unconsolidated entities[2]	191	92
Income tax expense on net realized gains (losses)	100	56
Operating income	$3,320	$3,217

1	Adjusted net realized gains (losses) excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing will impact underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations and therefore realized gains and losses from these derivatives are reclassified to losses and loss expenses. Pre-tax gains (losses) on these derivatives were $51 million and $(1) million for full year 2014 and 2013, respectively.
2	Realized gains (losses) on partially-owned entities, which are investments where we hold more than an insignificant percentage of the investee’s shares. The net income or loss is included in other income (expense).

Operating return on equity is calculated using income excluding net realized gains (losses), is an annualized non-GAAP financial measure and is calculated as operating income divided by average shareholders’ equity, as adjusted, for the period. To annualize a quarterly rate, multiply by four. Operating return on equity is a useful

REGULATION G—NON-GAAP FINANCIAL MEASURES

measure as it enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments. Adjusted shareholders’ equity is shareholders’ equity excluding unrealized gains (losses) on investments, net of tax. We believe this measure is useful as it removes the effect of changing prices on invested assets which is heavily influenced by market conditions. The following table presents the reconciliation of return on equity to operating return on equity:

	Full Year 2014	Full Year 2013
Net income	$2,853	$3,758
Operating income	$3,320	$3,217
Equity—beginning of period, as reported	$28,825	$27,531
Less: unrealized gains (losses) on investments, net of deferred tax	1,174	2,633
Equity—beginning of period, as adjusted	$27,651	$24,898
Equity—end of period, as reported	$29,587	$28,825
Less: unrealized gains (losses) on investments, net of deferred tax	1,851	1,174
Equity—end of period, as adjusted	$27,736	$27,651
Average equity, as reported	$29,206	$28,178
Average equity, as adjusted	$27,694	$26,275
Operating ROE	12.0%	12.2%
ROE	9.8%	13.3%

P&C combined ratio includes the impact of realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing will impact underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations. The following table presents the reconciliation of U.S. GAAP combined ratio to P&C combined ratio.

	Full Year 2014	Full Year 2013
U.S. GAAP combined ratio	88.1%	88.0%
Impact of gains and losses on crop derivatives	-0.4%	0.0%
P&C combined ratio	87.7%	88.0%

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful. Tangible book value per common share excluding 2014 acquisitions is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding. The numerator adds back $600 million of goodwill and other intangible assets related to the 2014 acquisitions of the large corporate account P&C business of Itaú Seguros, S.A. and The Siam Commercial Samaggi Insurance PCL in order to adjust for the distortive effect of acquisitions.

Book value per share and tangible book value per share excluding foreign currency exclude the impact of foreign currency fluctuations during the year in order to adjust for the distortive effects of fluctuations in exchange rates.

REGULATION G—NON-GAAP FINANCIAL MEASURES

The following table provides a reconciliation of tangible book value per share:

	December 31, 2014	December 31, 2013
Shareholders’ equity	$29,587	$28,825
Less: goodwill and other intangible assets	5,724	5,404
Numerator for tangible book value per share	$23,863	$23,421
Shares outstanding	328,659,686	339,793,935
Book value per common share	$90.02	$84.83
Tangible book value per common share	$72.61	$68.93

Underwriting income is calculated by subtracting losses and loss expenses (including realized gains and losses on crop derivatives), policy benefits, policy acquisition costs, and administrative expenses from net premiums earned. We use underwriting income to monitor the results of our operations without the impact of certain factors, including investment income, other income and expenses, interest and income tax expense, and net realized gains (losses). P&C underwriting income excludes the Life segment’s underwriting income. Refer to note 15 (Segment Information) to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014 for a reconciliation of underwriting income to net income.

Global P&C net premiums written comprise consolidated net premiums written and exclude net premiums written of the Company’s Life and Insurance—North American Agriculture segments. We believe this measure is useful and meaningful to investors as it is used by management to assess the Company’s global P&C operations which are the most economically similar. We exclude the Insurance—North American Agriculture and Life segments because the results of these businesses do not always correlate with the results of our global P&C operations.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

It is generally permissible under Swiss law to agree in a fiduciary agreement to hold a board member harmless for any liabilities that he is confronted with during his term of office, save for gross negligence, willful intent, contradictory action with regard to legitimate instructions, or in respect of the violation of certain corporate law duties. Swiss law permits the company or each board member or officer individually to purchase and maintain insurance for directors and officers. The coverage of such insurance depends on the individual insurance policy.

The ACE board members as well as the officers of ACE are jointly and severally liable to ACE, the shareholders and the creditors for damage caused by violation of their duties.

A resolution passed at shareholders’ meeting discharging the members of the ACE board and management for statutory liability covers only matters that have been disclosed to the shareholders’ meeting and is binding only upon ACE and upon shareholders that have approved the resolution. The right of the remaining shareholders to claim damages on behalf of the company expires six months after such resolution has been passed.

ACE’s Articles of Association and Organizational Regulations provide that ACE will indemnify and hold harmless, to the fullest extent permitted by law, each of the members of the ACE board and officers out of ACE’s assets from and against all actions, costs, charges, losses, damages and expenses which they or any of them may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty on behalf of ACE; provided that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree not subject to appeal, to have committed fraud or dishonesty. Without limiting the foregoing, ACE shall advance court costs and attorneys’ fees to the members of the ACE board and officers, except in cases where ACE itself is the plaintiff. ACE may however recover such advanced cost if a court holds that the member of the ACE board or the officer in question has breached relevant duties.

ACE has also entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements are in furtherance of ACE’s Articles of Association, which require ACE to indemnify its directors and officers to the fullest extent permitted by law. The indemnification agreements provide for indemnification arising out of specified indemnifiable events and provide for advancement of expenses. The indemnification agreements set forth procedures relating to indemnification claims.

Swiss law permits a company and each board member or officer individually to purchase and maintain insurance for directors and officers. ACE maintains directors’ and officers’ insurance for its directors and officers.

Directors and officers of ACE are also provided with indemnification against certain liabilities pursuant to a directors’ and officers’ liability insurance policy. Coverage is afforded for any loss that the insured persons become legally obligated to pay by reason of any claim or claims first made against the insured persons or any of them during the policy period from any wrongful acts that are actually or allegedly caused, committed or attempted by the insured persons prior to the end of the policy period. Wrongful acts are defined as any actual or alleged error, misstatement, misleading statement or act, omission, neglect or breach of duty by the insured persons while acting in their individual or collective capacities as directors or officers of ACE, or any other matter claimed against them by reason of their being directors or officers of ACE. Certain of ACE’s directors may also be provided by their employer with indemnification against certain liabilities incurred as directors of ACE.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of June 30, 2015, by and among ACE Limited, William Investment Holdings Corporation and The Chubb Corporation (included as Appendix A to the joint proxy statement/prospectus contained in this Registration Statement).(1)

3.1	Articles of Association of ACE Limited (incorporated by reference to Exhibit 3.1 to ACE Limited’s Current Report on Form 8-K, dated May 21, 2015).

3.2	Text of Proposed Amendments to the Articles of Association of ACE Limited (included as Appendix B to the joint proxy statement/prospectus contained in this Registration Statement).

3.3	Organizational Regulations of ACE Limited (incorporated by reference to Exhibit 3.2 to ACE Limited’s Current Report on Form 8-K, dated May 21, 2015).

4.1	Specimen certificate representing ACE common shares (incorporated by reference to Exhibit 4.3 to ACE Limited’s Current Report on Form 8-K, dated July 18, 2008).

5.1	Opinion of Baer & Karrer AG as to the validity of the securities being registered.(2)

23.1	Consent of Ernst & Young LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Baer & Karrer AG (included in Exhibit 5.1 hereto).

24.1	Powers of Attorney.(2)

99.1	Consent of Guggenheim Securities, LLC.

99.2	Consent of Morgan Stanley & Co. LLC.

99.3	Consent of Sheila P. Burke to be named as a director of ACE Limited.

99.4	Consent of James I. Cash, Jr. to be named as a director of ACE Limited.

99.5	Consent of Lawrence W. Kellner to be named as a director of ACE Limited.

99.6	Consent of James M. Zimmerman to be named as a director of ACE Limited.

99.7	Form of Proxy Card to be used by ACE Limited.

99.8	Form of Proxy Card to be used by The Chubb Corporation.

(1)	Pursuant to Item 601(b)(2) of Regulation S-K, ACE agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the SEC upon request.
(2)	Previously filed.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

•	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d)	The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, ACE Limited has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on September 1, 2015.

ACE Limited

By:	/s/ Philip V. Bancroft
	Name:	Philip V. Bancroft
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on the 1st day of September, 2015.

Signature	Title

* Evan G. Greenberg	Chairman, President, Chief Executive Officer, and Director

/s/ Philip V. Bancroft Philip V. Bancroft	Chief Financial Officer Principal Financial Officer

/s/ Paul B. Medini Paul B. Medini	Chief Accounting Officer Principal Accounting Officer

* Michael G. Atieh	Director

* Mary A. Cirillo	Director

* Michael P. Connors	Director

* John A. Edwardson	Director

* Robert M. Hernandez	Director

* Peter Menikoff	Director

* Leo F. Mullin	Director

* Kimberly A. Ross	Director

Signature	Title

* Robert W. Scully	Director

* Eugene B. Shanks, Jr.	Director

* Theodore E. Shasta	Director

* David H. Sidwell	Director

* Olivier Steimer	Director

*By:	/s/ Philip V. Bancroft
Philip V. Bancroft
Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the undersigned as the duly authorized representative of ACE Limited in the United States.

/s/ Philip V. Bancroft
Philip V. Bancroft

September 1, 2015

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of June 30, 2015, by and among ACE Limited, William Investment Holdings Corporation and The Chubb Corporation (included as Appendix A to the joint proxy statement/prospectus contained in this Registration Statement).(1)

3.1	Articles of Association of ACE Limited (incorporated by reference to Exhibit 3.1 to ACE Limited’s Current Report on Form 8-K, dated May 21, 2015).

3.2	Text of Proposed Amendments to the Articles of Association of ACE Limited (included as Appendix B to the joint proxy statement/prospectus contained in this Registration Statement).

3.3	Organizational Regulations of ACE Limited (incorporated by reference to Exhibit 3.2 to ACE Limited’s Current Report on Form 8-K, dated May 21, 2015).

4.1	Specimen certificate representing ACE common shares (incorporated by reference to Exhibit 4.3 to ACE Limited’s Current Report on Form 8-K, dated July 18, 2008).

5.1	Opinion of Baer & Karrer AG as to the validity of the securities being registered.(2)

23.1	Consent of Ernst & Young LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Baer & Karrer AG (included in Exhibit 5.1 hereto).

24.1	Powers of Attorney.(2)

99.1	Consent of Guggenheim Securities, LLC.

99.2	Consent of Morgan Stanley & Co. LLC.

99.3	Consent of Sheila P. Burke to be named as a director of ACE Limited.

99.4	Consent of James I. Cash, Jr. to be named as a director of ACE Limited.

99.5	Consent of Lawrence W. Kellner to be named as a director of ACE Limited.

99.6	Consent of James M. Zimmerman to be named as a director of ACE Limited.

99.7	Form of Proxy Card to be used by ACE Limited.

99.8	Form of Proxy Card to be used by The Chubb Corporation.

(1)	Pursuant to Item 601(b)(2) of Regulation S-K, ACE agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the SEC upon request.
(2)	Previously filed.